      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                       HARBORSIDE HEALTHCARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    8051                    04-3307188
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                               ---------------
                              470 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02210
                                (617) 556-1515
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              STEPHEN L. GUILLARD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       HARBORSIDE HEALTHCARE CORPORATION
                              470 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02210
                                (617) 556-1515
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------
                                  COPIES TO:

         JAMES M. DUBIN, ESQ.                 E. MICHAEL GREANEY, ESQ.
    PAUL, WEISS, RIFKIND, WHARTON &          GIBSON, DUNN & CRUTCHER LLP
               GARRISON                            200 PARK AVENUE
      1285 AVENUE OF THE AMERICAS           NEW YORK, NEW YORK 10166-0193
       NEW YORK, NEW YORK 10019                    (212) 351-4000
            (212) 373-3000

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE

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                                           PROPOSED MAXIMUM   PROPOSED MAXIMUM   AMOUNT OF
TITLE OF SECURITIES TO BE   AMOUNT TO BE  OFFERING PRICE PER AGGREGATE OFFERING REGISTRATION
      REGISTERED(1)        REGISTERED(1)        SHARE              PRICE            FEE
--------------------------------------------------------------------------------------------
Class A Com-
 mon Stock,
 $.01 par
 value per
 share......               726,251 shares       $25.00          $18,156,275        $5,357

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(1) This Registration Statement relates to common stock of the registrant to be retained by holders of the registrant's common stock in the proposed merger of HH Acquisition Corp. with and into the registrant, with the registrant continuing as the surviving corporation in the merger, which common stock will be denominated as Class A Common Stock of the registrant following the merger.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                       HARBORSIDE HEALTHCARE CORPORATION
                              470 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02210

                                                                   [Date], 1998

Dear Stockholder:

  You are cordially invited to a Special Meeting (the "Special Meeting") of the stockholders of Harborside Healthcare Corporation ("Harborside" or the "Company"), which will be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, New York 10166 on [date], 1998, at 8:00 a.m. local time.

  At the Special Meeting, the stockholders of Harborside will be asked to consider and vote on, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 15, 1998 (the "Merger Agreement"), between Harborside and HH Acquisition Corp. ("MergerCo"), a Delaware corporation organized on behalf of Investcorp S.A., certain of its affiliates and other international investors. The Merger Agreement provides, among other things, for the merger of MergerCo with and into Harborside (the "Merger") pursuant to which each share of Harborside's Common Stock, $.01 par value per share ("Harborside Common Stock"), will be converted, at the election of the holder thereof, into either (a) the right to receive $25.00 in cash or (b) the right to retain one share of Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock and will have those rights, powers, privileges and restrictions described in the accompanying Proxy Statement/Prospectus (which will differ in certain material respects from those of the Harborside Common Stock currently outstanding), except that (i) as described in greater detail in the next paragraph, all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock, (ii) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders (as defined in the accompanying Proxy Statement/Prospectus) will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock (the "Management Rollover Shares") which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (iii) each other share of Harborside Common Stock held by the Senior Management Stockholders, constituting an aggregate of 106,410 shares of Harborside Common Stock, and each share of Harborside Common Stock held by certain other specified officers of the Company, constituting an aggregate of 3,580 shares of Harborside Common Stock, will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash, (iv) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired, and (v) shares of Harborside Common Stock with respect to which appraisal rights have been perfected will be treated as described in the accompanying Proxy Statement/Prospectus.

  Pursuant to the terms of the Merger Agreement, the number of shares of Harborside Common Stock (other than Management Rollover Shares) to be retained by existing Harborside stockholders is a calculated number (the "Non-Cash Election Number"), which will not be less than 361,500 nor more than 500,600, and will represent 6% of the total number of shares of all classes of the Company's common stock to be issued and outstanding immediately after giving effect to the Merger. Because The Berkshire Companies Limited Partnership, a Massachusetts limited partnership affiliated with the Company, and certain of its affiliates (collectively, the "Berkshire Stockholders") have committed to elect to retain a number of shares of Harborside Common Stock equal to the Non-Cash Election Number, all other stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholders, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. The shares of Harborside Common Stock to be retained by existing Harborside stockholders (including the Management Rollover Shares) will represent approximately 9% of the outstanding common stock and approximately 9% of the voting power of the Company following the Merger. Investcorp S.A., certain of its affiliates and other international investors will own the remaining approximately 91% of the outstanding common stock having approximately 91% of the voting power of the Company following the Merger.

  If the Merger is approved, the Company intends to seek to have the Harborside Common Stock delisted from the New York Stock Exchange.

  Detailed information concerning the Merger is set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the Proxy Statement/Prospectus.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Harborside Common Stock held by stockholders of record on [date], 1998 (the "Record Date"). The Berkshire Stockholders and Messrs. Stephen L. Guillard (President and Chief Executive Officer of the Company) and Damian Dell'Anno (Executive Vice President and Chief Operating Officer of the Company) (collectively, the "Subject Stockholders") owned of record and are entitled to vote an aggregate of 4,331,558 shares of Harborside Common Stock on the Record Date, constituting approximately 54% of the outstanding shares of Harborside Common Stock entitled to vote at the Special Meeting. Pursuant to a stockholder agreement, dated as of April 15, 1998, among MergerCo and the Subject Stockholders (the "Stockholder Agreement"), the Subject Stockholders have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. Thus, the requisite vote of the holders of shares of Harborside Common Stock to approve and adopt the Merger Agreement and the Merger is assured.

  Holders of Harborside Common Stock will be entitled to dissenters' rights under Delaware law in connection with the Merger as described in the accompanying Proxy Statement/Prospectus.

  At a meeting held on April 15, 1998, Harborside's Board of Directors, and the independent members of Harborside's Board of Directors, each unanimously determined, among other things, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the stockholders of Harborside. In reaching its determination, Harborside's Board of Directors considered, among other things, the opinion of Schroder & Co. Inc. ("Schroders") as to the fairness, from a financial point of view, of the $25.00 per share cash consideration to be received by the holders of Harborside Common Stock in the Merger. Schroders' opinion is included as Annex III to the accompanying Proxy Statement/Prospectus.

  The Board of Directors, and the independent members of the Board of Directors, each unanimously recommends that the holders of Harborside Common Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

  IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

  STOCKHOLDERS WHO ELECT TO RECEIVE CASH FOR ALL OF THEIR SHARES OF HARBORSIDE COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ELECTING TO RETAIN HARBORSIDE COMMON STOCK SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED HARBORSIDE COMMON STOCK CERTIFICATES AS INSTRUCTED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                       Yours very truly,

                                       /s/ STEPHEN L. GUILLARD

                                       Stephen L. Guillard
                                       President and Chief Executive Officer

                       HARBORSIDE HEALTHCARE CORPORATION
                              470 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02210
                                (617) 556-1515

                               ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON [DATE]

                               ---------------

To the Stockholders of
HARBORSIDE HEALTHCARE CORPORATION

  NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Harborside Healthcare Corporation, a Delaware corporation ("Harborside"), will be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, New York 10166, on [date], at 8:00 a.m., local time, for the following purpose, which is more fully described in the accompanying Proxy Statement/Prospectus:

  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 15, 1998 (the "Merger Agreement"), between Harborside and HH Acquisition Corp. ("MergerCo"), a Delaware corporation organized on behalf of Investcorp S.A., certain of its affiliates and other international investors. The Merger Agreement provides, among other things, for the merger of MergerCo with and into Harborside (the "Merger") pursuant to which each share of Harborside's Common Stock, $.01 par value per share ("Harborside Common Stock"), will be converted, at the election of the holder thereof, into either (a) the right to receive $25.00 in cash or (b) the right to retain one share of Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock and will have those rights, powers, privileges and restrictions described in the accompanying Proxy Statement/Prospectus (which will differ in certain material respects from those of the Harborside Common Stock currently outstanding), except that (i) as described in greater detail in the next paragraph, all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock,
(ii) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders (as defined in the accompanying Proxy Statement/Prospectus) will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock (the "Management Rollover Shares") which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (iii) each other share of Harborside Common Stock held by the Senior Management Stockholders, constituting an aggregate of 106,410 shares of Harborside Common Stock, and each share of Harborside Common Stock held by certain other specified officers of the Company, constituting an aggregate of 3,580 shares of Harborside Common Stock, will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash, (iv) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired, and (v) shares of Harborside Common Stock with respect to which appraisal rights have been perfected will be treated as described in the accompanying Proxy Statement/Prospectus.

  Pursuant to the terms of the Merger Agreement, the number of shares of Harborside Common Stock (other than Management Rollover Shares) to be retained by existing Harborside stockholders is a calculated number (the "Non-Cash Election Number"), which will not be less than 361,500 nor more than 500,600, and will represent 6% of the total number of shares of all classes of the Company's common stock to be issued and outstanding immediately after giving effect to the Merger. Because The Berkshire Companies Limited Partnership, a Massachusetts limited partnership affiliated with the Company, and certain of its affiliates (collectively, the "Berkshire Stockholders") have committed to elect to retain a number of shares of Harborside Common Stock equal to the Non-Cash Election Number, all other stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholders, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. The shares of Harborside Common Stock to be retained by existing Harborside stockholders (including the Management Rollover Shares) will constitute approximately 9% of the outstanding common stock and approximately 9% of the voting power of the Company following the Merger. Investcorp S.A., certain of its affiliates and other international investors will own the remaining approximately 91% of the outstanding common stock having approximately 91% of the voting power of the Company following the Merger. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement/Prospectus.

  If the Merger is approved, the Company intends to seek to have the Harborside Common Stock delisted from the New York Stock Exchange.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Harborside Common Stock held by stockholders of record on [date], 1998 (the "Record Date"). The Berkshire Stockholders and Messrs. Stephen L. Guillard (President and Chief Executive Officer of the Company) and Damian Dell'Anno (Executive Vice President and Chief Operating Officer of the Company) (collectively, the "Subject Stockholders") owned of record and are entitled to vote an aggregate of 4,331,558 shares of Harborside Common Stock on the Record Date, constituting approximately 54% of the outstanding shares of Harborside Common Stock entitled to vote at the Special Meeting. Pursuant to a stockholder agreement, dated as of April 15, 1998, among MergerCo and the Subject Stockholders (the "Stockholder Agreement"), the Subject Stockholders have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. Thus, the requisite vote of the holders of shares of Harborside Common Stock to approve and adopt the Merger Agreement and the Merger is assured.

  Only holders of record of shares of Harborside Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at Harborside's corporate offices, 470 Atlantic Avenue, Boston, Massachusetts 02210, during the ten days prior to the Special Meeting.

  In connection with the proposed Merger, appraisal rights will be available to those stockholders of Harborside who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex IV to the accompanying Proxy Statement/Prospectus. Reference is made to the section entitled "STOCKHOLDERS' APPRAISAL RIGHTS" in the accompanying Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

  YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF HARBORSIDE COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY (1) ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING, (2) GIVING NOTICE OF REVOCATION OF THE PROXY AT THE SPECIAL MEETING OR (3) DELIVERING TO SCOTT D. SPELFOGEL, SECRETARY OF HARBORSIDE, (A) A WRITTEN NOTICE OF REVOCATION OR (B) A DULY EXECUTED PROXY RELATING TO THE SAME SHARES AND MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, BEARING A DATE LATER THAN THE PROXY PREVIOUSLY EXECUTED.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ SCOTT D. SPELFOGEL

                                       Scott D. Spelfogel
                                       Secretary

[Date]

  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  STOCKHOLDERS ELECTING TO RETAIN HARBORSIDE COMMON STOCK SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED HARBORSIDE STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT/PROSPECTUS. SEE "THE MERGER--NON-CASH ELECTION" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES. OTHERWISE, STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER--CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES."

  IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL MATERIAL, PLEASE CONTACT HARBORSIDE INVESTOR RELATIONS AT (888) 742-7267.

                       HARBORSIDE HEALTHCARE CORPORATION

                               ----------------

                          PROXY STATEMENT/PROSPECTUS

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON [DATE]

  This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Harborside Healthcare Corporation, a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, "Harborside" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting of stockholders of the Company, which will be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, New York 10166 on [date] at 8:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of HH Acquisition Corp. ("MergerCo"), a Delaware corporation organized on behalf of Investcorp S.A. ("Investcorp"), certain of its affiliates and other international investors, with and into the Company pursuant to the Agreement and Plan of Merger, dated as of April 15, 1998 (the "Merger Agreement"), between MergerCo and the Company, and the transactions contemplated thereby.

  Pursuant to the Merger, each share of Harborside's common stock, par value $.01 per share ("Harborside Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted, at the election of the holder thereof, into either (a) the right to receive $25.00 in cash or (b) the right to retain one share (a "Non-Cash Election Share") of Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock and will have those rights, powers, privileges and restrictions described in this Proxy Statement/Prospectus under the caption "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside's Capital Stock Following the Merger" (which will differ in certain material respects from those of the Harborside Common Stock currently outstanding), except that (i) as described in greater detail in the next paragraph, all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock, (ii) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders (as defined in "SUMMARY--The Merger--Interests of Certain Persons in the Merger") will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock (the "Management Rollover Shares") which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (iii) each other share of Harborside Common Stock held by the Senior Management Stockholders, constituting an aggregate of 106,410 shares of Harborside Common Stock, and each share of Harborside Common Stock held by certain other specified officers of the Company, constituting an aggregate of 3,580 shares of Harborside Common Stock, will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash, (iv) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired, and (v) shares of Harborside Common Stock with respect to which appraisal rights have been perfected will be treated as described herein.

  Pursuant to the terms of the Merger Agreement, the number of shares of Harborside Common Stock (other than Management Rollover Shares) to be retained by existing Harborside stockholders is a calculated number (the "Non-Cash Election Number"), which will not be less than 361,500 nor more than 500,600, and will represent 6% of the total number of shares of all classes of the Company's common stock to be issued and outstanding immediately after giving effect to the Merger. See "THE MERGER--Merger Consideration." The determination of the Non-Cash Election Number is dependent on the actual common equity capitalization of MergerCo, which will not be determined until the terms of the Merger-related financings are finalized. See "THE MERGER-- Merger Financings." It is expected that the Non-Cash Election Number will be determined shortly before the Special Meeting. Because The Berkshire Companies Limited Partnership, a Massachusetts limited partnership affiliated with the Company, and certain of its affiliates (collectively, the "Berkshire Stockholders") have committed to elect to retain a number of shares of Harborside Common Stock equal to the Non-Cash

Election Number, all other stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholders, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. The shares of Harborside Common Stock to be retained by existing Harborside stockholders (including the Management Rollover Shares) will constitute approximately 9% of the outstanding common stock and approximately 9% of the voting power of the Company following the Merger. Investcorp, certain of its affiliates and other international investors will own the remaining approximately 91% of the outstanding common stock having approximately 91% of the voting power of the Company following the Merger. See "THE MERGER--Merger Consideration." Holders of Harborside Common Stock will be entitled to dissenters' rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger as described herein.

  A copy of the Merger Agreement is attached as Annex I to this Proxy Statement/Prospectus. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement/Prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

  In addition, the Merger Agreement provides that each option to purchase shares of Harborside Common Stock (each such option, a "Company Stock Option" and, collectively, the "Company Stock Options") issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) will be converted, at the election of the holder thereof and subject to the terms and conditions described in the Merger Agreement, into
(i) the right to retain a fully vested and immediately exercisable option for all or any portion (the "Elected Portion") of the number of shares of Harborside Common Stock subject to such Company Stock Option immediately prior to the Effective Time at an exercise price per share equal to the exercise price of such Company Stock Option immediately prior to the Effective Time and/or (ii) the right to receive an amount in cash equal to (a) the excess, if any, of $25.00 over the per share exercise price of such Company Stock Option, multiplied by (b) the number of shares of Harborside Common Stock which are subject to such Company Stock Option immediately prior to the Effective Time but which are not part of the Elected Portion thereof (if any), reduced by (c) any applicable withholding taxes.

  This Proxy Statement/Prospectus also constitutes a prospectus of the Company with respect to the shares of Harborside Common Stock to be retained by stockholders in the Merger.

  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Harborside Common Stock held by stockholders of record on [date], 1998 (the "Record Date"). The Berkshire Stockholders and Messrs. Stephen L. Guillard (President and Chief Executive Officer of the Company) and Damian Dell'Anno (Executive Vice President and Chief Operating Officer of the Company) (collectively, the "Subject Stockholders") owned of record and are entitled to vote an aggregate of 4,331,558 shares of Harborside Common Stock on the Record Date, constituting approximately 54% of the outstanding shares of Harborside Common Stock entitled to vote at the Special Meeting. Pursuant to a stockholder agreement, dated as of April 15, 1998 among MergerCo and the Subject Stockholders (the "Stockholder Agreement"), the Subject Stockholders have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement. Thus, the requisite vote of the holders of shares of Harborside Common Stock to approve and adopt the Merger Agreement and the Merger is assured. A copy of the Stockholder Agreement is attached as Annex II to this Proxy Statement/Prospectus. The summaries of the portions of the Stockholder Agreement set forth in this Proxy Statement/Prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Stockholder Agreement.

  The Board of Directors, and the independent members of the Board, after careful consideration, each unanimously approved the Merger Agreement and the Merger, and determined that the Merger is in the best interests of Harborside and its stockholders, and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching their determination, the members of the Board considered, among other things, the opinion of Schroder & Co. Inc. ("Schroders") as to the fairness, from a financial point of view, of the $25.00 per share cash consideration to be received by the holders of Harborside Common Stock in the Merger. Schroders' opinion is included as Annex III to this Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Schroders in rendering its opinion.

  Harborside Common Stock is listed for trading on The New York Stock Exchange ("NYSE") under the symbol "HBR." On April 29, 1998, the closing price of Harborside Common Stock as reported on the NYSE was $23.75 per share. On April 15, 1998, the last trading day before the public announcement of the execution of the Merger Agreement, the closing price of Harborside Common Stock as reported on the NYSE was $21.50 per share.

  If the Merger is approved, the Company intends to seek to have the Harborside Common Stock delisted from the NYSE. See "RISK FACTORS--Delisting of Common Stock from NYSE."

  This Proxy Statement/Prospectus, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to stockholders of the Company on or about [date].

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN IMPORTANT RISKS RELATING TO THE RETENTION OF HARBORSIDE COMMON STOCK THAT SHOULD BE CONSIDERED BY HOLDERS OF HARBORSIDE COMMON STOCK.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Proxy Statement/Prospectus is [date].

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY HARBORSIDE OR MERGERCO. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1
FORWARD LOOKING STATEMENTS................................................    2
SUMMARY...................................................................    4
RISK FACTORS..............................................................   15
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA........................   23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   26
PRICES OF HARBORSIDE COMMON STOCK AND DIVIDEND POLICY.....................   32
THE COMPANY...............................................................   33
THE SPECIAL MEETING.......................................................   48
  Matters to Be Considered................................................   48
  Required Votes..........................................................   48
  Voting and Revocation of Proxies........................................   49
  Record Date; Stock Entitled to Vote; Quorum.............................   49
  Stockholders' Appraisal Rights..........................................   49
  Solicitation of Proxies.................................................   50
THE MERGER................................................................   51
  Background of the Merger................................................   51
  Recommendation of the Board of Directors; Reasons for the Merger........   53
  Opinion of Schroders....................................................   54
  Merger Consideration....................................................   58
  Non-Cash Election.......................................................   61
  Non-Cash Election Procedure.............................................   61
  Effective Time of the Merger............................................   62
  Conversion/Retention of Shares; Procedures for Exchange of Certificates.   62
  Fractional Shares.......................................................   63
  Conduct of Business Pending the Merger..................................   63
  Conditions to the Consummation of the Merger............................   63
  Certain Federal Income Tax Consequences.................................   63
  Accounting Treatment....................................................   67
  Treatment of Existing Company Stock Options.............................   67
  Directors Retainer Fee Plan.............................................   67
  Interests of Certain Persons in the Merger..............................   67
  Agreements with Certain Stockholders....................................   70
  Executive Officers and Directors of MergerCo............................   70
  Delisting of Harborside Common Stock from NYSE..........................   71
  Termination of SEC Reporting............................................   71
  Resale of Retained Harborside Common Stock Following the Merger.........   71
  Merger Financings.......................................................   71
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................   73
DESCRIPTION OF HARBORSIDE CAPITAL STOCK...................................   85
  Harborside's Existing Capital Stock.....................................   85
  Harborside's Capital Stock Following The Merger.........................   85
CERTAIN PROVISIONS OF THE MERGER AGREEMENT................................   91
  The Merger..............................................................   91
  Representations and Warranties..........................................   92
  Certain Pre-Closing Covenants...........................................   92

                                                                           PAGE
                                                                           ----
  No Solicitation of Transactions.........................................  94
  Board of Directors and Officers of the Company Following the Merger.....  94
  Treatment of Existing Company Stock Options.............................  94
  Access to Information...................................................  95
  Cooperation and Reasonable Efforts......................................  95
  Delisting from NYSE.....................................................  95
  Public Announcements....................................................  95
  Indemnification and Insurance...........................................  95
  Master Rights Agreement.................................................  95
  Minimum Equity Requirement..............................................  96
  Conditions to the Consummation of the Merger............................  96
  Termination.............................................................  96
  Amendment and Waiver....................................................  97
  Expenses and Certain Required Payments..................................  97
CERTAIN RELATED AGREEMENTS................................................  97
  Stockholder Agreement...................................................  97
  Non-Compete Agreements..................................................  98
MANAGEMENT................................................................  99
  Directors and Executive Officers of the Company.........................  99
EXECUTIVE COMPENSATION.................................................... 101
  Compensation of Directors............................................... 102
  Employment Contracts and Termination of Employment and Change-In-Control
   Arrangements........................................................... 103
  Supplemental Executive Retirement Plan.................................. 104
  1996 Long-Term Stock Incentive Plan..................................... 104
  Certain Relationships and Related Transactions.......................... 104
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............ 106
REGULATORY APPROVALS...................................................... 110
  Federal and State Healthcare Regulatory Authorities..................... 110
  Other Regulatory Approvals.............................................. 112
HH ACQUISITION CORP....................................................... 112
STOCKHOLDERS' APPRAISAL RIGHTS............................................ 114
EXPERTS................................................................... 116
LEGAL OPINIONS............................................................ 117
OTHER INFORMATION......................................................... 117
INDEX TO FINANCIAL STATEMENTS............................................. F-1

 SCHEDULE I Certain Officers
 ANNEX I    Agreement and Plan of Merger
 ANNEX II   Stockholder Agreement
 ANNEX III  Opinion of Schroder & Co. Inc.
 ANNEX IV   Excerpts from the DGCL relating to Dissenters' Rights
 ANNEX V    Form of Certificate of Incorporation

                             AVAILABLE INFORMATION

  Harborside is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. As described herein, the Harborside Common Stock will be deregistered under the Exchange Act following the Merger if the number of record holders permits such deregistration. If that deregistration occurs, Harborside does not plan to provide any reports or information to its public stockholders other than pursuant to the right to inspect the books and records of Harborside as required by Delaware law. However, Harborside currently plans to register certain debt securities and exchangeable preferred stock under the Securities Act of 1933, as amended (the "Securities Act"). Following the issuance of such securities, Harborside will be subject to the reporting requirements of the Exchange Act and such information will be publicly available to holders of Harborside Common Stock. However, it is not currently anticipated that such reports will be sent to Harborside stockholders. Under certain circumstances or upon the repayment or redemption of such securities, the Company may no longer be subject to the reporting requirements of the Exchange Act unless it has registered other securities under the Exchange Act.

  This Proxy Statement/Prospectus also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act. This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Harborside Common Stock. Statements contained herein concerning the contents of documents referred to herein are not necessarily complete and are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                          FORWARD LOOKING STATEMENTS

  This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Proxy Statement/Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed under the caption "RISK FACTORS" in this Proxy Statement/Prospectus and other factors, many of which are beyond the control of the Company. The following includes some, but not all, of the factors or uncertainties that could cause the Company to fail to conform with expectations and predictions:

  --The Company's ability to grow through the acquisition and development of long-term care facilities or the acquisition of ancillary businesses.

  --The Company's ability to identify suitable acquisition candidates, to consummate or complete construction projects, or to profitably operate or successfully integrate enterprises into the Company's other operations.

  --The occurrence of changes in the mix of payment sources utilized by the Company's patients to pay for the Company's services.

  --The adoption of cost containment measures by private pay sources such as commercial insurers and managed care organizations, as well as efforts by governmental reimbursement sources to impose cost containment measures.

  --Changes in the United States healthcare system, including changes in reimbursement levels under Medicaid and Medicare, and other changes in applicable government regulations that might affect the profitability of the Company.

  --The Company's continued ability to operate in a heavily regulated environment and to satisfy regulatory authorities, thereby avoiding a number of potentially adverse consequences, such as the imposition of fines, temporary suspension of admission of patients, restrictions on the ability to acquire new facilities, suspension or decertification from Medicaid or Medicare programs, and in extreme cases, revocation of a facility's license or the closure of a facility, including as a result of unauthorized activities by employees.

  --The Company's ability to secure the capital and the related cost of such capital necessary to fund its future growth through acquisition and development, as well as internal growth.

  --Changes in certificate of need laws that might increase competition in the Company's industry, including, particularly, in the states in which the Company currently operates or anticipates operating in the future.

  --The Company's ability to staff its facilities appropriately with qualified healthcare personnel, including in times of shortages of such personnel, and to maintain a satisfactory relationship with labor unions.

  --The level of competition in the Company's industry, including, without limitation, increased competition from acute care hospitals, providers of assisted and independent living and providers of home healthcare and changes in the regulatory system in the states in which the Company operates that facilitate such competition.

  --The continued availability of insurance for the inherent risks of liability in the healthcare industry.

  --Price increases in pharmaceuticals, durable medical equipment and other items.

  --The Company's reputation for delivering high-quality care and its ability to attract and retain patients, including patients with relatively high acuity levels.

  --Changes in general economic conditions, including changes that pressure governmental reimbursement sources to reduce the amount and scope of healthcare coverage.

Consequently, all of the forward-looking statements made in this Proxy Statement/Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The foregoing review of significant factors should not be construed as exhaustive.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to the more detailed information contained in this Proxy Statement/Prospectus and the Annexes and Schedule hereto. Stockholders of the Company are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. References in this Proxy Statement/Prospectus to "Harborside" or the "Company" refer to Harborside Healthcare Corporation, its combined affiliates and partnerships and their predecessors, or any of them, depending on the context.

  FOR A DISCUSSION OF CERTAIN IMPORTANT RISKS RELATED TO THE RETENTION OF HARBORSIDE COMMON STOCK, SEE "RISK FACTORS."

                              THE SPECIAL MEETING

TIME AND PLACE; RECORD DATE

  The Special Meeting of the stockholders of Harborside will be held on [date] at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, New York 10166 at 8:00 a.m. local time. Stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The date of the mailing of this Proxy Statement/Prospectus to stockholders of the Company will be on or about [date]. At the close of business on the Record Date, there were [8,011,330] shares of Harborside Common Stock outstanding and entitled to vote, which were owned by approximately 1,500 stockholders of record.

MATTERS TO BE CONSIDERED

  The purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement and the Merger, pursuant to which MergerCo will merge with and into the Company, the separate existence of MergerCo will terminate and the stockholders of the Company will receive the consideration described below under "--The Merger--Effect of the Merger."

REQUIRED VOTES

  The approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of Harborside Common Stock entitled to vote at the Special Meeting. The Subject Stockholders, who as of the Record Date owned and are entitled to vote an aggregate of approximately 54% of the Harborside Common Stock outstanding, have agreed, subject to certain conditions, to vote all shares of Harborside Common Stock held by them in favor of the Merger Agreement and the Merger. See "THE SPECIAL MEETING--Required Votes" and "THE MERGER--Interests of Certain Persons in the Merger." Thus, the requisite vote of the holders of shares of Harborside Common Stock to approve and adopt the Merger Agreement and the Merger is assured.

VOTING OF PROXIES

  All shares of Harborside Common Stock represented by a properly executed Proxy received in time for the Special Meeting will be voted in the manner specified in the Proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendations of the Board. See "THE SPECIAL MEETING-- Voting and Revocation of Proxies."

  It is not expected that any matter other than those referred to herein will be brought before the stockholders at the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

ADJOURNMENTS; REVOCABILITY OF PROXIES

  If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Agreement and the Merger shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any.

  You may revoke your Proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy), (ii) by giving notice of revocation of your Proxy at the Special Meeting or (iii) by delivering (a) a written notice of revocation of your Proxy or (b) a duly executed Proxy relating to the matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed, to Scott D. Spelfogel, Secretary, Harborside Healthcare Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02210. Unless revoked in one of the manners set forth above, Proxies in the form enclosed will be voted at the Special Meeting as described above.

SOLICITATION OF PROXIES

  The cost of soliciting Proxies will be borne by the Company. The Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Harborside Common Stock. Such persons will be paid reasonable out-of-pocket expenses.

  If you have any questions or require additional material, please call Harborside Investor Relations at (888) 742-7267.

  HOLDERS OF HARBORSIDE COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. HOWEVER, SEE "THE MERGER--NON-CASH ELECTION PROCEDURE" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES OF HARBORSIDE COMMON STOCK.

SECURITY OWNERSHIP OF MANAGEMENT

  As of the Record Date, directors and executive officers of the Company and their affiliates held an aggregate of 3,749,546 shares of Harborside Common Stock (approximately 46.8% of the outstanding shares). See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The directors and executive officers of the Company have indicated that they intend, and the Subject Stockholders are obligated, pursuant to the terms of the Stockholder Agreement, to vote their shares of Harborside Common Stock in favor of the Merger Agreement and the Merger.

                                   THE MERGER

EFFECT OF THE MERGER

  At the Effective Time, MergerCo will be merged with and into Harborside and Harborside will continue as the surviving corporation in the Merger.

  Pursuant to the Merger, each share of Harborside Common Stock issued and outstanding immediately prior to the Effective Time will be converted, at the election of the holder thereof, into either (a) the right to receive $25.00 in cash or (b) the right to retain one Non-Cash Election Share, except that (i) as described in greater detail below, all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock, (ii) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (iii) each other share of Harborside Common Stock held by the Senior Management Stockholders, constituting an aggregate of 106,410 shares of Harborside Common Stock, and each share of Harborside Common Stock held by certain other specified officers of the Company, constituting an aggregate of 3,580 shares of Harborside Common Stock, will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash, (iv) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired, and (v) shares of Harborside Common Stock with respect to which appraisal rights have been perfected will be treated as described herein.

  Stockholders that elect to retain shares of Harborside Common Stock will be subject to numerous risks, including the risk that the value of the Harborside Common Stock may decrease below $25.00 in the future, risks associated with owning a minority position in a leveraged company and risks associated with the anticipated lack of liquidity of the Harborside Common Stock. It is expected that the Harborside Common Stock will be delisted from trading on the NYSE and deregistered under the Exchange Act, resulting in a significant decrease in the information available to stockholders and a material adverse effect on the trading market for the Harborside Common Stock. See "RISK FACTORS" for a description of these and additional factors that holders of Harborside Common Stock should carefully consider in connection with their evaluation of their potential election to retain Harborside Common Stock in the Merger. Stockholders that elect to receive $25.00 in cash for their Harborside Common Stock will lose the opportunity to participate in future increases, if any, in the value of the Harborside Common Stock, including in connection with any possible public offering of Harborside capital stock or a sale of all or a portion of Harborside in the future. See "RISK FACTORS--Control of Harborside."

  Pursuant to the terms of the Merger Agreement, the number of shares of Harborside Common Stock (other than Management Rollover Shares) to be retained by existing Harborside stockholders is a calculated number which will not be less than 361,500 nor more than 500,600, and will represent 6% of the total number of shares of all classes of the Company's common stock to be issued and outstanding immediately after giving effect to the Merger. See "THE MERGER-- Merger Consideration." The determination of the Non-Cash Election Number is dependent on the actual common equity capitalization of MergerCo, which will not be determined until the terms of the Merger-related financings are finalized. See "The MERGER--Merger Financings." It is expected that the Non-Cash Election Number will be determined shortly before the Special Meeting. Because the Berkshire Stockholders have committed to elect to retain a number of shares of Harborside Common Stock equal to the Non-Cash Election Number, all other stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholders, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. The shares of Harborside Common Stock to be retained by existing Harborside stockholders (including Management Rollover Shares) will constitute approximately 9% of the outstanding common stock and approximately 9% of the voting power of the Company following the Merger. See "THE MERGER--Merger Consideration" for examples illustrating the potential effects of proration.

  Prior to the effectiveness of the Merger, MergerCo will have five authorized classes of common stock: Common Stock, Class A Stock, Class B Stock, Class C Stock and Class D Stock. Immediately prior to the Effective Time, no shares of Common Stock or Class A Stock of MergerCo will be issued or outstanding, and all of the issued and outstanding shares of the remaining classes of stock of MergerCo will at such time be owned by Investcorp, its affiliates and certain other international investors. Pursuant to the terms of the Merger Agreement and simultaneously with the consummation of the Merger, a certificate of incorporation substantially in the form of Annex V to this Proxy Statement/Prospectus will become the certificate of incorporation of the

Company. As of the Effective Time, (i) each share of Harborside Common Stock to be retained by existing Harborside stockholders (including the Management Rollover Shares) will be designated as a share of Harborside Class A Common Stock and (ii) the shares of MergerCo's Class B Stock, Class C Stock and Class D Stock will be converted into shares of Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock, respectively. Upon the effectiveness of the Merger, the number of shares of Harborside Class A Common Stock outstanding will be equal to the Non-Cash Election Number plus the number of Management Rollover Shares, and the number of shares of Harborside Class B Common Stock, Class C Common Stock and Class D Common Stock outstanding will be equal to the number of shares of Class B Stock, Class C Stock and Class D Stock of MergerCo, respectively, as were outstanding immediately prior to the Effective Time. The shares of Harborside Class A Common Stock to be outstanding after the Merger will have one vote per share, as they currently do, will represent approximately 9% of the outstanding common stock of the Company and will have approximately 9% of the voting power. The shares of Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock will collectively represent approximately 91% of the outstanding common stock of the Company after the Merger. Shares of Harborside Class D Common Stock will have approximately 91% of the voting power after the Merger and shares of Harborside Class B Common Stock and Harborside Class C Common Stock will not have voting rights. See "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside Capital Stock Following the Merger." With respect to certain risks related to retaining Harborside Common Stock, see "RISK FACTORS" below.

  Although Investcorp, its affiliates and certain other international investors will own approximately 91% of the outstanding common stock of Harborside as of the Effective Time, there is no current intention to engage in any post-Merger transaction which would eliminate the approximately 9% of the outstanding common stock of Harborside to be held by existing stockholders of Harborside. While it is, therefore, unlikely that such a transaction would occur in the foreseeable future, no assurance can be given that such a transaction will not occur. See "RISK FACTORS--Control of Harborside."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  At its April 15, 1998 meeting, the Board of Directors, with all members in attendance, and the independent members of the Board of Directors each unanimously (i) determined that the Merger is in the best interests of the Company's stockholders and (ii) recommended that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "THE MERGER--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger."

OPINION OF SCHRODERS

  On April 15, 1998, Schroders, Harborside's financial advisor, delivered to the Board its written opinion dated April 15, 1998 (the "Schroders Opinion") to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $25.00 per share consideration to be received by the holders of Harborside Common Stock in the Merger is fair, from a financial point of view, to such holders. The Schroders Opinion is directed to the Board and relates only to the fairness of the $25.00 per share cash consideration to be received in the Merger from a financial point of view, does not address the value of the Harborside Common Stock to be retained by existing Harborside stockholders (including the Management Rollover Shares), does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The full text of the Schroders Opinion, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in rendering its opinion, is attached as Annex III to this Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER--Opinion of Schroders."

NON-CASH ELECTION

  Holders of shares of Harborside Common Stock other than Senior Management Stockholders and certain other officers of the Company listed on Schedule I to this Proxy Statement/Prospectus (the Senior Management Stockholders and such other executive officers being referred to herein collectively as the "Restricted Management Stockholders") will be entitled to make an unconditional election (a "Non-Cash Election"), on or prior to the Election Date (as defined below), to retain Non-Cash Election Shares. If, however, the number of shares of Harborside Common Stock with respect to which an election to retain Harborside Common Stock has been made in accordance with the Merger Agreement (each, an "Electing Share") exceeds the Non-Cash Election Number, then (1) the number of Electing Shares covered by each Non-Cash Election will be determined by multiplying the total number of Electing Shares requested to be covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (2) such number of Electing Shares will be so retained. All Electing Shares, other than those permitted to be retained as described in the immediately preceding sentence, will be converted into cash as if such shares were not Electing Shares. The number of Electing Shares permitted to be retained as Non-Cash Election Shares or required to be converted into cash will be determined on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata on the basis of the number of shares as to which they made such election.

  If Non-Cash Elections respecting more than the Non-Cash Election Number of shares of Harborside Common Stock are made, any stockholder who elects to retain shares of Harborside Common Stock will experience proration. Because the Berkshire Stockholders have committed to elect to retain a number of shares of Harborside Common Stock equal to the Non-Cash Election Number, all other stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholder, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. See "THE MERGER--Non-Cash Election."

  Upon consummation of the Merger, the Non-Cash Election Shares will have those rights, powers, privileges and restrictions as described in this Proxy Statement/Prospectus, including, among other things, being entitled to certain "tag-along" rights, being subject to mandatory redemption in certain circumstances and being automatically converted from shares of common stock designated as "Class A Common Stock" to shares of common stock designated as "Common Stock" in certain other circumstances. See "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside Capital Stock Following the Merger" and Annex V attached hereto.

NON-CASH ELECTION PROCEDURE

  Stockholders of Harborside Common Stock electing to retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form (the "Form of Election") accompanying this Proxy Statement/Prospectus. Such Form of Election, together with all certificates representing shares of Harborside Common Stock duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by [exchange agent] (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., Eastern time, on the second business day preceding the date of the Special Meeting (the "Election Date") and must not be withdrawn. See "THE MERGER--Non-Cash Election Procedure."

FRACTIONAL SHARES

  Fractional shares of Harborside Common Stock will not be issued or retained in the Merger. Holders of Harborside Common Stock otherwise entitled to a fractional share of Harborside Common Stock following the Merger as a result of the Non-Cash Election proration procedure will be paid cash in lieu of such fractional share determined and paid as described in "THE MERGER--Fractional Shares."

CONDITIONS TO THE MERGER

  The obligations of Harborside and MergerCo to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Harborside stockholder approval, obtaining certain regulatory approvals and third-party consents required in connection with and as a result of the Merger, the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger, the absence of the occurrence of an event that has had or is reasonably likely to have a material adverse effect with respect to the Company, and the termination or expiration of the relevant waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company and MergerCo do not believe that a filing under the HSR Act is required or that any associated waiting period is applicable to the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

REGULATORY APPROVALS

  Various state healthcare regulatory authorities require notice of and/or approval of the Merger prior to its consummation. See "REGULATORY APPROVALS."

MERGER FINANCINGS

  At the time of the Merger, MergerCo expects to have received common equity contributions of approximately $160 million from an affiliate of Investcorp and certain other international investors. In addition, at the Effective Time, Harborside currently intends to issue an aggregate of approximately $140 million in gross proceeds of subordinated debt and exchangeable preferred stock, and enter into a senior secured credit facility for approximately $250 million (which amount will be available for, among other things, synthetic lease financings). The proceeds of these equity and debt issuances and funds available under the new senior secured credit facility will be used to finance the conversion into cash, in the Merger, of approximately 91% of the Harborside Common Stock currently outstanding, to refinance certain existing indebtedness of Harborside, to pay the fees and expenses associated with the Merger and such related financings, to finance the working capital needs of Harborside, to finance acquisitions and for general corporate purposes. See "RISK FACTORS-- Substantial Leverage; Stockholders' Deficit; Liquidity."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  For a summary of the material United States federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF HARBORSIDE COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF EXISTING COMPANY STOCK OPTIONS

  Pursuant to the stock option plan governing the Company Stock Options, all issued and outstanding Company Stock Options will automatically become vested and exercisable at the Effective Time. The Merger Agreement provides that each Company Stock Option issued and outstanding immediately prior to the Effective Time will be converted, at the election of the holder thereof and subject to the terms and conditions described in the Merger Agreement, into (i) the right to retain a fully vested and immediately exercisable option for the Elected Portion of the number of shares of Harborside Common Stock subject to such Company Stock Option immediately prior to the Effective Time at an exercise price per share equal to the exercise price of such Company Stock Option immediately prior to the Effective Time and/or (ii) the right to receive an amount in cash equal to (a) the excess, if any, of $25.00 over the per share exercise price of such Company Stock Option, multiplied by (b) the number of shares of Harborside Common Stock which are subject to such Company Stock Option immediately prior to the Effective Time but which are not part of the Elected Portion thereof (if any), reduced by (c) any applicable withholding taxes.

DIRECTORS RETAINER FEE PLAN

  The Company currently has in effect a Directors Retainer Fee Plan pursuant to which eligible directors may elect to (i) receive certain fees in cash or in shares of Harborside Common Stock or (ii) defer payment of such fees and credit such fees to an account (a "Share Unit Account") consisting of units that are equivalent in value to shares of Harborside Common Stock ("Share Units"). The Merger Agreement provides that each Share Unit outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holder thereof to receive an amount in cash equal to the product of (i) the number of Share Units in such holder's Share Unit Account outstanding immediately prior to the Effective Time and (ii) $25.00. Based on the total number of Share Units outstanding as of March 31, 1998, such cash amount would aggregate approximately $120,000.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors (including the independent members of the Board) is aware of the interests described below and considered them in addition to the other matters described under "THE MERGER-- Recommendation of the Board of Directors; Reasons for the Merger" when it approved the Merger Agreement and recommended that stockholders vote in favor of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

  Pursuant to the Merger Agreement, 177,688, 47,563 and 400 shares of Harborside Common Stock held by Messrs. Stephen L. Guillard, Damian Dell'Anno and William H. Stephan (collectively, the "Senior Management Stockholders"), respectively, will not be subject to the election to receive cash or retain stock available generally to other stockholders and instead will be converted into the right to retain the same number of shares of Harborside Common Stock, which will be denominated as shares of Company Class A Common Stock as of the Effective Time (the same denomination as the shares of Harborside Common Stock to be retained by other existing Harborside stockholders). Each other share of Harborside Common Stock held by the Senior Management Stockholders and each share of Harborside Common Stock held by certain other officers of the Company listed on Schedule I to this Proxy Statement/Prospectus (together, the "Management Cash-Out Shares") also will not be subject to such election and instead will be converted into the right to receive $25.00 in cash from the Company following the Merger. Shares of Harborside Common Stock held by directors and other employees of Harborside (other than the shares referred to in the preceding two sentences) will be subject to the same election as will be available generally to other stockholders.

  All of the Company Stock Options issued to directors, executive officers and other employees, which have not as of yet vested, will vest as a result of the Merger transaction, and be treated as described in "--Treatment of Existing Company Stock Options" above. Pursuant to a letter agreement between the Company and Mr. Dell'Anno, Mr. Dell'Anno has agreed to elect to retain Company Stock Options which are exercisable into 10,560 shares of Harborside Common Stock currently having an exercise price of $11.75 per share.

  The Company and each of Messrs. Guillard (President and Chief Executive Officer of Harborside), Dell'Anno (Executive Vice President and Chief Operating Officer of Harborside), Stephan (Senior Vice President and Chief Financial Officer of Harborside), Bruce J. Beardsley (Senior Vice President, Acquisitions, of Harborside) and Steven V. Raso (Senior Vice President, Reimbursement, of Harborside) intend to enter into employment agreements following the Effective Time (the "Employment Agreements"), providing each of such officers with, among other benefits, (i) continuation in a similar position with the Company after the Merger,

(ii) a minimum base salary, subject to adjustment, and (iii) an annual bonus, part of which will be based upon achievement of specific performance targets and part of which will be discretionary.

  Following the Effective Time, the Company intends to adopt the Harborside Healthcare Corporation Stock Incentive Plan (the "Stock Option Plan"). The number of shares that may be awarded under the Stock Option Plan will be approximately 10% of the shares of common stock of the Company outstanding immediately after the Effective Time, determined after giving effect to the exercise of the options issued or issuable under the Stock Option Plan. Options to purchase approximately 7.6% of such shares (determined on such basis) are expected to be granted to current members of the Company's management upon consummation of the Merger. Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso will receive seven-year options to purchase 2.06%, 1.34%, 0.93%, 0.93% and
[   ] respectively, of the shares of common stock of the Company outstanding immediately after the Effective Time, determined after giving effect to the exercise of the options issued or issuable under the Stock Option Plan, contingent, in the cases of Messrs. Dell'Anno, Stephan, Beardsley and Raso, upon their electing in connection with the Merger to retain Company Stock Options previously granted to them with respect to a specified number of shares of Harborside Common Stock rather than electing to receive cash for their options with respect to such shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE MERGER--Treatment of Existing Company Stock Options."

  At the Effective Time, the Company will enter into a master rights agreement for the benefit of the Berkshire Stockholders and the investors in MergerCo, which agreement will provide, among other things, for the following: (i) certain rights to participate in future equity financings; (ii) certain registration rights; and (iii) certain rights to receive periodic information concerning the Company. See "THE MERGER AGREEMENT--Master Rights Agreement."

  Directors of the Company who have previously deferred certain director fees pursuant to the Company's Directors Retainer Fee Plan will, as a result of the Merger transaction, receive cash in exchange for such deferred compensation. See "THE MERGER--Directors Retainer Fee Plan."

  Pursuant to certain agreements entered into as of January 15, 1998 between the Company and each of Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso, at the Effective Time each of such officers will receive a payment equal to his annual salary, except for Mr. Guillard who will receive a payment equal to 1.5 times his annual salary. In addition, certain loans made by the Company to certain of such officers will be forgiven as of the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

  The Company has entered into a Non-Compete Agreement, dated as of April 15, 1998, with each of Douglas Krupp, a director and beneficial stockholder of the Company, and George Krupp, a beneficial stockholder of the

Company, pursuant to which each such individual has agreed for a one-year period commencing at the Effective Time not to engage in certain business activities or to own certain equity interests in any person or entity that engages in such business activities. Pursuant to such agreements, the Company has agreed to pay $250,000 to each of such individuals at the Effective Time.

  Pursuant to the Merger Agreement, the Company has agreed that for six years after the Effective Time it will indemnify all current and former directors, officers, employees and agents of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions which are not less advantageous than the policy in effect as of the date of the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Indemnification and Insurance."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual written consent of MergerCo and Harborside; (ii) by either MergerCo or Harborside (a) if a court or other United States governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order or other action shall have become final and nonappealable or (b) if the Merger shall not have been consummated on or before January 10, 1999 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement); (iii) by Harborside, if Harborside receives an Acquisition Proposal (as defined under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions") in writing from any person or group as a result of which the Board determines in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to terminate the Merger Agreement; (iv) by either MergerCo or Harborside, in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) remains uncured within 30 days after giving written notice and (y) has a material adverse effect with respect to the breaching party or the breaching party's ability to consummate the transactions contemplated by the Merger Agreement; or (v) by MergerCo, if Harborside's Board of Directors shall have (A) withdrawn, modified or amended in any respect adverse to MergerCo its approval or recommendation of the Merger Agreement or the Merger, (B) failed to include in this Proxy Statement/Prospectus such recommendation, (C) recommended any Acquisition Proposal or Acquisition Transaction (as defined under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions") from or with a person other than MergerCo or any of its subsidiaries or affiliates or (D) resolved to do any of the foregoing. In the event of termination of the Merger Agreement under clause (iii) or (iv) of the preceding sentence, Harborside will be required to reimburse MergerCo for its actual documented out-of-pocket expenses (not to exceed $4 million). In addition, if within nine months of any such termination Harborside consummates an Acquisition Transaction with a person unaffiliated with MergerCo, Harborside will be required to pay MergerCo a fee of $6 million in addition to the reimbursement of MergerCo's expenses described in the previous sentence. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination" and "--Expenses and Certain Required Payments."

AGREEMENTS WITH CERTAIN STOCKHOLDERS

  Pursuant to the Stockholder Agreement, the Subject Stockholders, who, as of the Record Date owned and are entitled to vote an aggregate of approximately 54% of the outstanding shares of Harborside Common Stock, have agreed, among other things and subject to certain conditions, to vote in favor of the Merger Agreement and the Merger, and to vote against any competing transactions by a third party. The Stockholder Agreement also provides that the Berkshire Stockholders will make Non-Cash Elections for a number of shares of Harborside Common Stock equal to the Non-Cash Election Number. If the aggregate number of Electing Shares (including those of the Berkshire Stockholders) exceeds the Non-Cash Election Number, the Berkshire Stockholders will be subject to proration with respect to the number of Non-Cash Election Shares they will receive in the Merger in the same manner as all other electing stockholders.

  In addition, pursuant to the Stockholder Agreement, the Subject Stockholders may not, directly or indirectly (through representatives or otherwise), solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than MergerCo or any affiliate, associate or designee of MergerCo) concerning any proposal for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise; provided, that this prohibition does not restrict any Subject Stockholder who is a member of the Board of Directors from taking actions in such person's capacity as a director of the Company to the extent and in the circumstances permitted by the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions." Subject to certain conditions and exceptions, the Subject Stockholders are also not permitted to dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the disposition of, any or all of such Subject Stockholders' Harborside Common Stock or any interest therein. The covenants and agreements in the Stockholder Agreement terminate on the first to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided that certain covenants will survive the Effective Time of the Merger. In addition, the Subject Stockholders have granted MergerCo an irrevocable option to purchase all shares of Harborside Common Stock held by the Subject Stockholders at a price per share equal to $25.00. The option is exercisable, in whole or in part, at any time
(x) after a person other than MergerCo or its affiliates takes certain specified actions indicating that it might be interested in acquiring the Company or (y) if the Company withdraws or adversely modifies its recommendation of the Merger. The option expires upon the earliest to occur of
(a) the Effective Time, (b) 120 days after the commencement of the option exercise period and (c) the termination of the Merger Agreement pursuant to specified termination provisions contained therein. For a summary of the foregoing provisions and certain other provisions of the Stockholder Agreement, see "CERTAIN RELATED AGREEMENTS--Stockholder Agreement."

STOCKHOLDERS' APPRAISAL RIGHTS

  Under Section 262 of the DGCL, a stockholder of the Company may dissent from the Merger and obtain payment for the fair value of such stockholder's shares of Harborside Common Stock. In order to properly dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, a written demand for appraisal of such stockholder's shares of Harborside Common Stock if the Merger is effected and
(ii) the dissenting stockholder must not vote in favor of the Merger. See "STOCKHOLDERS' APPRAISAL RIGHTS" and Annex IV.

                             PARTIES TO THE MERGER

HARBORSIDE

  Harborside is a provider of high quality long-term care, subacute care and other specialty medical services in five principal regions: the Midwest (Ohio and Indiana), New England (Massachusetts and New Hampshire), the Northeast (Connecticut and Rhode Island), the Southeast (Florida) and the Mid-Atlantic (New Jersey and Maryland). Harborside's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210; telephone number (617) 556-1515.

HH ACQUISITION CORP.

  HH Acquisition Corp., a Delaware corporation ("MergerCo"), was organized on behalf of Investcorp, certain of its affiliates and other international investors for the purpose of consummating the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. Immediately prior to the Effective Time, 100% of the outstanding shares of capital stock of MergerCo will be owned by Investcorp, certain of its affiliates and other international investors. Upon consummation of the Merger, MergerCo will merge with and into Harborside and the separate existence of MergerCo will terminate. The principal offices of MergerCo are located at 200 Park Avenue, 48th floor, New York, New York 10166, c/o Gibson, Dunn & Crutcher LLP; telephone number
(212) 351-3914.

  No affiliates of Harborside are affiliated with Investcorp, MergerCo, any of the entities that will own stock of MergerCo immediately prior to the Effective Time or any of the entities that will own shares of Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock immediately after the Effective Time, except that the Senior Management Stockholders are expected to become directors of MergerCo immediately prior to the Effective Time.

                                 RISK FACTORS

  Holders of Harborside Common Stock should carefully consider the following factors in connection with their evaluation of their potential election to retain Harborside Common Stock in the Merger.

SUBSTANTIAL LEVERAGE; LIQUIDITY

  Harborside is expected to issue subordinated debt and exchangeable preferred stock and enter into a new senior secured credit facility (collectively, the "Merger Financings") to finance the cash consideration to be paid to the holders of Harborside Common Stock in the Merger, to refinance certain existing indebtedness of the Company and to pay the fees and expenses incurred in connection with the Merger and the Merger Financings. In addition, funds under the new senior secured credit facility will be available to provide for working capital requirements, the financing of acquisitions and general corporate purposes. Although the definitive terms of the Merger Financings have not been finalized as of the date of this Proxy Statement/Prospectus, the Company expects that such terms will include significant operating and financial restrictions, such as limits on Harborside's ability to incur indebtedness, grant liens, sell assets, engage in mergers or consolidations, make investments and pay dividends, and a requirement to maintain certain financial ratios, including interest (and possibly rent) coverage and leverage ratios. Upon consummation of the Merger, it is expected that Harborside will have substantial consolidated indebtedness. As of December 31, 1997, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, (i) Harborside would have had $120.7 million of consolidated indebtedness (excluding capital lease obligations) and (ii) stockholders' equity would have been reduced from $51.8 million to $0.1 million. This reduction in stockholders' equity will occur because the $25.00 per share paid to stockholders and all of the Merger expenses will be charged to stockholders' equity, and because the approximately $40.0 million of exchangeable preferred stock is not included in stockholders' equity for SEC reporting purposes. In addition, Harborside expects to incur additional indebtedness in connection with its post-Merger strategy of pursuing strategic acquisitions. Although it is anticipated at this time that no cash interest or dividends will be paid for five years with respect to the newly issued debt securities and exchangeable preferred stock (i.e., interest and dividends will accrue but not be paid in cash), the Company's high degree of leverage may have important consequences for Harborside, including the following: (a) Harborside's ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to Harborside; (b) interest expense may reduce the funds that would otherwise be available to Harborside for its operations and future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of Harborside could make it difficult for Harborside to meet its debt service requirements or force it to modify its operations; (d) substantial leverage may place Harborside at a competitive disadvantage and may make it more vulnerable to a downturn in its business; (e) certain of such indebtedness of the Company will be at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (f) certain of such indebtedness will be secured by substantially all the assets of the Company, reducing its ability to obtain additional financing; and (g) the Company may be hindered in its ability to adjust to rapidly changing market conditions. See "THE MERGER--Merger Financings."

  In addition, such leverage will have a negative effect on Harborside's net income. For the fiscal year ended December 31, 1997, Harborside's net income, on a pro forma basis as adjusted to give effect to the Merger and the Merger Financings, but excluding non-recurring items directly attributable to the Merger, would have been $1.7 million compared to the historical amount for such period of $6.8 million. On a pro forma basis after providing for the accrual of preferred dividends, Harborside's net loss to common stockholders would have been $3.2 million for the year ended December 31, 1997, as compared to net income of $6.8 million for the same period on a historical basis. Pro forma net interest expense (which includes the amortization of deferred financing charges) would have been $18.9 million for the year ended December 31, 1997, as compared to $5.9 million for the same period on a historical basis.

  At the Effective Time, the Company is expected to enter into a new senior secured credit facility for approximately $250 million. The new credit facility agreement is expected to include certain covenants that, among other things, restrict: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of the Company's business or property; (v) the sale of assets; and (vi) the making of capital expenditures. The Company will also be required to maintain certain financial ratios, including interest (and possibly rent) coverage and leverage ratios. All of these restrictive covenants may restrict the Company's ability to expand or to pursue its business strategies. The ability of the Company to comply with these and other provisions of the new credit facility agreement may be affected by changes in business conditions or results of operations, adverse regulatory developments or other events beyond the Company's control. The breach of any of these covenants could result in a default under the new credit facility agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the new credit facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments with respect to other indebtedness until the default is cured or all indebtedness under the new credit facility is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the new credit facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company.

  After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under its new senior secured credit facility. It is anticipated that the Company's principal uses of liquidity under the credit facility will be to finance working capital, meet debt service and capital expenditure requirements (including the construction of new facilities), finance acquisitions and lease real estate, and a portion thereof will be available for the issuance of letters of credit. However, the Company could be required to attempt to obtain other debt and/or equity financing to finance any significant acquisitions or real estate/construction projects in the future. SEE "THE MERGER--Merger Financings."

DELISTING OF COMMON STOCK FROM NYSE

  As a result of the Merger, it is likely that the Harborside Common Stock will no longer meet the listing requirements of the NYSE and the NYSE may unilaterally act to delist the Harborside Common Stock from the NYSE. Even if the NYSE does not act unilaterally to delist the Harborside Common Stock, it is MergerCo's intention that, after the Effective Time, the Harborside Common Stock will not be listed on the NYSE or any other national securities exchange. Harborside and MergerCo have each agreed, pursuant to the Merger Agreement, to cooperate in taking, or causing to be taken, all actions necessary to delist the Harborside Common Stock from the NYSE. The delisting of the Harborside Common Stock is likely to have a material adverse effect on the trading market for, and the value of, the Harborside Common Stock and there can be no assurance that any trading market will exist for the Harborside Common Stock after the Merger.

TERMINATION OF SEC REPORTING

  As a result of the Merger, it is expected that the shares of Harborside Common Stock will be held by fewer than 300 stockholders of record. In such a case, the Company will deregister the Harborside Common Stock from the reporting requirements of the Exchange Act. If the Harborside Common Stock is so deregistered, the Company will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act and does not plan to provide any reports or information to its public stockholders other than pursuant to the right to inspect the books and records of Harborside as required by Delaware law. As a result, the information available to stockholders on the business and financial condition of the Company would be reduced, which could have a material adverse effect on the value of the Harborside Common Stock. Although Harborside currently plans to register certain debt securities and exchangeable preferred stock under the Securities Act, Harborside will remain subject to the reporting requirements of the Exchange Act only for a limited period of time and will remain subject to the applicable reporting requirements of the terms of such securities only until such securities are repaid or redeemed. In addition, under the terms of such securities, the Company will be required to deliver reports only to the holders of such securities and not to the holders of Harborside Common Stock.

CONTROL OF HARBORSIDE

  Upon completion of the Merger, approximately 91% of the outstanding shares of voting common stock of Harborside will be held by a subsidiary of Investcorp and ten entities which have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which such affiliate has the authority to direct the voting of such shares for as long as such agreements are in effect. Accordingly, for so long as such agreements remain in effect, Investcorp and its affiliates will indirectly control the power to elect all of Harborside's directors, to appoint new management and to approve any action requiring the approval of the holders of Harborside's capital stock voting as a single class, including adopting most amendments to Harborside's certificate of incorporation and approving mergers or sales of substantially all of Harborside's assets. The directors so elected will have the authority to effect decisions affecting the capital structure of Harborside, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

  In addition, the existence of a small group of controlling stockholders of Harborside may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding equity securities of Harborside. A third party would be required to negotiate any such transaction with such stockholders and the interests of such stockholders may be different from the interests of other Harborside stockholders.

  Although Investcorp, its affiliates and certain other international investors will own approximately 91% of the outstanding voting common stock of Harborside as of the Effective Time, there is no current intention to engage in any post-Merger transaction which would eliminate the approximately 9% of the outstanding common stock of Harborside to be held by existing stockholders of Harborside (including the Senior Management Stockholders). While it is, therefore, unlikely that such a transaction would occur in the foreseeable future, no assurance can be given that such a transaction will not occur.

TERMS OF HARBORSIDE COMMON STOCK--MANDATORY REDEMPTION

  If a stockholder elects to retain shares of Harborside Common Stock, upon consummation of the Merger such shares will be denominated as Harborside Class A Common Stock and will have rights, powers, privileges and restrictions which differ in certain material respects from the current rights, powers, privileges and restrictions associated with the Harborside Common Stock. Among other things, the Harborside Class A Common Stock will be entitled to certain "tag-along" rights, will be subject to mandatory redemption in certain circumstances and will be automatically converted from shares of common stock designated as "Class A Common Stock" to shares of common stock designated as "Common Stock" in certain other circumstances. See "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside Capital Stock Following the Merger" and Annex V attached hereto.

NO DIVIDENDS

  No dividends on shares of Harborside Class A Common Stock following the Merger are currently contemplated. In addition, the Company's current leasing and financing arrangements restrict, and it is anticipated that the terms of the debt instruments to be entered into in connection with the Merger Financings will prohibit or otherwise restrict, any future payment of dividends on shares of Harborside Class A Common Stock. See "PRICES OF HARBORSIDE COMMON STOCK AND DIVIDEND POLICY."

POTENTIAL DILUTION OF HARBORSIDE STOCKHOLDERS

  Following the Merger, Harborside intends to grant options to purchase additional shares of Harborside capital stock to members of Harborside's management. The exercise of any stock option or any other issuance of capital stock will dilute the holdings of persons holding shares of Harborside Common Stock including persons who retain shares of Harborside Common Stock in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

NON-CASH ELECTION AND PRORATION INTO CASH

  As described herein, a stockholder (other than a Restricted Management Stockholder) may make a Non-Cash Election and thereby elect to retain shares of Harborside Common Stock in the Merger, subject to the proration procedures described herein under "THE MERGER--Non-Cash Election." Because the Berkshire Stockholders have already committed to elect to retain the maximum number of shares of Harborside Common Stock permitted to be retained under the Merger Agreement, all other stockholders who elect to retain Harborside Common Stock are assured that they will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock.

FEDERAL INCOME TAX TREATMENT

  A stockholder who elects to retain all or a portion of such stockholder's Harborside Common Stock may, under certain circumstances, be required to treat the receipt of a portion of any cash received in the Merger as the receipt of a dividend (rather than as the receipt of proceeds from the sale of the Harborside Common Stock, which would generally receive capital gain treatment). No such dividend treatment should be applicable to stockholders who do not elect to retain shares and receive cash for all of their shares in the Merger. See "THE MERGER--Certain Federal Income Tax Consequences-- Stockholders Receiving Cash" for a more detailed discussion of the tax consequences of receiving cash.

ACHIEVING POST-MERGER BUSINESS STRATEGY

  The post-Merger business strategy that has been developed is based on the Company's operations and strategic planning process. See "THE COMPANY--Post-Merger Business Strategy." After the Merger, the Company's management and new board of directors may decide to alter or discontinue certain parts of the post-Merger business strategy described herein and may adopt alternative or additional strategies. There can be no assurance that such post-Merger business strategy, if implemented, will be successful or will improve operating results. Further, other conditions may occur, including, but not limited to, increased competition or adverse regulatory developments, which may offset any improved operating results that are attributable to such business strategy.

ACQUISITION STRATEGY

  The Company intends to pursue acquisitions in the future as part of its post-Merger business strategy. There can be no assurance that such acquisitions will not adversely affect the Company's results of operations or financial condition. In addition, there can be no assurance that the Company will be able to locate suitable acquisition candidates in the future, consummate acquisitions on favorable terms or successfully integrate newly acquired businesses with the Company's operations.

REIMBURSEMENT BY THIRD-PARTY PAYORS

  The Company received approximately 25.9%, 40.0% and 34.1% of its total net revenues from Medicare patients, Medicaid patients, and private and other patients, respectively, for the year ended December 31, 1997. The Company typically receives higher payment rates for services to private pay and Medicare patients than for equivalent services provided to patients eligible for Medicaid. Any decline in the number of private or Medicare patients or increases in the number of Medicaid patients could materially adversely affect the Company.

  Both governmental and other third-party payors, such as commercial insurers, managed care organizations, HMOs and PPOs, have employed cost containment measures designed to limit payments made to healthcare providers such as the Company. These measures include the adoption of initial and continuing recipient eligibility criteria, the adoption of coverage criteria and the establishment of payment ceilings. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that the Company's facilities or the services provided by the Company will continue to meet the requirements for participation in such programs or that the states in which the Company operates will continue to meet their Medicaid reimbursement obligations on a timely basis, if at all. Any of the foregoing could materially adversely affect the Company.

  The Balanced Budget Act (the "BBA") was enacted in August 1997 and significantly amends the reimbursement methodology of the Medicare program. In addition to offering new Medicare health plan options and increasing the penalties related to healthcare fraud and abuse, the BBA provides for a prospective payment system for skilled nursing facilities to be implemented for cost report periods beginning on or after July 1, 1998. The BBA also provides new limits for the reimbursement of Part B therapy services and requires skilled nursing facilities to institute "consolidated billing." Regulations regarding the prospective payment system are expected to be published on or about May 1, 1998, as required by the BBA. (See the discussion below under "THE COMPANY-- Government Regulation" for more information about the prospective payment system for skilled nursing facilities.) In the absence of the published regulations, the Company has not been able to fully assess and quantify the impact of the BBA on the Company's consolidated financial position, results of operations or liquidity. However, the Company's management believes that the BBA will incentivize providers of long-term care to reduce costs and become more efficient.

  The Company is subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against the Company if they assert that the Company has overcharged the programs or failed to comply with program requirements. Such paying agencies could seek to require the Company to repay any overcharges or amounts billed in violation of program requirements, or could make deductions from future amounts due to the Company. Such agencies could also impose fines, criminal penalties or program exclusions. Any such action could materially adversely affect the Company. See "THE COMPANY--Sources of Revenues" and "-- Government Regulation."

GEOGRAPHIC CONCENTRATION

  The Company's operations are located in Ohio, Indiana, Massachusetts, New Hampshire, New Jersey, Connecticut, Florida, Rhode Island and Maryland. A substantial portion of the Company's net revenues are derived from its operations in Ohio, Florida and Connecticut. The Company derived 32.1%, 17.3% and 15.4%, respectively, of its net patient service revenues from these three states, for the year ended December 31, 1997, on a pro forma basis, after giving effect to recently completed and pending acquisitions. Any adverse changes in the regulatory environment or to the reimbursement rates paid in the states in which the Company operates, particularly in Ohio, Florida and Connecticut, could also have a material adverse effect on the Company. See "THE COMPANY--Sources of Revenues."

GOVERNMENTAL REGULATION

  The federal government and all the states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of Medicare and Medicaid reimbursement rates, the development and operation of long-term care facilities and the provision of long-term care services are subject to federal, state and local licensure and certification laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. The failure to maintain or renew any required regulatory approvals or licenses could materially adversely affect the Company's ability to provide its services and receive reimbursement of its expenses. There can be no assurance that federal, state or local governments will not impose additional restrictions on the Company's activities which could materially adversely affect the Company.

  Long-term care facilities are subject to periodic inspection by governmental authorities to assure compliance with the standards established for continued licensing under state law and for certification under the Medicare or Medicaid programs, including a review of billing practices and policies. Failure to comply with these standards could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare or Medicaid programs, restrictions on the ability to acquire new facilities or expand existing facilities and, in extreme cases, the revocation of a facility's license or closure of a facility. There can be no assurance that the facilities currently owned or leased by the Company will continue to meet the requirements for state licensure or participation in the Medicare or Medicaid programs nor can there be any assurance that the facilities acquired or developed by the Company in the future will initially meet or continue to meet these requirements.

  Many states, including each state in which the Company currently operates (other than Indiana from and after July 1, 1998), control the supply of licensed long-term care beds through certificate of need ("CON") programs. Presently, state approval is required for the construction of new long-term care facilities, the addition of licensed beds and certain capital expenditures at such facilities. Indiana's CON program expires on June 30, 1998. To the extent that a CON or other similar approval is required for the acquisition or construction of new facilities or the expansion of the number of licensed beds, services or existing facilities, the Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval and possible delays and expenses associated with obtaining such approval. In addition, in most states the reduction of the number of licensed beds or the closure of a facility requires the approval of the appropriate state regulatory agency and, if the Company were to seek to reduce the number of licensed beds at, or to close, a facility, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval. Ohio has imposed a moratorium until June 30, 1999 on the issuance of CONs for the construction of new long-term care facilities and the addition of beds to existing facilities. New Hampshire has imposed a moratorium (with certain limited exceptions) until December 31, 1998 on the issuance of CONs for the construction of new long term care facilities and the addition of beds to existing facilities. Until recently, New Hampshire permitted long-term care facilities to add up to 10 licensed beds without obtaining a CON (referred to as "leeway beds") every two years as a matter of right. Recent legislation in New Hampshire has eliminated the right to leeway beds on existing CONs. These actions will restrict the Company's ability, and that of its competitors, to expand its existing facilities or construct new facilities in Ohio and New Hampshire.

  The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. Federal laws, as well as the laws of certain states, prohibit direct or indirect payments or fee splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. A wide array of relationships and arrangements, including ownership interests in a company by persons in a position to refer patients and personal service agreements have, under certain circumstances, been alleged to violate these provisions. A violation of the federal anti-kickback law could result in the loss of eligibility to participate in Medicare or Medicaid, or in civil or criminal penalties for individuals or entities. Violation of state anti-kickback laws could lead to loss of licensure, significant fines and other penalties for individuals or entities.

  Federal and state authorities are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The BBA and the Healthcare Insurance Portability and Accountability Act of 1996 (the "AA") expanded the penalties for healthcare fraud, including broader provisions for the exclusion of healthcare providers from the Medicare and Medicaid programs. Further, under Operation Restore Trust, a major anti-fraud initiative of the Office of the Inspector General (the "OIG") of the U.S. Department of Health and Human Services, the OIG has focused on detecting fraudulent billing practices committed by home health agencies, durable medical equipment suppliers, hospice programs and skilled nursing facilities in certain states participating in a demonstration project. The initial outcomes of Operation Restore Trust have led the OIG to expand the demonstration project to additional states. Currently, the Company has operations in three of the states participating in this project: Massachusetts, New Jersey and Ohio. While the Company's management believes that the Company's billing practices are consistent with the requirements of the Medicare and Medicaid programs, those criteria are subject to interpretation. There can be no assurances that aggressive anti-fraud initiatives will not adversely affect the Company.

  The federal government has recommended that healthcare providers establish and implement an effective compliance program as one means of preventing or detecting violations of applicable healthcare laws. The federal government also has indicated that the maintenance of an effective compliance program may be a factor considered by the government in evaluating what sanctions to impose when violations of healthcare laws have been detected. Maintenance of an effective compliance program may serve to reduce any fines or penalties levied by the government for violation of law. The Company believes it has developed and implemented such a compliance program. The Company, as an ongoing matter, will continue to develop and refine its program. See "THE COMPANY--Sources of Revenues" and "--Governmental Regulation."

RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM

  The Company is subject to extensive governmental healthcare regulation. In addition, there are generally numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Changes in laws, new interpretations of existing laws or changes in reimbursement methodologies could have a significant effect on which of the Company's services are eligible for reimbursement, the costs of providing such services and the amounts of reimbursement provided for the delivery of eligible services. It is not clear at this time which legislative proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. There can be no assurances that future changes in enacted legislation or the administrative practices required to interpret or administer governmental healthcare programs will not have an adverse affect on the Company. See "THE COMPANY--Sources of Revenues" and "--Governmental Regulation."

COMPETITION

  The long-term care industry is highly competitive. The Company competes with other providers of long-term care on the basis of the scope and quality of services offered, the rate of positive medical outcomes, cost-effectiveness and the reputation and appearance of its long-term care facilities. The Company also competes in recruiting qualified healthcare personnel, in acquiring and developing additional facilities and in obtaining CONs. The Company's current and potential competitors include national, regional and local long-term care providers, some of whom have substantially greater financial and other resources and may be more established in their communities than the Company. The Company also faces competition from assisted living facility operators as well as providers of home healthcare. Certain competitors are operated by not-for-profit organizations and similar businesses which can finance capital expenditures and acquisitions on a tax-exempt basis or receive charitable contributions unavailable to the Company. In addition, consolidation in the long-term care industry has resulted in the Company being faced with larger competitors, many of whom have significant financial and other resources.

  The Company expects that competition for the acquisition of long-term care facilities may increase in the future as the demand for long-term care increases and as the industry trend of consolidation of providers continues. Construction of new (or the expansion of existing) long-term care facilities near the Company's facilities could adversely affect the Company's business. State regulations generally require a CON before a new long-term care facility can be constructed or additional licensed beds can be added to existing facilities. CON legislation is in place in all states in which the Company operates or expects to operate, with the exception of Indiana which is terminating its CON program as of June 30, 1998. The Company believes that these regulations reduce the possibility of overbuilding and promote higher utilization of existing facilities. However, a relaxation of CON requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into subacute units. In the states that the Company currently operates, these conversions are subject to CON review. The Company believes that the application of the new Medicare prospective payment system rules will make such conversions less desirable. New Jersey recently enacted legislation permitting acute care hospitals to offer subacute care services under their existing hospital licenses subject to first obtaining CON approval pursuant to an expedited CON review process. Ohio has imposed a moratorium on the conversion of acute care hospital beds into long-term care beds through June 30, 1999. See "THE COMPANY--Governmental Regulation."

STAFFING AND LABOR COSTS

  Staffing and labor costs represent the Company's largest expense. The Company competes with other healthcare providers in attracting and retaining qualified or skilled personnel. The long-term care industry has, at times, experienced shortages of qualified personnel. A shortage of nurses or other trained personnel or general economic inflationary pressures may require the Company to enhance its wage and benefits package in order to compete with other employers. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in private-payor revenues or governmental reimbursement. Failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company. Approximately 270 employees at three of the Company's facilities are covered by collective bargaining agreements. Although the Company believes that it maintains good working relationships with its employees and the unions that represent certain of its employees, it cannot predict the impact of continued or increased union representation or organizational activities on its future operations. See "THE COMPANY--Employees."

LIABILITY AND INSURANCE

  The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have been subject to lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant legal costs. The Company expects that from time to time it will be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by insurance will not arise. A successful claim against the Company not covered by, or in excess of, its insurance coverage could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's business and reputation, may lead to increased insurance premiums and may require the Company's management to devote time and attention to matters unrelated to the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future on acceptable terms. The Company is self-insured (subject to contributions by covered employees) with respect to most of the healthcare benefits and workers' compensation benefits available to its employees. The Company believes that it has adequate resources to cover any self-insured claims and the Company maintains excess liability coverage to protect it against unusual claims in these areas. However, there can be no assurance that the Company will continue to have such resources available to it or that substantial claims will not be made against the Company. See "THE COMPANY--Insurance."

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth selected consolidated balance sheet data of Harborside as of December 31, 1995, 1996 and 1997 and selected consolidated historical income statement data for each of the years in the three year period ended December 31, 1997 which have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Harborside appearing elsewhere in this Proxy Statement/Prospectus. The following table also sets forth selected unaudited pro forma consolidated financial data of Harborside (A) under the caption "Pro Forma Before Merger" to give effect to (i) the asset acquisition of Access Rehabilitation, Inc. ("Access Rehabilitation"), the acquisition of four facilities in Massachusetts (the "Massachusetts Facilities"), the acquisition of three facilities in Dayton, Ohio (the "Dayton Facilities") and the acquisition of five facilities in Connecticut (the "Connecticut Facilities"), all completed during 1997 (collectively, the "Completed 1997 Acquisitions"); (ii) the acquisition of two facilities in Ohio (the "Briarfield Facilities") on April 1, 1998 (the "Completed 1998 Acquisitions"); and (iii) the acquisition of two facilities in Rhode Island (the "Rhode Island Facilities") which are currently pending and which management currently expects to close during the second quarter of 1998 (the "Pending 1998 Acquisitions"); and (B) under the caption "Pro Forma As Adjusted" to give effect to the Completed 1997 Acquisitions, the Completed 1998 Acquisitions, the Pending 1998 Acquisitions and the Merger. Such unaudited pro forma financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Consolidated Financial Statements, including the notes thereto, set forth under the caption "UNAUDITED PRO FORMA FINANCIAL INFORMATION," and the audited consolidated financial statements of Harborside and the audited historical financial statements of the Massachusetts Facilities, the Dayton Facilities and the Connecticut Facilities appearing elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma balance sheet data reflects the transactions reflected therein as if they had occurred as of December 31, 1997. The unaudited pro forma statement of operations data reflects the transactions reflected therein as if they had occurred on January 1, 1997 and excludes nonrecurring items directly attributable to the Merger. The pro forma adjustments were applied to the historical financial statements of the Company to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of Harborside's assets and liabilities has not been affected by the Merger.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                                            TWELVE MONTHS ENDED DECEMBER 31,
                         ----------------------------------------------------------------------------
                                                                                1997
                                                                              PRO FORMA      1997
                                                                               BEFORE    PRO FORMA AS
                          1993      1994       1995       1996       1997      MERGER      ADJUSTED
                         -------  ---------  ---------  ---------  ---------  ---------  ------------
                               (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA(1):
Total net revenues...... $75,101  $  86,376  $ 109,425  $ 165,412  $ 221,777  $ 305,334   $ 305,365
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
Expenses:
 Facility operating.....  57,412     68,951     89,378    132,207    176,404    242,704     242,704
 General and
  administrative........   3,092      3,859      5,076      7,811     10,953     12,675      12,675
 Service charges paid
  to affiliate(2).......     746        759        700        700        708        708       1,908
 Special compensation
  and other.............     --         --         --       1,716        --         --          --
 Depreciation and
  amortization..........   4,304      4,311      4,385      3,029      4,074      4,074       6,510
 Synthetic lease rent...     --         --         --         --         --       4,203         --
 Facility rent..........     525      1,037      1,907     10,223     12,446     19,718      19,718
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
 Total expenses.........  66,079     78,917    101,446    155,686    204,585    284,082     283,515
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
Income from
 operations(2)..........   9,022      7,459      7,979      9,726     17,192     21,252      21,850
Other:
 Net interest expense...  (4,385)    (4,437)    (4,998)    (4,531)    (5,596)    (5,596)    (17,134)
 Amortization of debt
  issuance costs........    (355)      (172)      (109)      (103)      (257)      (257)     (1,790)
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
   Total interest ex-
    pense, net..........  (4,740)    (4,609)    (5,107)    (4,634)    (5,853)    (5,853)    (18,924)
 Loss on investment in
  limited partnership...     --        (448)      (114)      (263)      (189)      (189)       (189)
 Gain on sale of
  facilities, net.......     --         --       4,869        --         --         --          --
 Loss on refinancing of
  debt..................     --        (453)       --         --         --         --          --
 Minority interest in
  net income............  (2,297)    (1,575)    (6,393)       --         --         --          --
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
 Income before income
  taxes and
  extraordinary loss....   1,985        374      1,234      4,829     11,150     15,210       2,737
 Income taxes...........     --         --         --        (809)    (4,347)    (5,930)     (1,065)
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
 Income before
  extraordinary loss....   1,985        374      1,234      4,020      6,803      9,280       1,672
 Extraordinary loss on
  early retirement of
  debt, net of tax......     --         --         --      (1,318)       --         --          --
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
 Net income............. $ 1,985  $     374  $   1,234  $   2,702  $   6,803  $   9,280   $   1,672
                         =======  =========  =========  =========  =========  =========   =========
 Net income............. $ 1,985  $     374  $   1,234  $   2,702  $   6,803  $   9,280   $   1,672
 Preferred
  dividends(3)..........     --         --         --         --         --         --       (4,838)
                         -------  ---------  ---------  ---------  ---------  ---------   ---------
 Net income (loss)
  available to common
  stockholders.......... $ 1,985  $     374  $   1,234  $   2,702  $   6,803  $   9,280   $  (3,166)
                         =======  =========  =========  =========  =========  =========   =========
 Net income (loss)
  available to common
  stockholders per
  share--basic..........                                           $    0.85  $    1.15   $   (0.45)
 Net income (loss)
  available to common
  stockholders per
  share--diluted........                                           $    0.84  $    1.14   $   (0.45)
Pro Forma Data:
 Historical income
  before income taxes
  and extraordinary
  loss.................. $ 1,985  $     374  $   1,234  $   4,829
 Pro forma income
  taxes.................    (774)      (146)      (481)      (799)
                         -------  ---------  ---------  ---------
 Pro forma income
  before extraordinary
  loss..................   1,211        228        753      4,030
 Extraordinary loss,
  net of tax............     --         --         --      (1,318)
                         -------  ---------  ---------  ---------
 Pro forma net income... $ 1,211  $     228  $     753  $   2,712
                         -------  ---------  ---------  ---------
 Pro forma net income
  per share (basic and
  diluted):
 Pro forma income
  before extraordinary
  loss..................          $    0.05  $    0.17  $    0.63
 Extraordinary loss.....                --         --       (0.21)
                                  ---------  ---------  ---------
 Pro forma net income...          $    0.05  $    0.17  $    0.42
                                  ---------  ---------  ---------
Weighted average number
 of common shares used
 in per share
 computations(4):
 Basic..................          4,425,000  4,425,000  6,396,142  8,037,026  8,037,026   7,035,918
 Diluted................          4,425,000  4,425,000  6,396,142  8,138,793  8,138,793   7,035,918
OTHER DATA:
 Net cash interest
  expense(5)............ $ 4,385  $   4,437  $   4,998  $   4,531  $   5,596  $   5,596   $   6,621
OPERATING DATA (AS OF
 END OF YEAR):
Facilities operated(6)..      17         19         20         30         45         49          49
Licensed beds(6)........   2,149      2,365      2,471      3,700      5,468      5,983       5,983
Average occupancy
 rate(7)................    93.7%      92.6%      92.5%      92.6%      92.3%
BALANCE SHEET DATA (As
 of Period End)(1):
 Working capital........ $ 6,511  $  13,915  $  10,735  $  16,826  $  22,554  $  22,554   $  22,554
 Total assets...........  85,472     93,876     92,632    141,799    168,562    168,562     243,885
 Total debt.............  40,708     53,296     43,496     18,208     33,642     33,642     120,673
 Capital lease
  obligation............     --         --         --      57,277     56,285     56,285      56,285
 Exchangeable preferred
  stock, redeemable(3)..     --         --         --         --         --         --       40,000
 Stockholders' equity...   4,918      2,866      4,130     44,880     51,783     51,783          75

--------
(1) In 1993, 1994 and 1995, financial and operating data combine the historical results of various legal entities (the "Predecessor Entities") that became subsidiaries of the Company through the IPO Reorganization (as defined below) that occurred immediately prior to the Company's initial public offering on June 14, 1996 (the "Offering"). Prior to the IPO Reorganization, the Predecessor Entities (primarily partnerships and subchapter S corporations) were not directly subject to Federal or state income taxation. A pro forma income tax expense has been reflected for 1993, 1994 and 1995 as if the Company had always owned the Predecessor Entities.

(2) 1997 Pro Forma As Adjusted includes $1.2 million in charges related to the amortization of prepaid management fees to Investcorp International, Inc. ("III").

(3) Dividends on the exchangeable preferred stock are expected to accrue over the first five years (i.e., they will not be paid in cash during this period) at an assumed annual rate of 11.75%.

(4) In connection with the Offering, the Company issued 3,600,000 shares of common stock. Pro forma net income per share for 1994 and 1995 is calculated based on the 4,400,000 shares of common stock issued in connection with the IPO Reorganization. For 1996 pro forma net income per share is based on 4,400,000 shares outstanding for the entire year and the appropriate weighting for shares issued in connection with the Offering.

(5) Net cash interest expense for 1997 Pro Forma As Adjusted represents net interest expense less interest accretion on the subordinated debt.

(6) Facilities operated and Licensed beds include two managed facilities with 178 total licensed beds.

(7) "Average occupancy rate" excludes managed facilities, and is computed by dividing the number of billed bed days by the total number of available licensed bed days during each of the periods indicated.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

  Harborside provides high quality long-term care, subacute care and other specialty medical services in five principal regions: the Midwest (Ohio and Indiana), New England (Massachusetts and New Hampshire), the Northeast (Connecticut and Rhode Island), the Southeast (Florida) and the Mid-Atlantic (New Jersey and Maryland). As of December 31, 1997, the Company operated 43 facilities (13 of which are owned and 30 of which are leased) with a total of 5,290 licensed beds. Additionally, the Company manages two facilities with 178 licensed beds. During 1998, the Company acquired two additional facilities in Ohio with 248 total licensed beds and contracted to acquire two facilities in Rhode Island with 267 total licensed beds. As described in Note D to the audited consolidated financial statements of the Company included elsewhere in this Proxy Statement/Prospectus, the Company accounts for its investment in one of its owned facilities using the equity method. In addition, the Company provides rehabilitation therapy at Company-operated and non-affiliated facilities. As of December 31, 1997, the Company provided rehabilitation therapy services to patients at 80 non-affiliated long-term care facilities.

  The Company was created in March 1996, in anticipation of an initial public offering (the "Offering"), in order to combine under its control the operations of various long-term care facilities and ancillary businesses (the "Predecessor Entities") which had conducted operations since 1988. The Company completed the Offering on June 14, 1996 and issued 3,600,000 shares of common stock at $11.75 per share. The owners of the Predecessor Entities contributed their interests in such Predecessor Entities to the Company and received in return an aggregate of 4,400,000 shares of the Company's common stock (the "IPO Reorganization").

  The Company's financial statements for periods prior to the Offering have been prepared by combining the historical financial statements of the Predecessor Entities, similar to a pooling of interests presentation. The Company's financial statements prior to the date of the Offering do not include a provision for federal or state income taxes because the Predecessor Entities (primarily partnerships and subchapter S corporations) were not directly subject to federal or state income taxation. The Company's combined financial statements for periods prior to the date of the Offering include a pro forma income tax expense for each period presented, as if the Company had always owned the Predecessor Entities. See Note L to the audited consolidated financial statements of the Company included elsewhere in this Proxy Statement/Prospectus.

  One of the Predecessor Entities was the general partner of the Krupp Yield Plus Limited Partnership ("KYP"), which owned seven facilities (the "Seven Facilities") until December 31, 1995. The Company held a 5% interest in KYP while the remaining 95% was owned by the limited partners of KYP (the "Unitholders"). As described in Note P to the audited consolidated financial statements of the Company included elsewhere in this Proxy Statement/Prospectus, effective December 31, 1995, KYP sold the Seven Facilities and a subsidiary of the Company began leasing the facilities from the buyer. Prior to December 31, 1995 the accounts of KYP were included in the Company's combined financial statements and the interest of the Unitholders was reflected as minority interest. The net gain of $4,869,000 recognized by KYP in connection with the sale of the Seven Facilities was allocated to the KYP Unitholders and is reflected in "minority interest in net income." In March of 1996, a liquidating distribution was paid to the Unitholders.

RESULTS OF OPERATIONS

  The Company's total net revenues include net patient service revenues, and beginning in 1995, rehabilitation therapy service revenues from contracts with non-affiliated long-term care facilities. Private net patient service revenues are recorded at established per diem billing rates. Net patient service revenues to be reimbursed under contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at amounts estimated to be realized under these contractual arrangements.

  The Company's facility operating expenses consist primarily of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include the cost of rehabilitation therapy services, medical and pharmacy supplies, food, utilities, insurance and taxes. The Company's facility operating expenses also include the general and administrative costs associated with the operation of the Company's rehabilitation therapy business. The Company's general and administrative expenses include all costs associated with its regional and corporate operations.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Total Net Revenues. Total net revenues increased by $56,365,000 or 34.1%, from $165,412,000 in 1996 to $221,777,000 in 1997. This increase resulted primarily from the acquisition of four facilities in Ohio (the "1996 Ohio Facilities") on July 1, 1996, the Harford Gardens facility on March 1, 1997, the four Massachusetts Facilities on August 1, 1997, the three Dayton Facilities on September 1, 1997, and the five Connecticut Facilities on December 1, 1997. Additionally, revenues increased as the result of the generation of revenues from rehabilitation therapy services provided to additional non-affiliated long-term care facilities and increased net patient service revenues per patient day at the Company's "same store" facilities. Of such increase, $19,147,000, or 34.0% of the increase, resulted from the operation of the four 1996 Ohio Facilities for a full year in 1997; $6,245,000, or 11.1% of the increase, resulted from the operation of the Harford Gardens facility; $8,079,000, or 14.3% of the increase, resulted from the operation of the Massachusetts Facilities; $4,539,000, or 8.1% of the increase, resulted from the operation of the Dayton Facilities, and $3,871,000, or 6.9% of the increase, resulted from the operation of the Connecticut Facilities. Revenues generated by providing rehabilitation therapy services at non-affiliated long-term care facilities increased by $7,333,000, from $10,295,000 in 1996 to $17,628,000 in 1997. The remaining $7,151,000, or
12.7% of such increase, is largely attributable to higher average net patient service revenues per patient day at the Company's "same store" facilities, primarily resulting from increased levels of care provided to patients with medically complex conditions. Average net patient service revenues per patient day at "same store" facilities increased from $138.31 in 1996 to $147.96 in 1997, or 6.9%. Partially offsetting this increase was a reduction in occupancy at "same store" facilities from 92.6% in 1996 to 91.7% in 1997. The average occupancy rate at all of the Company's facilities decreased from 92.6% in 1996 to 92.3% in 1997. The Company's quality mix of private, Medicare and insurance revenues was 61.8% for the year ended December 31, 1996 as compared to 60.0% for the year ended December 31, 1997. The decrease in the quality mix percentage was primarily due to dilution resulting from the acquisition of new facilities.

  Facility Operating Expenses. Facility operating expenses increased by $44,197,000, or 33.4%, from $132,207,000 in 1996 to $176,404,000 in 1997. The operation of the four 1996 Ohio Facilities for a full year in 1997 accounted for $13,499,000, or 30.5% of this increase; the operation of Harford Gardens accounted for $4,726,000, or 10.7% of this increase; the operation of the Massachusetts Facilities accounted for $6,034,000, or 13.7% of this increase; the operation of the Dayton Facilities accounted for $3,442,000, or 7.8% of this increase, and the operation of the Connecticut Facilities accounted for $3,109,000, or 7.0% of this increase. Operating expenses associated with non-affiliate therapy contracts increased as a result of additional contracts. Operating expenses associated with these contracts accounted for $6,394,000, or 14.5%, of the total increase in costs. The remainder of the increase in facility operating expenses, $6,993,000, is primarily due to increases in the costs of labor, medical supplies and rehabilitation therapy services purchased from third parties at "same store" facilities.

  General and Administrative; Service Charges Paid to Affiliate. General and administrative expenses increased by $3,142,000, or 40.2%, from $7,811,000 in 1996 to $10,953,000 in 1997. This increase resulted from the acquisition of new facilities resulting in the expansion of regional and corporate support, and additional travel, consulting and systems development expenses associated with the Company's growth. The Company reimburses an affiliate for rent and other expenses related to its corporate headquarters as well as for certain data processing and administrative services provided to the Company. During 1996, such reimbursements totaled $700,000 as compared to $708,000 in 1997.

  Special Compensation and Other. In connection with the Offering and IPO Reorganization the Company recorded $1,716,000 of non-recurring charges in 1996. Of this amount, $1,524,000 consisted of compensation earned by key members of management as a result of the successful Offering and the IPO Reorganization.

  Depreciation and Amortization. Depreciation and amortization increased from $3,029,000 in 1996 to $4,074,000 in 1997 primarily as a result of the acquisition of the four 1996 Ohio Facilities on July 1, 1996.

  Facility Rent. Facility rent expense increased by $2,223,000 from $10,223,000 in 1996 to $12,446,000 in 1997. The increase in rent expense is due to the acquisition of new facilities.

  Interest Expense, Net. Interest expense, net, increased from $4,634,000 in 1996 to $5,853,000 in 1997. This net increase is primarily due to additional interest expense resulting from the acquisition of the four 1996 Ohio Facilities on July 1, 1996.

  Loss on Investment in Limited Partnership. The Company accounts for its investment in the Larkin Chase Center using the equity method. The Company recorded a loss of $263,000 in 1996 as compared to a loss of $189,000 in 1997 in connection with this investment.

  Extraordinary Loss on Early Retirement of Debt. During the second quarter of 1996, the Company repaid $25,000,000 of long-term debt using proceeds from the Offering. In connection with this early repayment, the Company recorded an extraordinary loss of $2,161,000 ($1,318,000, net of the related tax benefit) as the result of a prepayment penalty paid to the lender and the write-off of deferred financing costs.

  Income Taxes. Income tax expense increased from $809,000 in 1996 to $4,347,000 in 1997. Prior to the date of the Offering, the Company's financial statements did not include a provision for federal or state income taxes because the Predecessor Entities were not directly subject to federal or state income taxation. The provision for income taxes in 1996 consisted of a provision for income taxes for the period after the Offering less a tax benefit resulting from book-tax differences inherited as part of the IPO Reorganization.

  Net Income. Net income was $2,702,000 in 1996 as compared to $6,803,000 in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Total Net Revenues. Total net revenues increased by $55,987,000, or 51.2%, from $109,425,000 in 1995 to $165,412,000 in 1996. This increase resulted primarily from the acquisition of six New Hampshire facilities on January 1, 1996 and the four 1996 Ohio Facilities on July 1, 1996, the generation of revenues from rehabilitation therapy services provided under contracts to additional non-affiliated long-term care facilities and increased net patient service revenues per patient day at the Company's same store facilities.

  Of the $55,987,000 increase in total net revenues, $23,245,000, or 41.5% of the increase, resulted from the operation of the New Hampshire facilities, and $17,493,000, or 31.2% of the increase, resulted from the operation of the four 1996 Ohio Facilities. Revenues generated by providing rehabilitation therapy services under contracts with non-affiliated facilities increased by $7,250,000, from $3,045,000 in 1995 to $10,295,000 in 1996, primarily the result of additional contracts. The remaining $7,999,000, or 14.3% of the increase in revenues, is attributable to higher average net patient service revenues per patient day at the Company's "same store" facilities, primarily resulting from increased care levels provided to patients with higher acuity conditions. Average net patient service revenues per patient day at "same store" facilities increased by 6.1% from $132.99 in 1995 to $141.10 in 1996. The average occupancy rate at all of the Company's facilities increased from 92.5% in 1995 to 92.6% in 1996, also contributing to the increase in revenues. The Company's quality mix of private, Medicare and insurance revenues was 66.8% for the year ended December 31, 1995 as compared to 61.8% for the year ended December 31, 1996. The decrease in the quality mix percentage was primarily due to the acquisition of the New Hampshire facilities, which at the time of the acquisition did not participate in the Medicare program.

  Facility Operating Expenses. Facility operating expenses increased by $42,829,000, or 47.9%, from $89,378,000 in 1995 to $132,207,000 in 1996. The acquisition of the New Hampshire facilities accounted for $17,909,000, or 41.8%, of the increase in facility operating expenses while the four 1996 Ohio Facilities accounted for $13,712,000, or 32.0% of this increase. Operating expenses associated with non-affiliated therapy contracts increased as a result of additional contracts. Operating expenses associated with these contracts increased from $3,290,000 in 1995 to $8,212,000 in 1996. The remainder of the increase in facility operating expenses, approximately $2,996,000, is due to increases in the costs of labor, medical supplies and rehabilitation therapy services purchased from third parties at "same store" facilities.

  General and Administrative; Service Charges Paid to Affiliate. General and administrative expenses increased by $2,735,000, or 53.9%, from $5,076,000 in 1995 to $7,811,000 in 1996. Approximately $787,000 of this increase resulted from the acquisition of the New Hampshire facilities, and $290,000 from the acquisition of the four 1996 Ohio Facilities. Most of the remainder was associated with the expansion of regional and corporate support, increases in salaries, and additional travel and consulting expenses associated with the Company's growth. The Company reimburses an affiliate for rent and other expenses related to its corporate headquarters, as well as for certain data processing and administrative services provided to the Company. In 1995 and 1996, such reimbursements totaled $700,000.

  Special Compensation and Other. In connection with the Offering and IPO Reorganization, the Company recorded $1,716,000 of non-recurring charges in 1996. Of this amount, $1,524,000 consisted of compensation earned by key members of management as a result of the successful Offering and the corporate restructuring which preceded the Offering.

  Depreciation and Amortization. Depreciation and amortization decreased from $4,385,000 in 1995 to $3,029,000 in 1996 as a net result of the sale of the Seven Facilities effective December 31, 1995 and the acquisition of the four 1996 Ohio Facilities on July 1, 1996 which is accounted for as a capital lease.

  Facility Rent. Facility rent expense increased by $8,316,000 from $1,907,000 in 1995 to $10,223,000 in 1996. The increase in rent expense is the result of the sale and subsequent leaseback of the Seven Facilities and the acquisition of the six New Hampshire facilities on January 1, 1996 pursuant to an operating lease financing.

  Interest Expense, Net. Interest expense, net, decreased by $473,000 from $5,107,000 in 1995 to $4,634,000 in 1996. This decrease is due to the net result of the pay down of the Seven Facilities debt, the repayment of $25,000,000 of long-term debt using proceeds from the Offering and additional interest expense resulting from the acquisition of the four 1996 Ohio Facilities.

  Loss on Investment in Limited Partnership. The Company accounts for its investment in the Larkin Chase Center using the equity method. The Company recorded a loss of $114,000 in 1995 as compared to a loss of $263,000 during 1996 in connection with this investment.

  Extraordinary Loss on Early Retirement of Debt. During the second quarter of 1996, the Company repaid $25,000,000 of long-term debt using proceeds from the Offering. In connection with this early repayment, the Company recorded an extraordinary loss of $2,161,000 ($1,318,000 net of the related tax benefit) as the result of a prepayment penalty paid to the lender and the write-off of deferred financing costs.

  Income Taxes. Prior to the date of the Offering, the Company's financial statements did not include a provision for income taxes because the Predecessor Entities were not directly subject to federal or state income taxation. The provision for income taxes in 1996 was $809,000 and consisted of a provision for income taxes for the period after the Offering less a tax benefit resulting from book-tax differences inherited as part of the IPO Reorganization.

  Net Income. Net income was $1,234,000 in 1995 as compared to $2,702,000 in 1996. The increase of $1,468,000 was primarily the result of increased operating income in 1996 and the elimination of the minority interest charge resulting from the liquidation of KYP.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its operations and acquisitions growth through a combination of mortgage financing and operating leases. Leased facilities are leased from either the owner of the facilities, from a real estate investment trust which has purchased the facilities from the owner, or through a synthetic leasing facility created in September 1997. In addition, in 1996 the Company financed the acquisition of the four 1996 Ohio Facilities from the owner by means of a lease which is accounted for as a capital lease for financial reporting purposes. The Company's existing facility leases generally require it to make monthly lease payments, establish escrow funds to serve as debt service reserve accounts, and pay all property operating costs. The Company generally negotiates leases which provide for extensions beyond the initial lease term and an option to purchase the leased facility. In some cases, the option to purchase the leased facility is exercisable at a price based on the fair market value of the facility at the time the option is exercised. In other cases, the lease for the facility sets forth a fixed option purchase price which the Company believes is equal to the fair market value of the facility at the inception date of such lease.

  During the first quarter of 1998, the Company increased the funds committed by the bank group under the synthetic leasing facility by $19,250,000 in order to finance the acquisition of the Briarfield Facilities, which increase became effective April 1, 1998. The Company expects to further increase the funds committed under the synthetic leasing facility by $15,750,000 in order to finance the pending acquisition of the Rhode Island Facilities. The Company is currently awaiting regulatory approval for this pending acquisition and expects the transaction to be completed during the second quarter of 1998. In the fourth quarter of 1997, the Company commenced construction of a sixty-bed addition and a rehabilitation therapy area for its Ocala, Florida facility. The costs of this project are estimated to be approximately $4,200,000, of which approximately $1,400,000 had been incurred as of December 31, 1997.

  At December 31, 1997, the Company had two mortgage loans outstanding for a total of $18,042,000 and an additional $15,600,000 in advances outstanding on its long-term revolving credit facility. One mortgage loan had an outstanding principal balance of $16,461,000 of which $15,140,000 is due at maturity in 2004. This loan bears interest at an annual rate of 10.65% plus additional interest equal to 0.3% of the difference between the annual operating revenues of the four mortgaged facilities and actual revenues during the twelve-month base period. The Company's other mortgage loan, which encumbers a single facility, had an outstanding principal balance of $1,581,000 at December 31, 1997, of which $1,338,000 is due in 2010.

  The Company's operating activities in 1996 generated net cash of $1,405,000 as compared to $5,621,000 in 1997, an increase of $4,216,000. Most of the increase in cash provided by operations was the result of increased net income.

  Net cash used by investing activities was $4,050,000 during 1996 as compared to $19,487,000 used in 1997. The primary use of invested cash during these periods related to additions to property and equipment ($5,104,000 in 1996 compared to $5,274,000 in 1997), additions to intangible assets ($950,000 in 1996 compared to $6,301,000 in 1997), and a secured loan to the seller of $7,487,000 in connection with the acquisition of the five Connecticut Facilities on December 1, 1997.

  Net cash used by financing activities was $27,790,000 in 1996 as compared to $12,891,000 provided in 1997. The early retirement of debt and the incurrence of a related prepayment penalty required the use of $26,517,000 in 1996. During 1996, the Company received $37,160,000 in net proceeds from the Offering and a cash payment of $3,685,000 from the landlord in connection with the leasing of the New Hampshire facilities. During 1996 the Company also received $803,000 from the sale of equity interests to an officer and a director of the Company. In March of 1996 a liquidating distribution of $33,727,000 was paid to the KYP Unitholders. During 1997, the Company borrowed $15,600,000 under its revolving credit facility, most of which was used to finance part of the acquisition of the five Connecticut Facilities, as well as the asset acquisition of Access Rehabilitation, a therapy services company, made principal payments of $3,944,000 on its capital lease obligation, and received cash payments totaling $1,301,000 from its landlords in connection with the lease of the Massachusetts Facilities and the Dayton Facilities.

  After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under its senior secured credit facility. It is anticipated that the Company's principal uses of liquidity under the credit facility will be to finance working capital, meet debt service requirements, finance acquisitions, construct new facilities and lease real estate, and a portion thereof will be available for the issuance of letters of credit. The Company believes that operating cash flow and availability under the new senior secured credit facility will be adequate to satisfy its debt service requirements and to meet working capital, capital expenditure, acquisition, leasing and letter of credit needs for the foreseeable future. After the Merger, the Company expects that the majority of its facility acquisitions will be financed using its new senior secured credit facility. However, the Company could be required to attempt to obtain other debt and/or equity financing to finance any significant acquisitions or real estate/construction projects in the future. SEE "THE MERGER--Merger Financings."

YEAR 2000 DISCLOSURE

  The Company is preparing all of its software products and internal computer systems to be Year 2000 compliant. The Company has replaced its payroll, general ledger and accounts payable systems and is currently planning to replace its clinical and billing systems. Although the Company does not expect the cost of this conversion to have a material adverse effect on its business or future results of operations, there can be no assurance that the Company will not be required to incur significant unanticipated costs in relation to its compliance obligations. The Company currently estimates that compliance will be achieved during 1999; however, there can be no assurances that the Company will be able to complete the conversion in a timely manner or that third party software suppliers will be able to provide Year 2000 compliant products for the Company to install. The Company's ongoing facility acquisition strategy will require it to evaluate acquisition candidates for Year 2000 compliance.

NEW ACCOUNTING PRONOUNCEMENTS

  In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These pronouncements are effective for financial statement periods beginning after December 15, 1997. The Company does not believe that these new pronouncements will have a material effect on its future financial statements.

             PRICES OF HARBORSIDE COMMON STOCK AND DIVIDEND POLICY

  The Harborside Common Stock is listed and traded on the NYSE under the symbol "HBR." The following table shows, for the fiscal periods indicated, the high and low sale prices of a share of Harborside Common Stock on the NYSE Composite Transactions Tape. The Company completed its initial public offering on June 14, 1996.

                                                                    HIGH   LOW
                                                                   ------ ------
   Fiscal 1996
     First Quarter (ended March 31, 1996).........................    --     --
     Second Quarter (ended June 30, 1996)......................... 11.000  9.500
     Third Quarter (ended September 30, 1996)..................... 10.750  9.500
     Fourth Quarter (ended December 31, 1996)..................... 12.250  9.000
   Fiscal 1997
     First Quarter (ended March 31, 1997)......................... 12.875 11.000
     Second Quarter (ended June 30, 1997)......................... 14.375 11.125
     Third Quarter (ended September 30, 1997)..................... 18.750 14.250
     Fourth Quarter (ended December 31, 1997)..................... 21.750 16.750
   Fiscal 1998
     First Quarter (ended March 31, 1998)......................... 24.000 18.000
     Second Quarter (to April 29, 1998)........................... 24.000 20.250

  On April 15, 1998, the last trading day before the public announcement of the execution of the Merger Agreement, the last sale price of Harborside Common Stock as reported on the NYSE Composite Transactions Tape was $21.50 per share.

  On April 29, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last sale price of Harborside Common Stock as reported on the NYSE Composite Transactions Tape was $23.75 per share. Harborside stockholders should obtain current market prices for Harborside Common Stock.

  The Company has never declared or paid any dividends on Harborside Common Stock since its initial public offering in 1996. The Company does not anticipate paying cash dividends on Harborside Common Stock for the foreseeable future and intends to retain all of its earnings to provide funds for the operation and expansion of the Company's business and to repay outstanding indebtedness. The Company's debt agreements contain, and the agreements related to the Merger Financings are expected to contain, certain covenants restricting the payment of dividends on, or repurchases of, Harborside Common Stock. The Company's ability to pay dividends is also limited by the terms of current (and possibly future) lease and financing arrangements that restrict, among other things, the ability of the Company's subsidiaries to distribute funds to the Company.

                                  THE COMPANY

GENERAL OVERVIEW

  Harborside provides high quality long-term care, subacute care and other specialty medical services in five principal regions: the Midwest (Ohio and Indiana), New England (Massachusetts and New Hampshire), the Northeast (Connecticut and Rhode Island), the Southeast (Florida) and the Mid-Atlantic (New Jersey and Maryland). Within these regions, as of December 31, 1997, the Company operated 43 licensed long-term care facilities with a total of 5,290 licensed beds. The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, CVA/stroke, cardiac, pulmonary and wound care), as well as distinct programs for the provision of care to Alzheimer's and hospice patients. In addition, the Company provides certain rehabilitation therapy services both at Company-operated and non-affiliated facilities. As of December 31, 1997, the Company provided rehabilitation services to patients at 80 non-affiliated long-term care facilities. From December 31, 1993 to December 31, 1997, the Company increased its overall patient capacity by approximately 3,141 licensed beds, or approximately 150%. Since December 31, 1997, the Company acquired the Briarfield Facilities in Ohio with 248 licensed beds. During 1998, the Company acquired two additional facilities in Ohio with 248 total licensed beds and contracted to acquire two facilities in Rhode Island with 267 total licensed beds.

  Harborside was formed in March 1996, in anticipation of the Offering, in order to combine under its control the operations of various long-term care facilities and ancillary businesses which had operated since 1988. The Company completed the Offering on June 14, 1996 and issued 3,600,000 shares of common stock at $11.75 per share. Immediately prior to the Offering the owners of the Predecessor Entities contributed their interests in such Predecessor Entities to the Company and received in return an aggregate of 4,400,000 shares of the Company's common stock.

POST-MERGER BUSINESS STRATEGY

  The Company intends to continue achieving growth in revenues, earnings and margins while providing high quality long-term care and medical services through the following business strategies:

  Selectively Acquire Additional Long-Term Care Facilities. The Company believes there are numerous opportunities to acquire additional long-term care facilities, and it will continue to focus on acquiring facilities in its existing regions where it has established a strong market presence. The Company believes that concentrating its long-term care facilities within selected geographic regions provides it with greater local market share and more effective relationships with referral sources, as well as the ability to achieve operational efficiencies through economies of scale, greater leverage of corporate overhead, more effective regional management, and marketing efficiencies. In addition, the Company will also continue to evaluate new geographic markets possessing favorable demographic and regulatory environments. The Company's acquisition strategy is particularly focused on states with CON programs or similar regulations which the Company believes provide it with a more favorable competitive environment. Since its IPO in June of 1996, the Company has increased its bed count by over 50%.

  Expand Higher Acuity Specialty Medical Services. The provision of specialty medical services are attractive to the Company as they allow the Company to better serve its referral sources along a broader continuum of care, while typically generating higher net patient service revenues per patient day than basic patient services given the increased level of care required. The Company expects to continue to expand the range of subacute care and other specialty medical services provided at both its existing and acquired facilities, with an emphasis on expanding the number of its specialized subacute programs. Within its specialized subacute programs, the Company will also continue to design and implement clinical pathways for its high acuity services that are designed to achieve specified, measurable outcomes in an efficient, cost-effective and patient-friendly manner. The Company also expects to further develop additional specialized subacute programs for patients with Alzheimer's disease and hospice units for patients with terminal illnesses.

  Expand Ancillary Businesses. The Company intends to continue to expand its offering of ancillary services, including physical, occupational and speech rehabilitation therapy services, in existing and acquired Company facilities, as well as with additional non-affiliated facilities. The Company also continuously evaluates opportunities to acquire or develop additional ancillary business, including home health care, assisted living, institutional pharmacy and infusion therapy. The Company believes that selectively providing home health care and assisted living services will allow it to provide a broader continuum of care while leveraging its existing regional and facility overhead. The Company further believes that entering into the institutional pharmacy and third-party infusion therapy businesses will offer it additional opportunities to reduce operating costs and capture additional profits by bringing in-house services typically purchased from third party contractors.

  Maintain High Occupancy Rates and Continue to Improve Quality Mix. The Company seeks to maintain its high occupancy rates while further improving its quality mix by (i) continuing to expand the breadth and improving the quality of services offered, (ii) further developing additional referral sources and marketing programs designed to increase occupancy, and (iii) continuing to closely monitor census information and other patient data at the corporate, regional and facility levels. For the year ended December 31, 1997, the Company's overall occupancy rate was 92.3% and its quality mix was 60.0%.

  Further Implement Enhanced Cost Control Initiatives. The Company seeks to further increase margins at existing and acquired facilities by further implementing enhanced cost control initiatives, including, among other things,
(i) centralizing certain administrative and managerial functions, including purchasing, employee training and marketing, (ii) scheduling and staffing nursing and therapy services to maximize the efficient provision of care while maintaining quality and outcomes, and (iii) more effectively utilizing the Company's centralized, automated financial reporting system, which enables corporate personnel to monitor and respond on a timely basis to key operating and financial data and budget variances.

PATIENT SERVICES

 Basic Patient Services

  Basic patient services are those traditionally provided to elderly patients in long-term care facilities to assist with the activities of daily living and to provide general medical care. The Company provides 24-hour skilled nursing care by registered nurses, licensed practical nurses and certified nursing aides in all of its facilities. Each facility is managed by an on-site licensed administrator who is responsible for the overall operation of the facility, including the quality of care provided. The medical needs of patients are supervised by a medical director, who is a licensed physician. Although treatment of patients is the responsibility of their own attending physicians, who are not employed by the Company, the medical director monitors all aspects of delivery of care. The Company also provides support services, including dietary services, therapeutic recreational activities, social services, housekeeping and laundry services, pharmaceutical and medical supplies and routine rehabilitation therapy.

  Each facility offers a number of individualized therapeutic activities designed to enhance the quality of life of its patients. These activities include entertainment events, musical productions, trips, arts and crafts and volunteer and other programs that encourage community interaction.

 Specialty Medical Services

  Specialty medical services are those provided to patients with medically complex needs, who generally require more extensive treatment and a higher level of skilled nursing care. These services typically generate higher net patient service revenues per patient day than basic patient services as a result of increased levels of care and the provision of ancillary services.

  Subacute Care. Subacute care is goal-oriented, comprehensive care designed for an individual who has had an acute illness, injury, or exacerbation of a disease process. Subacute care is typically rendered immediately after, or instead of, acute hospitalization in order to treat one or more specific, active, complex medical conditions or in order to administer one or more technically complex treatments. The Company provides subacute care services at all but two of its existing facilities in such areas as complex medical, cardiac recovery, digestive, immuno-suppressed disease, post-surgical, wound, CVA/stroke care, hemodialysis, infusion therapy, and diabetes and pain management.

  In facilities that have shown strong demand for subacute services, the Company has developed distinct subacute programs marketed under the name "COMprehensive Patient Active Subacute System" or "COMPASS." COMPASS programs are specially staffed and equipped for the delivery of subacute care. COMPASS patients typically range in age from late teens to the elderly, and typically require high levels of nursing care and the services of physicians, therapists, dietitians, clinical pharmacists or psycho/social counselors. Certain patients may also require life support or monitoring equipment. Because patient goals are generally rehabilitation-oriented, lengths of stay for COMPASS programs are generally expected to be less than 30 days each.

  The Company has designed clinical pathways for these COMPASS programs in the areas of orthopedic rehabilitation, CVA/stroke recovery, cardiac recovery, pulmonary rehabilitation and wound care management. These clinical pathways are designed to achieve specified measurable outcomes in an efficient and cost-effective manner. The Company's COMPASS programs and the clinical pathways used by these programs are designed to attract commercial insurance and managed care organizations, such as HMOs and PPOs. The Company has personnel dedicated to actively marketing its COMPASS programs to commercial insurers and managed care organizations. The Company will continue to develop additional clinical pathways based on market opportunities.

  Alzheimer's and Hospice Care. The Company has also developed distinct units that provide care for patients with Alzheimer's disease and hospice units for patients with terminal illnesses. As of December 31, 1997, the Company operated dedicated Alzheimer's units at eight facilities. The Company also operates distinct hospice units at three of its facilities, where it provides care to terminally ill patients and counseling to their families.

OPERATIONS

  Facilities. Each of the Company's facilities is supervised by a licensed facility administrator who is responsible for all aspects of the facility's operations. The facility administrator oversees (i) a director of nursing who supervises a staff of registered nurses, licensed practical nurses and certified nursing aides, (ii) a director of admissions who is responsible for developing local marketing strategies and programs and (iii) various other departmental supervisors. The Company also contracts with one or more licensed physicians at each facility to serve as medical directors for the purpose of supervising the medical management of patients. Facilities with subacute or specialty medical units or programs may also contract with physician specialists to serve as rehabilitation or specialty program medical directors in areas such as physiatry (physical medicine), neurology or gero-psychology. Facilities may also employ or contract for additional clinical staff such as case managers, therapists and program directors. Department supervisors at each of the Company's facilities oversee personnel who provide dietary, maintenance, laundry, housekeeping, therapy and social services. In addition, a business office staff at each facility routinely performs administrative functions, including billing, payroll and accounts payable processing. The Company's corporate and regional staff provide support services such as quality assurance, management training, clinical consultation and support, management information systems, risk management, human resource policies and procedures, operational support, accounting and reimbursement expertise.

  Regions. The Company seeks to cluster its long-term care facilities and therapy services in selected geographic regions to establish a strong competitive position as well as to position the Company as a healthcare provider of choice to managed care and private payors in these markets. The Company's facilities currently serve five principal geographic regions: the Midwest (Ohio and Indiana), New England (Massachusetts and New Hampshire), Northeast (Connecticut and Rhode Island), the Southeast (Florida) and the Mid-Atlantic (New Jersey and Maryland). The Company maintains regional operating offices in Clearwater, Florida; Indianapolis, Indiana; Topsfield, Massachusetts; West Hartford, Connecticut; Peterborough, New Hampshire and Bridgewater,

New Jersey. Each region is supervised by a regional director of operations who directs the efforts of a team of professional support staff in the areas of clinical services, marketing, bookkeeping, human resources and engineering. Other Company staff, who are principally based in Boston and the above-mentioned regions, provide support and assistance to all of the Company's facilities in the areas of subacute services, managed care contracting, reimbursement services, risk management, data processing and training. Financial control is maintained through financial and accounting policies established at the corporate level for use at each facility. The Company has standardized operating policies and procedures and continually monitors operating performance to assure consistency and quality of operations. The Company's therapy services business maintains offices in Palm Harbor, Florida and Indianapolis, Indiana.

  Continuous Quality Improvement Program. The Company has developed a continuous quality improvement program which is designed to monitor, evaluate and improve the delivery of patient care. The program is supervised by the Company's Vice President of Professional Services and consists of the standardization of policies and procedures, routine site visits and assessments and a quality control system for patient care and physical plant compliance. Pursuant to its quality control system, the Company routinely collects information from patients, family members, referral sources, employees and state survey agencies which is then compiled, analyzed and distributed throughout the Company in order to monitor the quality of care and services provided.

  The Company's continuous quality improvement program is modeled after guidelines for long-term care and subacute facilities promulgated by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), a nationally recognized accreditation agency for hospitals and other healthcare organizations. The Company believes that JCAHO accreditation is an important factor in gaining provider contracts from managed care and commercial insurance companies. Accordingly, in late 1995 the Company began a program to seek accreditation from JCAHO for the Company's facilities. As of December 31, 1997, 28 of the Company's facilities had received accreditation, and of these 17 had received accreditation "with commendation." By the end of 1998, management believes that substantially all of its existing facilities will have received JCAHO accreditation.

MARKETING

  The Company's marketing program is designed to attract patients who will have a favorable impact on the Company's profits and quality mix of revenues. The Company establishes monthly occupancy and revenue goals for each of its facilities and maintains marketing objectives to be met by each facility. The Company's Vice President of Marketing is principally responsible for the development and implementation of the Company's marketing program. Regional marketing directors provide routine support to the facility-based admissions directors through the development of facility-based marketing strategies, competitive assessments and routine visits.

  The Company uses a decentralized marketing approach in order to capitalize on each facility's strengths and reputation in the community it serves. Admissions staff at each facility are primarily responsible for marketing basic medical services and developing semi-annual marketing plans in consultation with the Company's regional marketing and operations staff. Basic medical services are marketed to area physicians, hospital discharge planning personnel, individual patients and their families and community referral sources. Facility personnel also market the Company's specialty medical services to these sources. Corporate and regional personnel who specialize in subacute care, managed care and reimbursement also assist in the marketing of specialty medical services.

  The Company believes its occupancy rates and quality mix demonstrate the effectiveness of its marketing program. The Company's average annual occupancy rates for the fiscal years ended December 31, 1995, 1996 and 1997 were 92.5%, 92.6% and 92.3%. In comparison, a study of approximately 1,500 nursing facilities conducted by the U.S. Department of Health and Human Services found that in 1995 nursing facilities operated at approximately 87% of capacity. For the year ended December 31, 1997, the Company's quality mix was 60.0%.

  Since June 1994, the Company has maintained a dedicated managed care marketing group, led by the Senior Vice President of Marketing and Managed Care, whose primary purpose is to solicit managed care and commercial insurance contracts. The Company's regional and corporate staff attend trade shows and events for managed care, commercial insurance companies and case managers in order to broaden the Company's overall presence and recognition with these groups.

SOURCES OF REVENUES

  The Company derives its revenues primarily from private pay sources, the federal Medicare program for certain elderly and disabled patients and state Medicaid programs for indigent patients. The Company's revenues are influenced by a number of factors, including (i) the licensed bed capacity of its facilities, (ii) occupancy rates, (iii) the mix of patients and the rates of reimbursement among payor categories (private and other, Medicare and Medicaid) and (iv) the extent to which subacute and other specialty medical and ancillary services are utilized by the patients and paid for by the respective payment sources. The Company employs specialists to monitor reimbursement rules, policies and related developments in order to comply with all reporting requirements and to assist the Company in receiving reimbursements.

  The following table identifies the Company's total net revenues attributable to each of its payor sources for the periods indicated:

                             TOTAL NET REVENUES(1)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1995     1996     1997
                                                      -------  -------  -------
   Private and other.................................    35.1%    35.5%    34.1%
   Medicare..........................................    31.7     26.3     25.9
   Medicaid..........................................    33.2     38.2     40.0
                                                      -------  -------  -------
   Total.............................................   100.0%   100.0%   100.0%
                                                      =======  =======  =======

--------
(1) Total net revenues exclude net revenues of the Larkin Chase Center which is owned by the Bowie Center Limited Partnership ("Bowie L.P."). The Company owns a 75% partnership interest in Bowie L.P. but records its investment in Bowie L.P. using the equity method. See Note D to the Company's consolidated financial statements included elsewhere in this Proxy Statement/Prospectus.

  Private and Other. Private and other net revenues include payments from individuals who pay directly for services without governmental assistance and payments from commercial insurers, HMOs, PPOs, Blue Cross organizations, workers' compensation programs, hospice programs and other similar payment sources. The Company's rates for private pay patients are typically higher than rates for patients eligible for assistance under state Medicaid programs. The Company's private pay rates vary from facility to facility and are influenced primarily by the rates charged by other providers in the local market and by the Company's ability to distinguish its services from those provided by its competitors. Although private pay rates are generally established on a facility-specific fee schedule, rates charged for individual cases may vary widely because, in the case of managed care, they are either negotiated on a case-by-case basis with the payor or are fixed by contract. Rates charged to private pay patients are not subject to regulatory control in any of the states in which the Company operates.

  Medicare. All but two of the Company's facilities are certified Medicare providers. The Company does not expect to seek Medicare certification for these two uncertified facilities because all of the patients currently at these facilities are private pay patients. Medicare is a federally funded and administered health insurance program primarily designed for individuals who are age 65 or over and are entitled to receive Social Security benefits. The Medicare program consists of two parts. The first part, Part A, covers inpatient hospital services and certain services furnished by other institutional healthcare providers, such as long-term care facilities. The second part, Part B, covers the services of doctors, suppliers of medical items and services and various types of outpatient services. Part B services include physical, speech and occupational therapy and durable medical equipment and other ancillary services of the type provided by long-term care or acute care facilities. Part A coverage, as applied to services delivered in a long-term care facility, is limited to skilled nursing and rehabilitative care related to a recent hospitalization and is limited to a specified term (generally 100 days per calendar year), requires beneficiaries to share some of the cost of covered services through the payment of a deductible and a co-insurance payment and requires beneficiaries to meet certain qualifying criteria. There are no limits on duration of coverage for Part B services, but there is a co-insurance requirement for most services covered by Part B.

  The method used in determining Medicare reimbursement for rehabilitation therapy services furnished in the Company's facilities currently depends on the type of therapy provided. Medicare currently applies salary equivalency guidelines to determine the reasonable cost of physical therapy services and respiratory therapy services provided on a contract basis, which is the cost that would be incurred if the therapist were employed at the facility, plus an amount designed to compensate the provider for certain general and administrative overhead costs. With respect to occupational therapy and speech language pathology, Medicare currently provides services on a reasonable cost basis, subject to the so-called "prudent buyer" rule for evaluating the reasonableness of the costs. During the first quarter of 1998, the Health Care Financing Administration ("HCFA") proposed rules which would establish new guidelines for reimbursement for rehabilitation therapy services provided at skilled nursing facilities. These new guidelines would revise the existing salary equivalency rules for physical and respiratory therapies and extend the salary equivalency methodology to speech and occupational therapy services as well. The Company does not believe that the proposed rules will have a material adverse effect on its operations. Further, the salary equivalency guidelines will not apply to skilled nursing facilities when the provisions of the BBA become effective. See "--Governmental Regulation."

  Under the Medicare Part A program, the Company is reimbursed for its allowable direct costs (which consist of routine, ancillary and capital expenses) plus an allocation of allowable indirect costs. The total of routine costs and the respective allocated overhead is subject to a regional routine cost limit. As the Company expands its subacute care and other specialty medical services, the costs of care for these patients have exceeded and are expected to continue to exceed the regional reimbursement routine cost limits. In order to recover these costs, the Company is required to submit routine cost limit exception requests to recover the excess costs from Medicare. There can be no assurance that the Company will be able to recover such excess costs under any pending or future requests. The failure to recover these excess costs in the future could materially adversely affect the Company. Under current regulations, new long-term care facilities are, in certain limited circumstances, able to apply for a three year exemption from routine cost limits. The Company has applied for, been denied and is now appealing such exemptions for two of its facilities. Unless and until such exemptions are granted, these facilities can only recover excess costs through routine cost limit exception requests. The BBA substantially amends the current Medicare reimbursement methodology and eliminates the process of applying for and receiving routine cost limit exceptions and exemptions.

  The BBA was enacted in August 1997 and significantly amends the reimbursement methodology of the Medicare program. In addition to offering new Medicare health plan options and increasing the penalties related to healthcare fraud and abuse, the BBA provides for a prospective payment system for skilled nursing facilities to be implemented for cost report periods beginning on or after July 1, 1998. The BBA also mandates a 10% reduction in Part B therapy costs for the period January 1, 1998 through July 1, 1998. Subsequent to July 1, 1998, skilled nursing facilities will be reimbursed for Part B therapy services which will be determined from fee schedules to be established by HCFA. The BBA further limits reimbursement for Part B therapy services by establishing annual limitations on Part B therapy charges per beneficiary.

  Since the Medicare prospective payment system will be all inclusive, the BBA requires skilled nursing facilities to institute "consolidated billing" for a variety of services and supplies. Under consolidated billing, the skilled nursing facility must submit all Medicare claims for all the services and supplies that its residents receive (both Part A and Part B), with the exception of mainly physicians' services. Payments for these services and supplies billed on a consolidated basis will be made directly to the skilled nursing facility, whether or not the services were provided directly by the skilled nursing facility or by others under a contractual arrangement. Among the services and goods which the skilled nursing facility will be responsible for billing are: physical therapy, occupational therapy and speech therapy, laboratory services, diagnostic x-rays, medical supplies, surgical dressings, prosthetic devices/ostomy, colostomy, enteral/parenteral nutrition, orthotics, limbs, etc., EKGs, vaccines, ambulance services and psychological services by a social worker. Examples of Part B services and goods which will not be billed by skilled nursing facilities are physicians' services, physician assistants under physician supervision, nurse practitioners, certified nurse-midwives, qualified psychologists, certified registered nurses anesthetists, home dialysis supplies and equipment, self-care home dialysis support services and institutional dialysis services and supplies, erythropoietin for certain dialysis patients, hospice care related to a beneficiary's terminal illness, an ambulance trip to the skilled nursing facility from the initial admission or from the skilled nursing facility following a final discharge and transportation costs of electrocardiogram equipment (for 1998 only).

  In mid-April, 1998, HCFA issued a Program Memorandum to Medicare Intermediaries and Carriers with detailed instructions concerning consolidated billing. Under the Program Memorandum, skilled nursing facilities have the option of utilizing a transition period from July 1, 1998 through December 31, 1998 in cases where the skilled nursing facility will not have the systems and billing capability to submit claims to the intermediary for services and supplies rendered on or after July 1, 1998. Intermediaries are to use this transition period to educate providers regarding these new requirements through December 31, 1998. For those skilled nursing facilities utilizing the transition period, all claims for all services and supplies rendered on or after January 1, 1999 must be billed to the intermediary. There will be no extension of the transition period beyond January 1, 1999.

  Regulations regarding the prospective payment system are expected to be published on or about May 1, 1998, as required by the BBA. The regulations will contain (i) the unadjusted federal per diem rates to be applied to days of covered skilled nursing facility services furnished during the fiscal year,
(ii) the case mix classification system to be applied with respect to such services during the fiscal year and (iii) the factors to be applied in making area wage adjustments with respect to such services. (See the discussion below under "--Government Regulation" with respect to more information about the prospective payment system for skilled nursing facilities.) In the absence of the published regulations, the Company has not been able to fully assess and quantify the impact of the BBA on the Company's consolidated financial position, results of operations or liquidity. Although there can be no assurance, the Company expects that its cost control initiatives will help it absorb any revenue impact that may result from the BBA. See "THE COMPANY-- Post-Merger Business Strategy."

  Medicaid. Medicaid includes the various state-administered reimbursement programs for indigent patients created by federal law. Although Medicaid programs vary from state to state, they are partially subsidized by federal funds; provided, that the state has submitted an acceptable state plan for medical assistance. Although reimbursement rates are determined by the state, the federal government retains the right to approve or disapprove individual state plans. For Medicaid recipients, providers must accept reimbursement from Medicaid as payment in full for the services rendered, because the provider may not bill the patient for more than the amount of the allowable Medicaid payment. All but two of the Company's facilities participate in the Medicaid program of the states in which they are located. These two non-participating facilities are currently occupied solely by private pay patients.

  Under the Boren Amendment, a federal Medicaid statute, and related regulations, state Medicaid programs were required to provide reimbursement rates that were reasonable and adequate to cover the costs that would be incurred by efficiently and economically operated facilities in providing services in conformity with state and federal laws, regulations and quality and safety standards. Furthermore, payments were required to be sufficient to enlist enough providers so that services under the state's Medicaid plan were available to recipients at least to the extent that those services are available to the general population. In the past, several states, healthcare provider organizations and providers have initiated litigation challenging the Medicaid reimbursement methodologies employed in such states, asserting that reimbursement payments are not adequate to reimburse an efficiently operated facility for the costs of providing Medicaid covered services. The BBA repealed the Boren

Amendment effective October 1, 1997 and allows the states to develop their own standards for determining Medicaid payment rates. The BBA provides certain procedural restrictions on the states' ability to amend state Medicaid programs by requiring that the states use a public process to establish payment methodologies including a public comment and review process. The repeal of the Boren Amendment provides states with greater flexibility to amend individual state programs and potentially reduce state Medicaid payments to skilled nursing facilities.

  The Medicaid programs in the states in which the Company operates pay a per diem rate for providing services to Medicaid patients based on the facility's reasonable allowable costs incurred in providing services, subject to cost ceilings applicable to patient care, other operating and capital costs. Many state Medicaid programs currently include incentive allowances for providers whose costs are less than certain ceilings and who meet other requirements.

  There are generally two types of Medicaid reimbursement rates: retrospective and prospective, although many states have adopted plans that have both retrospective and prospective features. A retrospective rate is determined after completion of a cost report by the service provider and is designed to reimburse expenses. Typically, an interim rate, based upon historical cost factors and inflation is paid by the state during the cost reporting period and a cost settlement is made following an audit of the filed cost report. Such adjustments may result in additional payments being made to the Company or in recoupments from the Company, depending on actual performance and the limitations within an individual state plan.

  The more prevalent type of Medicaid reimbursement rate is the prospective rate. Under a prospective plan, the state sets its rate of payment for the period before services are rendered. Actual costs incurred by operators during a period are used by the state to establish the prospective rate for subsequent periods. The provider must accept the prospective rate as payment in full for all services rendered. Although there is usually no settlement based upon actual costs incurred subsequent to the cost report filing, subsequent audits may provide a basis for the state program to retroactively recoup monies.

  To date, adjustments from Medicaid audits have not had a material adverse effect on the Company. Although there can be no assurance that future adjustments will not have a material adverse effect on the Company, the Company believes that it has properly applied the various payment formulas and that it is not likely that audit adjustments would have a material adverse effect on the Company.

  Therapy Services to Non-Affiliates. The Company generates revenues from services to non-affiliates from its rehabilitation therapy business which provides services to patients at long-term care facilities not operated by the Company. In general, payments for these services are received directly from the non-affiliated long-term care facilities, which in turn are reimbursed by Medicare or other payors. The revenues that the Company derives for these services are subject to adjustment in the event the facility is denied reimbursement by Medicare or any other applicable payor on the basis that the services provided by the Company were not medically necessary. The provision of therapies by the Company will be subject to Medicare consolidated billing rules under the Medicare prospective payment system in cases where therapy services are furnished to residents in a skilled nursing facility participating in Medicare.

GOVERNMENTAL REGULATION

  The federal government and all states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of rates by governmental payor sources, the development and operation of long-term care facilities and the provision of long-term care services are subject to federal, state and local licensure and certification laws which regulate with respect to a facility, among other matters, the number of beds, the services provided, the distribution of pharmaceuticals, equipment, staffing requirements, patients' rights, operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. There can be no assurance that federal, state or local governmental regulations will not change or be subjected to new interpretations that impose additional restrictions which might adversely affect the Company's business.

  All of the facilities operated by the Company are licensed under applicable state laws and possess the required CONs from responsible state authorities. As previously noted, all but two of the Company's facilities are certified or approved as providers under the Medicaid and Medicare programs. Both the initial and continuing qualification of a long-term care facility to participate in such programs depend upon many factors, including accommodations, equipment, services, non-discrimination policies against indigent patients, patient care, quality of life, patients' rights, safety, personnel, physical environment and adequacy of policies, procedures and controls. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State agencies survey or inspect all long-term care facilities on a regular basis to determine whether such facilities are in compliance with the requirements for participation in government-sponsored third-party payor programs. In some cases, or upon repeat violations, the reviewing agency has the authority to take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the state Medicaid or the Medicare program, offset of amounts due against future billings to the Medicare or Medicaid programs, denial of payments under Medicaid for new admissions, reduction of payments, restrictions on the ability to acquire new facilities and, in extreme circumstances, revocation of a facility's license or closure of a facility. The compliance history of an operator may be reviewed by state authorities in connection with suitability reviews undertaken when the operator seeks authority to operate facilities in that state. The compliance history of a prior operator may be used by state or federal regulators in determining possible action against a successor operator.

  The Company believes that its facilities are in substantial compliance with all statutes, regulations, standards and requirements applicable to its business, including applicable Medicaid and Medicare regulatory requirements. However, in the ordinary course of its business, the Company from time to time receives notices of deficiencies for failure to comply with various regulatory requirements. In most cases, the Company and the reviewing agency will agree upon corrective measures to be taken to bring the facility into compliance. Although the Company has been subject to some fines, statements of deficiency and other corrective actions have not had a material adverse effect on the Company. There can be no assurance that future agency inspections and the actions taken by the reviewing agency based upon such inspections will not have a material adverse effect on the Company.

  Certificates of Need. All states in which the Company operates have adopted CON or similar laws that generally require that a state agency determine that a need exists prior to the construction of new facilities, the addition or reduction of licensed beds or services, the implementation of other changes, the incurrence of certain capital expenditures, the approval of certain acquisitions and changes in ownership or, in certain states, the closure of a facility. Indiana's CON program expires as of June 30, 1998. State CON approval is generally issued for a specific project or number of beds, specifies a maximum expenditure, is sometimes subject to an inflation adjustment, and requires implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability of the facility to provide the service, operate the facility or complete the acquisition, addition or other change and can also result in adverse reimbursement action or the imposition of sanctions or other adverse action on the facility's license.

  Medicare and Medicaid. The BBA was enacted in August 1997 and significantly amends the reimbursement methodology of the Medicare program. In addition to offering new Medicare health plan options and increasing the penalties related to healthcare fraud and abuse, the BBA provides for a prospective payment system for skilled nursing facilities to be implemented for cost report periods beginning on or after July 1, 1998. The BBA also mandates a 10% reduction in Part B therapy costs for the period January 1, 1998 through July 1, 1998. Subsequent to July 1, 1998 skilled nursing facilities will be reimbursed for Part B therapy services will be determined from fee schedules to be established by HCFA. The BBA further limits reimbursement for Part B therapy services by establishing annual limitations on Part B therapy charges per beneficiary.

  The BBA also requires skilled nursing facilities to institute "consolidated billing" for a variety of services and supplies. Under consolidated billing, the skilled nursing facility must submit all Medicare claims for all the services and supplies that its residents receive (both Part A and Part B services), with the exception of mainly physicians' services. Payments for these services and supplies billed on a consolidated basis will be made directly to the skilled nursing facility, whether or not the services was provided directly by the skilled nursing facility or by others under a contractual arrangement. The skilled nursing facility will be responsible for paying the provider of the services or the supplier. The payment to the skilled nursing facility for these services and supplies will be based upon the amounts allowable to the skilled nursing facility based on the prospective payment system law and regulations.

  The new Medicare prospective payment system ("Medicare PPS") will be phased in over a period of four years, beginning with skilled nursing facility cost reporting periods ending on or after July 1, 1998. "New facilities," which first received Medicare payment on or after October 1, 1995, move immediately to the federal per diem rate, and do not have a transitional period. In the phase-in, the PPS will blend together facility-specific rates and federal industry per diems according to the following schedule: Year 1--75% facility-specific, 25% federal per diem; Year 2--50% each; Year 3--25% facility-specific, 75% federal per diem; Year 4--100% federal per diem. As a result of the PPS being effective for cost reports beginning on or after July 1, 1998, PPS will not directly impact the Company's Medicare reimbursement until the fiscal year beginning January 1, 1999 in the case of all of the Company's skilled nursing facilities which received Medicare payment before October 1, 1995, whether under the Company's ownership or otherwise. The Medicare PPS will result in each skilled nursing facility being reimbursed on a per diem rate basis with acuity-based per diem rates being established as applicable to Medicare Part A beneficiaries who are a resident of the skilled nursing facility. The per diem rates will be all-inclusive rates through which the skilled nursing faculty is reimbursed for its routine, ancillary and capital costs. In three years of the transition period, the per diem rates for each facility will consist of a blending of facility-specific costs and federal per diem rates. The unadjusted federal per diem rates to be applied to days of covered skilled nursing facility services furnished during the first year, the case mix classification system to be applied with respect to such services, and the factors to be applied in making area wage adjustments with respect to such services, will be established in the regulations required by the BBA, to be published by May 1, 1998, and will be based on a blending of freestanding and hospital-based skilled nursing facility allowable costs from cost reports beginning in Federal Fiscal Year 1995 (October 1, 1994--September 30, 1995). The federal portion will be adjusted for differences in area wage levels, for variations in case mix, and updated by HCFA market basket minus 1%. The facility-specific portion will be based on each facility's Medicare cost report for cost reporting periods beginning in Federal Fiscal Year 1995, including routine cost limit exceptions and exemptions payments up to 150% of the routine cost limit, the allowable costs to be updated for the skilled nursing facility market basket minus 1% for the first year, and the full skilled nursing facility market basket after Federal Fiscal Year 1999. A variety of other adjustments will be made in developing the Medicare PPS rates pursuant to the BBA and the regulations to be issued. As noted, except in the case of "new facilities," in the first year of the transition to Medicare PPS, the per diem rates will consist of a blend of 25% federal per diem rates and 75% facility-specific costs. Thereafter, the facility-specific cost portion will decrease by 25% per year until in the fourth year, the rate will be 100% federal per diem rates. "New facilities" will be on 100% federal per diem rates effective July 1, 1998.

  Many of the details of the Medicare PPS, including the unadjusted federal per diem rates, will not be available until the PPS regulations are issued. These regulations are required to be published in the Federal Register on or about May 1, 1998. In the absence of the published regulations, the Company has not been able to fully assess and quantify the ultimate impact of the BBA on the Company's consolidated financial position, results of operations or liquidity. However, the Company's management believes that the BBA will incentivize providers of long-term care to reduce costs and become more efficient. Although there can be no assurance, the Company expects that its cost control initiatives will enable it to absorb any revenue impact that may result from the BBA.

  Fee Splitting and Referrals. The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. Federal laws, as well as the laws of certain states, prohibit direct or indirect payments or fee splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. A wide array of relationships and arrangements, including ownership interests in a company by persons in a position to refer patients and personal service agreements have, under certain circumstances, been alleged to violate these provisions. Certain discount arrangements may also violate these laws. Because of the broad reach of these laws, the federal government has published certain "safe harbors," which set forth the requirements under which certain relationships will not be considered to violate such laws. One of these safe harbors protects investment interests in certain large, publicly traded entities which meet certain requirements regarding the marketing of their securities and the payment of returns on the investment. A second safe harbor protects payments for management services which are set in advance at a fair market rate and which do not vary with the value or volume of services referred, so long as there is a written contract which meets certain requirements. A safe harbor for discounts, which focuses primarily on appropriate disclosure, is also available. A violation of the federal anti-kickback law could result in the loss of eligibility to participate in Medicare or Medicaid, or in criminal penalties. Violation of state anti-kickback laws could lead to loss of licensure, significant fines and other penalties.

  Various federal and state laws regulate the relationship between healthcare providers and physicians, including employment or service contracts and investment relationships. These laws include the broadly worded fraud and abuse provisions of the Medicaid and Medicare statutes, which prohibit various transactions involving Medicaid or Medicare covered patients or services. In particular, OBRA 93 contains provisions which greatly expand the federal prohibition on physician referrals to entities with which they have a financial relationship. Effective January 1, 1995, OBRA 93 prohibits any physician with a financial relationship (defined as a direct or indirect ownership or investment interest or compensation arrangement) with an entity from making a referral for "designated health services" to that entity and prohibits that entity from billing for such services. "Designated health services" do not include skilled nursing services but do include many services which long-term care facilities provide to their patients, including physical therapy, occupational therapy, infusion therapy and enteral and parenteral nutrition. Various exceptions to the application of this law exist, including one which protects the payment of fair market compensation for the provision of personal services, so long as various requirements are met. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicaid and Medicare programs. Various state laws contain analogous provisions, exceptions and penalties. The Company believes that in the past it has been, and in the future it will be, able to arrange its business relationships so as to comply with these provisions.

  Each of the Company's long-term care facilities has at least one medical director that is a licensed physician. The medical directors may from time to time refer their patients to the Company's facilities in their independent professional judgment. The physician anti-referral restrictions and prohibitions could, among other things, require the Company to modify its contractual arrangements with its medical directors or prohibit its medical directors from referring patients to the Company. From time to time, the Company has sought guidance as to the interpretation of these laws. However, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

  Potential Healthcare Reform. In addition to extensive existing governmental healthcare regulation, there are numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these proposals, such as reductions in funding of the Medicare and Medicaid programs, interim measures to contain healthcare costs such as a short-term freeze on prices charged by healthcare providers or changes in the administration of Medicaid at the state level, could materially adversely affect the Company. Additionally, the BBA repealed the Boren Amendment effective October 1, 1997 and allows the states to develop their own standards for determining Medicaid payment rates. The BBA provides certain procedural restrictions on the states' ability to amend state Medicaid programs by requiring that the states use a public process to establish payment methodologies including a public comment and review process. The repeal of the Boren Amendment provides states with greater flexibility to amend individual state programs and potentially reduce state Medicaid payments to skilled nursing facilities. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company.

COMPETITION

  The long-term care industry is highly competitive. The Company competes with other providers of long-term care on the basis of the scope and quality of services offered, the rate of positive medical outcomes, cost-effectiveness and the reputation and appearance of its long-term care facilities. The Company also competes in recruiting qualified healthcare personnel, in acquiring and developing additional facilities and in obtaining CONs. The Company's current and potential competitors include national, regional and local long-term care providers, some of whom have substantially greater financial and other resources and may be more established in their communities than the Company. The Company also faces competition from assisted living facility operators as well as providers of home healthcare. In addition, certain competitors are operated by not-for-profit organizations and similar businesses which can finance capital expenditures and acquisitions on a tax-exempt basis or receive charitable contributions unavailable to the Company. In addition, consolidation in the long-term care industry has resulted in the Company being faced with larger competitors, many of whom have significant financial and other resources.

  The Company expects that competition for the acquisition of long-term care facilities may increase in the future as the demand for long-term care increases and as the industry trend of consolidation of providers continues. Construction of new (or the expansion of existing) long-term care facilities near the Company's facilities could adversely affect the Company's business. State regulations generally require a CON before a new long-term care facility can be constructed or additional licensed beds can be added to existing facilities. CON legislation is in place in all states in which the Company operates or expects to operate with the exception of Indiana which is terminating its CON program as of June 30, 1998. The Company believes that these regulations reduce the possibility of overbuilding and promote higher utilization of existing facilities. However, a relaxation of CON requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into subacute units. In the states that the Company currently operates, these conversions are subject to CON review. The Company believes that the application of the new Medicare prospective payment system rules will make such conversions less desirable. New Jersey recently enacted legislation permitting acute care hospitals to offer subacute care services under their existing hospital licenses subject to first obtaining CON approval pursuant to an expedited CON review process. Ohio has imposed a moratorium on the conversion of acute care hospital beds into long-term care beds through June 30, 1999. See "THE COMPANY--Government Regulation."

EMPLOYEES

  As of December 31, 1997, the Company employed approximately 7,331 facility-based personnel on a full- and part-time basis. The Company's corporate and regional staff consisted of 94 persons as of such date. Approximately 270 employees at three of the Company's facilities are covered by collective bargaining agreements. The Company believes that it maintains good relationships with its employees and the unions that represent certain of its employees.

  The Company believes that the attraction and retention of dedicated, skilled and experienced nursing and other professional staff has been and will continue to be a critical factor in the successful growth of the Company. The Company believes that its wage rates and benefit packages for nursing and other professional staff are commensurate with market rates and practices.

  The Company competes with other healthcare providers in attracting and retaining qualified or skilled personnel. The long-term care industry has, at times, experienced shortages of qualified personnel. A shortage of nurses or other trained personnel or general economic inflationary pressures may require the Company to enhance its wage and benefits package in order to compete with other employers. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in private payor revenues or governmental reimbursement. Failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company.

INSURANCE

  The Company carries general liability, professional liability, comprehensive property damage and other insurance coverages that management considers adequate for the protection of its assets and operations based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that the coverage limits of such policies will be adequate or that insurance will continue to be available to the Company on commercially reasonable terms in the future. A successful claim against the Company not covered by, or in excess of, its insurance coverage could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's business and reputation, may lead to increased insurance premiums and may require the Company's management to devote time and attention to matters unrelated to the Company's business. The Company is self-insured (subject to contributions by covered employees) with respect to most of the healthcare benefits and workers' compensation benefits available to its employees. The Company believes that it has adequate resources to cover any self-insured claims and the Company maintains excess liability coverage to protect it against unusual claims in these areas. However, there can be no assurance that the Company will continue to have such resources available to it or that substantial claims will not be made against the Company.

PROPERTIES

  The following table summarizes certain information regarding the Company's existing facilities and the Rhode Island Facilities. For a description of the lease and other financing arrangements regarding the Company's facilities, see Notes D, H, I and J of the notes to the audited consolidated financial statements of the Company included elsewhere in this Proxy Statement/Prospectus. The following table also summarizes certain information regarding facilities in Attleboro and Newton Upper Falls, Massachusetts that are managed by the Company.

                             SUMMARY OF FACILITIES

                                                    OWNED/   PURCHASE
                                            YEAR    LEASED/   OPTION  LICENSED
LICENSED FACILITY      LOCATION           ACQUIRED  MANAGED  PRICE(1)   BEDS
-----------------      --------           -------- --------- -------- --------
MIDWEST REGION
OHIO
  Beachwood            Beachwood             1996  Owned(2)    Fixed     274
  Broadview Heights    Broadview Heights     1996  Owned(2)    Fixed     159
  Dayton               Dayton                1997  Leased(3)   Fixed     100
  Defiance             Defiance              1993  Leased      Fixed     100
  Laurelwood           Dayton                1997  Leased(3)   Fixed     115(4)
  New Lebanon          New Lebanon           1997  Leased(3)   Fixed     126(4)
  Northwestern Ohio    Bryan                 1993  Leased      Fixed     189
  Perrysburg           Perrysburg            1990  Owned         --      100
  Point Place          Toledo                1998  Leased(3)   Fixed      98
  Swanton              Swanton               1995  Leased     Market     100
  Sylvania             Sylvania              1998  Leased(3)   Fixed     150
  Troy                 Troy                  1989  Leased     Market     195
  Westlake I           Westlake              1996  Owned(2)    Fixed     153
  Westlake II          Westlake              1996  Owned(2)    Fixed     106
INDIANA
  Decatur              Indianapolis          1988  Owned         --       88
  Indianapolis         Indianapolis          1988  Leased     Market     104
  New Haven            New Haven             1990  Leased     Market     120
  Terre Haute          Terre Haute           1990  Owned         --      120
                                                                       -----
                                                                       2,397
                                                                       -----
NEW ENGLAND REGION
NEW HAMPSHIRE
  Applewood            Winchester            1996  Leased     Market      70
  Crestwood            Milford               1996  Leased     Market      82
  Milford              Milford               1996  Leased     Market      52
  Northwood            Bedford               1996  Leased     Market     147
  Pheasant Wood        Peterborough          1996  Leased     Market      99
  Westwood             Keene                 1996  Leased     Market      87
MASSACHUSETTS
  Amesbury             Amesbury              1997  Leased     Market     120
  Bristol Nursing Home Attleboro             1997  Managed       --       72
  Cedar Glen           Danvers               1997  Leased     Market     100
  Danvers              Danvers               1997  Leased     Market     101
  North Twin Oaks
   shore               Saugus                1997  Leased     Market      80
  The Stone Institute  Newton Upper Falls    1997  Managed       --      106
                                                                       -----
                                                                       1,116
                                                                       -----
NORTHEAST REGION
CONNECTICUT
  Arden House          Hamden                1997  Leased      Fixed     360
  Governor's House     Simsbury              1997  Leased      Fixed      73
  Madison House        Madison               1997  Leased      Fixed      90
  The Reservoir        West Hartford         1997  Leased      Fixed      75
  Willows              Woodbridge            1997  Leased      Fixed      86
RHODE ISLAND
  Greenwood(5)         Warwick            Pending  Leased(3)   Fixed     136
  Pawtuxet Village(5)  Warwick            Pending  Leased(3)   Fixed     131
                                                                       -----
                                                                         951
                                                                       -----

                                                    OWNED/     PURCHASE
                                           YEAR     LEASED/     OPTION
LICENSED FACILITY      LOCATION          ACQUIRED   MANAGED    PRICE(1)   BEDS
-----------------      --------          --------   -------    --------   -----
SOUTHEAST REGION
FLORIDA
  Brevard              Rockledge           1994     Leased      Market      100
  Clearwater           Clearwater          1990     Owned          --       120
  Gulf Coast           New Port Richey     1990     Owned          --       120
  Naples               Naples              1989     Leased      Market      120
  Ocala                Ocala               1990     Owned          --       120
  Palm Harbor          Palm Harbor         1990     Owned          --       120
  Pinebrook            Venice              1989     Leased      Market      120
  Sarasota             Sarasota            1990     Leased      Market      120
  Tampa Bay            Oldsmar             1990     Owned          --       120
                                                                          -----
                                                                   --     1,060
                                                                          -----
MID-ATLANTIC REGION
MARYLAND
  Harford Gardens      Baltimore           1997     Leased      Fixed       163
  Larkin Chase Center  Bowie               1994     Owned(6)       --       120
NEW JERSEY
  Woods Edge           Bridgewater         1988     Leased      Market      176
                                                                          -----
                                                                            459
                                                                          -----
TOTAL                                                                     5,983
                                                                          =====

--------
(1) Indicates, for each leased facility, if the Company's option price to acquire the facility is stated as a fixed amount in the lease ("Fixed") or is based on the fair market value of the facility at the option exercise date, which may be subject to a minimum price ("Market"). With regard to leases with a fixed purchase option price, the Company believes that the purchase option price stated in the lease is, in each case, equal to the fair market value of the facility at the inception date of such lease.
(2) Indicates an owned facility the acquisition of which has been accounted for as a capital lease.
(3) Indicates a leased facility the acquisition financing for which was provided through the Company's synthetic leasing facility.
(4) Includes 115 and 6 beds licensed for assisted living for the Laurelwood and New Lebanon facilities, respectively.
(5) Indicates a facility for which an acquisition is pending. The Company expects the acquisition financing for its pending acquisitions to be provided through the Company's synthetic leasing facility.
(6) Owned by Bowie L.P., in which the Company owns a 75% interest. The Company's interest in Bowie L.P. is pledged to the facility's mortgage lender. The Company has guaranteed the indebtedness of Bowie L.P.

  The Company's corporate offices in Boston are subleased from an affiliate. The Company also leases regional offices in Clearwater, Florida and Indianapolis, Indiana, and owns a regional office in Peterborough, New Hampshire. The Company's therapy services company leases offices in Palm Harbor, Florida and Indianapolis, Indiana. The Company considers its properties to be in good operating condition.

LEGAL PROCEEDINGS

  The Company is a party to claims and legal actions arising in the ordinary course of business. Management does not believe that unfavorable outcomes in any such matters, individually or in the aggregate, would have a material adverse effect on the Company.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

  The purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement entered into between MergerCo and Harborside, and to approve the transactions contemplated thereby, including the Merger. If the Merger is approved by the stockholders of Harborside, MergerCo will merge with and into Harborside and the shares of Harborside Common Stock currently held by Harborside's existing stockholders will be converted, at the election of the holder thereof, into either (a) the right to receive $25.00 in cash or (b) the right to retain one Non-Cash Election Share, except that (i) as described in greater detail below, all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock, (ii) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (iii) each other share of Harborside Common Stock held by the Senior Management Stockholders, constituting an aggregate of 106,410 shares of Harborside Common Stock, and each share of Harborside Common Stock held by certain other specified officers of the Company, constituting an aggregate of 3,580 shares of Harborside Common Stock, will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash, (iv) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired, and (v) shares of Harborside Common Stock with respect to which appraisal rights have been perfected will be treated as described herein.

  The shares of Harborside Class A Common Stock which are to be retained by existing Harborside stockholders will represent approximately 9% of the outstanding common stock, and will have approximately 9% of the voting power, of the Company. The shares of Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock will collectively represent approximately 91% of the outstanding common stock of the Company after the Merger. Shares of Harborside Class D Common Stock will have approximately 91% of the voting power after the Merger and shares of Harborside Class B Common Stock and Harborside Class C Common Stock will not have voting rights. See "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside's Capital Stock Following the Merger."

  A copy of the Merger Agreement is attached to this Proxy
Statement/Prospectus as Annex I. See "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."

  The Board of Directors, and the independent members of the Board, have each unanimously approved the Merger Agreement and each recommend a vote FOR approval of the Merger Agreement and the Merger.

REQUIRED VOTES

  The approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of Harborside Common Stock entitled to vote thereon. Pursuant to the Stockholder Agreement, the Subject Stockholders, who as of the Record Date owned and are entitled to vote an aggregate of approximately 54% of the Harborside Common Stock outstanding, have agreed, subject to certain conditions, to vote all shares of Harborside Common Stock held by them in favor of the Merger Agreement and the Merger. The Subject Stockholders are The Berkshire Companies Limited Partnership, The Douglas Krupp 1994 Family Trust, The George Krupp 1994 Family Trust, Krupp Enterprises, L.P. and Messrs. Guillard and Dell'Anno. Douglas Krupp, who together with his brother George Krupp, controls The Berkshire Companies Limited Partnership (a real estate and financial services firm) and Krupp Enterprises, L.P. (a real estate investment firm), is a director of the Company. A copy of the Stockholder Agreement is attached as Annex II to this Proxy Statement/Prospectus. See "CERTAIN RELATED AGREEMENTS--Stockholder Agreement."

  As of the Record Date, directors and executive officers of the Company and their affiliates held an aggregate of 3,749,546 shares of Harborside Common Stock (approximately 46.8% of the outstanding shares).

VOTING AND REVOCATION OF PROXIES

  Shares of Harborside Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Harborside Common Stock represented by such Proxy will be voted FOR the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies will not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Merger and the other proposals.

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to Scott D. Spelfogel, Secretary of Harborside (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Harborside Healthcare Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02210, Attention: Scott D. Spelfogel, Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

  Only holders of Harborside Common Stock at the close of business on [date], the Record Date, will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, [8,011,330] shares of Harborside Common Stock were outstanding and entitled to vote, which were owned by approximately 1,500 stockholders of record. Shares of Harborside Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

  The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger Agreement. Because the vote on the Merger Agreement and the Merger requires the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Harborside Common Stock, abstentions will have the same effect as a negative vote on this proposal.

STOCKHOLDERS' APPRAISAL RIGHTS

  Each stockholder of Harborside Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Delaware law, including
Section 262 of the DGCL. The dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, a written demand for appraisal of such stockholder's shares of Harborside Common Stock and must not vote in favor of the Merger. The full text of Section 262 of the DGCL is attached as Annex IV hereto. See "STOCKHOLDERS' APPRAISAL RIGHTS" for a further discussion of such rights and the legal consequences of voting shares of Harborside Common Stock in favor of the Merger Agreement and the Merger.

SOLICITATION OF PROXIES

  The Company will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from stockholders of the Company by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  If you have any questions or require additional material, please call Harborside Investor Relations at 888-742-7267.

  HOLDERS OF HARBORSIDE COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS, EXCEPT THAT HOLDERS OF HARBORSIDE COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION. HOLDERS OF HARBORSIDE COMMON STOCK WHO DO NOT MAKE A NON-CASH ELECTION (i.e., WHO ELECT TO RECEIVE CASH) WILL RECEIVE, BY MAIL, AFTER THE EFFECTIVE TIME OF THE MERGER, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED. SEE "THE MERGER--NON-CASH ELECTION" AND "-- NON-CASH ELECTION PROCEDURE."

                                  THE MERGER

BACKGROUND OF THE MERGER

  During the third quarter of 1997, the Executive Committee of the Board of Directors of the Company met to discuss the future direction of the Company and to evaluate options to maximize value for the Company's stockholders. Subsequent to this meeting, the Executive Committee met telephonically with the Company's Board of Directors to discuss the Executive Committee's recommendations, and to seek approval from the Board to engage an investment banking firm to begin a formal process of assessing these options.

  On October 20 and 21, 1997, the Executive Committee of the Board met at the offices of the Company's legal counsel in New York and began the process of interviewing a number of investment banking firms. Subsequent to this interview process, Schroders, one of the firms under consideration, was selected by the Board of Directors, based on a recommendation by the Executive Committee. By letter dated November 25, 1997, Schroders was formally engaged to act as the Company's exclusive financial advisor in connection with a possible transaction whereby control of the Company is changed or all or substantially all of the assets of the Company is acquired. Subsequent to the selection of Schroders, Company officials met with representatives of Schroders (i) to discuss various strategies that might maximize stockholder value, including merging the Company with logical strategic partners and selling the Company to a strategic or financial buyer, and (ii) to compile a list of those parties that represented appropriate candidates with whom to conduct discussions. At that time, approximately 15 prospective parties were identified, including five potential strategic buyers and ten financial organizations known to have an interest in investing in the long-term healthcare industry.

  The Company, with the assistance of Schroders, then prepared a confidential memorandum for distribution to the identified parties. Schroders commenced a process of meeting with the various parties identified as potential buyers in order to solicit indications of interest from them. Those parties that indicated an interest in pursuing a transaction with the Company signed confidentiality agreements through late November and were provided a copy of the confidential memorandum. Various meetings were arranged between those parties and representatives of the Company's management during the month of December.

  On December 2, 1997, the Company held its initial meeting with representatives from Investcorp, which was conducted in New York. Schroders was also present at this meeting. Additional meetings were conducted with representatives of the Company's management and (i) other interested parties and (ii) Investcorp throughout the month of December. Meetings with Investcorp were held on December 8, 1997 in New York and on December 15, 1997 in Boston at which the Company's management provided Investcorp with information about the Company and responded to questions asked by Investcorp's staff. Throughout this period, Company representatives met with and responded to inquiries from other parties that had entered into confidentiality agreements, and provided additional information to these parties as well.

  On December 31, 1997, Schroders, on behalf of the Company, received a letter from Investcorp, on behalf of its affiliate, AIBC Finance, Ltd., indicating a preliminary indication of interest. In that correspondence, Investcorp indicated a willingness to consider an acquisition of all or substantially all of the outstanding shares of the Company (including the shares underlying any outstanding options) at a price per share of $22.00 to $26.00 in cash. The offer was subject to certain conditions regarding recapitalization accounting treatment, and set forth Investcorp's understanding as to levels of net debt then in effect for the Company. Investcorp requested a 45 day due diligence process and provided to the Company an outline of Investcorp's proposed activity relating thereto, including, but not limited to: (i) an analysis of the Company's financial statements and financial performance through December 31, 1997; (ii) an evaluation of competitive, environmental, and regulatory factors; (iii) a review of capital expenditure commitments; (iv) a review of arrangements with referral sources for patients; and (v) a review of the Company's management information systems, leases, permits, agreements, litigation, tax matters and other customary due diligence assessments. In addition, Investcorp indicated that the final purchase price determination was to be significantly affected by (1) a review of the Company's pipeline of pending acquisitions and the likelihood of achieving the projected acquisition volume; (2) the acquisition prices per unit and returns on investment as reflected in management's projections;
(3) a review of the potential effect of governmental regulatory reform on the Company, and specifically the pro-forma financial impact of the new Medicare reimbursement guidelines outlined in the Balanced Budget Act of 1997; and (4) a review of the Company's historical success at integrating completed acquisitions. Investcorp additionally indicated the importance of management continuing in their current positions, managing the Company under the proposed change in ownership, and entering into employment agreements satisfactory to Investcorp.

  On January 13, 1998, Schroders received a letter from a second bidder indicating a willingness to consider an all-cash purchase price of $26.00 per share plus assumption of net debt of $64.3 million in an offer that was not subject to financing but was contingent on due diligence. The second bidder subsequently indicated to Schroders orally that its bid also was subject to the bidder's successful completion of an unrelated acquisition. A third offer was received on January 14, 1998 indicating an offer of $22.50 in cash, subject to financing and other conditions. These proposals were thoroughly evaluated by representatives of the Company and Schroders. On January 16, 1998, a meeting of the Board of Directors of the Company was convened and the three proposals were reviewed and evaluated. The proposal submitted by the second bidder, although potentially offering a price per share at the high end of Investcorp's range, was deemed less attractive because it was conditioned on the completion of a significant contingency and thus put at risk the ultimate consummation of a transaction with this bidder. The proposal submitted by the third bidder was at an indicated price per share that was less than Investcorp's bid, was subject to conditions as to financing, which increased the uncertainty of consummating a transaction with this bidder, and thus was deemed less attractive as well. After full discussion with Schroders and management present at the meeting, the Board of Directors authorized management to pursue the Investcorp offer on the basis of (i) the indicated price range, (ii) the likelihood of a successful conclusion, (iii) Investcorp's reputation, and (iv) the timing of Investcorp's due diligence process. The Board also authorized management not to pursue further discussions with the other two bidders for the Company, if required by Investcorp.

  Investcorp and Schroders (on behalf of the Company) thereafter entered into a letter agreement, dated as of February 2, 1998, pursuant to which the Company agreed, among other things, that, until March 18, 1998, it would not, directly or indirectly, solicit or initiate discussions, proposals or offers from, or participate in any negotiations or discussions with, or enter into any type of agreement with, or provide any information to, any entity other than Investcorp relating to any proposal or offer for or inquiry about a sale of all or substantially all of the Company. The letter agreement did not prohibit the Company from taking any action authorized by its Board of Directors in response to an unsolicited offer or proposal received after the date of the letter agreement if the Company was advised by outside legal counsel that failure of the Board of Directors to authorize the taking of such action could reasonably constitute a breach of the Board's fiduciary duties. The Company also agreed to provide Investcorp with access to its facilities, personnel and to all information and data necessary for Investcorp to evaluate entering into an agreement with respect to the purchase of all or substantially all of the Company.

  On February 2, 1998, management and Investcorp met at the Company's offices in Boston to commence the due diligence process. Investcorp received access to a special data room set up by the Company and also had the opportunity to meet with management of the Company and to visit the Company's various facilities. On February 6, 1998, the Company made a formal presentation to Investcorp and certain of its consultants in a day long session in Boston, including an extensive question and answer period. On March 4, 1998, a second presentation was made by management to Investcorp, its legal counsel, investment bankers and others as part of the overall due diligence process. Schroders also was present at these meetings.

  While Investcorp was conducting its due diligence, the Company and Investcorp began negotiating the terms of the Merger Agreement. On March 16, 1998, Investcorp communicated to Schroders that, after completion of its due diligence, it was willing to proceed at $24.00 per share. Investcorp also raised a number of business terms, including a requirement that the Subject Stockholders agree to enter into the Stockholder Agreement. After further negotiations between the Company and Investcorp regarding these business terms, and between Investcorp and the Subject Stockholders regarding the Stockholder Agreement, Investcorp reported to Schroders on March 18, 1998 that it was willing to revise its $24.00 per share bid, provided that certain closing conditions were included in the Merger Agreement. Representatives of the Company and Investcorp continued negotiations on March 19 and 20 and, on March 20, 1998, after having reached substantial agreement on the closing conditions to be included in the Merger Agreement, Investcorp advised Schroders that it was willing to proceed at a purchase price of $25.00 per share. During the following three weeks, the Company and Investcorp continued negotiations until they reached agreement on the other terms of the Merger Agreement. During this same time period, Investcorp and the Subject Stockholders reached agreement with respect to the terms of the Stockholder Agreement, Investcorp and the Senior Management Stockholders reached agreement with respect to the arrangements with the Senior Management Stockholders described elsewhere in this Proxy Statement/Prospectus, and Investcorp and Messrs. Douglas Krupp and George Krupp reached agreement with respect to the Non-Compete Agreements.

  On April 15, 1998, a special meeting of the Board was held at which the Board, management and Schroders extensively discussed the Investcorp offer. At the meeting, legal counsel reviewed applicable legal principles and described in detail the terms of the Merger Agreement (a substantially final draft of which had been distributed to the Board a week prior to the meeting), the Stockholder Agreement and the other agreements relating to the proposed transaction. Schroders then made a full financial presentation and rendered to the Board its oral and written opinion that, as of such date and based upon and subject to certain matters stated in such opinion, the $25.00 per share cash consideration to be received by the Company's stockholders in the proposed Merger was fair, from a financial point of view, to such holders. Schroders extensively reviewed with the Board the financial analyses performed by Schroders in connection with its opinion (see "--Opinion of Schroders").

  On the basis of Schroders' opinion concerning the fairness of the consideration, and having determined that the Merger is in the best interests of the Company and its stockholders, the Board of Directors, and the members of the Board of Directors other than Stephen L. Guillard and Douglas Krupp (who have certain interests in the Merger (see "--Interests of Certain Persons in the Merger")), each unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of the Company and its stockholders, and resolved to recommend to the Company's stockholders that they approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

  At its meeting on April 15, 1998 the Board of Directors, and the independent members of the Board, each unanimously determined, among other things, that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the stockholders of Harborside. The Board of Directors, and the independent members of the Board, each recommends that holders of Harborside Common Stock vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

  The recommendation by the Board, and the independent members of the Board, that the Company's stockholders approve and adopt the Merger Agreement and the Merger is not, and should not be considered to be, a recommendation as to whether stockholders should retain shares of Harborside Common Stock.

  In the course of reaching its decision to approve the Merger Agreement and the Merger, the Board consulted with the Company's legal counsel and Schroders and considered a number of factors, including, among others, the following material factors:

    (1) The opinion of Schroders delivered at the April 15, 1998 meeting of the Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the $25.00 per share consideration to be received by the holders of Harborside Common Stock in the Merger is fair to such stockholders from a financial point of view; and the presentation of Schroders at the April 15, 1998 meeting of the Board of Directors in connection with its opinion. See "THE MERGER--Opinion of Schroders."

    (2) The fact that the Company and Schroders had contacted a number of likely potential bidders in an "auction" process designed to elicit third party proposals and enhance stockholder value.

    (3) The belief of the Board of Directors that, based on the advice of management and Schroders and other factors, the Merger constituted, as of the date of the determination of the Board, the best transaction reasonably available to maximize stockholder value.

    (4) The fact that the stockholders of the Company (other than the Restricted Management Stockholders) will have the right to elect to receive cash or to retain Harborside Common Stock (up to the Non-Cash Election Number of shares in the aggregate), subject to proration, which right the Board believed would provide the possibility of some flexibility to any of the Company's stockholders who might desire to retain more Harborside Common Stock after the Merger than would automatically be retained under a non-election based formula. This election would also provide the possibility that the Company's stockholders who desire to receive more cash for their shares than would be provided under a non-election based formula would receive such additional cash.

    (5) The fact that the Company may terminate the Merger Agreement in order to pursue another offer if the Board determines that doing so is required by its fiduciary duty to the stockholders of the Company.

    (6) The fact that the Merger Agreement is not subject to a financing contingency, which increases the likelihood of consummating the Merger.

    (7) The fact that the Berkshire Stockholders, who hold approximately 50% of the outstanding shares of Harborside Common Stock, indicated to the Board that they believed that Investcorp's proposal and the consideration to be received in the Merger were attractive and in the best interests of the Company and its stockholders.

  The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. In the course of its deliberations, the Board did not establish a range of values for the Company; however, based on the factors outlined above and on the presentation and opinion of Schroders, the Board determined that the Merger Agreement and the Merger are in the best interests of the Company and its stockholders.

OPINION OF SCHRODERS

  On April 15, 1998, Schroders rendered its opinion to the Board of Directors of the Company to the effect that, as of the date of such opinion, the cash consideration of $25.00 per share (the "Consideration") to be received by the holders of shares of Harborside Common Stock (other than Dissenting Shares (as defined below), shares of Common Stock held in treasury, shares owned by MergerCo or any affiliate of MergerCo, and the 225,651 shares held by the Senior Management Stockholders) is fair, from a financial point of view, to the Company's stockholders.

  A COPY OF THE SCHRODERS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY SCHRODERS, IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT/PROSPECTUS. THE SCHRODERS OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION OF $25.00 PER SHARE TO BE RECEIVED BY THE HOLDERS OF HARBORSIDE COMMON STOCK IN THE MERGER. THE SCHRODERS OPINION DOES NOT ADDRESS THE FAIRNESS OF THE NON-CASH ELECTION SHARES TO BE RETAINED BY THE HOLDERS OF HARBORSIDE COMMON STOCK WHO ELECT NOT TO RECEIVE THE CONSIDERATION IN THE MERGER. THE SCHRODERS OPINION WAS PROVIDED AT THE REQUEST AND FOR THE INFORMATION OF THE COMPANY'S BOARD OF DIRECTORS IN EVALUATING THE CONSIDERATION AND DOES NOT CONSTITUTE A

RECOMMENDATION TO ANY STOCKHOLDER CONCERNING WHETHER TO ELECT TO RECEIVE THE CONSIDERATION OR VOTE IN FAVOR OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE SUMMARY OF THE SCHRODERS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SCHRODERS OPINION ATTACHED AS ANNEX III HERETO. STOCKHOLDERS OF HARBORSIDE SHOULD READ THE SCHRODERS OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SCHRODERS IN RENDERING ITS OPINION.

  In arriving at the Schroders Opinion, Schroders: (i) reviewed the Merger Agreement; (ii) visited the executive offices and certain operations of the Company and participated in due diligence meetings with the Company and Investcorp; (iii) reviewed the Company's Annual Reports on Form 10-K filed with the Commission for the fiscal years ended December 31, 1996 and 1997;
(iv) reviewed projected financial statements of the Company prepared by management of the Company; (v) held discussions with management of the Company and Investcorp regarding the business, operations and prospects of the Company and the long-term care industry; (vi) performed various financial analyses, as Schroders deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) an analysis of premiums paid in recent public merger and acquisition transactions; (b) the application of the public trading multiples of companies that Schroders deemed comparable to the Company to the financial results of the Company; (c) the application of the multiples reflected in recent public mergers and acquisitions for businesses that Schroders deemed comparable to the Company to the financial results of the Company; and (d) a discounted projected cash flow analysis; (vii) reviewed the historical trading prices and volumes of the Common Stock on the NYSE; and
(viii) performed such other financial studies, analyses, inquiries and investigations as Schroders deemed appropriate.

  Schroders assumed and relied, without independent verification, upon the accuracy and completeness of all the information supplied or otherwise made available to Schroders by the Company or from other sources, and upon the assurance of the Company's management that they were not aware of any information or facts that would make the information provided to Schroders incomplete or misleading. Schroders did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Schroders furnished with any such appraisals. With respect to the projected financial statements referenced in the preceding paragraph, Schroders was advised by the Company, and assumed without independent investigation, that they were reasonably prepared and reflected the best currently available estimates and judgements of the future results of operations and financial condition at and for the periods specified therein, and Schroders expressed no opinion with respect to such financial statements.

  No limitations were imposed by the Company on the scope of Schroders' investigation or the procedures to be followed by Schroders in rendering the Schroders Opinion. The Schroders Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Schroders on the date of the Schroders Opinion. Schroders disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Schroders Opinion which might come or be brought to Schroders' attention after the date of the Schroders Opinion. The Schroders Opinion did not constitute a recommendation as to any action taken by the Board of Directors or the Company and did not constitute a recommendation to any stockholder with respect to whether to elect to receive the Consideration or vote in favor of the transactions contemplated by the Merger Agreement, and should not be relied upon by any stockholder as such. Schroders was not engaged as an agent or fiduciary of the stockholders or any third party. The Schroders Opinion related solely to the fairness, from a financial point of view, of the Consideration to be received by the stockholders in the Merger, and Schroders expressed no opinion as to the structure, terms or effect of any other aspect of the Merger or the provisions of the Merger Agreement.

  The following is a summary of the material financial analyses presented by Schroders in arriving at the Schroders Opinion and was provided by Schroders for inclusion herein.

  Stock Trading History. Schroders reviewed the history of the trading prices and trading volume of Harborside Common Stock since its initial public offering on June 11, 1996 and the relative trading price of Harborside Common Stock over the prior twelve month, six month, three month and one month periods, respectively, in relation to the market prices of (i) the Standard & Poor's 500 Index (the "S&P 500"), (ii) the NASDAQ Composite Index (the "NASDAQ Composite") and (iii) an index of long-term care companies (the "Long-Term Care Index") consisting of the following companies: Advocat Inc., Beverly Enterprises, Inc., Centennial Healthcare, Inc., Genesis Health Ventures, Inc., Harborside Healthcare Corporation, Health Care & Retirement Corporation, Integrated Health Services, Inc., Manor Care, Inc., Mariner Health Group, Inc., Paragon Health Network, Inc., Summit Care Corporation, Sun Healthcare Group, Inc. and Vencor, Inc. Such review indicated that for the twelve months ended April 9, 1998, Harborside Common Stock outperformed the S&P 500, the NASDAQ Composite and the Long-Term Care Index. During the six month period ended April 9, 1998, Harborside Common Stock outperformed the NASDAQ Composite and Long-Term Care Index, but was outperformed by the S&P 500. During the three month and one month period ended April 9, 1998, Harborside Common Stock was outperformed by the S&P 500, the NASDAQ Composite and the Long-Term Care Index.

  Selected Comparable Public Company Analysis. Schroders compared selected projected financial and operating data of Harborside to the corresponding data of a group of publicly traded companies that Schroders deemed to be similar to Harborside. In determining the appropriate comparable company universe for Harborside, Schroders considered a variety of factors including market capitalization, revenues, cash flow, business focus, and patient capacity. These companies included: Advocat Inc., Beverly Enterprises, Inc., Centennial Healthcare, Inc., Genesis Health Ventures, Inc., Health Care & Retirement Corporation, Integrated Health Services, Inc., Mariner Health Group, Inc., Paragon Health Network, Inc. and Sun Healthcare Group, Inc. (collectively, the "Comparable Companies"). Schroders calculated multiples of Adjusted Enterprise Value (defined as market value plus total debt plus capitalized rents (i.e., ten times rents) less cash and cash equivalents) to patient capacity (defined as total operating beds), to the latest twelve months ("LTM") revenues and LTM earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR"). Schroders also calculated multiples of Enterprise Value (defined as market value plus total debt less cash and cash equivalents) to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"). Schroders also calculated multiples of the market value of equity to LTM earnings per share ("EPS"), projected 1998 EPS and projected 1999 EPS based on information provided by a variety of sources including analyst research reports and information published by First Call (an on-line data services which compiles estimates developed by research analysts). Finally, Schroders calculated multiples of the market value of equity to book value per share. The mean and median operating bed values were $78,900 and $70,200, respectively (as compared to $64,600 for Harborside). The mean and median multiples of LTM revenues were 1.7x and 1.6x, respectively (as compared to 1.7x for Harborside). The mean and median multiples of LTM EBITDAR were 10.1x and 10.4x, respectively (as compared to 11.0x for Harborside). The mean and median multiples of LTM EBITDA were 10.7x and 11.0x, respectively (as compared to 11.5x for Harborside). The mean and median multiples of LTM EBIT were 14.7x and 14.6x, respectively (as compared to 14.2x for Harborside). The mean and median multiples for (i) LTM EPS were 19.8x and 18.1x, respectively (as compared to 24.1x for Harborside),
(ii) projected 1998 EPS were 15.9x and 15.3x, respectively (as compared to 19.5x for Harborside) and (iii) projected 1999 EPS were 14.1x and 14.0x, respectively (as compared to 15.5x for Harborside). The mean and median multiples of market value of equity to book value per share were 3.3x and 1.8x, respectively (as compared to 3.2x for Harborside). The range of implied mean equity values per share of Harborside Common Stock derived from this analysis ranged from a high of $30.62 to a low of $16.66, with a mean of $20.30 and a median of $18.62.

  Comparable Transaction Analysis. Schroders considered the terms, to the extent publicly available, of selected transactions comparable to the Merger (the "Comparable Transactions") and sought to compare the Consideration with the considerations involved in such transactions. The Comparable Transactions and their pertinent dates were as follows: the announced acquisition of Paragon Health Network Inc. by Mariner Health Group, Inc. (announced April
1998); the announced acquisition by Fountain View, Inc. of Summit Care Corporation (announced February 1998); the acquisition by Integrated Health Services, Inc. of HealthSouth Corporation's skilled nursing facilities (completed December 1997); the acquisition by Extendicare Inc. of Arbor

Health Care Company (completed December 1997); the acquisition by Sun Healthcare Group of Regency Health Services, Inc. (completed October 1997); the acquisition by Genesis Health Ventures, Inc. of The Multicare Companies, Inc. (completed October 1997); the announced acquisition by Sun Healthcare Group, Inc. of Retirement Care Associates, Inc. (announced February 1997); the acquisition by Paragon Health Network, Inc. of GranCare, Inc. (completed November 1997); the acquisition by Paragon Health Network, Inc. of Living Centers of America, Inc. (completed November 1997); the acquisition by HealthSouth Corporation of Horizon Healthcare Corporation (completed October
1997); the acquisition by Vencor, Inc. of TheraTx, Inc. (completed March
1997); the acquisition by Genesis Health Ventures, Inc. of Geriatric & Medical Companies, Inc. (completed October 1996); the acquisition by Vencor, Inc. of The Hillhaven Corporation (completed September 1995); the acquisition by GranCare, Inc. of Evergreen Healthcare, Inc. (completed July 1995); the acquisition by The Hillhaven Corporation of Nationwide Care, Inc. (completed July 1995); the acquisition by Living Centers of America, Inc. of The Brian Center Corporation (completed May 1995); and the acquisition by Sun Healthcare Group, Inc. of The Mediplex Group, Inc. (completed June 1994). Schroders reviewed the multiples of (i) Adjusted Enterprise Value to total operating beds, LTM revenues and LTM EBITDAR, (ii) Enterprise Value to LTM EBITDA and LTM EBIT and (iii) Market Value of Equity to Net Income and Book Value of Equity for each of the Comparable Transactions. The mean and median operating bed values were $84,600 and $74,500, respectively (as compared to $72,600 implied for Harborside). The mean and median multiples of LTM revenues were 1.7x and 1.6x, respectively (as compared to 1.9x implied for Harborside). The mean and median multiples of LTM EBITDAR were 10.1x and 9.6x, respectively (as compared to 12.3x implied for Harborside). The mean and median multiples of LTM EBITDA were 10.5x and 9.7x, respectively (as compared to 13.7x implied for Harborside). The mean and median multiples of LTM EBIT were 14.7x and 12.9x, respectively (as compared to 16.9x implied for Harborside). The mean and median multiples of LTM Net Income were 21.2x and 22.2x, respectively (as compared to 30.8x implied for Harborside). The mean and median multiples of book value per share were 3.6x and 2.7x, respectively (as compared to 4.0x implied for Harborside). The range of implied mean equity values per share of Harborside Common Stock derived from this analysis ranged from a high of $34.73 to a low of $16.99, with a mean of $21.79 and a median of $20.30.

  In addition, Schroders reviewed and analyzed the premiums paid per share above market value in each of the Comparable Transactions and compared these premiums paid to the premium to be paid for Harborside implied by an assumed equity value of $25.00 per share of Harborside Common Stock as of April 9, 1998. For purposes of the following calculations, market value equals the per share closing stock price as of the relevant measuring date. Schroders analyzed the premiums paid in the Comparable Transactions at three different times prior to public announcement of the transactions. As of the date four weeks prior to announcement of the acquisitions, the premiums paid above market value ranged from 4.6% to 100.0% with a mean of 35.8% and a median of 31.3% (as compared to 5.0% for Harborside). As of the date one week prior to public announcement of the acquisitions, the premiums paid above market value ranged from 5.7% to 56.7% with a mean of 27.5% and a median of 24.6% (as compared to 19.4% for Harborside). As of the date one day prior to public announcement of the acquisitions, the premiums paid above market value ranged from -0.4% to 49.8% with a mean of 23.5% and a median of 22.6% (as compared to 22.3% for Harborside). Schroders noted that on February 6, 1998 a significant increase in the Company's share price and trading volume occurred following the announcement of the acquisition of Summit Care Corporation by Fountain View, Inc.

  Discounted Cash Flow Analysis. Schroders performed discounted cash flow analyses of the projected free cash flows of Harborside for the fiscal years 1998 through 2002 based on projections prepared by management. The discounted cash flow analyses of Harborside were determined by (i) adding (a) the present value of the projected free cash flows of Harborside for its base portfolio of facilities (the "Base Business") over the five-year period from 1998 to 2002,
(b) the present value of the projected free cash flows of Harborside for its anticipated acquisition growth plans (the "Growth Component") over the five-year period from 1998 to 2002, (c) the present value of the estimated terminal value of the Base Business at the end of 2003 and (d) the present value of the estimated terminal value of the Growth Component at the end of 2003 and (ii) subtracting the current net debt outstanding of Harborside. The range of estimated terminal values at the end of the five-year period was calculated by applying terminal multiples ranging from 8.0x and 10.0x to the projected 2003 EBITDA for the

Base Business and to the Growth Component. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 11.5% to 13.5% for the Base Business, with particular focus on 12.5% and discount rates ranging from 25.0% to 30.0% for the Growth Component, with particular focus on 27.5%. Based on such terminal value multiples and discount rates, the sum of the Base Business and the Growth Component resulted in equity reference ranges for Harborside of approximately $18.72 to $28.81.

  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Schroders considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Subject to the matters set forth in the Schroders Opinion, the judgments made by Schroders as to its analyses and the factors considered by Schroders caused Schroders to be of the opinion, as of the date of the Schroders Opinion, that the Consideration was fair, from a financial point of view, to the holders of the Company's Common Stock. Schroders' analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Schroders Opinion. In performing its analyses, Schroders made numerous assumptions with respect to the industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Schroders' analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty.

  Schroders is an internationally-recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The extensive experience of Schroders' health care investment banking group in providing corporate finance and advisory services to companies in the long-term care industry was a significant factor in the Company's decision to select Schroders to be its financial advisor for the Merger.

  Schroders has performed investment banking and financial advisory services for the Company from time to time. In the ordinary course of business, Schroders actively trades the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or a short position in such securities. Schroders may provide investment banking or financial advisory services to the Company or Investcorp in the future.

  Pursuant to a letter agreement dated November 25, 1997, Harborside paid Schroders a fee of $250,000 (the "Fairness Opinion Fee") upon delivery of the Schroders Opinion and has agreed to pay, contingent upon consummation of the Merger, an additional fee (the "Transaction Fee") equal to 0.75% of the aggregate consideration involved in the Merger, determined after including the amount of all indebtedness assumed or retired in connection with the Merger. The Fairness Opinion Fee, together with any other fees paid to Schroders pursuant to the transaction, will be deducted from the Transaction Fee. Harborside has also agreed to reimburse Schroders for its out-of-pocket expenses incurred by it in connection with its engagement, including all fees and expenses of its counsel, not to exceed $25,000. In addition, Harborside has agreed to indemnify Schroders against certain expenses and liabilities in connection with its engagement. The Fairness Opinion Fee was not conditioned upon the conclusion reached by Schroders as to the fairness of the Consideration, nor upon the ultimate consummation of the Merger.

MERGER CONSIDERATION

  Subject to certain provisions as described herein with respect to fractional shares and Dissenting Shares, each issued and outstanding share of Harborside Common Stock will be converted, at the election of the holder thereof, into either (a) the right to receive $25.00 in cash or (b) the right to retain one share of Harborside

Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock and will have those rights, powers, privileges and restrictions described in this Proxy Statement/Prospectus under the caption "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside's Capital Stock Following the Merger" (which will differ in certain material respects from those of the Harborside Common Stock currently outstanding), except that (i) as described in greater detail below, all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock, (ii) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (iii) each other share of Harborside Common Stock held by the Senior Management Stockholders, constituting an aggregate of 106,410 shares of Harborside Common Stock, and each share of Harborside Common Stock held by certain other specified officers of the Company, constituting an aggregate of 3,580 shares of Harborside Common Stock, will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash, and (iv) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired.

  In addition, as of the Effective Time, the shares of MergerCo's Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of Class B Common Stock, Class C Common Stock and Class D Common Stock, respectively, of the Company.

  The Merger Agreement requires that a number of shares of Harborside Common Stock equal to the Non-Cash Election Number be retained by existing Harborside stockholders (excluding Management Rollover Shares), and that each other share held by existing Harborside stockholders (excluding Management Rollover Shares) be converted into cash, as described above.

  The Non-Cash Election Number is a calculated number which will not be less than 361,500 nor more than 500,600, and will represent 6% of the total number of shares of all classes of the Company's common stock to be issued and outstanding immediately after giving effect to the Merger. The Non-Cash Election Number is calculated as the product (rounded to the nearest whole number) of (i) the sum of (A) the total number of shares of Common Stock (if any), Class A Stock (if any), Class B Stock, Class C Stock and Class D Stock of MergerCo outstanding immediately prior to the effective time of the Merger and (B) the Management Rollover Shares, multiplied by (ii) 0.06383, subject to the limitation that the Non-Cash Election Number shall not be less than 361,500 nor more than 500,600. The determination of the Non-Cash Election Number is dependent on the actual common equity capitalization of MergerCo, which will not be determined until the terms of the Merger-related financings are finalized. See "The MERGER--Merger Financings" and "DESCRIPTION OF CAPITAL STOCK--Harborside's Capital Stock Following the Merger." It is expected that the Non-Cash Election Number will be determined shortly before the Special Meeting.

  The Berkshire Stockholders have committed to elect to retain a number shares of Harborside Common Stock equal to the Non-Cash Election Number. Thus, all stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholders, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. With respect to certain risks related to the retention of Harborside Common stock, see "RISK FACTORS" above.

  The following examples illustrate the potential effects of proration. The examples assume that the Non-Cash Election Number will be 361,500.

  A. HOLDER A OWNS 100 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

  Because the Berkshire Stockholders have committed to elect to retain an amount of shares of Harborside Common Stock equal to the Non-Cash Election Number (which, in this example, is 361,500), all stockholders who do not elect to retain shares of Harborside Common Stock will be assured that their shares will be converted into cash. Therefore, Holder A will receive $2,500 for its 100 shares in the Merger.

  B. HOLDER B OWNS 100 SHARES AND ELECTS TO RETAIN ALL ITS SHARES.

  Because the Berkshire Stockholders have committed to elect to retain an amount of shares of Harborside Common Stock equal to the Non-Cash Election Number (which, in this example, is 361,500), Holder B will not be able to retain all its shares and will be required to receive some cash. This is because the Non-Cash Election Number requirement has been exceeded and thus the number of shares which have been elected to be retained must be reduced in order to meet exactly the Non-Cash Election Number requirement. For example, if stockholders (including the Berkshire Stockholders) elect to retain 3,615,000 shares in the aggregate, then each holder, including Holder B, would be able to retain only 10% of such holder's shares in order to reduce the number of retained shares to 361,500 to meet the Non-Cash Election Number requirement. Therefore, Holder B would be able to retain only 10 shares (or 10% of its 100 shares) and would receive $2,250 in cash (90 shares at $25.00 per share). In the case of maximum proration (i.e., all stockholders elect to retain all their shares), Holder B would be able to retain only [5] shares and would receive $[2,375] in cash.

  C. HOLDER C OWNS 100 SHARES AND ELECTS TO RETAIN 50 SHARES AND CONVERT 50 SHARES TO CASH.

  Because the Berkshire Stockholders have committed to elect to retain an amount of shares of Harborside Common Stock equal to the Non-Cash Election Number (which, in this example, is 361,500), all stockholders, including Holder C, who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. Therefore, Holder C will not be able to retain 50 shares, as elected. Again, this is because the Non-Cash Election Number requirement has been exceeded and thus the number of shares which have been elected to be retained must be reduced in order to meet exactly the Non-Cash Election Number requirement. For example, if stockholders elected to retain 3,615,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 10% of the shares such holder elected to retain in order to reduce the number of retained shares to 361,500 to meet the Non-Cash Election Number requirement. Therefore, Holder C would be able to retain only 5 shares (or 10% of the 50 shares he elected to retain) and would receive $1,125 in cash (45 shares at $25.00 per share) for the remaining shares Holder C sought to retain, plus $1,250 in cash for 50 of the shares Holder C elected to convert to cash. If the stockholders elected to retain more than 3,615,000 shares in the aggregate, Holder C would receive fewer shares than in the example above, but would receive a commensurately greater amount of cash.

  The above examples assume that the Non-Cash Election Number will be 361,500. If the Non-Cash Election Number is greater, then for the purposes of the above examples (i) Holder A would receive the same treatment under the Merger and
(ii) Holders B and C would receive a greater number of shares, but would receive a commensurately smaller amount of cash.

  Fractional shares of Harborside Common Stock will not be issued in the Merger. Holders of Harborside Common Stock otherwise entitled to a fractional share of Harborside Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "-- Fractional Shares" below.

  Under Section 262 of the DGCL, a stockholder of the Company may dissent from the Merger and obtain payment for the fair value of such stockholder's shares of Harborside Common Stock. In order to properly dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, a written demand for appraisal of such stockholder's shares of Harborside Common Stock if the Merger is effected and
(ii) the dissenting stockholder must not vote in favor of the Merger. See "STOCKHOLDERS' APPRAISAL RIGHTS" and Annex IV.

NON-CASH ELECTION

  Record holders of shares of Harborside Common Stock (other than the Restricted Management Stockholders) will be entitled to make a Non-Cash Election on or prior to the Election Date (as defined below under "--Non-Cash Election Procedure") to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, however, then (i) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata on the basis of the number of shares as to which they made such election) as if such shares were not Electing Shares.

  Because the Berkshire Stockholders have committed to elect to retain a number of shares of Harborside Common Stock equal to the Non-Cash Election Number, all stockholders who do not elect to retain Harborside Common Stock will be assured that they will receive $25.00 in cash for each share held by such stockholder, and all stockholders who elect to retain Harborside Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Harborside Common Stock they elect to retain and receiving $25.00 per share in cash for each of their other shares of Harborside Common Stock. A stockholder who elects to retain all or a portion of such stockholder's Harborside Common Stock may, under certain circumstances, be required to treat the receipt of a portion of any cash received in the Merger as the receipt of a dividend (rather than as the receipt of proceeds from the sale of the Harborside Common Stock, which would generally receive capital gain treatment). See "THE MERGER--Certain Federal Income Tax Consequences."

  Upon consummation of the Merger, the Non-Cash Election Shares will have those rights, powers, privileges and restrictions as described in this Proxy Statement/Prospectus, including, among other things, being entitled to certain "tag-along" rights, being subject to mandatory redemption in certain circumstances and being automatically converted from shares of common stock designated as "Class A Common Stock" to shares of common stock designated as "Common Stock" in certain other circumstances. See "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside Capital Stock Following the Merger" and Annex V attached hereto.

  With respect to certain risks related to the retention of Harborside Common Stock, see "RISK FACTORS" above.

NON-CASH ELECTION PROCEDURE

  The form for making a Non-Cash Election (the "Form of Election") is being mailed to holders of record of Harborside Common Stock together with this Proxy Statement/Prospectus. FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF HARBORSIDE COMMON STOCK MUST PROPERLY COMPLETE SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF HARBORSIDE COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY [EXCHANGE AGENT] (THE "EXCHANGE AGENT") AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., EASTERN TIME, ON THE SECOND BUSINESS DAY (THE "ELECTION DATE") PRECEDING THE DATE OF THE SPECIAL MEETING.

  The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time within 24 hours after such filing as the Company and MergerCo may agree to be specified in such Certificate of Merger. The filing of the Certificate of Merger will occur on the date of the Closing. Subject to certain limitations, the Merger Agreement may be terminated by either MergerCo or the Company if, among other reasons, the Merger has not been consummated on or before January 10, 1999. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "--Termination."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of shares of Harborside Common Stock (other than Dissenting Shares) into the right to receive cash or the right to retain shares of Harborside Common Stock (which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock) will occur at the Effective Time.

  As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Harborside Common Stock (other than holders of Harborside Common Stock making a Non-Cash Election with respect to all of such holders' shares who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Harborside Common Stock in exchange for cash.

  EXCEPT FOR HARBORSIDE COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "--NON-CASH ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  After the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Harborside Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Harborside Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of Harborside Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Harborside Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for retained Harborside Common Stock which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Harborside Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Harborside Common Stock.

  No dividends or other distributions with respect to retained Harborside Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of Harborside Common Stock with respect to the shares of retained Harborside Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Harborside Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional share of retained Harborside Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Harborside Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Harborside Common Stock.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of retained Harborside Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of shares of Harborside Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Harborside Common Stock (after taking into account all shares of Harborside Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by $25.00.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, the Company has agreed to conduct its business and that of its subsidiaries prior to the Effective Time only in the ordinary course of business and in compliance with applicable law. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Certain Pre-Closing Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The obligations of Harborside and MergerCo to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Harborside stockholder approval, obtaining certain regulatory approvals and third-party consents required in connection with and as a result of the Merger, the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger, the absence of the occurrence of an event that has had or is reasonably likely to have a material adverse effect with respect to the Company, and the termination or expiration of the relevant waiting period, if any, under the HSR Act. The Company and MergerCo do not believe that a filing under the HSR Act is required or that any associated waiting period is applicable to the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary of the material United States federal income tax consequences of the Merger is the subject of an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Harborside, attached as an Exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular stockholder in light of the stockholder's particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Harborside Common Stock received in the exchange as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment, persons who received Harborside Common Stock as compensation or persons whose functional currency is other than United States dollars-- may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision whether to retain Harborside Common Stock pursuant to the Merger. This summary discusses only Harborside Common Stock held as capital assets within the meaning of Section 1221 of the Code.

  ALL HOLDERS OF HARBORSIDE COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

  Characterization of the Merger for U.S. Federal Income Tax Purposes. For United States federal income tax purposes, MergerCo will be viewed as a transitory entity and therefore disregarded, and the Merger of MergerCo with and into the Company will be treated as a sale of a portion of a tendering stockholder's Harborside Common Stock to the stockholders of MergerCo and as a redemption of a portion of the stockholder's Harborside Common Stock by the Company. It is unclear how the allocation of proceeds between the sale and redemption should be determined. The Company intends to take the position that the percentage of a stockholder's Harborside Common Stock disposed of by the stockholder pursuant to the Merger which will be treated as sold to the stockholders of MergerCo will be a percentage of such Stock equal to (a) the amount contributed to MergerCo by the stockholders of MergerCo in exchange for MergerCo stock divided by (b) the aggregate amount of cash paid to stockholders pursuant to the Merger. The remainder of the stockholder's Harborside Common Stock disposed of in the Merger will be treated as redeemed by the Company. The Internal Revenue Service (the "IRS") could, however, adopt a different approach in determining the portion, if any, of a stockholder's Stock which is treated as redeemed by the Company. See "--Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Harborside Common Stock.

  Stockholders Receiving Cash. As described more fully below, the United States federal income tax consequences of the Merger with respect to a particular stockholder will depend upon, among other things, (i) whether the stockholder receives any cash proceeds pursuant to the Merger, (ii) the extent to which a stockholder is deemed to have sold its Harborside Common Stock to the stockholders of MergerCo or is deemed to have had its Harborside Common Stock redeemed by the Company and (iii) whether the redemption of a holder's Harborside Common Stock by the Company will qualify as a sale or exchange under Section 302 of the Code. First, to the extent that a stockholder is considered to have sold Harborside Common Stock to the stockholders of MergerCo, such stockholder will recognize either capital gain or loss (assuming the Harborside Common Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on its deemed sale of Harborside Common Stock to the stockholders of MergerCo (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Harborside Common Stock. Such gain or loss generally will be long-term capital gain or loss if the Harborside Common Stock is held as a capital asset by the stockholder for more than one year. Preferential tax rates will apply to individuals, estates and certain trusts that held the Harborside Common Stock for more than eighteen months. Second, a stockholder also will recognize either capital gain or loss to the extent such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Under Section 302 of the Code, a redemption of Harborside Common Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange, provided that at least one of the following tests is met:
(a) as a result of the exchange, the stockholder's equity interest in the Company is completely terminated; (b) there results from the exchange a "substantially disproportionate" reduction of the stockholder's equity interest in the Company; or (c) the receipt of cash in exchange for the stockholder's Harborside Common Stock is not "essentially equivalent to a dividend."

  In applying the foregoing tests, the constructive ownership rules of Section 318 of the Code apply. Thus, a stockholder generally takes into account Harborside Common Stock actually owned by the stockholder as well as Harborside Common Stock actually (and in some cases constructively) owned by others, but which the stockholder is treated as owning by reason of the application of the constructive ownership rules. Pursuant to the constructive ownership rules, a stockholder will be considered to own Harborside Common Stock owned, directly or indirectly, by certain members of the stockholder's family and certain related entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an interest, as well as Harborside

Common Stock which the stockholder has an option to purchase. Under certain circumstances, sales of Harborside Common Stock by a stockholder which are contemporaneous with such stockholder's exchange of Harborside Common Stock for cash pursuant to the Merger may be taken into account in determining whether any of the above tests are satisfied.

  If a stockholder could meet the complete termination of interest test except for attribution from family members, such attribution can be waived if a number of requirements are met, including the timely filing of an agreement with the IRS.

  A "substantially disproportionate" reduction will occur if the stockholder's percentage interest in each of the voting and common stock of the Company immediately after the exchange is less than 80% of such stockholder's percentage interest in the voting and common stock of the Company immediately before the exchange, and immediately after the exchange the stockholder owns less than 50% of the voting power of the Company.

  The receipt of cash by a stockholder pursuant to the Merger may not be "essentially equivalent to a dividend" if, as a result of the exchange, the stockholder has had a "meaningful reduction" in its proportionate equity interest in the Company. The IRS has stated that the "meaningful reduction" test is generally met by a minority stockholder with a minimal interest when there is any reduction in such a stockholder's interest, so long as such stockholder does not exercise any control over the affairs of the Company. Each stockholder should consult his or her own tax advisor as to the application of these rules to such stockholder's particular situation.

  To the extent that an exchange of Harborside Common Stock for cash pursuant to the Merger is treated as a sale because a stockholder meets any of the above three tests, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received allocable to the redemption of such stockholder's Harborside Common Stock by the Company and such stockholder's tax basis in such Harborside Common Stock. Provided the stockholder holds the Harborside Common Stock as a capital asset, such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the Harborside Common Stock were held more than one year. Calculation of gain or loss must be made separately for each block of Harborside Common Stock owned by a stockholder (i.e., Harborside Common Stock acquired in a single transaction). A stockholder may be able to designate which blocks and the order of such blocks of Harborside Common Stock to be tendered pursuant to the Merger.

  If a stockholder's exchange of Harborside Common Stock for cash pursuant to the Merger satisfies none of the foregoing three tests, the receipt of cash by the stockholder will be treated as a distribution from the Company and will be taxed to the stockholder as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits. Any portion of such a distribution that is not taxed to the stockholder as a dividend will be treated first as a tax-free return of capital to the stockholder, reducing the tax basis of the stockholder's Harborside Common Stock by the amount of such distribution (but not below zero), with any amount of the distribution in excess of the stockholder's tax basis taxable as capital gain (if the Harborside Common Stock were held as a capital asset).

  Stockholders Retaining Stock and Receiving No Cash. Stockholders who retain their Harborside Common Stock and receive no cash will not incur any tax liability as a result of the consummation of the Merger.

  Stockholders Retaining a Portion of Their Stock and Receiving Cash. To the extent that a stockholder elects to retain a portion of such stockholder's Harborside Common Stock and exchange a portion of his or her Harborside Common Stock for cash, or to the extent a stockholder is prorated into receiving cash in exchange for some portion of such stockholder's Harborside Common Stock, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "--Stockholders Receiving Cash."

  As described above under "--Stockholders Retaining Stock and Receiving No Cash," the Merger will have no tax consequences to a stockholder (and thus a stockholder will not incur any tax liability as a result of the consummation of the Merger), to the extent such stockholder retains, or is prorated into Harborside Common Stock. See "--Stockholders Receiving Cash," above for a discussion of the U.S. federal income tax consequences to a stockholder receiving cash in the Merger.

  Backup Federal Income Tax Withholding. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (i) fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report to the IRS interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's current number and that such stockholder is not subject to backup withholding. To prevent backup withholding, each stockholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal or the Non-Cash Election Form, as applicable. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain foreign stockholders. In order to qualify for an exemption from backup withholding, a foreign stockholder must submit a properly executed IRS Form W-8 to the Company.

  Withholding for Non-U.S. Stockholders. Although a non-U.S. stockholder may be exempt from U.S. federal backup withholding, certain payments to non-U.S. stockholders are subject to U.S. withholding tax at a rate of 30%. The Company will withhold the 30% tax from the amount of gross cash payments made to non-U.S. stockholders pursuant to the Merger which is allocable to the redemption of such non-U.S. stockholder's Harborside Common Stock unless the Company determines that a non-U.S. stockholder is either exempt from the withholding tax or entitled to a reduced withholding rate under an income tax treaty. For purposes of this discussion, a "non-U.S. stockholder" means a stockholder who is not (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a "United States Trust." A United States Trust is generally any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, or in the case of certain trusts, a trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. A non-U.S. stockholder will not be subject to the withholding tax if the payment from the Company is effectively connected with the conduct of a trade or business in the United States by such non-U.S. stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. stockholder) and the non-U.S. stockholder has furnished the Company with a properly executed IRS Form 4224 prior to the time of payment. In addition, a non-U.S. stockholder, upon a proper showing to the Company, will not be subject to the withholding tax to the extent the payment is treated as being made for the sale or exchange of the non-U.S. stockholder's Harborside Common Stock, such payment is not effectively connected with a trade or business of the non-U.S. stockholder in the United States, and the non-U.S. stockholder was not present in the United States for a total of 183 days or more during the taxable year. A non-U.S. stockholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Company by providing to the Company a properly executed IRS Form 1001 prior to the time payment is made. A non-U.S. stockholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. stockholder is able to establish that no tax (or a reduced amount of tax) is due.

  THOUGH THE FOREGOING ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF STOCK PURSUANT TO THE MERGER.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

TREATMENT OF EXISTING COMPANY STOCK OPTIONS

  Pursuant to the stock option plan governing the Company Stock Options, all issued and outstanding Company Stock Options will automatically become vested and exercisable at the Effective Time. The Merger Agreement provides that each Company Stock Option issued and outstanding immediately prior to the Effective Time will be converted, at the election of the holder thereof and subject to the terms and conditions described in the Merger Agreement, into (i) the right to retain a fully vested and immediately exercisable option for the Elected Portion of the number of shares of Harborside Common Stock subject to such Company Stock Option immediately prior to the Effective Time at an exercise price per share equal to the exercise price of such Company Stock Option immediately prior to the Effective Time, and/or (ii) the right to receive an amount in cash equal to (a) the excess, if any, of $25.00 over the per share exercise price of such Company Stock Option, multiplied by (b) the number of shares of Harborside Common Stock which are subject to such Company Stock Option immediately prior to the Effective Time but which are not part of the Elected Portion thereof (if any), reduced by (c) any applicable withholding taxes.

DIRECTORS RETAINER FEE PLAN

  The Company currently has in effect a Directors Retainer Fee Plan pursuant to which eligible directors may elect to (i) receive certain fees in cash or in shares of Harborside Common Stock or (ii) defer payment of such fees and credit such fees to a Share Unit Account consisting of Share Units that are equivalent in value to shares of Harborside Common Stock. The Merger Agreement provides that each Share Unit outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holder thereof to receive an amount in cash equal to the product of (i) the number of Share Units in such holder's Share Unit Account outstanding immediately prior to the Effective Time and (ii) $25.00. Based on the total number of Share Units outstanding as of March 31, 1998, such cash amount would equal approximately $57,000, in the case of Robert T. Barnum, approximately $54,000, in the case of David F. Benson, and approximately $9,000, in the case of Sally W. Crawford.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors (including the independent members of the Board) is aware of the interests described below and considered them in addition to the other matters described under "THE MERGER--Recommendation of the Board of Directors; Reasons for the Merger" when it approved the Merger Agreement and recommended that stockholders vote in favor of the Merger.

  Pursuant to the Merger Agreement, 177,688, 47,563 and 400 shares of Harborside Common Stock held by Messrs. Guillard, Dell'Anno and Stephan, respectively, will not be subject to the election to receive cash or retain stock available generally to other stockholders and instead will be converted into the right to retain the same number of shares of Harborside Common Stock, which will be denominated as shares of Company Class A Common Stock as of the Effective Time (the same denomination as the shares of Harborside Common Stock to be retained by other existing Harborside stockholders). Each Management Cash-Out Share also will not be subject to such election and instead will be converted into the right to receive $25.00 in cash from the Company following the Merger. Shares of Harborside Common Stock held by officers and directors of Harborside (other than the shares referred to in the preceding two sentences) will be subject to the same election as will be available generally to other stockholders.

  All of the Company Stock Options issued to directors and other employees, which have not as of yet vested, will vest as a result of the Merger transaction, and be treated as described in "--Treatment of Existing Company Stock Options above. The following table reflects the maximum cash amount that directors and executive officers of the Company may elect to receive in respect of their Company Stock Options upon consummation of the Merger.

                                                                      NET OPTION
   NAME                                                                PROCEEDS
   ----                                                               ----------
   Robert T. Barnum.................................................. $ 264,585
   Bruce J. Beardsley(1).............................................   435,378
   David F. Benson...................................................   264,585
   Robert M. Bretholtz...............................................   264,585
   Sally W. Crawford.................................................   264,585
   Damian N. Dell'Anno(2)............................................   916,643
   Michael E. Gomez, R.P.T...........................................   448,906
   Stephen L. Guillard............................................... 1,854,500
   Kenneth Montgomery................................................   249,500
   Steven V. Raso(1).................................................     [   ]
   William H. Stephan(1).............................................   432,506
                                                                      ---------
     Total........................................................... $   [   ]
                                                                      =========

--------
(1) Messrs. Beardsley, Raso and Stephan are expected to elect to retain certain of their Company Stock Options which are exercisable into an aggregate of 28,850, [ ] and 38,332 shares of Harborside Common Stock, respectively, because the grant of new stock options to them under the Company's new Stock Option Plan is contingent upon such elections. The amounts reflected under "Net Option Proceeds" assume that such options will be retained.
(2) Pursuant to a letter agreement, dated April 15, 1998, with the Company, Mr. Dell'Anno has agreed to retain certain of his Company Stock Options which are exercisable into an aggregate of 10,560 shares of Harborside Common Stock. The amounts reflected under "Net Option Proceeds" assume that such options will be retained.

  Harborside and Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso intend to enter into employment agreements following the Effective Time (collectively, the "Employment Agreements"). Under the terms of the Employment Agreements, Mr. Guillard will serve as President and Chief Executive Officer of the Company and will receive a minimum base salary payable at an annual rate of $345,000, Mr. Dell'Anno will serve as Executive Vice President and Chief Operating Officer of Harborside and will receive a minimum base salary payable at an annual rate of $225,000, Mr. Stephan will serve as Senior Vice President and Chief Financial Officer of Harborside and will receive a minimum base salary payable at an annual rate of $190,000, Mr. Beardsley will serve as Senior Vice President, Acquisitions, of Harborside and will receive a minimum base salary payable at an annual rate of $200,000 and Mr. Raso will serve as Senior Vice President, Reimbursement, of Harborside and will receive a minimum
base salary payable at an annual rate of $[   ]. These salaries will be
payable retroactively from April 1, 1998. The salaries of Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso will be increased to $375,000, $240,000, $200,000, $215,000 and $[ ], respectively, effective April 1, 1999.
Under the terms of these Employment Agreements, the salaries of each officer will be subject to further adjustment at the discretion of the Compensation Committee of the Board of Directors of the Company.

  The Employment Agreements also will provide (i) for an annual bonus to paid to Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso, part of which will be based upon achievements of specific performance targets and part of which will be discretionary, in maximum amounts of 120% of base salary, 96% of base salary, 78% of base salary, 78% of base salary and [ ]% of base salary, respectively, and (ii) that upon termination of employment prior to an initial public offering, the Company will have certain rights to call from such officers shares of Harborside capital stock owned by such officers (including shares underlying then-exercisable stock options), and such officers will have certain rights to put such shares to an affiliate of Investcorp (subject to a right of first refusal in favor of the Company).

  Each officer will have the right to terminate his Employment Agreement on 30 days notice. The Company will have the right to terminate an Employment Agreement without obligation for severance only for "Good Cause." The Employment Agreements will provide for severance benefits to be paid in the event an officer's employment is terminated if such termination will be, in the case of termination by the Company, without Good Cause, or, in the case of termination by an officer, for "Good Reason." If the Company terminates the employment of an officer without Good Cause or the officer terminates his employment for Good Reason, the officer will be entitled to receive severance benefits which will include (i) the vesting of the pro rata portion of stock options subject to vesting in the then current year attributable to the part of the year that the officer was employed, if the applicable performance targets are met, (ii) the ability to exercise vested and outstanding stock options for the period ending on the earlier of the date that is 180 days from the date his employment is terminated or the specific expiration date stated in the options, and (iii) in the case of Mr. Guillard, for the period ending 24 months after his termination, and in the case of Messrs. Dell'Anno, Stephan and Beardsley, for the period ending 12 months after such termination, payment of the officer's compensation at the rate most recently in effect; subject to such officer's compliance with noncompetition and nonsolicitation covenants for such 12 or 24 month period, as applicable.

  "Good Cause" will be defined as (i) the officer's conviction of a felony,
(ii) commission of an act of fraud involving dishonesty for personal gain which is injurious to the Company, (iii) willful engagement in gross misconduct injurious to the Company, or (iv) willful and continuous failure to substantially perform assigned duties consistent with the officer's position, provided that the officer is given notice and the opportunity to cure such failure.

  "Good Reason" will exist if (i) the Company reduces salary or bonus opportunities, (ii) there is an adverse change in the officer's duties, (iii) the Company forces the officer to relocate, (iv) in the case of Mr. Guillard, Mr. Guillard is not elected to the Board of Directors of the Company, or (v) the Company commits a material breach of the Employment Agreement and does not cure such breach within 30 days after being notified by the officer of such breach, provided the officer has given to the Company within 30 days of first becoming aware of the facts constituting such breach.

  Following the Effective Time, the Company intends to adopt the Stock Option Plan. The number of shares that will be available to be awarded under the Stock Option Plan will be approximately 10% of the shares of common stock of Harborside outstanding immediately after the Effective Time, determined after giving effect to the exercise of the options issued or issuable under the Stock Option Plan. Options to purchase approximately 7.6% of such shares (determined on such basis) are expected to be granted to current members of Harborside's management upon consummation of the Merger. Options for the remaining approximately 2.4% of the shares of capital stock of Harborside will be reserved for grant to current or future officers and employees of the Company. Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso will receive seven-year options to purchase 2.06%, 1.34%. 0.93%, 0.93% and [ ]%, respectively, of the shares of common stock of the Company outstanding immediately after the Effective Time, determined after giving effect to the exercise of the options issued or issuable under the Stock Option Plan, at a price of $25.00 per share, contingent in the cases of Messrs. Dell'Anno, Stephan, Beardsley and Raso upon their electing in connection with the Merger to retain Company Stock Options previously granted to them with respect to 10,560, 38,332, 28,850 and [ ] shares, respectively, rather than electing to receive cash for their options with respect to such shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE MERGER-- Treatment of Existing Company Stock Options."

  The Stock Option Plan will be administered by Harborside's Board of Directors or a committee designated by the Board. The Board will designate which employees of the Company will be eligible to receive awards under the Stock Option Plan, and the amount, timing and other terms and conditions applicable to such awards. Options will be exercisable in accordance with the terms established by the Board. Options will expire on the date determined by the Board, which will not be later than 30 days after the seventh anniversary of the grant date. The Stock Option Plan will give an optionee certain rights to put to the Company, and will give the Company certain rights to call from the optionee, vested stock options issued to the optionee under the Stock Option Plan, upon termination of the Optionee's employment with the Company prior to an initial public offering.

  Directors of the Company who have previously deferred certain director fees pursuant to the Company's Directors Retainer Fee Plan will, as a result of the Merger transaction, receive cash in exchange for such deferred compensation. See "--Directors Retainer Fee Plan," above.

  Pursuant to certain agreements entered into as of January 15, 1998 between the Company and each of Messrs. Guillard, Dell'Anno, Stephan, Beardsley and Raso at the Effective Time, each of such officers will receive a payment equal to his annual salary, except for Mr. Guillard who will receive a payment equal to 1.5 times his annual salary. The amounts of such payments will be as follows: Mr. Guillard, $517,500; Mr. Dell'Anno, $225,000; Mr. Stephan, $190,000; Mr. Beardsley, $200,000; and Mr. Raso, $[ ]. In addition, the agreements provide that all outstanding loans made by the Company to such officers for the purchase of stock will be forgiven as of the Effective Time. Messrs. Guillard and Dell'Anno have such outstanding loans from the Company which, as of March 31, 1998, had a remaining balance of $225,660 and $110,184, respectively.

  The Merger Agreement provides that, at the Effective Time, the Company will enter into a master rights agreement for the benefit of the Berkshire Stockholders and the investors in MergerCo, which agreement will provide, among other things, for the following: (i) certain rights to participate in future equity financings; (ii) certain registration rights; and (iii) certain rights to receive periodic information regarding the Company. See "THE MERGER AGREEMENT--Master Rights Agreement."

  The Company has entered into a Non-Compete Agreement, dated as of April 15, 1998, with each of Douglas Krupp, a director and beneficial stockholder of the Company, and George Krupp, a beneficial stockholder of the Company, pursuant to which each such individual has agreed for a one-year period commencing at the Effective Time not to engage in certain business activities or to own certain equity interests in any person or entity that engages in such business activities. Pursuant to such agreements, the Company has agreed to pay $250,000 to each of such individuals at the Effective Time.

  Pursuant to the Merger Agreement, the Company has agreed that for six years after the Effective Time, it will indemnify all current and former directors, officers, employees and agents of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions which are not less advantageous than the policy in effect as of the date of the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Indemnification and Insurance."

AGREEMENTS WITH CERTAIN STOCKHOLDERS

  See "CERTAIN RELATED AGREEMENTS" for a description of the Stockholder Agreement among MergerCo and the Subject Stockholders and the Non-Compete Agreements between the Company and each of Douglas Krupp and George Krupp.

EXECUTIVE OFFICERS AND DIRECTORS OF MERGERCO

  As MergerCo is an acquisition vehicle established solely to consummate the Merger, it does not have any executive officers other than those individuals who have been appointed officers in order to effect the consummation of the Merger. These individuals will not be officers of Harborside after the Merger and have no interests in the Merger other than as executives or employees of Investcorp. Immediately prior to the Merger, the Senior Management Stockholders are expected to become directors of MergerCo and will continue as directors of Harborside after the Merger. They will not receive any compensation for serving as such. See, however, "--Interests of Certain Persons in the Merger." The other directors of MergerCo, all of whom will continue as directors of Harborside after the Merger, will not receive any compensation for serving as such and will have no interests in the Merger other than as executives or employees of Investcorp.

DELISTING OF HARBORSIDE COMMON STOCK FROM NYSE

  As a result of the Merger, it is likely that the Harborside Common Stock will no longer meet the listing requirements of the NYSE and the NYSE may unilaterally act to delist the Harborside Common Stock from the NYSE. Even if the NYSE does not act unilaterally to delist the Harborside Common Stock, it is MergerCo's intention that, after the Effective Time, the Harborside Common Stock will not be listed on the NYSE or any other national securities exchange. Harborside and MergerCo have each agreed, pursuant to the Merger Agreement, to cooperate in taking, or causing to be taken, all actions necessary to delist the Harborside Common Stock from the NYSE. The delisting of the Harborside Common Stock is likely to have a material adverse effect on the trading market for, and the value of, the Harborside Common Stock and there can be no assurance that any trading market will exist for the Harborside Common Stock after the Merger.

TERMINATION OF SEC REPORTING

  As a result of the Merger, it is expected that the shares of Harborside Common Stock will be held by fewer than 300 stockholders of record. In such a case, the Company will deregister the Harborside Common Stock from the reporting requirements of the Exchange Act. If the Harborside Common Stock is so deregistered, the Company will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act and does not plan to provide any reports or information to its public stockholders other than pursuant to the right to inspect the books and records of Harborside as required by Delaware law. As a result, the information available to stockholders on the business and financial condition of the Company would be reduced, which could have a material adverse effect on the value of the Harborside Common Stock. Although Harborside currently plans to register certain debt securities and exchangeable preferred stock under the Securities Act, Harborside will remain subject to the reporting requirements of the Exchange Act only for a limited period of time and will remain subject to the applicable reporting requirements of the terms of such securities only until such securities are repaid or redeemed. In addition, under the terms of such securities, the Company will be required to deliver reports only to the holders of such securities and not to holders of Harborside Common Stock.

RESALE OF RETAINED HARBORSIDE COMMON STOCK FOLLOWING THE MERGER

  The Harborside Common Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover sales of Harborside Common Stock retained by any person who may be deemed to be an affiliate of the Company.

MERGER FINANCINGS

  At the time of the Merger, MergerCo expects to have received common equity contributions of approximately $160 million from an affiliate of Investcorp and certain other international investors, including the companies identified as stockholders under the caption "HH ACQUISITION CORP." In addition, at the Effective Time, Harborside currently intends to issue an aggregate of approximately $100 million in gross proceeds of subordinated debt and an aggregate of approximately $40 million in gross proceeds of exchangeable preferred stock in either the public or private markets, and enter into a senior secured credit facility for approximately $250 million (which amount will be available for, among other things, synthetic lease financings). These financing arrangements will be in addition to the Company's existing capital lease obligations and mortgage loans. The subordinated debt securities are expected to be in the form of senior subordinated discount notes due in approximately ten years with interest to accrue and not be payable in cash for the first five years. The exchangeable preferred stock is expected to be non-voting except in certain circumstances, subject to mandatory redemption in approximately 11 years and exchangeable at the option of the Company into subordinated debt under certain circumstances, with dividends to accrue and not be payable in cash for the first five years. The proceeds of the new equity and debt issuances and funds available under the new senior secured credit facility will be used to finance the conversion into cash, in the Merger, of approximately 91% of the Harborside Common Stock currently outstanding, to refinance certain existing indebtedness of Harborside, to pay the fees and expenses associated with the Merger and the Merger Financings, to finance the working capital needs of Harborside, to finance acquisitions and for general corporate purposes. It is currently expected that less than $15 million of borrowings and lease financings will be outstanding under the new senior secured credit facility upon consummation of the Merger. See "RISK FACTORS--Substantial Leverage; Liquidity." The actual financing arrangements as well as the expected level of outstanding borrowings and lease financings under the new senior secured credit facility will not be determined until shortly before the Effective Time and may be different from those outlined above based on market conditions, closing of pending acquisitions and potential refinancing of existing synthetic or capital lease arrangements.

  Consummation of these financing arrangements are not conditions to the consummation of the Merger. The Merger Agreement contains a representation and warranty from MergerCo that it will have sufficient funds available to consummate the Merger. Investcorp Bank E.C., an affiliate of Investcorp, has agreed to cause MergerCo to perform its obligations under the Merger Agreement and to be liable in the event MergerCo fails to perform any of such obligations.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the audited historical financial statements of the Company and the unaudited historical financial statements of Access Rehabilitation, the Massachusetts Facilities, the Dayton Facilities, the Connecticut Facilities, the Briarfield Facilities and the Rhode Island Facilities. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the audited historical financial statements included elsewhere herein pertaining to the Company, the Massachusetts Facilities, the Dayton Facilities, and the Connecticut Facilities, and the other financial information included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The unaudited pro forma statement of operations for the year ended December 31, 1997 has been prepared to give effect to: (i) the Completed 1997 Acquisitions, (ii) the Completed 1998 Acquisitions, (iii) the Pending 1998 Acquisitions and (iv) the Merger, as if each had occurred on January 1, 1997 excluding non-recurring items directly attributable to the Merger. The unaudited pro forma balance sheet as of December 31, 1997 has been prepared as if any such transaction not yet consummated on December 31, 1997 had occurred on that date.

  The unaudited pro forma adjustments are based upon available information and the assumptions and adjustments described in the accompanying notes. The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have been achieved if the transactions reflected therein had been consummated on the indicated dates.

  For the purpose of the unaudited pro forma statement of operations for the year ended December 31, 1997, (i) "Completed 1997 Acquisitions Combined" collectively refers to the historical results of operations of the entities acquired as part of the Completed 1997 Acquisitions, as adjusted, (ii) "Completed 1998 Acquisitions" collectively refers to the historical results of operations of the entities acquired as part of the Completed 1998 Acquisitions, as adjusted, and (iii) "Pending 1998 Acquisitions" collectively refers to the historical results of operations of the entities to be acquired as part of the Pending 1998 Acquisitions, as adjusted.

  For the purpose of the unaudited pro forma consolidated balance sheet as of December 31, 1997, (i) "Completed 1998 Acquisitions" collectively refers to the historical balance sheets of the entities acquired as part of the Completed 1998 Acquisitions, as adjusted, and (ii) "Pending 1998 Acquisitions" collectively refers to the historical balance sheets of the entities to be acquired as part of the Pending 1998 Acquisitions, as adjusted.

  As used in the Pro Forma Financial Information, (i) "Pro Forma Before Completed 1998 Acquisitions" gives effect to the Completed 1997 Acquisitions,
(ii) "Pro Forma Before Pending 1998 Acquisitions" gives effect to the Completed 1997 Acquisitions and the Completed 1998 Acquisitions, (iii) "Pro Forma Before Merger" gives effect to the Completed 1997 Acquisitions, the Completed 1998 Acquisitions and the Pending 1998 Acquisitions and (iv) "Pro Forma as Adjusted" gives effect to each of the foregoing acquisitions and the Merger.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1997
                             ---------------------------------------------------------------------------------------
                                                       PRO FORMA
                             HARBORSIDE   COMPLETED      BEFORE     COMPLETED    PRO FORMA
                             HEALTHCARE      1997      COMPLETED       1998        BEFORE    PENDING 1998 PRO FORMA
                             CORPORATION ACQUISITIONS     1998     ACQUISITIONS PENDING 1998 ACQUISITIONS  BEFORE
                                 (A)     COMBINED (B) ACQUISITIONS     (C)      ACQUISITIONS     (D)       MERGER
                             ----------- ------------ ------------ ------------ ------------ ------------ ---------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Total net reve-
 nues...........              $ 221,777    $63,684      $285,461      $9,580      $295,041     $10,293    $ 305,334
                              ---------    -------      --------      ------      --------     -------    ---------
Expenses:
 Facility oper-
  ating.........                176,404     50,995       227,399       7,095       234,494       8,210      242,704
 General and
  administrative.                10,953      1,722        12,675         --         12,675         --        12,675
 Service charges
  paid to
  affiliates....                    708        --            708         --            708         --           708
 Depreciation
  and
  amortization..                  4,074        --          4,074         --          4,074         --         4,074
 Synthetic lease
  rent..........                    511      1,173         1,684       1,278         2,962       1,241        4,203
 Facility rent..                 11,935      7,783        19,718         --         19,718         --        19,718
                              ---------    -------      --------      ------      --------     -------    ---------
 Total Ex-
  penses........                204,585     61,673       266,258       8,373       274,631       9,451      284,082
                              ---------    -------      --------      ------      --------     -------    ---------
Income from op-
 erations.......                 17,192      2,011        19,203       1,207        20,410         842       21,252
Other:
 Interest ex-
  pense, net....                 (5,853)       --         (5,853)        --         (5,853)        --        (5,853)
 Loss on
  investment in
  limited
  partnership...                   (189)       --           (189)        --           (189)        --          (189)
                              ---------    -------      --------      ------      --------     -------    ---------
Income before
 income taxes...                 11,150      2,011        13,161       1,207        14,368         842       15,210
Income taxes....                 (4,347)      (784)       (5,131)       (471)       (5,602)       (328)      (5,930)
                              ---------    -------      --------      ------      --------     -------    ---------
Net income......              $   6,803    $ 1,227      $  8,030      $  736      $  8,766     $   514    $   9,280
                              =========    =======      ========      ======      ========     =======    =========
Net income......              $   6,803                                                                   $   9,280
Preferred divi-
 dends..........                    --                                                                          --
                              ---------                                                                   ---------
Net income
 (loss) avail-
 able to common
 stockholders...              $   6,803                                                                   $   9,280
                              =========                                                                   =========
Net income (loss) available
 to common
 stockholders
 per share:
 Basic..........              $    0.85                                                                   $    1.15
                              =========                                                                   =========
 Diluted........              $    0.84                                                                   $    1.14
                              =========                                                                   =========
Weighted average
 number of com-
 mon shares used
 in per share
 computations:
 Basic..........              8,037,026                                                                   8,037,026
 Diluted........              8,138,793                                                                   8,138,793
                               MERGER       PRO FORMA
                             ADJUSTMENTS        AS
                                 (E)         ADJUSTED
                             -------------- --------------
Total net reve-
 nues...........              $     31 (F)  $  305,365
                             -------------- --------------
Expenses:
 Facility oper-
  ating.........                   --          242,704
 General and
  administrative.                  --           12,675
 Service charges
  paid to
  affiliates....                 1,200 (G)       1,908
 Depreciation
  and
  amortization..                 2,436 (H)       6,510
 Synthetic lease
  rent..........                (4,203)(I)         --
 Facility rent..                   --           19,718
                             -------------- --------------
 Total Ex-
  penses........                  (567)        283,515
                             -------------- --------------
Income from op-
 erations.......                   598          21,850
Other:
 Interest ex-
  pense, net....               (13,071)(J)     (18,924)
 Loss on
  investment in
  limited
  partnership...                   --             (189)
                             -------------- --------------
Income before
 income taxes...               (12,473)          2,737
Income taxes....                 4,865 (K)      (1,065)
                             -------------- --------------
Net income......              $ (7,608)     $    1,672
                             ============== ==============
Net income......                            $    1,672
Preferred divi-
 dends..........                                (4,838)(L)
                                            --------------
Net income
 (loss) avail-
 able to common
 stockholders...                            $   (3,166)
                                            ==============
Net income (loss) available
 to common
 stockholders
 per share:
 Basic..........                            $    (0.45)
                                            ==============
 Diluted........                            $    (0.45)
                                            ==============
Weighted average
 number of com-
 mon shares used
 in per share
 computations:
 Basic..........                             7,035,918
 Diluted........                             7,035,918

     See Accompanying Notes to Pro Forma Consolidated Financial Statements

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(A) Represents the historical audited consolidated statement of operations of the Company for the year ended December 31, 1997.
(B) The schedule below represents the unaudited historical consolidated statements of operations of Access Rehabilitation, the Massachusetts Facilities, the Dayton Facilities and the Connecticut Facilities for the period from January 1, 1997 until their respective acquisitions:

                               ACCESS        MASSACHUSETTS   DAYTON FACILITIES    CONNECTICUT
                         REHABILITATION FOR  FACILITIES FOR       FOR THE      FACILITIES FOR THE                COMPLETED
                           THE SIX MONTHS   THE SEVEN MONTHS   EIGHT MONTHS      ELEVEN MONTHS                      1997
                               ENDED             ENDED       ENDED AUGUST 31,        ENDED         PRO FORMA    ACQUISITIONS
                           JUNE 30, 1997     JULY 31, 1997         1997        NOVEMBER 30, 1997  ADJUSTMENTS     COMBINED
                         ------------------ ---------------- ----------------- ------------------ -----------   ------------
Total net revenues......       $4,310           $11,102           $8,600            $39,507         $   165 (1)   $63,684
                               ------           -------           ------            -------         -------       -------
Expenses:
 Facility operating.....        4,232             9,122            6,921             30,880           (160) (2)    50,995
 General and adminis-
  trative...............          --                379              --                 --            1,343 (3)     1,722
 Management fees........          --                --               432                952          (1,384)(3)       --
 Depreciation and amor-
  tization..............            8               172              361                831          (1,372)(4)       --
 Synthetic lease rent...          --                --               --                 --            1,173 (4)     1,173
 Facility rent..........            8               --               --               5,316           2,459 (4)     7,783
                               ------           -------           ------            -------         -------       -------
   Total Expenses.......        4,248             9,673            7,714             37,979           2,059        61,673
                               ------           -------           ------            -------         -------       -------
Income from operations..           62             1,429              886              1,528          (1,894)        2,011
Other:
 Interest expense, net..          (16)              (68)            (544)            (1,057)          1,685 (4)       --
                               ------           -------           ------            -------         -------       -------
Income before income
 taxes..................           46             1,361              342                471            (209)        2,011
Income taxes............          --                --               --                 --             (784)(5)      (784)
                               ------           -------           ------            -------         -------       -------
Net income..............       $   46           $ 1,361           $  342            $   471         $  (993)      $ 1,227
                               ======           =======           ======            =======         =======       =======

-------
(1) In Ohio, a portion of a facility's Medicaid reimbursement rate is related to the capital costs incurred to finance the facility. As facility financing changes as the result of an acquisition, the reimbursement of such capital costs (and accordingly a facility's net revenues) is affected as well. This adjustment represents the aggregate increase in revenue that is directly attributable to the Company's acquisition of the Dayton Facilities and the related financing.

(2) Reflects the elimination of a consulting contract.

(3) The adjustments reflect (a) elimination of historical combined amounts recorded by the acquired entities for management fees, and (b) substitution of the Company's incremental identifiable general and administrative expenses.

(4) Reflects: (a) the elimination of historical combined amounts recorded by the acquired entities for depreciation and amortization expense; (b) the elimination of historical combined amounts recorded by the acquired entities for interest expense; and (c) the synthetic and operating lease rents that the Company would have incurred if the Completed 1997 Acquisitions had occurred on January 1, 1997.

(5) Reflects the adjustment to the provision for federal and state income taxes which the Company would have recorded (based on the Company's historical effective tax rate of 39%) if the Completed 1997 Acquisitions had occurred on January 1, 1997.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(C) The schedule below represents the unaudited historical statements of operations of the Briarfield Facilities, which were acquired on April 1, 1998, for the period from January 1, 1997 through December 31, 1997.

                                                                     COMPLETED
                                         BRIARFIELD    PRO FORMA        1998
                                        FACILITIES(1) ADJUSTMENTS   ACQUISITIONS
                                        ------------- -----------   ------------
Total net revenues.....................    $9,290       $  290 (2)     $9,580
                                           ------       ------         ------
Expenses:
  Facility operating...................     7,095          --           7,095
  Management fees......................       986         (986)(3)        --
  Depreciation and amortization........       335         (335)(4)        --
  Synthetic lease rent.................       --         1,278 (4)      1,278
                                           ------       ------         ------
    Total expenses.....................     8,416         (43)          8,373
                                           ------       ------         ------
Income from operations.................       874          333          1,207
Other:
  Interest expense, net................      (618)         618 (4)        --
                                           ------       ------         ------
Income before income taxes.............       256          951          1,207
Income taxes...........................       --          (471)(5)       (471)
                                           ------       ------         ------
Net income.............................    $  256       $  480         $  736
                                           ======       ======         ======

--------
(1) This column represents the unaudited historical statements of operations of the Briarfield Facilities for the year ended December 31, 1997.

(2) In Ohio, a portion of a facility's Medicaid reimbursement rate is related to the capital costs incurred to finance the facility. As facility financing changes as a result of an acquisition, the reimbursement of such capital costs (and accordingly, a facility's net revenues) is affected as well. This adjustment represents the aggregate increase in revenue that is directly attributable to the Company's acquisition of the Briarfield Facilities and the related financing.

(3) The adjustment represents the elimination of historical combined amounts recorded by the acquired entities for management fees. There were no incremental identifiable general and administrative expenses of the Company associated with this acquisition.

(4) Reflects (a) the elimination of historical combined amounts recorded by the Briarfield Facilities for depreciation and amortization expense; (b) the elimination of historical combined amounts recorded by the Briarfield Facilities for interest expense; and (c) the synthetic lease rent that the Company would have incurred if the Completed 1998 Acquisitions had occurred on January 1, 1997.

(5) Reflects the adjustment to the provision for federal and state income taxes which the Company would have recorded (based on the Company's historical effective tax rate of 39%) if the Completed 1998 Acquisitions had occurred on January 1, 1997.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(D) The schedule below represents the unaudited historical statements of operations of the Rhode Island Facilities for the period from January 1, 1997 through December 31, 1997. The Pending 1998 Acquisitions are expected to be completed in the second quarter of 1998.

                                     RHODE ISLAND   PRO FORMA   PENDING 1998
                                     FACILITIES(1) ADJUSTMENTS  ACQUISITIONS
                                     ------------- -----------  ------------
Total net revenues..................    $10,105       $ 188 (2)   $10,293
                                        -------       -----       -------    ---
Expenses:
  Facility operating................      8,210         --          8,210
  Management fees...................        767        (767)(3)       --
  Depreciation and amortization.....        177        (177)(4)       --
  Synthetic lease rent..............        --        1,241 (4)     1,241
                                        -------       -----       -------
    Total expenses..................      9,154         297         9,451
                                        -------       -----       -------
Income from operations..............        951        (109)          842
Other:
  Interest expense, net.............        (88)         88 (4)       --
                                        -------       -----       -------
Income before income taxes..........        863         (21)          842
Income taxes........................        --         (328)(5)      (328)
                                        -------       -----       -------
Net income..........................    $   863       $(349)      $   514
                                        =======       =====       =======

--------
(1) This column represents the unaudited historical statements of operations of the Pending 1998 Acquisitions for the year ended December 31, 1997.

(2) In Rhode Island, a portion of a facility's Medicaid reimbursement rate is related to the capital costs incurred to finance the facility. As facility financing changes as a result of an acquisition, the reimbursement of such capital costs (and accordingly, a facility's net revenues) is affected as well. This adjustment represents the aggregate increase in revenue that is directly attributable to the Company's acquisition of the Rhode Island Facilities and the related financing.

(3) The adjustments represent the elimination of historical combined amounts recorded by the acquired entities for management fees. There were no incremental identifiable general and administrative expenses of the Company associated with this acquisition.

(4) Reflects (a) the elimination of historical combined amounts recorded by the Rhode Island Facilities for depreciation and amortization expense; (b) the elimination of historical combined amounts recorded by the Rhode Island Facilities for interest income; and (c) the synthetic lease rent that the Company would have incurred if the Pending 1998 Acquisitions had occurred on January 1, 1997.

(5) Reflects the adjustment to the provision for federal and state income taxes which the Company would have recorded (based on the Company's historical effective tax rate of 39%) if the Pending 1998 Acquisitions had occurred on January 1, 1997.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(E) The Merger Adjustments give effect to the Merger (see "SUMMARY--The Merger--Effect of the Merger") and certain Merger Financings which are expected to occur in connection with the Merger. Although the specific nature and amounts of the financings will be subject to change as a result of a number of factors, including market conditions, the Merger Financings are expected to include the following (see "'THE MERGER--Merger Financings"): (i) the receipt of equity contributions of approximately $160 million; (ii) the issuance of approximately $40 million of exchangeable preferred stock; (iii) the issuance of approximately $100 million of subordinated debt; and (iv) the establishment of a $250 million senior secured credit facility (which amount will be available, among other things, for synthetic lease financings).

    A portion of the proceeds from the issuance of the subordinated debt and borrowings under the senior secured credit facility are expected to be used to refinance all borrowings under the Company's existing revolving credit facility and to finance the purchase of certain of the Company's facilities, which are currently leased through the Company's existing synthetic leasing facility.

    The unaudited pro forma consolidated statement of operations excludes the following non-recurring items that are directly attributable to the Merger:
    (i) $23.6 million of estimated fees and expenses to be incurred by the Company in connection with the Merger, and a related income tax benefit of $1.9 million; (ii) the write-off of $0.9 million of net debt issuance costs related to debt retired in connection with the Merger, and a related income tax benefit of $0.4 million; and (iii) an $8.1 million charge resulting from the conversion of outstanding stock options in connection with the Merger, and a related income tax benefit of $3.2 million.

(F) In connection with the Merger, the existing and contemplated synthetic leased financings related to the Dayton Facilities, the Briarfield Facilities and the Rhode Island Facilities are assumed to be eliminated and the Company is assumed to purchase these facilities through the exercise of existing purchase options using cash available to the Company through the issuance of subordinated debt. In Ohio and Rhode Island, a portion of a facility's Medicaid reimbursement rate is related to the capital costs incurred to finance the facility. As facility financing changes as a result of an acquisition, the reimbursement of such capital costs (and accordingly, a facility's net revenue) is affected as well. This adjustment represents the aggregate $88 increase in revenue that is directly attributable to the Dayton Facilities, the aggregate $87 decrease in revenue directly attributable to the Briarfield Facilities, and the aggregate $30 increase in revenue directly attributable to the Rhode Island Facilities as a result of the refinancing of the respective facilities at the time of the Merger.

(G) Reflects the amortization of prepaid management advisory and consulting services fees to be paid to III as described under "HH ACQUISITION CORP."

(H) Had the Dayton Facilities, the Briarfield Facilities and the Rhode Island Facilities been purchased on January 1, 1997, the resulting depreciation and amortization would have been approximately $1,936,000. Additionally, contemporaneous with the Merger, the two current principal beneficial stockholders of the Company will have entered into one-year non-compete agreements with the Company as described under "CERTAIN RELATED AGREEMENTS." Amortization of the related $500,000 non-compete payment has been recorded to reflect the one-year term.

(I) Reflects the elimination of synthetic lease rent as a result of the elimination of the synthetic lease financings for the Dayton Facilities, the Briarfield Facilities and the Rhode Island Facilities.

(J) In connection with the Merger Financings, the Company's borrowings under its existing revolving credit facility are expected to be refinanced through the issuance of subordinated debt and borrowings under the new senior secured credit facility. The adjustments to the Company's interest expense, net, to reflect the refinancing of this debt as of January 1, 1997 are as follows:

       Elimination of the historical net interest expense related to the Company's existing revolving credit facility and the
        historical amortization of debt issuance costs related to
        the Company's debt and synthetic leasing arrangement to be retired in connection with the Merger and the Merger
        Financings..................................................  $  (420)
       Interest resulting from borrowings under the $250 million new senior secured credit facility at an assumed interest rate
        of LIBOR plus 2.25% (7.90%)(1)..............................    1,445
       Interest resulting from $100 million of debt securities to be issued in connection with the Merger Financings, at an
        assumed effective interest rate of 10.25%(2)................   10,513
       Amortization of debt issuance costs associated with the
        Merger Financings...........................................    1,533
                                                                      -------
                                                                      $13,071
                                                                      =======

--------
(1) Interest is calculated assuming an outstanding balance under the new senior secured credit facility of $2.6 million plus a 0.5% fee on the unused portion.
(2) A 25 basis point increase or decrease in the assumed average interest rate on the subordinated debt to be issued in connection with the Merger Financings would change the pro forma annual interest expense by approximately $ 0.3 million and the pro forma net income by approximately $ 0.2 million.


(K) Reflects the adjustment to the provision for the federal and state income taxes which the Company would have recorded (based on the Company's historical effective tax rate of 39%) if items (F) through (J) had occurred at January 1, 1997.

(L) Dividends on the exchangeable preferred stock are expected to accrue over the first five years (i.e., they will not be paid in cash during this period) at an assumed annual rate of 11.75%.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                          HARBORSIDE   COMPLETED    PRO FORMA                  PRO
                          HEALTHCARE      1998       BEFORE     PENDING 1998  FORMA                  PRO FORMA
                          CORPORATION ACQUISITIONS PENDING 1998 ACQUISITIONS  BEFORE    MERGER          AS
                              (A)         (B)      ACQUISITIONS     (C)       MERGER  ADJUSTMENTS    ADJUSTED
                          ----------- ------------ ------------ ------------ -------- -----------    ---------
                                                           (IN THOUSANDS)
         ASSETS
Current Assets:
 Cash and cash
  equivalents...........   $  8,747       $--        $  8,747       $--      $  8,747  $    -- (D)   $  8,747
 Accounts receivable,
  net...................     32,416        --          32,416        --        32,416       --         32,416
 Prepaid expenses and
  other.................      6,644        --           6,644        --         6,644       --          6,644
 Deferred income taxes..      2,150        --           2,150        --         2,150       --          2,150
                           --------       ----       --------       ----     --------  --------      --------
   Total current assets.     49,957        --          49,957        --        49,957       --         49,957
Restricted cash.........      5,545        --           5,545        --         5,545       --          5,545
Investment in limited
 partnership............         67        --              67        --            67       --             67
Property and equipment,
 net....................     96,872        --          96,872        --        96,872    58,100 (E)   154,972
Intangible assets, net..      8,563        --           8,563        --         8,563    17,559 (F)    26,122
Note receivable.........      7,487        --           7,487        --         7,487      (336)(G)     7,151
Deferred income taxes...         71        --              71        --            71       --             71
                           --------       ----       --------       ----     --------  --------      --------
   Total assets.........   $168,562       $--        $168,562       $--      $168,562  $ 75,323      $243,885
                           ========       ====       ========       ====     ========  ========      ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current Liabilities:
 Current maturities of
  long-term debt........   $    186       $--        $    186        --      $    186       --       $    186
 Current portion of
  capital lease
  obligation............      3,924        --           3,924        --         3,924       --          3,924
 Accounts payable.......      7,275        --           7,275        --         7,275       --          7,275
 Employee compensation
  and benefits..........     10,741        --          10,741        --        10,741       --         10,741
 Other accrued
  liabilities...........      4,417        --           4,417        --         4,417       --          4,417
 Accrued interest.......        251        --             251        --           251       --            251
 Current portion of
  deferred income.......        609        --             609        --           609       --            609
                           --------       ----       --------       ----     --------  --------      --------
   Total current
    liabilities.........     27,403        --          27,403        --        27,403       --         27,403
Long-term portion of de-
 ferred income..........      3,559        --           3,559        --         3,559       --          3,559
Long-term debt..........     33,456        --          33,456        --        33,456    87,031 (H)   120,487
Long-term portion of
 capital lease obliga-
 tion...................     52,361        --          52,361        --        52,361       --         52,361
                           --------       ----       --------       ----     --------  --------      --------
   Total liabilities....    116,779        --         116,779        --       116,779    87,031       203,810
                           --------       ----       --------       ----     --------  --------      --------
Exchangeable preferred
 stock, redeemable......        --         --             --         --           --     40,000 (I)    40,000
Stockholders' Equity:
 Common stock...........         80        --              80        --            80        64 (J)       144
 Treasury stock, at
  cost..................        --         --             --         --           --   (184,208)(J)  (184,208)
 Additional paid-in
  capital...............     48,440        --          48,440        --        48,440   159,639 (J)   208,079
 Retained earnings......      3,263        --           3,263        --         3,263   (27,203)(J)   (23,940)
                           --------       ----       --------       ----     --------  --------      --------
   Total stockholders'
    equity..............     51,783        --          51,783        --        51,783   (51,708)           75
                           --------       ----       --------       ----     --------  --------      --------
   Total liabilities and
    stockholders'
    equity..............   $168,562       $--        $168,562       $--      $168,562  $ 75,323      $243,885
                           ========       ====       ========       ====     ========  ========      ========

     See Accompanying Notes to Pro Forma Consolidated Financial Statements

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(A) Represents the historical audited consolidated balance sheet of the Company as of December 31, 1997.

(B) The schedule below presents the historical unaudited balance sheets of the combined Briarfield Facilities as of December 31, 1997 and gives effect to the acquisitions of the Briarfield Facilities which were consummated on April 1, 1998.

                                                                      COMPLETED
                                         BRIARFIELD     PRO FORMA        1998
                                        FACILITIES(1) ADJUSTMENTS(2) ACQUISITIONS
                                        ------------- -------------- ------------
                ASSETS
                ------
 Current Assets:
   Cash and cash equivalents..........     $  174        $  (174)        $--
   Accounts receivable, net...........        647           (647)         --
   Prepaid expenses and other.........         84            (84)         --
                                           ------        -------         ----
     Total current assets.............        905           (905)         --
 Restricted cash......................        211           (211)         --
 Property and equipment, net..........      7,455         (7,455)         --
 Intangible assets, net...............         98            (98)         --
 Note receivable......................        474           (474)         --
                                           ------        -------         ----
     Total assets.....................     $9,143        $(9,143)        $--
                                           ======        =======         ====
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Current Liabilities:
   Current maturities of long-term
    debt..............................     $  328        $  (328)        $--
   Current portion of capital lease
    obligation........................         21            (21)         --
   Accounts payable...................        462           (462)         --
   Employee compensation and benefits.        223           (223)         --
   Other accrued liabilities..........        622           (622)         --
   Accrued interest...................         23            (23)         --
   Income taxes payable...............         90            (90)         --
                                           ------        -------         ----
     Total current liabilities........      1,769         (1,769)         --
 Long-term debt.......................      7,896         (7,896)         --
 Long-term portion of capital lease
  obligation..........................         44            (44)         --
                                           ------        -------         ----
     Total liabilities................      9,709         (9,709)         --
                                           ------        -------         ----
 Stockholders' Equity (Deficit):
   Common stock.......................         11            (11)         --
   Additional paid-in capital.........        356           (356)         --
   Retained deficit...................       (933)           933          --
                                           ------        -------         ----
     Total stockholders' equity
      (deficit).......................       (566)           566          --
                                           ------        -------         ----
     Total liabilities and
      stockholders' equity............     $9,143        $(9,143)        $--
                                           ======        =======         ====

--------
(1) This column represents the historical unaudited balance sheets of the Briarfield Facilities as of December 31, 1997.

(2) The adjustments give effect to the elimination of all assets and liabilities of the Briarfield Facilities. The Company has recorded the acquisitions as synthetic leases and, in connection with such acquisitions, did not acquire any of the operating assets or liabilities of the Briarfield Facilities.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     (C) The schedule below presents the historical unaudited balance sheets as of December 31, 1997 for the Rhode Island Facilities and gives effect to the acquisition of the Rhode Island
          Facilities which is pending as of the date of this Proxy
          Statement/Prospectus:

                                         PENDING                      PENDING
                                          1998         PRO FORMA        1998
                                     ACQUISITIONS(1) ADJUSTMENTS(2) ACQUISITIONS
                                     --------------- -------------- ------------
     ASSETS
     Current Assets:
       Cash and cash equivalents...      $  242         $  (242)        $--
       Accounts receivable, net....         391            (391)         --
       Prepaid expenses and other..          13             (13)         --
                                         ------         -------         ----
         Total current assets......         646            (646)         --
     Property and equipment, net...       1,307          (1,307)         --
     Intangible assets, net........           6              (6)         --
     Other assets..................       1,252          (1,252)         --
                                         ------         -------         ----
         Total assets..............      $3,211         $(3,211)        $--
                                         ======         =======         ====
     LIABILITIES AND STOCKHOLDERS'
      EQUITY
     Current Liabilities:
       Accounts payable............          81             (81)         --
       Employee compensation and
        benefits...................         154            (154)         --
       Other accrued liabilities...         117            (117)         --
                                         ------         -------         ----
         Total current liabilities.         352            (352)         --
     Mortgage payable..............         970            (970)         --
                                         ------         -------         ----
         Total liabilities.........       1,322          (1,322)         --
                                         ------         -------         ----
     Stockholders' Equity:
     Common stock..................          53             (53)         --
     Retained earnings.............       1,836          (1,836)         --
                                         ------         -------         ----
         Total stockholders' equi-        1,889          (1,889)         --
          ty.......................      ------         -------         ----
     Total liabilities and stock-        $3,211         $(3,211)        $--
      holders' equity..............      ======         =======         ====

--------
(1) This column represents the historical unaudited balance sheets of the Rhode Island Facilities as of December 31, 1997. The Company anticipates that the Pending 1998 Acquisitions will be consummated in the second quarter of 1998 and has categorized the completion of this acquisition as probable.
(2) The adjustments give effect to the elimination of all assets and liabilities of the Rhode Island Facilities. The Company anticipates recording the acquisitions as synthetic leases and, in connection with such acquisitions, will not acquire any of the operating assets or liabilities of the Rhode Island Facilities.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     (D) Reflects the following sources and uses of funds in connection with the Merger and the Merger Financings:

     Total sources:
       Proceeds of debt securities..................................  $ 100,000
       Proceeds from the issuance of 6,388,112 shares of common
        stock at $25 per share(1)...................................    159,703
       Borrowings under new senior secured credit facility..........      2,631
       Proceeds from issuance of exchangeable preferred stock.......     40,000
                                                                      ---------
                                                                      $ 302,334
                                                                      =========
     Total uses:
       Redemption of existing 7,368,321 shares of Harborside Common
        Stock at $25 per share......................................  $ 184,208
       Conversion to cash of 682,343 options at an average exercise
        price of $13.13.............................................      8,097
       Exercise of existing purchase options for leased facilities..     58,100
       Refinancing of existing revolving credit facility............     15,600
       Estimated transaction fees and expenses of the Merger and the
        Merger Financings(2)........................................     36,329
                                                                      ---------
                                                                      $ 302,334
                                                                      =========
     (E) Reflects the purchase of the Dayton Facilities, the
           Briarfield Facilities and the Rhode Island Facilities
     (F) Reflects the following:
       Estimated debt issuance costs for the Merger Financings......  $  12,000
       Management fees prepaid to III in connection with the Merger.      6,000
       Payments related to the Non-Compete Agreement................        500
       Elimination of debt issuance costs related to retired debt...       (941)
                                                                      ---------
                                                                      $  17,559
                                                                      =========
     (G) Reflects forgiveness of loans associated with the change of control
     (H) Reflects the following:
       Refinancing of revolving credit facility.....................  $ (15,600)
       Proceeds of new borrowings under senior secured credit
        facility....................................................      2,631
       Proceeds of debt securities..................................    100,000
                                                                      ---------
                                                                      $  87,031
                                                                      =========
     (I) Reflects the issuance of exchangeable preferred stock
     (J) Reflects the following:
       Issuance of 6,388,112 shares of common stock par value
        $.01(1).....................................................  $      64
       Issuance of 6,388,112 shares of common stock at $25 per
        share, additional paid-in-capital(1)........................    159,639
       Redemption of existing 7,368,321 shares of Harborside Common
        Stock at $25 per share......................................   (184,208)
       Conversion to cash of 682,343 options at an average exercise
        price of $13.13.............................................     (8,097)
       Estimated fees and expenses to be paid by the Company in con-
        nection with the Merger and the Merger Financings(3)........    (24,496)
       Tax benefit of management transaction bonuses, standby
        commitment fees, conversion of options, and writeoff of
        deferred issuance costs associated with retired debt........      5,390
                                                                      ---------
                                                                      $ (51,708)
                                                                      =========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

--------
(1) These shares consist of 5,728,112 shares of Harborside Class B Common Stock, 640,000 shares of Harborside Class C Common Stock and 20,000 shares of Harborside Class D Common Stock to be exchanged on a one-for-one basis in the Merger for shares of Class B Stock, Class C Stock, and Class D Stock, respectively, of MergerCo. The numbers of shares are based on the assumption that the amount of the common equity contribution to MergerCo in exchange for its Class B Stock, Class C Stock and Class D Stock will be $159,703,000. The actual amount of the equity contribution, and therefore the respective numbers of shares, will not be known until shortly before the Effective Time. The price is fixed at $25.00 per share. See "DESCRIPTION OF HARBORSIDE CAPITAL STOCK--Harborside's Capital Stock Following the Merger" and "THE MERGER--Merger Financings." Shares of Harborside Class B Common Stock and Harborside Class C Common Stock will be non-voting, while the shares of Harborside Class D Common Stock will have 320 votes per share.
(2) The $36.3 million of estimated fees and expenses includes $12.0 million of estimated debt issuance costs for the Merger Financings, $6.0 million of management fees prepaid to III in connection with the Merger, $0.5 million payment related to the Non-Compete Agreements and $23.2 million of estimated fees and expenses to be paid in connection with the Merger, less $5.4 million for the income tax benefits related to certain of such fees and expenses, conversion of options, and write-off of deferred issuance costs associated with retired debt. The $23.2 million of estimated fees and expenses to be paid in connection with the Merger includes standby commitment fees, legal and accounting fees, and compensation and other charges associated with the Merger.
(3) Represents $23.2 million in estimated fees and expenses to be incurred in connection with the Merger, $0.4 million non-cash charge related to forgiveness of loans, and $0.9 million associated with the elimination of deferred financing costs related to the retired debt.

                    DESCRIPTION OF HARBORSIDE CAPITAL STOCK

HARBORSIDE'S EXISTING CAPITAL STOCK

  General. Harborside is authorized by its existing Certificate of Incorporation to issue an aggregate of 30,000,000 shares of Harborside Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share. There are no shares of Harborside preferred stock issued or outstanding. The following is a summary of certain of the current rights and privileges pertaining to Harborside Common Stock. For a full description of Harborside Common Stock, reference is made to the Company's existing Certificate of Incorporation and By-Laws, as amended, as currently in effect, copies of which are on file with the Commission.

  Voting Rights of Common Stock. Holders of Harborside Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of shares present and voting, except as otherwise required by law. Director nominations may be made by stockholders in accordance with the Company's By-Laws, as amended.

  Dividend Rights of Common Stock. Holders of Harborside Common Stock are entitled to participate in dividends as and when declared by the Board out of funds legally available therefor. The Company's ability to pay cash dividends is subject to certain restrictions.

  Liquidation Rights of Common Stock. Subject to the rights of creditors and holders of preferred stock, if any, holders of Harborside Common Stock are entitled to share ratably in a distribution of assets of the Company upon any liquidation, dissolution or winding-up of the Company.

  Preferred Stock. The Board of Directors of the Company is authorized to issue, by resolution and without any action by stockholders, up to 1,000,000 shares of Harborside preferred stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Harborside preferred stock, including rights that could adversely affect the voting power of the holders of Harborside Common Stock. No shares of Harborside preferred stock are currently outstanding.

HARBORSIDE'S CAPITAL STOCK FOLLOWING THE MERGER

  Introduction. Assuming the Merger is approved by the requisite vote of the stockholders of Company Common Stock at the Special Meeting, at the Effective Time the current Certificate of Incorporation of MergerCo will be amended pursuant to the Restated Certificate of Incorporation substantially in the form of Annex V attached hereto and, as so amended, will be the certificate of incorporation of the Company following the Merger.

  The following is a summary of certain of the rights and privileges pertaining to Harborside's capital stock as it is expected to exist immediately after giving effect to the Merger. For a full description of such capital stock, reference is made to Annex V attached hereto.

  General. Harborside will be authorized to issue shares of preferred stock with a par value of $0.01 per share (the "Harborside Preferred Stock") and shares of five classes of common stock, each with a par value of $0.01 (these five classes are sometimes referred to collectively as the "Harborside Stock").

  The precise numbers of shares of the various classes of Harborside Stock to be outstanding immediately following the Effective Time will not be known until shortly before the Effective Time, because the total amount of the common equity contribution to MergerCo in exchange for its Class B Stock, Class C Stock and Class D Stock (which will be converted on a one-for-one basis into Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock, respectively, at the Effective Time) will not be known until shortly before the Effective Time (See "THE MERGER--Merger Financings), but the purchase price per share of Class B Stock, Class C Stock and Class D Stock of MergerCo is fixed at $25.00 to correspond to the cash consideration per share of Harborside Common Stock being paid in the Merger. Since the aggregate number of shares of Harborside Class A Common Stock is derived from the Non-Cash Election Number, which in turn is derived from the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock of MergerCo, the fact that the equity contribution to MergerCo will not be known until shortly before the Effective Time also results in the number of shares of Harborside Class A Common Stock to be outstanding immediately following the Effective Time not being known until shortly before the Effective Time.

  As discussed above under the caption "THE MERGER--Merger Financings," the expected aggregate common equity contribution to MergerCo in exchange for its Class B Stock, Class C Stock and Class D Stock is approximately $160 million. The following discussion of the Harborside Stock assumes for purposes of illustration that the amount of this equity contribution will be exactly $159,703,000, which results in a Non-Cash Election Number of 422,155.

  Based on the foregoing assumptions, Harborside will be authorized to issue an aggregate of 18,500,000 shares of capital stock, of which up to 500,000 shares will be Harborside Preferred Stock and up to 18,000,000 shares will be comprised of the five classes of Harborside Stock described under the caption "Harborside Stock" below.

  Harborside Preferred Stock. The expected number of shares of Harborside Preferred Stock to be outstanding immediately following the Effective Time is
[   ]. For a description of the terms of the Harborside Preferred Stock, see
"THE MERGER--Merger Financings."

  Harborside Stock. The Harborside Stock will consist of Class A Common Stock ("Harborside Class A Common Stock"), Class B Common Stock ("Harborside Class B Common Stock"), Class C Common Stock ("Harborside Class C Common Stock"), Class D Common Stock ("Harborside Class D Common Stock") and Common Stock ("Common Stock").

  Based on the assumption that the aggregate equity contribution to MergerCo in exchange for its Class B Stock, Class C Stock and Class D Stock will be exactly $159,703,000 as discussed above, the authorized number of shares and the number of shares to be outstanding immediately following the Effective Time for each of the five classes of Harborside Stock would be as follows:

                                                          AUTHORIZED OUTSTANDING
       TITLE                                                SHARES     SHARES
       -----                                              ---------- -----------
   Harborside Class A Stock(1)...........................  1,507,317    647,806
   Harborside Class B Stock..............................  5,900,000  5,728,112
   Harborside Class C Stock..............................  1,571,683    640,000
   Harborside Class D Stock..............................     20,000     20,000
   Common Stock..........................................  9,000,000        --
                                                          ----------  ---------
     Total............................................... 18,000,000  7,035,918
                                                          ==========  =========

--------
(1) The payment of cash in lieu of fractional shares pursuant to the terms of the Merger Agreement, as described under "THE MERGER--Fractional Shares," could result in the number of shares of Harborside Stock outstanding as of the Effective Time being slightly different than 647,806.

  Harborside may, by an amendment to the Restated Certificate of Incorporation duly adopted, increase or decrease at any time, and from time to time (but not below the number of shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, Harborside Class D Common Stock or Common Stock then outstanding), the number of authorized shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, Harborside Class D Common Stock or Common Stock, as the case may be. Shares of Harborside Stock redeemed, purchased or otherwise acquired by Harborside, pursuant to the Restated Certificate of Incorporation, shall be retired and shall revert to authorized but unissued Harborside Class A Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, Harborside Class D Common Stock or Common Stock, as the case may be.

  Voting. Holders of shares of Harborside Class A Common Stock and Common Stock shall be entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL. Holders of Harborside Class D Common Stock as of the Effective Time shall be entitled in the aggregate to a number of votes equal to the total number of outstanding shares of Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock as of the Effective Time. Using the numbers of outstanding shares expected to be outstanding as of the Effective Time shown in the table above, which numbers are based on the assumption that the aggregate common equity contribution to MergerCo in exchange for its Class B Stock, Class C Stock and Class D Stock will be exactly $159,703,000 as discussed above, Holders of shares of Harborside Class D Common Stock would be entitled to 320 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

  Holders of Harborside Class B Common Stock or Harborside Class C Common Stock shall not have any voting rights, except that the holders of the Harborside Class B Common Stock and Harborside Class C Common Stock shall have the right to vote as a class to the extent required under the laws of the State of Delaware. Unless otherwise required by the terms of the Restated Certificate of Incorporation of Harborside, paragraph (2) of subsection (b) of
Section 242 of the DGCL shall not entitle the holders of shares of Harborside Class B Common Stock or Harborside Class C Common Stock to vote as a class on the increase of the number of authorized shares of such class of Harborside Stock or the decrease of the number of authorized but not outstanding shares of such class of Harborside Stock.

  Any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation of Harborside, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences, or special rights of any class of capital stock so as to affect the holders of Harborside Class A Common Stock materially and adversely, will require, in addition to any other approvals required by the DGCL and the Restated Certificate of Incorporation, the approval by the holders of a majority of the then outstanding shares of Harborside Class A Stock.

  Liquidation; Dividends; Certain Adjustments; Merger. Subject to the rights of the holders of any shares of then outstanding Harborside Preferred Stock, any distribution made upon the liquidation, dissolution or winding up of the affairs of Harborside, whether voluntary or involuntary, shall be allocated pro rata based upon the number of shares of Harborside Stock held by each stockholder. None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of Harborside, the merger or consolidation of Harborside into or with any other corporation or the merger or consolidation of any other corporation into or with Harborside shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for this purpose.

  Subject to the rights of the holders of any shares of then outstanding Preferred Stock, holders of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock shall be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared thereon by the Company's Board of Directors from time to time out of assets or funds of the Company legally available therefor.

  Whenever, during the period that shares of Harborside Class A Common Stock shall be outstanding, the Company shall (i) declare a dividend on shares of any class of Harborside Stock in shares of such class of Harborside Stock or in securities convertible into or exchangeable for shares of such class of Harborside Stock, (ii) subdivide the outstanding shares of any class of Harborside Stock, (iii) combine the outstanding shares of any class of Harborside Stock into a smaller number of shares, or (iv) issue any shares of any class of Harborside Stock upon reclassification of such shares, a corresponding dividend, subdivision, combination or other adjustment shall be made with respect to the shares of the other class or classes of Harborside Stock if and to the extent necessary to prevent the interests of the holders of Harborside Class A Common Stock from being materially and adversely affected.

  In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of each share of Harborside Class A Common Stock shall be entitled to receive not less than the same per share consideration as the per share consideration, if any, received by the holders of Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock in such merger or consolidation (unless, in addition to such other approvals, if any as may be required by the DGCL and the Restated Certificate of Incorporation, a different treatment is approved by holders of a majority of the then outstanding shares of the Harborside Class A Common Stock).

  Restrictions on Transfer. Except for Transfers (as defined) to a Permitted Transferee (as defined), no Harborside Class D Common Stockholder shall Transfer any share of Harborside Class D Common Stock owned by such Harborside Class D Common Stockholder except in accordance with the terms of the Restated Certificate of Incorporation.

  No Harborside Stockholder may Transfer any shares of Harborside Stock unless such Transfer complies with the conditions specified in the Restated Certificate of Incorporation of Harborside which are intended to ensure compliance with the provisions of the Securities Act. Prior to any Transfer, the holder of the shares of Harborside Stock proposed to be Transferred (other than a holder of Harborside Class A Common Stock who is not an officer or director of the Company) shall give written notice to Harborside of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by Harborside, shall be accompanied by either (i) a written opinion of legal counsel who is reasonably satisfactory to Harborside, addressed to Harborside and reasonably satisfactory in form and substance to Harborside's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, or (ii) a "no action" letter from the Commission to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the Commission that action be taken with respect thereof, or a combination of (i) and (ii) above, whereupon the holder of such shares of Harborside Stock shall be entitled to Transfer such shares in accordance with the terms of the Restated Certificate of Incorporation and the written notice delivered by such holder to Harborside. Each certificate evidencing the shares of Harborside Stock transferred as above provided shall bear the appropriate restrictive legend set forth in the Restated Certificate of Incorporation of Harborside, provided that, following the Initial Public Offering (as defined), such certificates shall bear the legend set forth in the Restated Certificate of Incorporation of Harborside or another legend only if, in the opinion of counsel to Harborside, the imposition of such legend is required under the Securities Act or other applicable law. Any purported Transfer in violation of the Restated Certificate of Incorporation of Harborside shall be null and void and of no force or effect, and Harborside shall not record any such Transfer on its stock transfer books. These restrictions on Transfer shall not apply to Transfers of shares of Harborside Stock (i) in the Initial Public Offering (as defined), or (ii) following the Initial Public Offering, provided that such Transfer is made in compliance with the Securities Act and applicable state securities laws and in accordance with any restrictions on transfer contained in any restrictive legend set forth on the certificates representing such shares.

  Tag-along Rights. If, other than in connection with the Initial Public Offering, any Harborside Class D Common Stockholder or Stockholders (for purposes of this provision, singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desires to enter into an agreement (whether oral or written) to Transfer its shares of Harborside Class D Common Stock or any part thereof in a transaction which is a sale to any Person (as defined) other than a Permitted Transferee (the "Proposed Transferee"), such proposed Transfer shall be deemed a "Tag-Along Transfer" and, each of the Harborside Class A Stockholders, Harborside Class B Common Stockholders and Harborside Class C Common Stockholders (collectively, the "Other Harborside Stockholders") shall have the right, but not the obligation, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Harborside Stockholder up to the number of shares (the "Tag-Along Pro Rata Amount") of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock derived by multiplying the total number of shares of Harborside Class A Stock, Harborside Class B Common Stock or Harborside Class C Common Stock exclusive of Non-Redeemable Shares (as defined), as the case may be, owned by such Other Harborside Stockholder by a fraction, the numerator of which is equal to the number of shares of Harborside Class D Common Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the "Proposed Purchase Amount") and the denominator of which is the total number of shares of Harborside Class D Common Stock (other than shares of Harborside Class D Common Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined below). All Tag-Along Transfers by Other Harborside Stockholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Harborside Stockholders) as the proposed Tag-Along Transfer by the Proposed Transfer or, provided that no Other Harborside Stockholder may be required to make any representation or warranty in connection with the Tag-Along Transfer other than as to its ownership and authority to Transfer the shares of Harborside Stock to be Transferred by it, free and clear of any and all liens and encumbrances (other than under the Restated Certificate of Incorporation) and in compliance with all applicable laws.

  The Proposed Transferor participating in a Tag-Along Transfer shall at least thirty (30) Business Days prior to the closing date thereof provide Harborside and the Other Harborside Stockholders with written notice (the "Transfer Notice") of the proposed Tag-Along Transfer containing the following:

    (i) the name and address of the Proposed Transferor and the Proposed Transferee;

    (ii) the Proposed Purchase Amount;

    (iii) the proposed amount to be paid for such shares of Harborside Class D Common Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable in connection therewith;

    (iv) the aggregate number of shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock, as the case may be, held of record as of the date the Transfer Notice is sent (the "Notice Date") by the Other Harborside Stockholder to whom the notice is sent;

    (v) the aggregate number of shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock, as the case may be, held of record as of the Notice Date by all Other Harborside Stockholders as a group;

    (vi) the Tag-Along Pro Rata Amount for the Other Harborside Stockholder to whom the notice is sent; and

    (vii) a statement confirming that the Proposed Transferee has agreed (i) to the tag-along rights and (ii) to purchase the number of shares of Harborside Stock redeemed pursuant to the Restated Certificate of Incorporation.

  Upon written request by the Proposed Transferor, Harborside shall provide to the Proposed Transferor the information referred to in (iv) and (v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of Section 4(b) of the Securities Act.

  Each Other Harborside Stockholder desiring to participate in the proposed Tag-Along Transfer shall provide a written notice (the "Tag-Along Notice") to the Proposed Transferor on or before the expiration of ten (10) Business Days after the Notice Date (the "Tag-Along Acceptance Date") stating the number of shares held by such Other Harborside Stockholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice. The Tag-Along Notice given by each Other Harborside Stockholder shall include and constitute such Other Harborside Stockholder's binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in the Restated Certificate of Incorporation. If the Proposed Transferee does not purchase all of the shares of Harborside Stock of the Proposed Transferor and the Other Harborside Stockholders included in such proposed Tag-Along Transfer, as well as shares to be issued under the Restated Certificate of Incorporation in connection with the Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect.

  Each Proposed Transferor and each Other Harborside Stockholder whose shares are sold in a Tag-Along Transfer shall be required to bear its pro rata share, based on the number of shares included in such Tag-Along

Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of Harborside.

  The foregoing provisions shall not apply to a subsequent Transfer of any share of Harborside Class D Common Stock that has previously been the subject of a completed Tag-Along Transfer which complied with the provisions of the Restated Certificate of Incorporation.

  Redemption. The number of shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock equal to the difference (the "Difference Shares") between (i) the number of shares included in any Tag-Along Transfer by the Harborside Class A Common Stockholder, Harborside Class B Common Stockholder or Harborside Class C Common Stockholder pursuant to the foregoing Tag-Along Transfer provisions and
(ii) the Tag-Along Pro Rata Amount for each such Harborside Class A Common Stockholder, Harborside Class B Common Stockholder or Harborside Class C Common Stockholder shall be redeemed by Harborside, to the extent it is lawfully permitted to do so, out of funds legally available therefor pro rata based upon the number of Difference Shares held by such Stockholder from each of the Harborside Class A Stockholders, Harborside Class B Common Stockholders and Harborside Class C Common Stockholders who elected to include in the Tag-Along Transfer a number of shares of Harborside Stock less than the number of shares that constitute their Tag-Along Pro Rata Amount or any such Harborside Stockholders that did not elect to participate in a Tag-Along Transfer at a redemption price (the "Tag-Along Redemption Price") for each share of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock so redeemed equal to the per share price paid for the Harborside Class D Common Stock by the Proposed Transferee (provided that if the consideration to be paid by the Proposed Transferee includes any non-cash consideration, the per share amount to be paid in such redemption shall be the fair value of the per share consideration to be paid by such Proposed Transferee as determined in good faith by the Board of Directors of the Company) less such Other Harborside Stockholder's pro rata share, based on the number of shares of stock so redeemed from such Other Harborside Stockholder, of the expenses of the Tag-Along Transfer including, without limitations, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of Harborside. The shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock so redeemed by Harborside shall be retired and upon such retirement shall automatically revert to authorized but unissued shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock, as relevant, and Harborside shall issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock equal to the number of shares of such classes of Harborside Stock so redeemed. The provisions of this section shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the contemporaneous purchase by the Proposed Transferee of the shares issuable below in connection with the applicable Tag-Along Transfer.

  The Restated Certificate of Incorporation contemplates the issuance to an affiliate of Investcorp of a warrant (the "Class B Warrant") to purchase shares of Harborside Class B Common Stock (the "Warrant Shares"). If the holder of the Class B Warrant exercises the Class B Warrant, Harborside shall redeem, to the extent it is lawfully permitted to do so, from the Class B Common Stockholders, pro rata based on the number of shares of such Harborside Class B Common Stock then owned by each such Class B Common Stockholders, out of funds legally available therefor, a number of shares of Harborside Class B Common Stock equal to the number of Warrant Shares at a redemption price (the "Warrant Redemption Price") equal to the par value of each share of Harborside Class B Common Stock so redeemed. The shares of Harborside Class B Common Stock so redeemed by Harborside shall be retired and upon such retirement shall automatically revert to authorized but unissued shares of Harborside Class B Common Stock, and Harborside shall immediately after such redemption, issue, to the extent it is lawfully permitted to do so, to the Warrant Holder a number of shares of Harborside Common Stock equal to the number of Warrant Shares. Because the number of shares of Harborside Common Stock to be issued in connection with the exercise of the Class B Warrant will not exceed the number of shares of Harborside

Class B Common Stock so redeemed, the exercise of the Class B Warrant will not have a dilutive effect on the holders of shares of Harborside's capital stock.

  Harborside shall give to each holder of record of the shares of Harborside Class A Common Stock, Harborside Class B Common Stock or Harborside Class C Common Stock to be redeemed prior written notice of such redemption no less than two Business Days prior to the date such shares will be redeemed (the "Redemption Date").

  Conversion. If the Initial Public Offering or a Sale (as defined) of Harborside (whether pursuant to a Single Transaction Sale (as defined) or a series of Staggered Sales (as defined)) occurs, each issued and outstanding share of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, and Harborside Class D Common Stock not otherwise redeemed by Harborside pursuant to the mandatory redemption provisions shall automatically convert into one share of Common Stock upon the closing of such Initial Public Offering or Sale (the "Conversion Date"). Prior to or on the Conversion Date, each holder of shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, or Harborside Class D Common Stock shall surrender such holder's certificates evidencing such shares at the principal office of Harborside or at such other place as Harborside shall designate to such holder in writing at least ten Business Days prior to the Conversion Date, and shall, within ten Business Days after the Conversion Date, be entitled to receive from Harborside certificates evidencing the number of shares of Common Stock into which such shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock are converted. On the Conversion Date, each holder of shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock shall not have been surrendered at the principal office of Harborside or such other place as Harborside may have designated, that notice from Harborside shall not have been given or, if given, shall not have been received by any holder of shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock, or that certificates evidencing such shares of Harborside Stock shall not then be actually delivered to such holder. All certificates representing the converted shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock, including all certificates not so delivered by such Harborside Class A Common Stockholders, Harborside Class B Common Stockholders, Harborside Class C Common Stockholders or Harborside Class D Common Stockholders, shall be, or shall be deemed to be, canceled by Harborside as of the Conversion Date and shall thereafter no longer be of any force or effect and Harborside shall not thereafter issue any such shares of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock or Harborside Class D Common Stock.

  Legends. The Restated Certificate of Incorporation provides for legends to appear on certificates evidencing shares of Harborside Stock with respect to the restrictions on transfer and the mandatory redemption provisions described above.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement, a copy of which appears as Annex I to this Proxy
Statement/Prospectus and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of a majority of the shares of Harborside Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, MergerCo will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

  If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger. Each issued and outstanding share of Harborside Common Stock (other than fractional shares and Dissenting Shares) will be converted, at the election of the holder thereof, subject to proration, into either (a) the right to receive the Cash Price or (b) a Non-Cash Election Share, as more fully described under "THE MERGER--Merger Consideration" and "--Non Cash Election," except that (i) an aggregate of 225,651 shares of Harborside Common Stock held by the Senior Management Stockholders will not be subject to the election described above and instead will be converted into the right to retain the same number of shares of Harborside Common Stock, which, upon consummation of the Merger, will be denominated as Harborside Class A Common Stock, (ii) each other share of Harborside Common Stock held by the Senior Management Stockholders and each share of Harborside Common Stock held by certain other specified officers of the Company will not be subject to the election described above and instead will be converted into the right to receive $25.00 in cash and (iii) shares of Harborside Common Stock held by Harborside, its subsidiaries, MergerCo or any of its affiliates will be canceled and retired. With regard to the treatment of fractional share interests, see "THE MERGER--Fractional Shares." With regard to the treatment of Dissenting Shares, see "STOCKHOLDERS' APPRAISAL RIGHTS."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters;
(b) the Company's capital structure; (c) subsidiaries; (d) the authorization, execution, delivery and enforceability of the Merger Agreement; (e) noncontravention of governing documents and material contracts; (f) receipt of governmental approvals; (g) documents filed by the Company with the Commission and the accuracy of information contained therein; (h) the accuracy of information supplied by the Company in connection with this Proxy Statement/Prospectus; (i) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company, and the absence of undisclosed liabilities; (j) the absence of pending or threatened material litigation; (k) compliance with applicable laws; (l) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (m) filing of tax returns and payment of taxes; (n) title to owned real property and valid leasehold interests in leased real property; (o) insurance matters; (p) environmental matters; (q) brokers' fees and expenses; (r) receipt of an opinion of the Company's financial advisor; (s) recommendation of the Board with respect to the Merger Agreement and the Merger and related transactions;
(t) the absence of material defaults under the Company's contracts and (u) the required vote of the Company's stockholders.

  The Merger Agreement also contains customary representations and warranties of MergerCo relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (c) noncontravention of governing documents and material contracts; (d) receipt of governmental approvals; (e) ability to finance transaction; (f) the accuracy of information supplied by MergerCo in connection with this Proxy Statement/Prospectus; (g) the absence of known impediments to regulatory approval; and (h) the status of MergerCo under Section 203 of the Delaware General Corporation Law.

CERTAIN PRE-CLOSING COVENANTS

  The Company has agreed, until the Effective Time (except as contemplated by the Merger Agreement or the transactions related thereto), that it will, and will cause its subsidiaries to, conduct their operations according to their ordinary course of business consistent with past practice, and use their respective reasonable efforts to preserve intact their business organizations and maintain satisfactory relationships with their respective customers, suppliers, governmental agencies having authority over any material aspect of their respective businesses, and others having business dealings with them. In addition, and except as contemplated by the Merger Agreement or the transactions relating thereto, prior to the Effective Time, the Company has agreed that it will not, and will not permit any of its subsidiaries to, without the prior consent of MergerCo (which consent is not to be unreasonably withheld):

    (a) amend or propose to amend its certificate of incorporation or by-laws (or equivalent governing instruments);

    (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, other than the issuance of shares of Harborside Common Stock issuable upon exercise of Company Stock Options in accordance with the terms thereof;

    (c) split, combine or reclassify any of its capital stock or declare, pay or set aside for payment any dividend or other distribution in respect of or substitution for its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock;

    (d) increase, modify or establish any compensation or benefit plan, agreement, policy, practice, program or arrangement that would be an employee benefit plan (had such plan, agreement, policy, practice, program or arrangement been adopted prior to the date of the Merger Agreement) or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its subsidiaries to any of their respective directors, officers, former employees, or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or plan or as contemplated by the Merger Agreement;

    (e) acquire (by purchase, lease or otherwise) any asset, property or business from any person or dispose of (by sale, lease or otherwise) any of its assets or properties other than acquisitions and dispositions in the ordinary course of business the value of which does not exceed $250,000 individually or $1,000,000 in the aggregate, and other than certain specified acquisitions;

    (f) other than in connection with transactions otherwise permitted, (i) incur or assume any funded debt obligations or issue any debt securities except for borrowings under existing credit facilities in the ordinary course of business; (ii) guarantee to otherwise become liable for (whether directly, contingently or otherwise) any debts or obligations of any person (other than the Company and its subsidiaries) except in the ordinary course of business not to exceed $1,000,000 in the aggregate; (iii) make any loans, advances or capital contributions to, or investments in, any person (other than the Company and its subsidiaries) except in the ordinary course of business not to exceed $250,000 individually and $1,000,000 in the aggregate; (iv) mortgage, pledge or otherwise encumber any of its assets except in the ordinary course of business with respect to assets having a value not exceeding $250,000 individually and $1,000,000 in the aggregate;

    (g) settle or compromise any claim or litigation which (after insurance reimbursement) results in liability on the part of the Company or any of its subsidiaries in excess of $1,000,000;

    (h) make or commit to make capital expenditures in excess of $500,000 of the 1998 budget as disclosed to MergerCo;

    (i) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change that is adverse to the Company in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries;

    (j) cancel or fail to maintain any insurance policies in effect immediately following the execution of the Merger Agreement; or

    (k) agree, commit or arrange to do any of the foregoing.

  The Company has agreed to give prompt notice to MergerCo, and MergerCo has agreed to give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which will cause any representation or warranty of either party contained in the Merger Agreement to be untrue or inaccurate in any material respect and
(ii) any material failure of the Company or MergerCo to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party under the Merger Agreement; provided, that the delivery of any such notice will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

  Investcorp Bank E.C., an investment bank incorporated in the State of Bahrain, has agreed to cause MergerCo to perform MergerCo's obligations and agreements under the Merger Agreement and has expressly agreed to be liable in the event MergerCo fails to perform any of its obligations or agreements under the Merger Agreement; provided, that such agreement terminates immediately following the Effective Time.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that, except as otherwise provided therein, the Company shall not, directly or indirectly (through representatives or otherwise), solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than MergerCo or any affiliate, associate or designee of MergerCo) concerning any proposal (an "Acquisition Proposal") for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Transaction"). Notwithstanding the foregoing, (a) the Board may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company; provided, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board shall have determined in good faith, after consultation with outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; and (b) the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to customary confidentiality agreements, and may participate in discussions and negotiate with any such person or group concerning any Acquisition Proposal not received in violation of the Merger Agreement, if the Board determines in its good faith judgment, after consultation with outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. In addition, the Board is required to promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided both orally and in writing) MergerCo if any such Acquisition Proposal is made and shall, in such notice, indicate in reasonable detail the terms and conditions of such proposal and shall keep MergerCo promptly advised of any material changes to such terms and conditions. The Company also has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company may be a party, unless the Board shall have determined in good faith that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board under applicable law.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

  The Merger Agreement provides that the directors of MergerCo at the Effective Time will be the directors of the Company following the Merger. The directors of MergerCo at the Effective Time will be Damian N. Dell'Anno, Stephen L. Guillard, Christopher J. O'Brien, Charles J. Philippin, Christopher
J. Stadler, William H. Stephan and Savio W. Tung. See "MANAGEMENT--Directors and Executive Officers of the Company" for more information on the MergerCo directors. The Board of Directors of the Company will be subject to change from time to time. The Merger Agreement also provides that the officers of the Company at the Effective Time will be officers of the Company following the Merger, subject to change from time to time.

TREATMENT OF EXISTING COMPANY STOCK OPTIONS

  The treatment in the Merger of outstanding Company Stock Options will be as described in "THE MERGER--Treatment of Existing Company Stock Options."

ACCESS TO INFORMATION

  Subject to applicable provisions regarding confidentiality, the Company has agreed in the Merger Agreement to, and to cause its subsidiaries to, afford MergerCo and its representatives reasonable access during normal business hours to all properties, contracts, commitments, personnel, books and records, and to furnish MergerCo with all financial, operating and other data and information as MergerCo through its representatives may from time to time reasonably request.

COOPERATION AND REASONABLE EFFORTS

  Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective reasonable efforts to take certain specified and other actions, including cooperation in the arrangement of financing, so that the transactions contemplated by the Merger Agreement may be consummated. The Company and MergerCo have each agreed to use its commercially reasonable efforts to cause the Merger to be recorded as a recapitalization for financial reporting purposes.

DELISTING FROM NYSE

  Pursuant to the Merger Agreement, the Company and MergerCo have each agreed to cooperate with each other in taking all actions necessary to delist the Harborside Common Stock from the NYSE, effective after the Effective Time.

PUBLIC ANNOUNCEMENTS

  The Company and MergerCo have agreed not to make any public announcements with respect to the Merger except as required by law or by mutual agreement.

INDEMNIFICATION AND INSURANCE

  Following the Merger, the Certificate of Incorporation and By-Laws of the Company will contain provisions substantially identical with respect to elimination of personal liability and indemnification to those set forth in the Certificate of Incorporation of the Company and the By-laws of the Company as of the date of the Merger Agreement, respectively, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of persons who at the Effective Time were directors, officers, agents or employees of the Company. In addition, MergerCo has agreed to honor any existing indemnification agreements with any current or former directors, officers or employees of the Company as in effect as of the date of the Merger Agreement. The surviving corporation will cause to be maintained in effect for not less than six years from the Effective Time, the current policies of the directors' and officers' liability insurance in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time; provided, that the surviving corporation shall not be obligated to pay annual premiums for such insurance in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement.

MASTER RIGHTS AGREEMENT

  The Merger Agreement provides that, at the Effective Time, the Company will enter into a master rights agreement for the benefit of Investcorp and the other investors in MergerCo who, as a result of the Merger, will receive common stock in the Company (collectively, the "New Investors") and the Berkshire Stockholders, which agreement will provide, among other things, for the following: (i) the New Investors will receive demand and "piggyback" registration rights; (ii) the Berkshire Stockholders will receive "piggyback" registration rights entitling them (subject to certain limitations) to participate pro rata in Company registration statements filed with the Commission; (iii) unless otherwise agreed by the New Investors holding voting common stock and the Berkshire Stockholders, if any new equity securities (subject to certain exceptions) are to be issued by the Company after the Merger but prior to an initial public offering by the Company at a price below fair market value, as determined in good faith by the Board of Directors of the Company, the Company will give all holders of the then outstanding common stock (not including stock options) the right to participate pro rata in such equity financing; and (iv) the Berkshire Stockholders will be entitled to receive periodic information concerning the Company (subject to certain limitations). The terms of the master rights agreement may be modified or terminated by agreement of the Company, the New Investors and the Berkshire Stockholders.

MINIMUM EQUITY REQUIREMENT

  Pursuant to the Merger Agreement, MergerCo is required to have received contributions of at least $135 million in cash or cash equivalents prior to the consummation of the Merger and the Merger Financings.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The respective obligations of the Company and MergerCo to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions, the following: (a) the Merger Agreement shall have been approved by the requisite vote of holders of outstanding shares of Harborside Common Stock; (b) any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint, requirement or prohibition preventing the consummation of the Merger shall be in effect; provided that the Company and MergerCo are required to use their reasonable efforts to have any such injunction, order, restraint, requirement or prohibition vacated; and (d) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and all material state securities laws applicable to the registration and qualification of Non-Cash Election Shares following the Merger shall have been complied with.

  The obligations of MergerCo to effect the Merger are further subject to the conditions that (i) an Administrative Services Agreement between the Company and an affiliated entity remains in effect, (ii) no event has occurred that has had or is reasonably likely to have a material adverse effect with respect to the Company and (iii) certain regulatory approvals and certain third-party consents required in connection with the Merger shall have been obtained. See "REGULATORY APPROVALS."

  The obligations of the Company to effect the Merger are further subject to the condition that the Company shall have received an opinion or certificate of a reputable expert firm selected by MergerCo and reasonably satisfactory to the Company confirming the solvency of the Company and its subsidiaries on a consolidated basis (after giving effect to the Merger and related financings) addressed to the Board and upon which such Board shall be entitled to rely.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

    (a) by mutual written consent of MergerCo and the Company;

    (b) by either MergerCo or the Company:

      (i) if a court of competent jurisdiction or other governmental entity of the United States shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable; or

      (ii) if the Effective Time shall not have occurred on or prior to January 10, 1999 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform any of its obligations under the Merger Agreement required to be performed thereunder);

    (c) By the Company, if the Company receives an Acquisition Proposal in writing from any person or group as a result of which the Board determines in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to terminate the Merger Agreement;

    (d) By MergerCo in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which has not been cured within 30 days after the giving of written notice to the Company and which has a material adverse effect with respect to the Company and its subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated thereby;

    (e) By the Company, if MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform has not been cured within 30 days after the giving of written notice to MergerCo and which has a material adverse effect with respect to MergerCo or the ability of MergerCo to consummate the transactions contemplated thereby; and

    (f) By MergerCo, if the Company shall have (1) withdrawn, modified or amended in any respect adverse to MergerCo its approval or recommendation of the Merger Agreement or the Merger, (2) failed to include in this Proxy Statement/Prospectus such recommendation, (3) recommended any Acquisition Proposal or Acquisition Transaction from or with a person other than MergerCo or any of its subsidiaries or affiliates or (4) resolved to do any of the foregoing.

  In the event of termination of the Merger Agreement by either the Company or MergerCo, the Merger Agreement shall terminate, without any liability or obligation on the part of the Company or MergerCo, other than specified provisions in the Merger Agreement relating to (i) payment of fees and expenses, (ii) certain confidentiality provisions and (iii) liability for any willful breaches of the Merger Agreement. See "--Expenses and Certain Required Payments."

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by action taken by the Company and MergerCo at any time before or after approval of the Merger by the stockholders of the Company, but, after any such approval, no amendment may be made which changes the form or decreases the amount of the consideration per share to be paid in the Merger, which changes any term of the Restated Certificate of Incorporation of the Company or which otherwise adversely affects the rights of the Company's stockholders under the Merger Agreement. At any time prior to the Effective Time, MergerCo or the Company may, subject to the immediately preceding sentence, waive compliance by the other party with any of the obligations, covenants, agreements or conditions contained in the Merger Agreement. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver. The Company and MergerCo currently do not intend or expect to amend or waive any of the representations, warranties, agreements or conditions in the Merger Agreement.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

  If the Merger Agreement is terminated by the Company as described in item
(c) under "--Termination" above or by MergerCo as described in item (f) under "--Termination" above, then the Company has agreed to reimburse MergerCo for all actual documented out-of-pocket expenses (other than any expenses payable as a financing commitment or similar fee) incurred by or on behalf of MergerCo in connection with the transactions contemplated by the Merger Agreement and any related financings; provided that such reimbursable expenses shall not exceed $4,000,000 in the aggregate. In addition, in the event that, within nine months following any such termination, the Company shall have consummated an Acquisition Transaction with a person unaffiliated with MergerCo, then, in addition to reimbursement of MergerCo's expenses as provided above, the Company has agreed to pay MergerCo a fee of $6,000,000.

  Except as otherwise provided above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

                          CERTAIN RELATED AGREEMENTS

STOCKHOLDER AGREEMENT

  The following is a brief summary of certain provisions of the Stockholder Agreement among MergerCo and the Subject Stockholders, a copy of which appears as Annex II to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the copy attached to the Proxy Statement/Prospectus.

  Pursuant to the Stockholder Agreement, the Subject Stockholders, who owned, as of the Record Date, an aggregate of approximately 54% of the outstanding shares of Harborside Common Stock, have agreed, among other things and subject to certain conditions, to vote in favor of the Merger Agreement and the Merger, and to vote against any competing transactions by a third party. The Stockholder Agreement also provides that the Berkshire Stockholders will make Non-Cash Elections with respect to an amount of shares of Harborside Common Stock equal to the Non-Cash Election Number. If the aggregate number of Electing Shares (including those of the Berkshire Stockholders) exceeds the Non-Cash Election Number, the Berkshire Stockholders will be subject to proration with respect to the number of Non-Cash Election Shares they will receive in the Merger in the same manner as all other electing stockholders.

  In addition, pursuant to the Stockholder Agreement, the Subject Stockholders may not, directly or indirectly (through representatives or otherwise), solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than MergerCo or any affiliate, associate or designee of MergerCo) concerning any proposal for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise; provided, that this prohibition does not restrict any Subject Stockholder who is a member of the Board of Directors from taking actions in such person's capacity as a director of the Company to the extent and in the circumstances permitted by the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation of Transactions."

  Subject to certain conditions and exceptions, the Subject Stockholders are also not permitted to dispose of, or enter into any contract, option (other than the option granted to MergerCo pursuant to the Stockholder Agreement) or other arrangement or understanding with respect to or consent to the disposition of, any or all of such Subject Stockholders' Harborside Common Stock or any interest therein.

  The covenants and agreements in the Stockholder Agreement terminate on the first to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided that certain covenants will survive the Effective Time of the Merger.

  In addition, the Subject Stockholders have granted MergerCo an irrevocable option to purchase all shares of Harborside Common Stock held by the Subject Stockholders at a price per share equal to $25.00. The option is exercisable, in whole or in part, at any time (x) after a person other than MergerCo or its affiliates takes certain specified actions indicating that it might be interested in acquiring the Company or (y) if the Company withdraws or adversely modifies its recommendation of the Merger. The option expires upon the earliest to occur of (a) the Effective Time, (b) 120 days after the commencement of the option exercise period and (c) the termination of the Merger Agreement pursuant to specified termination provisions contained therein.

NON-COMPETE AGREEMENTS

  The Company has entered into a Non-Compete Agreement, dated as of April 15, 1998, with each of Douglas Krupp, a director and beneficial stockholder of the Company, and George Krupp, a beneficial stockholder of the Company, pursuant to which each such individual has agreed for a one-year period commencing at the Effective Time not to engage in certain business activities or to own certain equity interests in any person or entity that engages in such business activities. Pursuant to such agreements, the Company has agreed to pay $250,000 to each of such individuals at the Effective Time.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth certain information regarding the persons who will be the directors and executive officers of Harborside upon the consummation of the Merger:

NAME                     AGE                            POSITION
----                     ---                            --------
Stephen L. Guillard.....  48 Chairman, President, Chief Executive Officer and Director
Damian N. Dell'Anno.....  38 Executive Vice President of Operations and Director
William H. Stephan......  41 Senior Vice President and Chief Financial Officer and Director
Bruce J. Beardsley......  34 Senior Vice President of Acquisitions
Michael E. Gomez,
 R.P.T..................  36 Senior Vice President of Rehabilitation Services
Kenneth Montgomery......  39 Senior Vice President of Operations
Steven V. Raso..........  33 Senior Vice President of Reimbursements
Savio W. Tung...........  46 Director
Christopher J. O'Brien..  39 Director
Charles J. Philippin....  47 Director
Christopher J. Stadler..  33 Director

  Stephen L. Guillard has served as President and Chief Executive Officer of the Company since March 21, 1996 and of the predecessors of the Company since May 1988 and as a Director and Chairman of the Board of the Company since its incorporation. Mr. Guillard previously served as Chairman, President and Chief Executive Officer of Diversified Health Services ("DHS"), a long-term care company which Mr. Guillard co-founded in 1982. DHS operated approximately 7,500 long-term care and assisted living beds in five states. Mr. Guillard has a total of 25 years of experience in the long-term care industry and is a licensed Nursing Home Administrator.

  Damian N. Dell'Anno has served as Executive Vice President of Operations of the Company since March 21, 1996 and its predecessors since 1994. From 1993 to 1994, he served as the head of the specialty services group for the predecessors of the Company and was instrumental in developing the Company's rehabilitation therapy business. From 1989 to 1993, Mr. Dell'Anno was Vice President of Reimbursement for the predecessors of the Company. From 1988 to 1989, Mr. Dell'Anno served as Director of Budget, Reimbursement and Cash Management for Mediplex. Mr. Dell'Anno has a total of 15 years of experience in the long-term care industry.

  William H. Stephan has served as Senior Vice President and Chief Financial Officer of the Company since March 21, 1996 and its predecessors since 1994. From 1986 to 1994, Mr. Stephan was a Manager in the health care practice of Coopers & Lybrand L.L.P. His clients there included long-term care facilities, continuing care retirement centers, physician practices and acute care hospitals. Mr. Stephan is a Certified Public Accountant and a member of the Healthcare Financial Management Association.

  Bruce J. Beardsley has served as Senior Vice President of Acquisitions of the Company since March 21, 1996 and its predecessors since 1994. From 1992 to 1994, he was Vice President of Planning and Development of the predecessors of the Company with responsibility for the development of specialized services, planning and engineering. From 1990 to 1992, he was an Assistant Vice President of the predecessors of the Company responsible for risk management and administrative services. From 1988 to 1990, Mr. Beardsley served as Special Projects Manager of the predecessors of the Company. Prior to joining the predecessors of the Company in 1988, Mr. Beardsley was a commercial and residential real estate appraiser.

  Michael E. Gomez, R.P.T. has served as Senior Vice President of Rehabilitation Services of the Company since June 14, 1996 and its predecessors since 1994. From 1993 to 1994, Mr. Gomez served as Director of Therapy Services for the predecessors of the Company with responsibility for overseeing the coordination and direction of physical, occupational and speech therapy services. From 1991 to 1993, Mr. Gomez was Director of Rehabilitation Services at Mary Washington Hospital in Fredericksburg, Virginia. From 1988 to 1990, he was Physical Therapy State Manager for Pro-Rehab, a contract therapy company based in Boone, North Carolina. Mr. Gomez is a licensed physical therapist.

  Kenneth Montgomery has served as Senior Vice President of Operations for the Company since 1996. Mr. Montgomery joined the Company's predecessors in 1991, originally as Administrator at the Company's Gulf Coast facility in New Port Richey, Florida. He was promoted to Regional Director of Operations for the Midwest Region in 1993, and served in that position until 1996. Mr. Montgomery previously served as Administrator, Marketing Specialist and Regional Director with a long-term care company based in Philadelphia, Pennsylvania, operating facilities throughout the mid-Atlantic states. He holds a Bachelor's degree in Marketing/Business Administration from St. Joseph's University, and is a licensed Nursing Home Administrator in Pennsylvania and Florida.

  Steven V. Raso has served as Senior Vice President, Reimbursement since 1997. From 1994 to 1997 he served as Vice President, Reimbursement for the Company and he served as Director of Reimbursement and Budgets from 1989 to 1994. In these capacities Mr. Raso has been responsible for the Medicare and Medicaid reimbursement cost reporting functions including audits, appeals, licensing and rate determinations. Mr. Raso also oversees the budgeting, accounts receivable and compliance departments within the Company. He holds a B.S. in finance and a B.A. in management from Bentley College.

  Savio W. Tung has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984. He is a director of Werner Holding Co. (DE), Inc., CSK Auto Corporation, Saks Holdings, Inc. and Star Markets Holdings, Inc.

  Christopher J. O'Brien has served as director and has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since December 1993. Prior to joining Investcorp, he was a Managing Director of Mancuso & Company, a private New York-based merchant bank. He is a director of Simmons Holdings, Inc., Star Markets Holdings, Inc., CSK Auto, Inc. and The William Carter Company.

  Charles J. Philippin has served as a director and has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since July 1994. Prior to joining Investcorp, he was a partner of Coopers & Lybrand L.L.P., an accounting firm. He is a director of Saks Holdings, Inc., CSK Auto, Inc. and The William Carter Company.

  Christopher J. Stadler has served as a director and has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1996. Prior to joining Investcorp, he was a director with CS First Boston Corporation, an investment banking firm. He is a director of CSK Auto, Inc. and The William Carter Company.

                            EXECUTIVE COMPENSATION

  The following tables set forth information about the compensation of the executive officers of the Company, which persons include the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                     EXECUTIVE COMPENSATION SUMMARY TABLE

                                  ANNUAL COMPENSATION        LONG TERM COMPENSATION
                               -------------------------- -----------------------------
                                                                 AWARDS         PAYOUTS
                                                          --------------------- -------
                                                 OTHER    RESTRICTED SECURITIES         ALL OTHER
                                                 ANNUAL     STOCK    UNDERLYING   LIP    COMPEN-
     NAME AND                  SALARY   BONUS   COMPEN-    AWARD(S)   OPTIONS/  PAYOUTS SATION ($)
PRINCIPAL POSITION        YEAR   ($)   ($)(1)  SATION ($)    ($)      SARS(#)     ($)      (2)
------------------        ---- ------- ------- ---------- ---------- ---------- ------- ----------
Stephen L. Guillard,....  1997 300,300 232,500    --         --        55,000     --      16,250
 Chairman, President and  1996 310,802 548,000    --         --        80,000     --      15,927
 Chief Executive Officer  1995 267,800  80,000    --         --           --      --       4,063
Damian Dell'Anno,.......  1997 192,115 117,000    --         --        27,000     --       7,578
 Executive Vice           1996 176,371 266,000    --         --        50,000     --       5,152
 President of Operations  1995 159,326  32,000    --         --           --      --       1,573
Bruce Beardsley,........  1997 151,153  70,000    --         --        17,000     --       8,178
 Senior Vice President    1996 131,905 237,333    --         --        40,000     --       7,385
 of Acquisitions          1995 117,192  37,306    --         --           --      --       3,191
William H. Stephen,.....  1997 146,154  60,000    --         --        16,000     --       7,346
 Senior Vice President    1996 127,605 180,250    --         --        40,000     --       6,423
 and Chief Financial      1995 120,000  24,000    --         --           --      --       5,954
 Officer
Kenneth Montgomery,.....  1997 122,019  11,500    --         --         9,000     --       6,856
 Senior Vice President    1996 106,173  87,000    --         --        10,000     --      11,173
 of Operations            1995  96,423  18,900    --         --           --      --      13,279

--------
(1) 1996 amounts include special bonuses paid to Messrs. Guillard and Dell'Anno of $438,000 and $212,000, respectively and payments to Messrs. Beardsley, Stephan and Montgomery in the amounts of $185,250, $150,250 and $67,000, respectively, under the Executive Plan. See "--Employment Contracts and Termination of Employment and Change-In-Control
    Arrangements," below.
(2) Includes matching contributions made by the Company under its Supplemental Executive Retirement Plan and 401(k) Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     GRANT
                                                                                     DATE
                                    INDIVIDUAL GRANTS                   DATE         VALUE
                         ---------------------------------------- ----------------- -------
                          NUMBER OF  PERCENT OF TOTAL                                GRANT
                         SECURITIES    OPTIONS/SARS                                  DATE
                         UNDERLYING     GRANTED TO    EXERCISE OR                   PRESENT
                         OPTION/SARS   EMPLOYEES IN   BASE PRICE     EXPIRATION      VALUE
NAME                     GRANTED (#)   FISCAL YEAR      ($/SH)          DATE        ($)(2)
----                     ----------- ---------------- ----------- ----------------- -------
Stephen Guillard(1).....   55,000          25.8          12.00    February 12, 2007 294,250
Damian Dell'Anno(1).....   27,000          12.7          12.00    February 12, 2007 144,450
Bruce Beardsley(1)......   17,000           8.0          12.00    February 12, 2007  90,950
William Stephan(1)......   16,000           7.5          12.00    February 12, 2007  85,600
Kenneth Montgomery(1)...    9,000           4.2          12.00    February 12, 2007  48,150

--------
(1) Messrs. Guillard, Dell'Anno, Beardsley, Stephan and Montgomery received options to purchase shares of Harborside Common Stock on February 12, 1997. One third of these options become exercisable on the first, second and third anniversary of their date of grant and terminate (with certain exceptions) on the tenth anniversary of their date of grant.
(2) The fair value of each stock option is estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions: an expected life of five years, expected volatility of 40%, no dividend yield and a risk-free interest rate of 6.2%.

                      AGGREGATED OPTION/SAR EXERCISES IN
                             LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

                                                            NUMBER OF               VALUE OF
                                                           SECURITIES              UNEXERCISED
                                                           UNDERLYING             IN-THE MONEY
                                                   UNEXERCISED OPTIONS/SARS AT   OPTIONS/SARS AT
                                                         FISCAL YEAR-END       FISCAL YEAR END ($)
                            SHARES
                         ACQUIRED ON     VALUE            EXERCISABLE/            EXERCISABLE/
NAME                     EXERCISE (#) REALIZED ($)        UNEXERCISABLE           UNEXERCISABLE
----                     ------------ ------------ --------------------------- -------------------
Stephen Guillard........     --           --             26,667/108,333          213,336/852,914
Damian Dell'Anno........     --           --              16,667/60,333          133,336/475,914
Bruce Beardsley.........     --           --              13,333/43,667          154,663/441,087
William Stephan.........     --           --              13,333/42,667          154,663/433,337
Kenneth Montgomery......     --           --               3,333/15,667           26,664/123,086

COMPENSATION OF DIRECTORS

  Independent Directors of the Company (Messrs. Barnum, Benson and Bretholtz and Ms. Crawford) are compensated at the rate of $15,000 per year for their services plus $1,000 for each meeting of the Board of Directors or committee of the Board of Directors that they attend and receive reimbursement for their travel expenses. In addition each Independent Director initially received an option to purchase 15,000 shares of common stock, and commencing on January 1, 1997, each Independent Director as of each January 1 receives an option to purchase an additional 3,500 shares of common stock. During 1997, each of Messrs. Barnum, Benson and Bretholtz, and Ms. Crawford received grants under this plan. Each option grant vests after one year, has a ten year term, and permits the holder to purchase shares at their fair market value on the date of grant ($11.69 in the case of options granted in 1997). Directors are eligible to participate in the Company's Directors Retainer Fee Plan, pursuant to which Independent Directors may elect to receive their retainer and meeting fees currently in cash or Harborside Common Stock, or may elect to defer payment of such fees and credit such fees to a Share Unit Account consisting of Share Units that are equivalent in value to shares of Harborside Common

Stock. The Merger Agreement provides that each Share Unit outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holder thereof to receive an amount in cash equal to the product of (i) the number of Share Units in such holder's Share Unit Account outstanding immediately prior to the Effective Time and (ii) $25.00. Based on the total number of Share Units outstanding, as of March 31, 1998 such cash amount would equal approximately $57,000, in the case of Robert T. Barnum, approximately $54,000, in the case of David F. Benson and approximately $9,000, in the case of Sally W. Crawford.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into employment agreements with Messrs. Guillard, Dell'Anno, Beardsley and Stephan, each of which has an initial term of two years, subject to automatic renewal for successive one-year periods unless the Company or the employee gives notice of non-renewal 60 days prior to expiration. The employment agreements provide for an annual base salary of $310,000 for Mr. Guillard, $180,000 for Mr. Dell'Anno, $135,000 for Mr. Beardsley and $130,000 for Mr. Stephan. Such salaries may be increased, but not decreased, at the discretion of the Compensation Committee. As of March 1997, the annual base salaries of Messrs. Dell'Anno, Beardsley and Stephan were increased to $190,000, $155,000 and $150,000, respectively. Each employee is entitled to participate in all benefits generally made available to senior executives of the Company and to receive annual bonus compensation in such amounts and upon such conditions as determined by the Compensation Committee, but not less than 15% of base salary in a given year. If any of the employment agreements is terminated by the Company other than for cause, the employee is entitled to receive all accrued but unpaid salary and bonus amounts plus termination payments equal to the employee's monthly base salary for each of the greater of (i) the number of months remaining under the term of the agreement or (ii) 12 months (24 months in the case of Mr. Guillard). In the event of an employee's termination due to disability or death, the employee (or his designated beneficiary) will receive monthly payments equal to the employee's monthly base salary for 12 months, reduced by payments made under any disability insurance policy or program maintained by the Company for the employee's benefit. If any of the employment agreements is not renewed by the Company at the end of its initial or subsequent term, the employee will be entitled to receive severance payments equal to the employee's monthly base salary for 12 months (24 months in the case of Mr. Guillard).

  Each employment agreement provides that neither the employee nor any business enterprise in which he has an interest may (i) until the later of the termination of the employee's employment with the Company and the expiration of two years from the commencement of such employment, engage in activities which compete with the Company's business, (ii) at any time during the employee's employment and one year following his termination (two years in the case of Mr. Guillard), manage or operate any long-term care facility managed or operated by the Company and (iii) for a period of one year following termination (two years in the case of Mr. Guillard), solicit or employ persons employed or retained as a consultant by the Company.

  These employment agreements are expected to be terminated as of the Effective Time and replaced by new employment agreements to be entered into between the Company and each of Messrs. Guillard, Dell'Anno, Beardsley and Stephan. See "THE MERGER--Interests of Certain Persons in the Merger."

  As of January 15, 1998, the Company entered into change of control agreements with each of Messrs. Guillard, Dell'Anno, Beardsley, Stephan and Raso providing for certain payments to be made to such officers and certain loans made by the Company to such officers to be forgiven in the event of a change in control. See "THE MERGER--Interests of Certain Persons in the Merger." The agreements further provide that if any executive's employment with the Company is terminated by the Company for any reason other than cause within 12 months following a change of control, (i) the employee is entitled to receive all accrued but unpaid salary and bonus amounts plus a lump-sum cash payment equal to one times the amount of the executive's base salary (1.5 times the base salary in the case of Mr. Guillard) at the rate in effect immediately prior to the date of termination or at the rate immediately prior to the change of control, whichever is higher and (ii) the Company will take all steps necessary to fully vest the executive in the Supplemental Executive Retirement Plan dated as of September 15, 1995 and the Company's 401(k) Plan and the Company will reimburse the Executive for outplacement services up to a maximum reimbursement of $15,000.00. The change of control agreements are expected to be terminated by mutual agreement of the parties as of the Effective Time, except that the Company will comply with its obligations under the provisions described in the first sentence of this paragraph. See "THE MERGER--Interests of Certain Persons in the Merger."

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Effective September 15, 1995, the Company established a Supplemental Executive Retirement Plan ("SERP") to provide benefits for key employees of the Company. Participants may defer up to 25% of their salary and bonus compensation (100% for the period from September 16, 1995 to December 21, 1995) by making contributions to the SERP. Amounts deferred by the participant are credited to his or her account and are always fully vested. The Company matches 50% of amounts contributed (up to an amount equal to 10% of base salary) which becomes vested as of January 1 of the second year following the end of the plan year for which contributions were credited, provided the employee is still employed with the Company on that date. In addition, participants will be fully vested in such matching contribution amounts in the case of death or permanent disability or at the discretion of the Company.

  Participants are eligible to receive benefits distributions upon retirement or in certain predesignated years. Participants may not receive distributions prior to a pre-designated year, except in the case of termination, death or disability or demonstrated financial hardship. Only amounts contributed by the employee may be distributed because of financial hardship.

  Although amounts deferred and Company matching contributions are deposited in a "rabbi trust," they are subject to risk of loss. If the Company becomes insolvent, the rights of participants in the SERP would be those of an unsecured general creditor of the Company.

1996 LONG-TERM STOCK INCENTIVE PLAN

  The Company has adopted, and the Company's stockholders have approved, the Harborside Healthcare Corporation 1996 Long-Term Stock Incentive Plan (the "1996 Stock Plan").

  The 1996 Stock Plan is administered by the Stock Plan Committee, which is comprised of two or more "Non-Employee Directors." Any officer or other key employee or consultant to the Company or any of its subsidiaries who is not a member of the Stock Plan Committee may be designated as a participant under the 1996 Stock Plan. The Stock Plan Committee has the sole and complete authority to determine the participants to whom awards will be granted under the 1996 Stock Plan.

  Following the Effective Time, the Company does not intend to grant any additional options under the 1996 Stock Plan. For a discussion of the treatment in the Merger of any options outstanding under the 1996 Stock Plan, see "THE MERGER--Treatment of Existing Company Stock Options." Following the Effective Time, the Company intends to adopt a new stock incentive plan. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1995, Mr. Guillard subscribed for equity interests in certain of the Company's predecessors pursuant to an Executive Equity Purchase. The aggregate subscription price of $438,000, equal to the fair market value of such interests as of December 31, 1995, was paid by Mr. Guillard in 1996 with the proceeds of a special bonus equal to such purchase price. To pay taxes due with respect to the Executive Equity Purchase and this bonus, Mr. Guillard received a loan from the Company, evidenced by a note maturing April 15, 2001, and bearing interest at 7.0% per annum. In connection with the IPO Reorganization, the interests subject to the Executive Equity Purchase and Messrs. Guillard's and Dell'Anno's interests in Harborside Healthcare Limited Partnership were exchanged for an aggregate of 307,724 shares of Common Stock. Under his prior employment agreement, Mr. Dell'Anno also received an additional 18,037 shares of Common Stock pursuant to the Bonus Payment in connection with the Offering (with a value of $212,000). Mr. Dell'Anno also received a loan from the Company to pay income tax liabilities that resulted from a bonus payment. Mr. Dell'Anno's loan bears interest at 1% over the prime rate and will mature on the earlier of three years or when restrictions on sales of Common Stock under Rule 144 in respect of the Bonus Payment terminate.

  Pursuant to the change of control agreements described above, the loans of Messrs. Guillard and Dell'Anno will be forgiven as of the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

  The Company adopted an Executive Long-Term Incentive Plan (the "Executive Plan") effective July 1, 1995. Eligible participants, consisting of the Company's department heads and regional directors, were entitled to receive payment upon an initial public offering or sale of the Company above a baseline valuation of $23,000,000 within two years of the effective date of the plan. The Executive Plan terminated upon completion of the Offering. The payments to Messrs. Beardsley, Stephan and Montgomery totaled $185,250, $150,250, and $67,000, respectively.

  The Berkshire Companies Limited Partnership ("BCLP") is beneficially owned by, among others, Douglas Krupp, a director and beneficial stockholder of the Company, and George Krupp, a beneficial stockholder of the Company. BCLP has historically had certain relationships with the Company. All such transactions with George or Douglas Krupp or their affiliates, including BCLP, have been approved by disinterested directors.

  Effective October 1, 1994, the Company entered into an agreement to lease its Brevard facility from Rockledge T. Limited Partnership ("RTLP"), which is beneficially owned by Douglas Krupp and George Krupp. The Brevard lease agreement is for a period of ten years, plus up to two five-year renewals. Rent was $551,250 for the initial twelve-month period and increases by 2.0% each year thereafter. At the end of the initial lease term, the Company has the option to exercise two consecutive five-year lease renewals. The Company also has the right after the fifth anniversary of the commencement of the lease to purchase the facility at its fair market value.

  The Company's Boston headquarters occupy office space leased from BCLP. The Company had historically been allocated certain expenses for this office space and for various services provided by BCLP, including legal, tax, data processing and other administrative services. The allocation of expenses for each of the years ended December 31, 1995 and 1996 was approximately $700,000 and $296,000, respectively. BCLP also provided investor relations services to KYP in 1995, for which the Company paid a total of $118,000.

  In June 1996, these expense allocations were replaced by an Administrative Services Agreement between the Company and BCLP (the "Services Agreement") pursuant to which BCLP agreed to provide office space, legal, tax, data processing and other administrative services to the Company in return for a monthly fee. The initial term of the Services Agreement ended on December 31, 1996 and, pursuant to the terms of the Services Agreement, was automatically renewable annually thereafter. For the years ended December 31, 1996 and 1997, fees paid for services provided under the Services Agreement aggregated approximately $404,000 and $708,000, respectively. The Services Agreement provided that the Company and BCLP each had the ability to terminate the Services Agreement upon 120 days' prior written notice. The Services Agreement also provided that the Company would indemnify BCLP, including its officers and partners, to the fullest extent permitted by Delaware law, as if BCLP were an agent of the Company in connection with the performance of its services under the Services Agreement. BCLP also agreed to indemnify the Company for losses arising from BCLP's deliberate dishonesty or gross negligence or willful misconduct.

  On April 15, 1998, at the request of the Company, the Services Agreement was amended and restated (the "Amended Agreement"), effective as of January 1, 1998. Under the terms of the Amended Agreement, provision of certain services (office space, office administration and investor services) terminates automatically on December 31, 1998. The other services provided under the Amended Agreement may be terminated by either party upon prior written notice given within specified time periods ranging from 60 to 360 days, depending on the service. In addition, tax and data processing services may not be terminated before specified dates ranging from March 31, 1999 to December 31, 2001 unless certain conditions are met. Under the Amended Agreement, BCLP agreed to exercise the same care with respect to rendering services to the Company as it exercises when it provides services to its affiliates. The Company agreed that BCLP would in no event be liable for special or consequential damages. The indemnification provisions otherwise remained unchanged.

  The Company's current Boston headquarters, which occupy office space leased from BCLP, is paid for under the terms of the Amended Agreement. The Company has entered into a lease for new office space with an unaffiliated third party and expects to relocate its offices during the third or fourth quarter of 1988. In connection with such relocation, the Company is considering subleasing excess space at its new headquarters to BCLP on a short term basis. The Company expects that the terms of any such sublease would be on an arms' length basis. Management believes that the terms of the Amended Agreement are as favorable to the Company as could be obtained from an independent third party.

  On December 28, 1995, an affiliate of BCLP advanced $2,000,000 to the Company at an interest rate of 9.0% per annum. The Company used these funds to make a purchase deposit on five long-term care facilities which the Company subsequently determined not to acquire. The advance and all accrued interest were repaid in full.

  In connection with the Offering, the Company entered into a Reorganization Agreement (the "Reorganization Agreement") with certain individuals, including Messrs. Krupp, Guillard and Dell'Anno (the "Contributors"), pursuant to which the Contributors received 4,400,000 shares of Common Stock in exchange for their ownership interests in the Company's predecessors. The reorganization contemplated by the Reorganization Agreement was completed immediately prior to completion of the initial public offering.

  In connection with the acquisition of the Company's Decatur facility, a subsidiary of the Company assumed a first mortgage note from the facility's prior owner. Douglas Krupp personally guaranteed the note which at the time had a remaining balance of $1,775,000. As of March 31, 1998 the remaining principal balance on the note was $1,571,666. The Company has agreed to indemnify Mr. Krupp for liability under such guaranty.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The security ownership of directors, the Named Executive Officers, all directors and officers of the Company as a group and certain beneficial owners of 5% or more of Harborside Common Stock as of March 31, 1998 is set forth in the table below. In addition, the table sets forth the beneficial ownership of all such persons after giving effect to the Merger, based on an assumption that the Non-Cash Election Number will be 361,500. The determination of the Non-Cash election Number is dependent on the actual common equity capitalization of MergerCo, which will not be determined until the terms of the Merger-related financings are finalized. See "The MERGER--Merger Financings." It is expected that the Non-Cash Election Number will be determined shortly before the Special Meeting.

                                 AS OF MARCH 31, 1998                    AFTER THE MERGER
                          -------------------------------------- ---------------------------------------
                                                                                                   % OF
                                                           % OF                                   COMMON
 NAME & ADDRESS(1)                      OPTIONS           COMMON              OPTIONS             STOCK
OF BENEFICIAL OWNER        SHARES         (2)     TOTAL   STOCK  SHARES(3)      (4)    TOTAL       (5)
-------------------       ---------     ------- --------- ------ ---------    ------- -------     ------
George Krupp............  3,382,305(6)      --  3,382,305  42.2%  180,750        --   180,750      3.0%
Douglas Krupp...........  3,393,605(6)      --  3,393,605  42.4%  180,750        --   180,750      3.0%
The Berkshire Companies
 Limited Partnership....  2,696,903         --  2,696,903  33.7%      --         --       --         *
The Douglas Krupp 1994
 Family Trust...........    622,042(7)      --    622,042   7.8%  180,750        --   180,750      3.0%
The George Krupp 1994
 Family Trust...........    622,042(7)      --    622,042   7.8%  180,750        --   180,750      3.0%
Brinson Partners, Inc.
 209 South Lasalle
 Street Chicago, IL
 60604..................    424,800(8)      --    424,800   5.3%      --         --       --         *
Dresdner Bank AG Jurgen-
 Ponton-Platz 1 60301
 Frankfurt, Germany.....    857,400(9)      --    857,400  10.7%      --         --       --         *
Dresdner RCM Global In-
 vestors LLC Four Embar-
 cadero Ctr. San Fran-
 cisco, CA 94111........    857,400(10)     --    857,400  10.7%      --         --       --         *
Nicholas Company, Inc.
 700 N. Water Street
 Suite 1010 Milwaukee,
 WI 53202...............    452,200(11)     --    452,200   5.6%      --         --       --         *
T. Rowe Price Associ-
 ates, Inc. 100 E. Pratt
 Street Baltimore, MD
 21202..................    419,300(12)     --    419,300   5.2%      --         --       --         *
Robert T. Barnum........     15,000      18,500    33,500     *       --         --       --         *
David F. Benson.........      2,000      18,500    20,500     *       --         --       --         *
Robert M. Bretholtz.....     10,000      18,500    28,500     *       --         --       --         *
Sally W. Crawford.......      5,000      18,500    23,500     *       --         --       --         *
Stephen L. Guillard.....    264,211(13)  45,000   309,211   3.3%  177,688        --   177,688      2.9%
Damian N. Dell'Anno.....     65,800(14)  25,667    91,467     *    47,563     10,560   58,123      1.0%
Bruce J. Beardsley......      3,080      19,000    22,080     *       --      28,850   28,850        *
William H. Stephan......      4,000      18,666    22,666     *       400     38,332   38,732        *
Kenneth Montgomery......        500       6,333     6,833     *       --         --       --         *
All Directors and Offi-
 cers
 (11 persons)...........  3,763,696     199,666 3,963,362  48.3%  406,401(15) 77,742  484,183(15)  7.9%

--------
  * Percentage of shares beneficially owned does not exceed one percent.
 (1) The address of each person, except as noted, is c/o Harborside Healthcare Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02210.
 (2) Includes shares of stock that are subject to options exercisable within 60 days of March 31, 1998.
 (3) Assumes that (i) each of The Douglas Krupp 1994 Family Trust ("DKFT") and The George Krupp 1994 Family Trust ("GKFT") will, pursuant to the Stockholder Agreement, elect to retain a number of shares of Harborside Common Stock equal to 50% of the Non-Cash Election Number, (ii) the Non-Cash Election Number will be 361,500 and (iii) no other existing holder of Harborside Common Stock will elect to retain shares. If other existing holders of Harborside Common Stock elect to retain shares in the Merger, the number of shares of Harborside Common Stock to be retained by DKFT and GKFT will be subject to proration. Also reflects the fact that Messrs. Guillard, Dell'Anno and Stephan will, pursuant to the Merger Agreement, retain the Management Rollover Shares.
 (4) Includes shares of stock that are subject to options exercisable within 60 days of the Effective Time. Assumes that (i) Mr. Dell'Anno will, pursuant to a letter agreement dated April 15, 1998, elect to retain certain of his Company Stock Options which are exercisable into an aggregate of 10,560 shares of Harborside Common Stock, (ii) Messrs. Beardsley and Stephan will, in order to satisfy a condition to their receipt of grants of stock options under the Company's new Stock Option Plan, elect to retain certain of their Company Stock Options which are exercisable into an aggregate of 28,850 and 38,332 shares of Harborside Common Stock, respectively (see "THE MERGER--Interests of Certain Persons in the Merger") and (iii) no other holders of Company Stock Options will elect to retain all or any portion of their Company Stock Options. The options to be granted upon consummation of the Merger pursuant to the Company's new Stock Option Plan are not included in this table. See "THE MERGER--Interests of Certain Persons in the Merger."

 (5) Reflects the percentage such shares and options will represent of the number of outstanding shares of all classes of the Company's common stock after giving effect to the exercise of options owned by such person or persons following the Merger, based on the assumption that after giving effect to the Merger, 6,025,000 shares of all classes of the Company's common stock will be outstanding and that the Non-Cash Election Number will accordingly be 361,500. If the number of outstanding shares of common stock of the Company is greater than 6,025,000, then (i) the Non-Cash Election Number will be greater than 361,500, (ii) the percentages of Messrs. Guillard, Dell'Anno, Beardsley and Stephan will be reduced and
     (iii) the percentages of George Krupp, Douglas Krupp, The Douglas Krupp 1994 Family Trust and The George Krupp 1994 Family Trust will not be affected.
 (6) Includes 2,696,903 shares of Harborside Common Stock received by The Berkshire Companies Limited Partnership ("BCLP") and 63,360 shares of Harborside Common Stock received by Krupp Enterprises Limited Partnership ("Enterprises"), in each case in connection with the IPO Reorganization. The general partners of BCLP are KGP-1, Inc. ("KGP-1") and KGP-2, Inc. ("KGP-2") and the general partner of Enterprises is KGP-1. KGP-1 and KGP-2 are both 50% owned by each of George Krupp and Douglas Krupp. By virtue of their interests in the general partners of BCLP and Enterprises, George Krupp and Douglas Krupp may each be deemed to beneficially own the 2,760,263 shares of Harborside Common Stock held by BCLP and Enterprises. In addition, George Krupp and Douglas Krupp may each be deemed to beneficially own the 622,042 shares of Harborside Common Stock held by their respective family trusts. See Note 7, below. Also, Douglas Krupp disclaims beneficial ownership of 11,300 shares owned by his wife.
 (7) Includes 622,042 shares of Harborside Common Stock received in connection with the IPO Reorganization by each of The George Krupp 1994 Family Trust ("GKFT") and The Douglas Krupp 1994 Family Trust ("DKFT"). Each of George Krupp and Douglas Krupp may be deemed to beneficially own the 622,042 shares of Harborside Common Stock held by GKFT and DKFT, respectively. The trustees of both GKFT and DKFT are Lawrence I. Silverstein, Paul Krupp and M. Gordon Ehrlich (the "Trustees"). The Trustees share control over the power to dispose of the assets of GKFT and DKFT and thus each may be deemed to beneficially own the 622,042 shares of Harborside Common Stock held by GKFT and DKFT; however, each of the Trustees disclaims beneficial ownership of all of such shares which are or may be deemed to be beneficially owned by George Krupp or Douglas Krupp.
 (8) According to its filing on Schedule 13G made with the Commission on February 11, 1998, Brinson Partners, Inc. ("BPI") is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. BPI filed a joint Schedule 13G filing with Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc.("SBCUSA"), and Swiss Bank Corporation ("SBC"). The filing states that each of BHI, SBCUSA, and SBC is a Parent Holding Company in accordance with Rule 13d-1(b)(1)(ii)(G) promulgated under the Exchange Act. The filing further states that accounts managed on a discretionary basis by BPI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Harborside Common Stock. The filing further states that no account holds more than 5% of the outstanding Harborside Common Stock and each of BPI, BHI, SBCUSA, and SBC has shared voting and dispositive power over the 424,800 shares deemed to be beneficially owned.
 (9) According to its filing on Schedule 13G made with the Commission on February 6, 1998, Dresdner Bank AG ("Dresdner") is an international banking organization headquartered in Frankfurt, Germany. The filing states that Dresdner RCM Global Investors LLC ("Dresdner RCM"), a wholly owned subsidiary of Dresdner, is an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940. Dresdner has stated that it has beneficial ownership of the Harborside Common Stock only to the extent that Dresdner may be deemed to have beneficial ownership of securities deemed to be beneficially owned by Dresdner RCM.
(10) According to its filing on Schedule 13G made with the Commission on February 6, 1998, Dresdner RCM Global Investors LLC ("Dresdner RCM") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Dresdner RCM filed a joint statement on Schedule 13G with RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"). RCM Limited is the Managing Agent of Dresdner RCM and filed a Schedule 13G pursuant to Rule 13d-1(b)(ii)(G) promulgated under the Exchange Act. RCM Limited stated that it has beneficial ownership of the Harborside Common

    Stock only to the extent that RCM Limited may be deemed to have beneficial ownership of securities deemed to be beneficially owned by Dresdner RCM. RCM General is the General Partner of RCM Limited, the Managing Agent of Dresdner RCM, and has filed a Schedule 13G pursuant to Rule 13d-1(b)(ii)(G) promulgated under the Exchange Act. RCM General stated that it has beneficial ownership of the Harborside Common Stock only to the extent that RCM General may be deemed to have beneficial ownership of securities deemed to be beneficially owned by Dresdner RCM.
(11) According to its joint filing with Nicholas Limited Edition, Inc. ("NLE") and Albert O. Nicholas on Schedule 13G made with the Commission on January 22, 1998, Nicholas Company, Inc. ("NCI") is an investment adviser registered under the Investment Advisers Act of 1940. NCI states that one or more of its advisory clients is the legal owner of the Harborside Common Stock covered by the filing. The filing states that pursuant to investment advisory agreements with its advisory clients, NCI has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of the Harborside Common Stock. According to the filing, NLE is an open-end management investment company registered under the Investment Act of 1940. NCI claims that it acts as the investment adviser to NLE and as such retains dispositive control of the shares in which NLE invests. NLE claims that it retains the beneficial ownership right to vote shares purchased by NCI for its account. According to the filing, Albert O. Nicholas is the president, a director, and majority shareholder of NCI, in which capacity he exercises dispositive power over the securities reported by NCI and NLE. The filing states that Mr. Nicholas, therefore, may be deemed to have indirect beneficial ownership over such securities. The filing states that except as otherwise indicated, Mr. Nicholas has no interest in dividends or proceeds from the sale of such securities, owns no such securities for his own account and disclaims beneficial ownership of all the securities reported herein by NCI. According to the filing, the beneficial ownership reported by NCI, NLE, and Albert O. Nicholas relates to the same shares of the Company in which each such reporting person has a separate beneficial interest.
(12) According to its filing on Schedule 13G made with the Commission on February 9, 1998, T. Rowe Price Associates, Inc. ("Price Associates") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The filing states that Price Associates does not serve as custodian of the assets of any of its clients; accordingly each client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. According to the filing, (i) the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for whom Price Associates serves as investment adviser and (ii) any and all discretionary authority that has been delegated to Price Associates may be revoked in whole or in part at any time.
(13) Includes 261,561 shares of Harborside Common Stock which are directly owned by Mr. Guillard, and 2,650 shares of Harborside Common Stock owned by Mr. Guillard's immediate family for which he disclaims beneficial ownership.
(14) Includes 65,600 shares of Harborside Common Stock which are directly owned by Mr. Dell'Anno, and 200 shares owned by Mr. Dell'Anno's spouse for which he disclaims beneficial ownership.
(15) Includes 180,750 shares deemed to be beneficially owned by Douglas Krupp. Although Mr. Krupp was a director of the Company on March 31, 1998, Mr. Krupp will not be a director immediately following the consummation of the Merger. See "MANAGEMENT--Directors and Executive Officers of the Company."

                             REGULATORY APPROVALS

FEDERAL AND STATE HEALTHCARE REGULATORY AUTHORITIES

  The Company provides long-term care, subacute care and other specialty medical services in five principal regions: the Midwest (Ohio and Indiana), New England (Massachusetts and New Hampshire), the Northeast (Connecticut and Rhode Island), the Southeast (Florida) and the Mid-Atlantic (New Jersey and Maryland). The regulatory requirements of these jurisdictions may require notice of and/or approval prior to any direct or indirect change in ownership, control or management of any of the facilities or services. These regulatory requirements include, without limitation, those providing for licensure, dispensing pharmaceuticals and related medical supplies, certificate of need or similar laws restricting development and/or expansion activities ("CON laws" or "CON"), and participation in the Medicaid program. There are also federal laws regarding participation in the Medicare and the Medicaid programs and dispensing pharmaceuticals. To the extent that the consummation of the Merger is determined to constitute any such change in ownership, control or management of facilities or services under the applicable regulatory requirements, consummation of the Merger would be subject to compliance with the regulatory requirements of the applicable state, as well as any applicable federal laws and receipt, to the extent applicable, of any required approvals or other authorizations. The state and federal requirements are subject to interpretation by various governmental agencies and may, in certain instances, be subject to waiver.

  Medicare. Pursuant to federal Medicare program standards, providers must notify the Medicare program as promptly as possible upon initiating negotiations for a change of ownership, but in no event later than 15 working days after the transaction causing the change in ownership occurs. When a provider undergoes a change of ownership, the provider must also file a final cost report no later than 45 days following the change in ownership. According to Medicare program standards, a transfer of corporate stock or the merger of another corporation into the provider corporation does not constitute a change of ownership. Accordingly, no Medicare filing requirement is anticipated with respect to the Merger.

  Connecticut. The Connecticut regulatory requirements require the filing of a Notice of Intent with the Connecticut Department of Public Health ("CT DPH") at least 90 days prior to the effective date of certain transactions which result in the change of ownership of a long term care facility, including a change of 10% or more of the beneficial ownership of a long term care facility licensee. The Notice of Intent filing triggers a suitability review process pursuant to which the CT DPH will review the applicant's prior operating history and experience. After receipt of the Notice of Intent, the CT DPH will forward change of ownership forms to the applicant which must be completed and filed with the CT DPH. Documents evidencing the closing of the transaction must be filed with the CT DPH within two weeks after the closing.

  Florida. The Florida CON requirements provide that an entity seeking to acquire an existing healthcare facility must notify the Agency for Health Care Administration ("AHCA") in writing at least 30 days prior to the closing of the acquisition. In addition, under Florida's licensure requirements, if a long term care facility is sold or ownership of the facility is transferred, the transferee is required to file a licensure application with AHCA at least 90 days prior to the date of transfer of ownership. If a transaction will not result in a change in (i) the entity which holds the facility license, (ii) the facility's provider identification numbers, or (iii) the name under which the facility conducts business, AHCA may determine that the transaction does not constitute a transfer of ownership, in which case no licensure filing will be required.

  Indiana. The Indiana regulatory requirements provide that any change in the direct or indirect corporate ownership of 5% or more of a long term care facility licensee which occurs during the licensure period must be reported to the Indiana Department of Health ("IDOH"), in writing, at the time of the change, together with written notice of any change in the officers, directors, agents or managing employees, or the company responsible for the management of the facility. A Disclosure of Ownership form must also be filed with IDOH. The IDOH CON Program also must be given written notice of the change of ownership following the closing of the transaction.

  Maryland. Maryland CON requirements exempt a change of ownership of a healthcare facility from CON review if written notice of the proposed change in ownership is given to the Health Resources Planning Commission ("HRPC") and the local health planning agency not less than 30 days prior to the closing of the transaction, and the HRPC does not find within 30 days that the health services or bed capacity of the facility will be changed by the acquisition. Maryland licensure requirements require Licensing and Certification Administration ("LCA") approval pursuant to a sale or transfer of a long term care facility which results in a change in the person or persons who control or operate the facility, including certain transfers of stock which result in a change of the person or persons who control the facility. LCA will determine whether a particular stock transfer transaction triggers any notice or licensing requirements. If LCA determines that licensure approval is required, the facilities will be required to conform with all licensure regulations applicable at the time of the stock transfer. Updated ownership and control information must be disclosed in any event. The Maryland Medical Assistance Program ("MAP") requires a new owner to provide 30 days notice to MAP of the intent to purchase an existing facility or controlling interest in it and the desire to enroll in the MAP, and must enter into a provider agreement. The current owner must provide 30 days advance notice of the transaction, and provide assurance satisfactory to the MAP that the purchaser will assume and be responsible for all financial obligations of the current owner. Updated ownership and control information must be disclosed.

  Massachusetts. The Massachusetts regulatory requirements provide that a completed Notice of Intent form must be submitted to the Massachusetts Department of Public Health ("MDPH") at least 90 days in advance of any transfer of ownership (including a transfer of a majority of stock) of any long term care facility. The Notice of Intent filing triggers a suitability review process pursuant to which MDPH will review the applicant's prior operating history and experience. Additionally, the applicant must apply for a new license to operate the facility within 48 hours of the transfer. The acquisition of an existing long term care facility will not be subject to CON review provided a Notice of Intent to acquire the facility is filed with MDPH at least 90 days prior to closing and there will be no change in the services or bed capacity of the facility to be acquired. A facility which participates in the Massachusetts Medicaid program must notify the Division of Medical Assistance prior to a change of direct or indirect ownership of the facility. Upon receipt of such notice, the Division of Medical Assistance will determine whether an application for a new Medicaid provider number needs to be filed.

  New Hampshire. The New Hampshire CON regulations exempt from CON Board review the transfer of ownership of a health care facility if the facility is Medicare or Medicaid certified. Confirmations of such CON exemption is obtained by filing a request for a Determination Letter with the State's Health Services Planning and Review Board. Under New Hampshire's licensure requirements, the Bureau of Health Facilities Administration of the New Hampshire Department of Health and Human Services ("NHDHHS") will determine whether a particular transaction constitutes a change of ownership for licensure purposes following receipt of a request for a Determination Letter. If NHDHHS determines that the transaction will result in a change of ownership, the "new" facility operator must file a license application for the facility. NHDHHS may conduct an inspection of the facility as part of its review of each license application. However, this inspection will be waived if the facility is in good standing under the State's licensing laws. The transaction may not be closed until either the Department has determined that the transaction does not represent a change of ownership, or the licensure applications are approved. Documents evidencing the closing of the transaction must be filed with NHDHHS within two weeks after the closing.

  New Jersey. The New Jersey CON requirements concerning long-term care facilities require review of the prospective owner's prior operating experience and compliance with laws in accordance with the general CON regulations. The general CON regulations expired in September, 1997. Although new regulations have been proposed, they have not yet been enacted. Notwithstanding the expiration of the general CON regulations, the NJDOH has continued to process applications. Both the proposed and expired general CON regulations exempt from CON review a transfer of ownership interest in a long-term care facility in which the prospective owner satisfies the New Jersey Department of Health and Senior Services ("NJDOH") review of the prospective owner's prior operating experience and compliance with other laws. Regardless of whether CON review is required, under New Jersey nursing home licensure regulations, NJDOH may require the prospective owner to apply for a new license and receive approval from NJDOH prior to the transfer of ownership of a long-term care facility. The licensure review process will include a review of the prospective owner's operations in New Jersey and other jurisdictions.

  Ohio. The Ohio CON requirements provide that health care facilities must provide written notice of changes in ownership to the Ohio Department of Health ("ODOH") and the health service agency designated for the health service area in which the facility is located at least 60 days prior to the effective date of the change. CON approval is not needed for the acquisition or merger of an existing health care facility that does not involve a change in the number of beds, by service or in the number or type of health services. The Ohio licensure requirements applicable to long term care facilities generally do not treat transfers of stock as a change of ownership. Accordingly, no licensure filing is contemplated in Ohio with respect to the Merger. The Ohio Medical Assistance regulations require long term care providers which participate in the Ohio Medicaid program to notify the Ohio Department of Human Services at least 45 days prior to the effective date of certain changes of ownership.

  Rhode Island. The Rhode Island regulatory requirements provide that any change in owner (including in the case of a partnership, the removal of, addition or substitution of a partner which results in a new partner acquiring a controlling interest in the partnership), operator (including a change in the person or entity responsible for certain management functions), or lessee of a licensed health care facility, including a long term care facility, requires prior review by the Health Services Council and approval of the Rhode Island Department of Health ("RIDOH") as a condition precedent to the transfer, assignment or issuance of a new license. Notice of a change in the owner or operator of a long term care facility must be provided to RIDOH at least six weeks prior to the date of the proposed change. The approval process includes notice to the public and the opportunity for public comment, as well as consideration of the applicant's record of providing services.

  As of April 28, 1998, the Company has fulfilled the requirements of CON notification in Florida, Massachusetts and New Hampshire. The Company has filed notification letters with the licensing authorities in Connecticut, Florida, New Hampshire and Massachusetts, and is awaiting confirmation from those States that no further filings will be required. The Company has fulfilled the notification requirements for Medicaid in Florida and Massachusetts.

OTHER REGULATORY APPROVALS

  The Merger also is subject to the expiration or termination of the applicable waiting period under the HSR Act, if any. The Company and MergerCo do not believe that a filing under the HSR Act is required or that any associated waiting period is applicable to the Merger. Certain aspects of the Merger may require notification to, and filings with, certain authorities in certain states, including jurisdictions where the Company currently operates.

  The obligations of MergerCo under the Merger Agreement may also be subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, as are necessary in connection with the transactions contemplated by the Merger.

                             HH ACQUISITION CORP.

  HH Acquisition Corp. ("MergerCo") is a Delaware corporation organized on behalf of Investcorp, certain affiliates of Investcorp and other international investors to effect the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. At the Effective Time, MergerCo will be merged into Company and the separate corporate existence of MergerCo will terminate. The name, business, address, principal occupation or employment, and five year employment history of each of the persons who will be directors of MergerCo at the Effective Time and will, therefore, become directors of Harborside upon consummation of the Merger, and certain other information, are set forth in "MANAGEMENT--Directors and Executive Officers of the Company."

  At the Effective Time, MergerCo expects to have received approximately $160 million of capital provided by Investcorp, its affiliates and other international investors. An affiliate of Investcorp will be paid by the Company a fee of $6.5 million for services rendered outside of the United States in connection with the raising of the equity capital from the international investors.

  In connection with the Merger, the Company will pay Investcorp International, Inc. ("III"), an affiliate of Investcorp, a loan finance advisory fee of $4.0 million and Invifin S.A., an affiliate of Investcorp, will receive a fee of $1.5 million for providing a standby commitment to fund the $100 million of senior subordinated debt expected to be issued by the Company at the Effective Time. In connection with the closing of the Merger, the Company will enter into an agreement for management advisory and consulting services (the "Management Agreement") for a five-year term with III, pursuant to which the Company has agreed to prepay III $6.0 million upon such closing.

  Prior to the Effective Time, MergerCo's Class D Stock, par value $0.01 per share, will be the only Class of MergerCo's outstanding stock that possesses voting rights. The precise number of shares of MergerCo's Class D Stock to be outstanding immediately prior to the Effective Time will not be known until shortly before the Effective Time, because the total amount of the common equity contribution to MergerCo in exchange for its Class D Stock (as well as its Class B Stock and Class C Stock) will not be known until shortly before the Effective Time, but the purchase price per share of Class D Stock (as well as Class B Stock and Class C Stock) of MergerCo is fixed at $25.00 to correspond to the cash consideration per share of Harborside Common Stock being paid in the Merger. The expected amount of the equity contribution to MergerCo in exchange for its Class B Stock, Class C Stock and Class D Stock is approximately $160 million. See "THE MERGER--Merger Financings." The following information regarding ownership of MergerCo's Class D Stock assumes for purposes of illustration that the amount of this equity contribution will be exactly $159,703,000, which results in 20,000 shares of MergerCo's Class D Stock being issued and outstanding immediately prior to the Effective Time.

  The following table sets forth the beneficial ownership of MergerCo's Class D Stock based on the foregoing assumption, as of immediately prior to the Effective Time, by each person who is expected to beneficially own more than 5% of the outstanding shares of such class at such time. If the number of shares of MergerCo's Class D Stock issued and outstanding immediately prior to the Effective Time differs from 20,000, the percentages set forth in the following table would remain the same but the numbers of shares would need to be appropriately adjusted. None of MergerCo's directors or officers own any shares of MergerCo's Class D Stock (nor will any of them own any such shares immediately prior to the Effective Time).

                                                            NUMBER OF PERCENT OF
   NAME                                                     SHARES(1)  CLASS(1)
   ----                                                     --------- ----------
   INVESTCORP S.A.(2)(3)...................................  20,000     100.0%
   SIPCO Limited(4)........................................  20,000     100.0
   CIP Limited(5)(6).......................................  18,400      92.0
   Ballet Limited(5)(6)....................................   1,840       9.2
   Denary Limited(5)(6)....................................   1,840       9.2
   Gleam Limited(5)(6).....................................   1,840       9.2
   Highlands Limited(5)(6).................................   1,840       9.2
   Nobel Limited(5)(6).....................................   1,840       9.2
   Outrigger Limited(5)(6).................................   1,840       9.2
   Quill Limited(5)(6).....................................   1,840       9.2
   Radial Limited(5)(6)....................................   1,840       9.2
   Shoreline Limited(5)(6).................................   1,840       9.2
   Zinnia Limited(5)(6)....................................   1,840       9.2
   INVESTCORP Investment Equity Limited(3).................   1,600       8.0

--------
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security.
(2) Investcorp does not directly own any stock in MergerCo. The number of shares shown as owned by Investcorp includes all of the shares owned by INVESTCORP Investment Equity Limited (see (3) below). Investcorp owns no stock in Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, or in the
   beneficial owners of these entities (see (6) below). Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each of such entities has granted such affiliate the authority to direct the voting and disposition of the MergerCo voting stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its address at 37 rue Notre-Dame, Luxembourg.
(3) INVESTCORP Investment Equity Limited is a Cayman Islands corporation, and a wholly-owned subsidiary of Investcorp, with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands.
(4) SIPCO Limited may be deemed to control Investcorp through its ownership of a majority of a company's stock that indirectly owns a majority of Investcorp's shares. SIPCO Limited's address is P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands.
(5) CIP Limited ("CIP") owns no stock in MergerCo. CIP indirectly owns less than 0.1% of the stock in each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited (see (6) below). CIP may be deemed to share beneficial ownership of the shares of voting stock of MergerCo held by such entities because CIP acts as a director of such entities and the ultimate beneficial shareholders of each of those entities have granted to CIP revocable proxies in companies that own those entities' stock. None of the ultimate beneficial owners of such entities beneficially owns individually more than 5% of MergerCo's voting stock.
(6) Each of CIP Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinna Limited is a Cayman Islands corporation with its address at P.O. Box 2197, West Wind Building, George Town, Grand Cayman, Cayman Islands.

                        STOCKHOLDERS' APPRAISAL RIGHTS

  Record holders of shares of Harborside Common Stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Annex IV to this Proxy Statement/Prospectus. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

  Under the DGCL, record holders of shares of Harborside Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Harborside Common Stock ("Dissenting Shares") appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

  Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of shares of Harborside Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement/Prospectus constitutes such notice. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and Annex IV carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Harborside Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Harborside Common Stock. A mere vote against the Merger by a holder of Harborside Common Stock is not sufficient under the DGCL to satisfy this notice requirement. In addition, a holder of shares of Harborside Common Stock wishing to exercise appraisal rights must not vote in favor of the Merger, must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

  Only a holder of record of shares of Harborside Common Stock is entitled to assert appraisal rights for the shares of Harborside Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

  If the shares of Harborside Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Harborside Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Harborside Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Harborside Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Harborside Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Harborside Common Stock held in the name of the record owner. Holders of shares of Harborside Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Harborside Common Stock should be mailed or delivered to Scott D. Spelfogel, Secretary, Harborside Healthcare Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02210, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

  Within ten days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section
262. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Harborside Common Stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Harborside Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Effective Time, any record holder of shares of Harborside Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Harborside Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Harborside Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Harborside Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Harborside Common Stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Harborside Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the

Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures "that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued "as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Harborside Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Harborside Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Harborside Common Stock entitled to appraisal.

  Any holder of shares of Harborside Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Harborside Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Harborside Common Stock as of a date prior to the Effective Time).

  If any holder of shares of Harborside Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Harborside Common Stock of such holder will be converted into either (i) $25.00 per share or (ii) a Non-Cash Election Share in accordance with the Merger Agreement, as more fully described under "THE MERGER--Merger Consideration" and "--Non-Cash Election." A holder of shares of Harborside Common Stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex IV to this Proxy Statement/Prospectus.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto included herein.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The combined financial statements of Cushman Management Associates, Inc. and Affiliates as of December 31, 1996 and for the year then ended included in this Proxy Statement/Prospectus, have been audited by Landa & Altsher, P.C., independent accountants, as indicated in their report with respect thereto included herein.

  The financial statements of Canterbury Care Center, Inc., GNWT III, Inc. d.b.a. Forest View Nursing Center, and GNWT, Inc. II d.b.a. The Laurelwood as of December 31, 1995 and December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus have been audited by Cummins, Krasik & Hohl Co., independent accountants, as indicated in their report with respect thereto included herein.

  The financial statements of Arden House, Inc., Care Communities, Inc., Madison Health Care Center, Inc., the Reservoir Limited Partnership and Simsbury Manor, Inc. as of December 31, 1996 and for the year then ended included in this Proxy Statement/Prospectus, have been audited by Kimball, Kreinik, Pickett & Gugliotti P.C., independent accountants, as indicated in their report with respect thereto included herein.

                                LEGAL OPINIONS

  The legality of Harborside Common Stock being retained in the Merger is being passed on by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, special counsel to the Company. Paul, Weiss, Rifkind, Wharton & Garrison has delivered an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

                               OTHER INFORMATION

  Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy or their substitutes intend to vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

  Any requests for assistance in filling out or delivering Proxy Cards or requests for additional copies of this Proxy Statement/Prospectus or the Proxy Card may be directed to Harborside Investor Relations 888-742-7267.

  The Exchange Agent for the Merger is:

  [NAME, PHONE NUMBERS AND DELIVERY INFORMATION TO COME.]

  Any questions or requests for assistance in filling out or delivery of Non-Cash Election Forms or share certificates or requests for additional copies of the Non-Cash Election Form may be directed to the Exchange Agent by calling [phone].

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ SCOTT D. SPELFOGEL

                                          Scott D. Spelfogel
                                          Secretary

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES:
  Report of Independent Accountants.......................................  F-3
  Consolidated Balance Sheets as of December 31, 1996 and 1997............  F-4
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997....................................................  F-5
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997.................................  F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997....................................................  F-7
  Notes to Combined Financial Statements..................................  F-8
THE MASSACHUSETTS FACILITIES:
  CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES:
  Independent Auditors' Report............................................ F-26
  Combined Balance Sheet at December 31, 1996............................. F-27
  Combined Statements of Income and Owners' Equity for the year ended De-
   cember 31, 1996........................................................ F-28
  Combined Statement of Cash Flows for the year ended December 31, 1996... F-29
  Notes to Combined Financial Statements.................................. F-30
THE DAYTON FACILITIES:
  CANTERBURY CARE CENTER, INC.:
  Independent Auditors' Report............................................ F-35
  Balance Sheets at December 31, 1995 and 1996............................ F-36
  Statements of Operations and Retained Earnings for the years ended De-
   cember 31, 1995, and 1996.............................................. F-37
  Statements of Cash Flows for the years ended December 31, 1995, and
   1996................................................................... F-38
  Notes to Financial Statements........................................... F-39
  GNWT III, INC. D.B.A. FOREST VIEW NURSING CENTER:
  Independent Auditors' Report............................................ F-45
  Balance Sheets at December 31, 1995 and 1996............................ F-46
  Statements of Operations and Accumulated Deficit for the years ended De-
   cember 31, 1995, and 1996.............................................. F-47
  Statements of Cash Flows for the years ended December 31, 1995, and
   1996................................................................... F-48
  Notes to Financial Statements........................................... F-49
  GNWT, INC. II D.B.A. THE LAURELWOOD:
  Independent Auditors' Report............................................ F-54
  Balance Sheets at December 31, 1995 and 1996............................ F-55
  Statements of Operations and Accumulated Deficit for the years ended De-
   cember 31, 1995, and 1996.............................................. F-56
  Statements of Cash Flows for the years ended December 31, 1995, and
   1996................................................................... F-57
  Notes to Financial Statements........................................... F-58
THE CONNECTICUT FACILITIES
  ARDEN HOUSE, INC.:
  Independent Auditors' Report............................................ F-62
  Balance Sheets as of September 30, 1997 and 1996........................ F-63
  Statements of Operations and Accumulated Deficit for the years ended
   September 30, 1997 and 1996............................................ F-64
  Statements of Cash Flows for the years ended September 30, 1997 and
   1996................................................................... F-65
  Notes to Financial Statements........................................... F-66

                                                                          PAGE
                                                                          -----
  CARE COMMUNITIES, INC.:
  Independent Auditors' Report...........................................  F-72
  Balance Sheets as of December 31, 1997 and 1996........................  F-73
  Statements of Operations and Accumulated Deficit for the years ended
   December 31, 1997 and 1996............................................  F-74
  Statements of Cash Flows for the years ended December 31, 1997 and
   1996..................................................................  F-75
  Notes to Financial Statements..........................................  F-76
  MADISON HEALTH CARE CENTER, INC.:
  Independent Auditors' Report...........................................  F-81
  Balance Sheets as of September 30, 1997 and 1996.......................  F-82
  Statements of Operations and Accumulated Deficit for the years ended
   September 30, 1997 and 1996...........................................  F-84
  Statements of Cash Flows for the years ended September 30, 1997 and
   1996..................................................................  F-85
  Notes to Financial Statements..........................................  F-86
  THE RESERVOIR LIMITED PARTNERSHIP:
  Independent Auditors' Report...........................................  F-93
  Balance Sheet as of September 30, 1997.................................  F-94
  Statement of Income and Partners' Capital for the period from January
   7, 1997 (date of inception) through September 30, 1997................  F-95
  Statement of Cash Flows for the period from January 7, 1997 (date of inception) through September 30, 1997.................................  F-96
  Notes to Financial Statements..........................................  F-97
  SIMSBURY MANOR, INC.:
  Independent Auditors' Report........................................... F-101
  Balance Sheets as of September 30, 1997 and 1996....................... F-102
  Statements of Income and Accumulated Deficit for the years ended Sep-
   tember 30, 1997 and 1996.............................................. F-103
  Statements of Cash Flows for the years ended September 30, 1997 and
   1996.................................................................. F-104
  Notes to Financial Statements.......................................... F-105

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Harborside Healthcare Corporation:

  We have audited the accompanying consolidated balance sheets of Harborside Healthcare Corporation and its subsidiaries (the "Company") as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harborside Healthcare Corporation and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 13, 1998

               HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                        AS OF DECEMBER 31, 1996 AND 1997

                                                               1996      1997
                                                             --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $  9,722  $  8,747
  Accounts receivable, net of allowances for doubtful ac-
   counts of $1,860 and $1,871, respectively...............    22,984    32,416
  Prepaid expenses and other...............................     3,570     6,644
  Demand note due from limited partnership (Note D)........     1,369       --
  Deferred income taxes (Note L)...........................     1,580     2,150
                                                             --------  --------
    Total current assets...................................    39,225    49,957
Restricted cash (Note C)...................................     3,751     5,545
Investment in limited partnership (Note D).................       256        67
Property and equipment, net (Note E).......................    95,187    96,872
Intangible assets, net (Note F)............................     3,004     8,563
Note receivable (Note G)...................................       --      7,487
Deferred income taxes (Note L).............................       376        71
                                                             --------  --------
    Total assets...........................................  $141,799  $168,562
                                                             ========  ========
                        LIABILITIES
Current liabilities:
  Current maturities of long-term debt (Note I)............       169       186
  Current portion of capital lease obligation (Note J).....     3,744     3,924
  Accounts payable.........................................     6,011     7,275
  Employee compensation and benefits.......................     8,639    10,741
  Other accrued liabilities................................     2,177     4,417
  Accrued interest.........................................        19       251
  Current portion of deferred income.......................       368       609
  Income taxes payable (Note L)............................     1,272       --
                                                             --------  --------
    Total current liabilities..............................    22,399    27,403
Long-term portion of deferred income (Note H)..............     2,948     3,559
Long-term debt (Note I)....................................    18,039    33,456
Long-term portion of capital lease obligation (Note J).....    53,533    52,361
                                                             --------  --------
    Total liabilities......................................    96,919   116,779
                                                             --------  --------
Commitments and contingencies (Notes D, H and N)
               STOCKHOLDERS' EQUITY (NOTE M)
Common stock, $.01 par value, 30,000,000 shares authorized,
 8,000,000 and 8,008,665 shares issued and outstanding.....        80        80
Additional paid-in capital.................................    48,340    48,440
Retained earnings (deficit)................................    (3,540)    3,263
                                                             --------  --------
    Total stockholders' equity.............................    44,880    51,783
                                                             --------  --------
      Total liabilities and stockholders' equity...........  $141,799  $168,562
                                                             ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

               HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                1995        1996        1997
                                             ----------  ----------  ----------
Total net revenues.........................  $  109,425  $  165,412  $  221,777
                                             ----------  ----------  ----------
Expenses:
  Facility operating.......................      89,378     132,207     176,404
  General and administrative...............       5,076       7,811      10,953
  Service charges paid to affiliate (Note
   Q)......................................         700         700         708
  Special compensation and other (Note M)..         --        1,716         --
  Depreciation and amortization............       4,385       3,029       4,074
  Facility rent............................       1,907      10,223      12,446
                                             ----------  ----------  ----------
    Total expenses.........................     101,446     155,686     204,585
                                             ----------  ----------  ----------
Income from operations.....................       7,979       9,726      17,192
Other:
  Interest expense, net....................      (5,107)     (4,634)     (5,853)
  Loss on investment in limited partnership
   (Note D)................................        (114)       (263)       (189)
  Gain on sale of facilities, net (Note P).       4,869         --          --
  Minority interest in net income (Notes B
   and P)..................................      (6,393)        --          --
                                             ----------  ----------  ----------
Income before income taxes and extraordi-
 nary loss.................................       1,234       4,829      11,150
Income taxes (Note L)......................         --         (809)     (4,347)
                                             ----------  ----------  ----------
Income before extraordinary loss...........       1,234       4,020       6,803
Extraordinary loss on early retirement of
 debt, net of taxes of $843 (Note I).......         --       (1,318)        --
                                             ----------  ----------  ----------
Net income.................................  $    1,234  $    2,702  $    6,803
                                             ==========  ==========  ==========
Net income per share--basic................                          $      .85
                                                                     ==========
Net income per share--diluted..............                          $      .84
                                                                     ==========
Pro forma data (unaudited--Notes B and L):
  Historical income before income taxes and
   extraordinary loss......................       1,234       4,829
  Pro forma income taxes...................        (481)       (799)
                                             ----------  ----------
Pro forma income before extraordinary loss.         753       4,030
  Extraordinary loss, net..................         --       (1,318)
                                             ----------  ----------
Pro forma net income.......................  $      753  $    2,712
                                             ==========  ==========
Pro forma net income per share (basic and
 diluted):
  Pro forma income before extraordinary
   loss....................................  $     0.17  $     0.63
  Extraordinary loss, net..................         --         0.21
                                             ----------  ----------
  Pro forma net income.....................  $     0.17  $     0.42
                                             ==========  ==========
Weighted average number of common shares
 used in per share computations:
  Basic....................................   4,425,000   6,396,142   8,037,026
  Diluted..................................   4,425,000   6,396,142   8,138,793

   The accompanying notes are an integral part of the consolidated financial statements.

               HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                  ADDITIONAL RETAINED
                                           COMMON  PAID-IN   EARNINGS
                                           STOCK   CAPITAL   (DEFICIT)  TOTAL
                                           ------ ---------- --------- -------
Stockholders' equity, December 31, 1994...  $44    $10,298    $(7,476) $ 2,866
  Net income for the year ended December
   31, 1995...............................  --         --       1,234    1,234
  Contributions...........................  --          30        --        30
                                            ---    -------    -------  -------
Stockholders' equity, December 31, 1995...   44     10,328     (6,242)   4,130
  Net income for the year ended December
   31, 1996...............................  --         --       2,702    2,702
  Purchase of equity interests............  --       1,028        --     1,028
  Distributions...........................  --        (140)       --      (140)
  Proceeds of initial public offering,
   net....................................   36     37,124        --    37,160
                                            ---    -------    -------  -------
Stockholders' equity, December 31, 1996...   80     48,340     (3,540)  44,880
  Net income for the year ended December
   31, 1997...............................  --         --       6,803    6,803
  Exercise of options.....................  --         100        --       100
                                            ---    -------    -------  -------
Stockholders' equity, December 31, 1997...  $80    $48,440    $ 3,263  $51,783
                                            ===    =======    =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

               HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                    1995      1996      1997
                                                  --------  --------  --------
Operating activities:
 Net income.....................................  $  1,234  $  2,702  $  6,803
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Minority interest............................     6,393       234       --
   Gain on sale of facilities, net..............    (4,869)      --        --
   Loss on refinancing of debt..................       --      1,318       --
   Depreciation of property and equipment.......     3,924     2,681     3,589
   Amortization of intangible assets............       461       348       485
   Amortization of deferred income..............       --       (369)     (449)
   Loss from investment in limited partnership..       114       263       189
   Amortization of loan costs and fees..........       109       103       257
   Accretion of interest on capital lease obli-
    gation......................................       --      1,419     2,952
   Deferred interest............................       --       (114)      --
   Common stock grant...........................       --        225       --
   Other........................................        14       --        --
                                                  --------  --------  --------
                                                     7,380     8,810    13,826
 Changes in operating assets and liabilities:
   (Increase) in accounts receivable............    (7,573)  (13,017)   (9,432)
   (Increase) in prepaid expenses and other.....      (456)   (1,780)   (3,074)
   (Increase) in deferred income taxes..........       --     (1,956)     (265)
   Increase in accounts payable.................     1,345     1,977     1,264
   Increase in employee compensation and bene-
    fits........................................     1,385     4,144     2,102
   Increase (decrease) in accrued interest......      (490)       (6)      232
   Increase in other accrued liabilities........       295     1,118     2,240
   Increase (decrease) in income taxes payable..       --      2,115    (1,272)
                                                  --------  --------  --------
 Net cash provided by operating activities......     1,886     1,405     5,621
                                                  --------  --------  --------
Investing activities:
 Additions to property and equipment............    (3,081)   (5,104)   (5,274)
 Facility acquisition deposits..................    (3,000)    3,000       --
 Additions to intangibles.......................    (1,202)     (950)   (6,301)
 Transfers to restricted cash, net..............      (760)     (996)   (1,794)
 Receipt of note receivable.....................       --        --     (7,487)
 Repayment of demand note from limited partner-
  ship..........................................       --        --      1,369
 Issuance of Demand note from limited partner-
  ship..........................................    (1,255)      --        --
 Payment of costs related to sale of facilities.      (884)      --        --
 Proceeds from sale of facilities...............    47,000       --        --
                                                  --------  --------  --------
 Net cash provided (used) by investing activi-
  ties..........................................    36,818    (4,050)  (19,487)
                                                  --------  --------  --------
Financing activities:
 Borrowings under revolving line of credit......       --        --     15,600
 Payment of long-term debt......................    (9,800)  (25,288)     (166)
 Principal payments of capital lease obligation.       --     (6,766)   (3,944)
 Debt prepayment penalty........................    (1,154)   (1,517)      --
 Note payable to an affiliate...................     2,000    (2,000)      --
 Receipt of cash in connection with lease.......       --      3,685     1,301
 Dividend distribution..........................       --       (140)      --
 Distributions to minority interest.............    (3,636)  (33,727)      --
 Purchase of equity interests and other contri-
  butions.......................................        30       803       --
 Exercise of stock options......................       --        --        100
 Proceeds from sale of common stock.............       --     37,160       --
                                                  --------  --------  --------
 Net cash provided (used) by financing activi-
  ties..........................................   (12,560)  (27,790)   12,891
                                                  --------  --------  --------
Net increase (decrease) in cash and cash equiva-
 lents..........................................    26,144   (30,435)     (975)
Cash and cash equivalents, beginning of year....    14,013    40,157     9,722
                                                  --------  --------  --------
Cash and cash equivalents, end of year..........  $ 40,157  $  9,722  $  8,747
                                                  ========  ========  ========
Supplemental Disclosure:
 Interest paid..................................     6,208     4,060     3,371
 Income taxes paid..............................       --        760     5,783
Noncash investing and financing activities:
 Property and equipment additions by capital
  lease.........................................       --     57,625       --
 Capital lease obligation incurred..............       --     57,625       --

   The accompanying notes are an integral part of the consolidated financial statements.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS:

  Harborside Healthcare Corporation and its subsidiaries (the "Company") operate long-term care facilities and provide rehabilitation therapy services. As of December 31, 1997, the Company owned thirteen facilities, operated thirty additional facilities under various leases and owned a rehabilitation therapy services company. The Company accounts for its investment in one of its owned facilities using the equity method (see Note D).

B. BASIS OF PRESENTATION:

  The Company was incorporated as a Delaware corporation on March 19, 1996, and was formed as a holding company, in anticipation of an initial public offering (the "Offering"), to combine under the control of a single corporation the operations of various business entities (the "Predecessor Entities") which were all under the majority control of several related stockholders. Immediately prior to the Offering, the Company executed an agreement (the "Reorganization Agreement") which resulted in the transfer of ownership of the Predecessor Entities to the Company in exchange for 4,400,000 shares of the Company's common stock. The Company's financial statements for periods prior to the Offering have been prepared by combining the historical financial statements of the Predecessor Entities, similar to a pooling-of-interests presentation. On June 14, 1996, the Company completed the issuance of 3,600,000 shares of common stock through the Offering, resulting in net proceeds to the Company (after deducting underwriters' commissions and other offering expenses) of approximately $37,160,000. A portion of the proceeds was used to repay some of the Company's long-term debt (see Note I).

  One of the Predecessor Entities was the general partner of the Krupp Yield Plus Limited Partnership ("KYP"), which owned seven facilities (the "Seven Facilities") until December 31, 1995. The Company held a 5% interest in KYP, while the remaining 95% was owned by the limited partners of KYP (the "Unitholders"). Effective December 31, 1995, KYP sold the Seven Facilities and a subsidiary of the Company began leasing the facilities from the buyer. Prior to December 31, 1995, the accounts of KYP were included in the Company's combined financial statements and the interest of the Unitholders was reflected as minority interest. In March 1996, a liquidating distribution was paid to the Unitholders (see Notes H and P).

  The Company's financial statements prior to the date of the Offering do not include a provision for Federal or state income taxes because the Predecessor Entities (primarily partnerships and subchapter S corporations) were not directly subject to Federal or state income taxation. The Company's combined financial statements include a pro forma income tax provision for each period presented, as if the Company had always owned the Predecessor Entities (see Note L).

C. SIGNIFICANT ACCOUNTING POLICIES:

  The Company uses the following accounting policies for financial reporting purposes:

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements (combined prior to June 14, 1996) include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

TOTAL NET REVENUES

  Total net revenues include net patient service revenues, rehabilitation therapy service revenues from contracts to provide services to non-affiliated long-term care facilities and management fees from the facility owned by Bowie L.P. (see Note D) and two additional facilities (See Note H).

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

  Net patient service revenues payable by patients at the Company's facilities are recorded at established billing rates. Net patient service revenues to be reimbursed by contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from Medicare and Medicaid are generally based on reimbursement of the reasonable direct and indirect costs of providing services to program participants or a prospective payment system. The Company separately estimates revenues due from each third party with which it has a contractual arrangement and records anticipated settlements with these parties in the contractual period during which services were rendered. The amounts actually reimbursable under Medicare and Medicaid are determined by filing cost reports which are then audited and generally retroactively adjusted by the payor. Legislative changes to state or Federal reimbursement systems may also retroactively affect recorded revenues. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Company subsequent to the year of origination and prior to final settlement based on improved estimates. Such adjustments and final settlements with third party payors, which could materially and adversely affect the Company, are reflected in operations at the time of the adjustment or settlement. Accounts receivable, net, at December 31, 1996 and 1997 includes $10,667,000 and $8,296,000, respectively, of estimated settlements due from third party payors and $5,194,000 and $6,115,000, respectively, of estimated settlements due to third party payors.

  In addition, direct and allocated indirect costs reimbursed under the Medicare program are subject to regional limits. The Company's costs generally exceed these limits and accordingly, the Company is required to submit exception requests to recover such excess costs. The Company believes it will be successful in collecting these receivables; however, the failure to recover these costs in the future could materially and adversely affect the Company.

  Beginning in 1995, total net revenues includes revenues recorded by the Company's rehabilitation therapy subsidiary (which does business under the name "Theracor") for therapy services provided to non-affiliated long-term care facilities.

CONCENTRATIONS

  A significant portion of the Company's revenues are derived from the Medicare and Medicaid programs. There have been, and the Company expects that there will continue to be, a number of proposals to limit reimbursement allowable to long-term care facilities under these programs. On August 5, 1997, the Balanced Budget Act of 1997 (the "Balanced Budget Act") was signed into law. This act is effective for cost reporting periods beginning after July 1, 1998 and as such will not affect the Company until January 1, 1999. The Balanced Budget Act amends Medicare reimbursement methodology, converting it from a cost-based system to a prospective payment system. Approximately 65%, 65%, and 66% of the Company's net revenues in the years ended December 31, 1995, 1996 and 1997, respectively, are from the Company's participation in the Medicare and Medicaid programs. As of December 31, 1996 and 1997, $17,560,000 and $20,936,000, respectively, of net accounts receivable were due from the Medicare and Medicaid programs.

FACILITY OPERATING EXPENSES

  Facility operating expenses include expenses associated with the normal operations of a long-term care facility. The majority of these costs consist of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include: the cost of rehabilitation therapies, medical and pharmacy supplies, food and utilities. Beginning in 1995, facility operating expenses include expenses associated with services rendered by Theracor to non-affiliated facilities.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

PROVISION FOR DOUBTFUL ACCOUNTS

  Provisions for uncollectible accounts receivable of $1,240,000, $1,116,000 and $1,188,000 are included in facility operating expenses for the years ended December 31, 1995, 1996 and 1997, respectively. Individual patient accounts deemed to be uncollectible are written off against the allowance for doubtful accounts.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables, depreciation and amortization, employee benefit plans, taxes and contingencies.

NET INCOME (PRO FORMA NET INCOME) PER SHARE

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which revised the methodology of calculating net income per share. The Company adopted SFAS No. 128 in the fourth quarter of 1997. All net income per share and pro forma net income per share amounts for all periods have been presented in accordance with, and where appropriate have been restated to conform with, the requirements of SFAS No. 128.

  Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during 1997. The computation of diluted net income per share is similar to that of basic net income per share except that the number of shares is increased to reflect the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Dilutive potential common shares for the Company consist of shares issuable upon exercise of the Company's stock options. Pro forma net income per share for the years ended December 31, 1995 and 1996 is calculated based upon the common shares of the Company (4,400,000) issued in accordance with the Reorganization Agreement. Pursuant to Securities and Exchange Commission staff requirements, stock options issued within one year of an initial public offering, calculated using the treasury stock method and the initial public offering price of $11.75 per share, have been included in the calculation of pro forma net income per common share as if they were outstanding for all periods presented.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Expenditures that extend the lives of affected assets are capitalized, while maintenance and repairs are charged to expense as incurred. Upon the retirement or sale of an asset, the cost of the asset and any related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is included in net income.

  Depreciation expense includes the amortization of capital assets and is estimated using the straight-line method. These estimates are calculated using the following estimated useful lives:

Buildings and improvements  31.5 to 40 years
Furniture and equipment     5 to 10 years
Leasehold improvements      over the life of the lease
Land improvements           8 to 40 years

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

INTANGIBLE ASSETS

  Intangible assets consist of amounts identified in connection with certain facility acquisitions accounted for under the purchase method and certain deferred costs which were incurred in connection with various financings (see Notes F and I).

  In connection with each of its acquisitions, the Company reviewed the assets of the acquired facility and assessed its relative fair value in comparison to the purchase price. Certain acquisitions resulted in the allocation of a portion of the purchase price to the value associated with the existence of a workforce in place, residents in place at the date of acquisition and covenants with sellers which limit their ability to engage in future competition with the Company's facilities. The assets recognized from an assembled workforce and residents in place are amortized using the straight-line method over the estimated periods (from three to seven years) during which the respective benefits would be in place. Covenants not-to-compete are being amortized using the straight-line method over the period during which competition is restricted.

  Goodwill resulted from the acquisition of certain assets for which the negotiated purchase prices exceeded the allocations of the fair market value of identifiable assets. The Company's policy is to evaluate each acquisition separately and identify an appropriate amortization period for goodwill based on the acquired property's characteristics. Goodwill is being amortized using the straight-line method over a 20 to 40 year period.

  Costs incurred in obtaining financing (including loans, letters of credit and facility leases) are amortized as interest expense using the straight-line method (which approximates the interest method) over the term of the related financial obligation.

ASSESSMENT OF LONG-LIVED ASSETS

  The Company periodically reviews the carrying value of its long-lived assets (primarily property and equipment and intangible assets) to assess the recoverability of these assets; any impairments would be recognized in operating results if a diminution in value considered to be other than temporary were to occur. As part of this assessment, the Company reviews the expected future net operating cash flows from its facilities, as well as the values included in appraisals of its facilities, which have periodically been obtained in connection with various financial arrangements. The Company has not recognized any adjustments as a result of these assessments.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of their acquisition by the Company.

RESTRICTED CASH

  Restricted cash consists of cash set aside in escrow accounts as required by several of the Company's leases and other financing arrangements.

NEW ACCOUNTING PRONOUNCEMENTS

  In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These pronouncements are effective for financial statement periods beginning after December 15, 1997. The Company does not believe that these new pronouncements will have material effect on its future financial statements.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

D. INVESTMENT IN LIMITED PARTNERSHIP:

  In April 1993, a subsidiary of the Company acquired a 75% partnership interest in Bowie L.P., which developed a 120-bed long-term care facility in Maryland that commenced operations on May 1, 1994. The remaining 25% interest in Bowie L.P. is owned by a non-affiliated party. The Company records its investment in Bowie L.P. using the equity method. Although the Company owns a majority interest in Bowie L.P., the Company only maintains a 50% voting interest and accordingly does not exercise control over the operations of Bowie L.P. In addition, the non-affiliated party has the option to purchase the Company's partnership interest during the sixty-day period prior to the seventh anniversary of the facility's opening and each subsequent anniversary thereafter. If the option is exercised, the purchase price would be equal to the fair market value of the Company's interest at the date on which the option is exercised. The Company is entitled to 75% of the facility's net income and manages this facility in return for a fee equal to 5.5% of the facility's net revenues (effective September 1995). Prior to this date, the management fee approximated $10,000 per month. The Company recorded $234,000, $445,000 and $445,000 in management fees from this management contract for the years ended December 31, 1995, 1996 and 1997, respectively.

  Bowie L.P. obtained a $4,377,000 construction loan from a bank to finance the construction of the facility. Bowie L.P. also obtained a $1,000,000 line of credit from the bank to finance pre-opening costs and working capital requirements. On July 31, 1995, the line of credit converted to a term loan. In March of 1997, the entire loan was repaid with the proceeds of a $6,400,000 note from another bank. As of December 31, 1996 and 1997, Bowie L.P. owed $4,964,000 and $6,300,000, respectively, on these loans. Interest on the loan is payable monthly at the bank's prime rate or a LIBOR rate plus 1.5%. This loan limits Bowie L.P.'s ability to borrow additional funds and to make acquisitions, dispositions and distributions. Additionally, the loan contains covenants with respect to maintenance of specified levels of net worth, working capital and debt service coverage.

  The loan is collateralized by each partner's partnership interest as well as all of the assets of Bowie L.P. The loan is also guaranteed by the Company and additional collateral pledged by the non-affiliated partner. The Bowie L.P. partnership agreement states that each partner will contribute an amount in respect of any liability incurred by a partner in connection with a guarantee of the partnership's debt, so that the partners each bear their proportionate share of the liability based on their percentage ownership of the partnership.

  The results of operations of Bowie L.P. are summarized below:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
Net operating revenues...................... $7,595,000  $8,104,000  $8,311,000
Net operating expenses......................  7,236,000   7,758,000   8,052,000
Net loss....................................   (152,000)   (351,000)   (252,000)

  The financial position of Bowie L.P. was as follows:

                                                           AS OF DECEMBER 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
Current assets........................................... $2,511,000 $2,275,000
Non-current assets.......................................  4,882,000  4,695,000
Current liabilities......................................  2,335,000    722,000
Non-current liabilities..................................  4,716,000  6,158,000
Partners' equity.........................................    342,000     90,000

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

  On December 28, 1995, the Company advanced $1,255,000 to Bowie L.P. to support additional facility working capital requirements by means of a demand note bearing interest at 9.0% per annum. This advance was repaid by Bowie L.P. during 1997.

E. PROPERTY AND EQUIPMENT:

  The Company's property and equipment are stated at cost and consist of the following as of December 31:

                                                          1996         1997
                                                      ------------ ------------
Land................................................. $  2,994,000 $  3,270,000
Land improvements....................................    3,077,000    3,387,000
Leasehold improvements...............................    2,371,000    3,157,000
Buildings and improvements...........................   28,764,000   30,529,000
Equipment, furnishings and fixtures..................    7,835,000    9,565,000
Assets under capital lease...........................   63,125,000   63,532,000
                                                      ------------ ------------
                                                       108,166,000  113,440,000
Less accumulated depreciation........................   12,979,000   16,568,000
                                                      ------------ ------------
                                                      $ 95,187,000 $ 96,872,000
                                                      ============ ============

F. INTANGIBLE ASSETS:

  Intangible assets are stated at cost and consist of the following as of December 31:

                                                          1996         1997
                                                      ------------ ------------
Patient lists........................................ $  1,459,000 $  1,459,000
Assembled workforce..................................      930,000      930,000
Covenant not to compete..............................    1,838,000    1,838,000
Organization costs...................................      256,000      380,000
Goodwill.............................................          --     2,166,000
Deferred financing costs.............................    2,563,000    6,574,000
                                                      ------------ ------------
                                                         7,046,000   13,347,000
Less accumulated amortization........................    4,042,000    4,784,000
                                                      ------------ ------------
                                                      $  3,004,000 $  8,563,000
                                                      ============ ============

G. NOTE RECEIVABLE:

  In connection with the acquisition of the five Connecticut facilities on December 1, 1997, the Company received a note receivable from the owner in the amount of $7,487,000. Interest is earned at the rate of 9% per annum, and payments are due monthly, in arrears, commencing January 1, 1998 and continuing until November 30, 2010, at which time the entire principal balance is due. The proceeds of the note were used to repay certain indebtedness. The note is collateralized by various mortgage interests and other collateral.

H. OPERATING LEASES:

  In March 1993, a subsidiary of the Company entered into an agreement with a non-affiliated entity to lease two long-term care facilities in Ohio with 289 beds for a period of ten years. The lease agreement, which became effective in June 1993, provides for fixed annual rental payments of $900,000. At the end of the ten-year period,

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES the Company has the option to acquire the facilities for $8,500,000, or to pay a $500,000 termination fee and relinquish the operation of the facilities to the lessor. On the effective date of the lease, the subsidiary paid $1,200,000 to the lessor for a covenant not-to-compete which remains in force through June 2003.

  Effective October 1, 1994, a subsidiary of the Company entered into an agreement with a related party to lease a 100 bed long-term care facility in Florida for a period of ten years. The lease agreement provides for annual rental payments of $551,250 in the initial twelve-month period and annual increases of 2% thereafter. The Company has the option to exercise two consecutive five-year lease renewals. The Company also has the right to purchase the facility at fair market value at any time after the fifth anniversary of the commencement of the lease. The lease agreement also required the Company to escrow funds equal to three months' base rent.

  Effective April 1, 1995, a subsidiary of the Company entered into an agreement with Meditrust to lease a 100-bed long-term care facility in Ohio for a period of ten years. The lease agreement provides for annual rental payments of $698,400 in the initial twelve-month period. The Company is also required to make additional rental payments beginning April 1, 1996 in an amount equal to 5.0% of the difference between the facility's operating revenues in each applicable year and the operating revenues in the twelve-month base period which commenced on April 1, 1995. The annual additional rent payment will not exceed $14,650. At the end of the initial lease period, the Company has the option to exercise two consecutive five-year lease renewals. The lease agreement also required the Company to escrow funds equal to three months base rent. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by a second position on the facility's accounts receivable. The Company also has the right to purchase the facility at its fair market value on the eighth and tenth anniversary dates of the commencement of the lease and at the conclusion of each lease renewal.

  Effective January 1, 1996, a subsidiary of the Company entered into an agreement with Meditrust to lease the Seven Facilities formerly owned by KYP (see Note P). The lease agreement provides for annual rental payments of $4,582,500 in the initial twelve-month period and annual increases based on changes in the consumer price index thereafter. The lease has an initial term of ten years with two consecutive five-year renewal terms exercisable at the Company's option. The lease agreement also required the Company to escrow funds in an amount equal to three months base rent. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by a second position on the related facilities' accounts receivable. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which option is exercisable at the end of the eighth year of the initial term and at the conclusion of each renewal term. The purchase option is exercisable at the greater of the fair market value of the facilities at the time of exercise or Meditrust's original investment.

  Effective January 1, 1996, a subsidiary of the Company entered into an agreement with Meditrust to lease six long-term care facilities with a total of 537 licensed beds in New Hampshire. The lease agreement provides for annual rental payments of $2,324,000 in the initial twelve-month period and annual rental increases based on changes in the consumer price index thereafter. The lease has an initial term of ten years with two consecutive five-year renewal terms exercisable at the Company's option. The lease agreement also required the Company to escrow funds in an amount equal to three months base rent. In addition, the lease agreement required the Company to establish a renovation escrow account in the amount of $560,000 to fund facility renovations identified in the agreement. The renovation escrow funds are released upon completion of the required renovations. As of December 31, 1997, $325,000 of these funds remained in escrow pending completion of the specified renovations. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by a second position on the related facilities' accounts receivable. In conjunction with the lease, the Company was granted a right of first refusal and an option

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES to purchase the facilities as a group, which is exercisable at the end of the eighth year of the initial term and at the conclusion of each renewal term. The purchase option is exercisable at the greater of 90% of the fair market value of the facilities at the time of exercise or Meditrust's original investment. In connection with this lease, the Company received a cash payment of $3,685,000 from Meditrust which was recorded as deferred income and is being amortized over the ten-year initial lease term as a reduction of rental expense.

  The Meditrust leases contain cross-default and cross-collateralization provisions. A default by the Company under one of these leases could adversely affect a significant number of the Company's properties and result in a loss to the Company of such properties. In addition, the leases permit Meditrust to require the Company to purchase the facilities upon the occurrence of a default.

  Effective March 1, 1997, the Company entered into an agreement with a non-affiliated party to lease one long-term care facility with 163 beds in Baltimore, Maryland for a period of ten years. The lease agreement provides for fixed annual rental payments of $900,000 for the first three years and annual increases based on changes in the consumer price index thereafter. From July 1, 1999 through August 28, 2000, the Company has the option to acquire the facility for $10,000,000. After August 28, 2000, the purchase price escalates in accordance with a schedule. On the effective date of the lease, the Company paid $1,000,000 to the lessor in exchange for the purchase option. This option payment is being amortized over the life of the lease.

  As of August 1, 1997, the Company acquired four long-term care facilities with 401 beds in Massachusetts. The Company financed this acquisition through an operating lease with a real estate investment trust (the "REIT"). The lease provides for annual rental payments of $1,576,000 in the initial twelve-month period and annual increases based on changes in the consumer price index thereafter. The lease has an initial term of ten years with, at the Company's option, eight consecutive five-year renewal terms. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which option is exercisable at the end of the initial lease term and at the conclusion of each renewal term. The purchase option is exercisable at the fair market value of the facilities at the time of exercise.

  On August 28, 1997, the Company obtained a five-year $25,000,000 synthetic leasing facility (the "Leasing Facility") from the same group of banks that provided the "Credit Facility" (see Note I). The Company used $23,600,000 of the funds available through the Leasing Facility to acquire the Dayton, Ohio facilities in September 1997. Acquisitions made through the Leasing Facility are accounted for financial reporting purposes as operating leases with an initial lease term, which expires at the expiration date of the Leasing Facility. Annual rent for properties acquired through the Leasing Facility is determined based on the purchase price of the facilities acquired and an interest rate factor which varies with the Company's leverage ratio (as defined) and which is based on LIBOR, or at the Company's option, the agent bank's prime rate. As of December 31, 1997 the interest rate for amounts outstanding under this facility was approximately 7.5%. The Company has the right to purchase facilities acquired through the Leasing Facility for an amount equal to the purchase price at the date of acquisition. The Company's obligations under the lease are collateralized by a collateral pool which also collateralizes the Company's borrowings under its Credit Facility.

  Under the terms of each of the facility leases described above, the Company is responsible for the payment of all real estate and personal property taxes, as well as other reasonable costs required to operate, maintain, insure and repair the facilities.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

  Future minimum rent commitments under the Company's non-cancelable operating leases as of December 31, 1997 are as follows:

      1998......................................................... $ 19,423,000
      1999.........................................................   19,617,000
      2000.........................................................   19,811,000
      2001.........................................................   20,005,000
      2002.........................................................   20,199,000
      Thereafter...................................................   76,545,000
                                                                    ------------
                                                                    $175,600,000
                                                                    ============

I. LONG-TERM DEBT:

  In October 1994, certain of the Predecessor Entities refinanced $29,189,000 of the then outstanding bank debt, and as a result, recorded a loss of $453,000. This loss included a payment of $384,000 upon the termination of a related interest rate protection agreement, which was required pursuant to the terms of the bank debt in order to effectively fix the interest rate on such debt. The retirement of this debt was financed by the concurrent borrowing of $42,300,000 from Meditrust. Using proceeds from the Offering, on June 14, 1996 the Company repaid $25,000,000 of this debt, incurring a prepayment penalty of $1,517,000. Additionally, the Company wrote-off $544,000 of deferred financing costs related to the retired debt and incurred $100,000 of additional transaction costs. The loss on this early retirement of debt totaled $2,161,000 and is presented as an extraordinary loss in the Statement of Operations for the year ended December 31, 1996 net of the related estimated income tax benefit of $843,000. The Meditrust debt was collateralized by the assets of certain of the Predecessor Entities (the "Seven S Corporations"), and subsequent to the debt paydown, the remaining debt is cross-collateralized by the assets of four facilities (the "Four Facilities"). The Meditrust debt bears interest at the annual rate of 10.65%. Additional interest payments are also required commencing on January 1, 1997 in an amount equal to 0.3% of the difference between the operating revenues of the Four Facilities in each applicable year and the operating revenues of the Four Facilities during a twelve-month base period which commenced October 1, 1995. The Meditrust debt is cross-collateralized by the assets of each of the Four Facilities. The loan agreement with Meditrust places certain restrictions on the Four Facilities; among them, the agreement restricts their ability to incur additional debt or to make significant dispositions of assets. The Four Facilities are also required to maintain a debt service coverage ratio of at least 1.2 to 1.0 (as defined in the loan agreement) and a current ratio of at least 1.0 to 1.0. The Meditrust loan agreement contains a prepayment penalty, which decreases from 1.5% of the then outstanding balance in the sixth year to none in the ninth year.

  A subsidiary of the Company assumed a first mortgage note (the "Note") with a remaining balance of $1,775,000 as part of the acquisition of a long-term care facility in 1988. The Note requires the annual retirement of principal in the amount of $20,000. The Company pays interest monthly at the rate of 14% per annum on the outstanding principal amount until maturity in October 2010, when the remaining unpaid principal balance of $1,338,000 is due. The Note is collateralized by the property and equipment of the facility.

  In April of 1997, the Company obtained a three-year $25,000,000 revolving credit facility (the "Credit Facility") from a commercial bank. On August 28, 1997, the Company amended the Credit Facility to add three additional banks as parties to the Credit Facility, extended the maturity to five years and made certain additional amendments to the terms of the agreement. Borrowings under this facility are collateralized by patient accounts receivable and certain real estate. The assets which collateralize the Credit Facility also collateralize the Company's obligation under the Leasing Facility. The Credit Facility matures in September 2002 and provides for prime and LIBOR interest rate options, which vary with the Company's leverage ratio (as defined). As of December 31, 1997, the interest rate for amounts outstanding under this facility was approximately 7.3%. The Credit Facility contains covenants which, among other things, impose certain limitations or prohibitions on the

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

Company's ability to incur indebtedness, pay dividends, make investments or dispose of assets. The Credit Facility requires the Company to maintain a debt service coverage ratio (as defined) of at least 1.25 and a maximum leverage ratio (as defined) of 5.0. As of December 31, 1997, $15,600,000 was outstanding on the Credit Facility and $9,400,000 remained available. During 1997, the maximum balance borrowed under this facility was $15,600,000. A commitment fee of 0.20% to 0.50% on unused availability is charged depending on the Company's leverage ratio.

  Interest expense charged to operations for the years ended December 31, 1995, 1996 and 1997 was $5,830,000, $5,576,000, and $6,681,000, respectively.

  As of December 31, 1997, future long-term debt maturities associated with the Company's debt are as follows:

      1998.......................................................... $   186,000
      1999..........................................................     205,000
      2000..........................................................     226,000
      2001..........................................................     248,000
      2002..........................................................  15,874,000
      Thereafter....................................................  16,903,000
                                                                     -----------
                                                                     $33,642,000
                                                                     ===========

  Substantially all of the Company's assets are subject to liens under long-term debt or operating lease agreements.

J. CAPITAL LEASE OBLIGATION:

  On July 1, 1996, a subsidiary of the Company began leasing four long-term care facilities in Ohio (the "Ohio Facilities"). This transaction is being accounted for as a capital lease as a result of a bargain purchase option exercisable at the end of the lease. The initial term of the lease is five years and during the final six months of the initial term, the Company may exercise an option to purchase the Ohio Facilities for a total price of $57,125,000. If the Company exercises the purchase option but is unable to obtain financing for the acquisition, the lease may be extended for up to two additional years, during which time the Company must obtain financing and complete the purchase of the facilities. The annual rent under the agreement is $5,000,000 during the initial term and $5,500,000 during the extension term. The Company is also responsible for facility expenses such as taxes, maintenance and repairs. The Company agreed to pay $8,000,000 for the option to purchase these facilities. Of this amount, $5,000,000 was paid prior to the closing on July 1, 1996, and the remainder, $3,000,000, is due at the end of the initial lease term whether or not the Company exercises its purchase option. The following is a schedule of future minimum lease payments required by this lease together with the present value of the minimum lease payments:

      1998........................................................ $  5,000,000
      1999........................................................    5,000,000
      2000........................................................    5,000,000
      2001........................................................   57,625,000
                                                                   ------------
                                                                     72,625,000
      Less amount representing interest...........................  (16,340,000)
                                                                   ------------
                                                                     56,285,000
      Less current portion........................................   (3,924,000)
                                                                   ------------
      Long-term portion of capital lease obligation............... $ 52,361,000
                                                                   ============

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

K. RETIREMENT PLANS:

  The Company maintains an employee 401(k) defined contribution plan. All employees who have worked at least one thousand hours and have completed one year of continuous service are eligible to participate in the plan. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Employee contributions to this plan may be matched at the discretion of the Company. The Company contributed $120,000, $180,000 and $365,000 to the plan in 1995, 1996 and 1997, respectively.

  During September 1995, the Company established a Supplemental Executive Retirement Plan (the "SERP") to provide benefits to key employees. Participants may defer up to 25% of their compensation which is matched by the Company at a rate of 50% (up to 10% of base salary). Vesting in the matching portion occurs in January of the second year following the plan year in which contributions were made.

L. INCOME TAXES:

  PRO FORMA INCOME TAXES (UNAUDITED)

  The financial statements of the Company for the periods prior to the Reorganization do not include a provision for income taxes because the Predecessor Entities (primarily partnerships and subchapter S corporations) were not directly subject to Federal or state taxation. For financial reporting purposes, for the years ended December 31, 1995 and 1996, a pro forma provision for income taxes has been reflected in the accompanying statements of operations based on taxable income for financial statement purposes and an estimated effective Federal and state income tax rate of 39% which would have resulted if the Predecessor Entities had filed corporate income tax returns during those years.

  Effective with the Reorganization described in Note B, the Company became subject to Federal and state income taxes. The historical provision for income taxes for the year ended December 31, 1996 reflects the recording of a one-time Federal and state income tax benefit of $1,400,000 upon the change in the tax status of the entity as required by SFAS No. 109, "Accounting for Income Taxes."

  Significant components of the Company's deferred tax assets as of December 31, 1996 and 1997 are as follows:

                                                             1996       1997
                                                          ---------- ----------
Deferred tax assets:
 Reserves................................................ $1,144,000 $1,755,000
 Rental payments.........................................    358,000     79,000
 Interest payments.......................................    376,000    376,000
 Other...................................................     78,000     11,000
                                                          ---------- ----------
  Total deferred tax assets.............................. $1,956,000 $2,221,000
                                                          ========== ==========

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

  Significant components of the provision for income taxes for the years ended December 31, 1996 and 1997 are as follows:

                                                           1996         1997
                                                        -----------  ----------
Current:
 Federal............................................... $ 2,229,000  $3,893,000
 State.................................................     536,000     719,000
                                                        -----------  ----------
  Total current........................................ $ 2,765,000  $4,612,000
                                                        ===========  ==========
Deferred:
 Federal...............................................  (1,648,000)   (223,000)
 State.................................................    (308,000)    (42,000)
                                                        -----------  ----------
  Total deferred.......................................  (1,956,000)   (265,000)
                                                        -----------  ----------
  Total income tax expense............................. $   809,000  $4,347,000
                                                        ===========  ==========

  The reconciliation of income tax computed at statutory rates to income tax expense for the years ended December 31, 1996 and 1997 are as follows:

                                                 1996               1997
                                           ------------------  ---------------
Statutory rate............................ $ 1,699,000   35.0% $3,903,000 35.0%
State income tax, net of federal benefit..     148,000    3.1     440,000  3.9
Permanent differences.....................     100,000    2.1       4,000  0.1
Deferred tax asset resulting from change
 in tax status............................  (1,256,000) (25.9)        --   --
Other.....................................     118,000    2.4         --   --
                                           -----------  -----  ---------- ----
                                           $   809,000   16.7% $4,347,000 39.0%
                                           ===========  =====  ========== ====

M. CAPITAL STOCK:

COMMON STOCK

  On June 14, 1996, the Company completed its initial public offering (the "Offering"). Through the Offering the Company issued 3,600,000 shares at $11.75 per share resulting in net proceeds to the Company (after deducting underwriters' commissions and other offering expenses) of approximately $37,160,000. A portion of the proceeds was used to repay some of the Company's long-term debt (see Note I) and the remainder to fund acquisitions.

  The Company's Board of Directors is authorized to issue up to 1,000,000 shares of Preferred Stock in one or more series with such dividend rates, number of votes, conversion rights, preferences or such other terms or conditions as are permitted under the laws of the State of Delaware.

SPECIAL COMPENSATION

  The Predecessor Entities maintained an executive long-term incentive plan (the "Executive Plan") which granted an economic interest in the appreciation of the Predecessor Entities above a baseline valuation of $23,000,000 to certain senior level management personnel upon the successful completion of an initial public offering at a minimum retained equity valuation above $43,000,000. A pool of three percent of the retained equity above $23,000,000 was reserved and allocated to the eligible recipients. In June, 1996, subsequent to the Offering, payments totaling $861,000 were made to the personnel who participated in the Executive Plan and that plan was terminated. Additionally, the Company made a bonus payment in the form of common stock valued at $225,000 to an officer of the Company in connection with his employment agreement. These expenses are included in the Statement of Operations for the year ended December 31, 1996, in the line "Special Compensation and Other."

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

  On December 31, 1995, certain of the Predecessor Entities (the "S Corporations") issued a 6% equity interest in the S Corporations to the president of the Company amounting to $438,000 and a 5% equity interest in the S Corporations to the president of an affiliate amounting to $365,000. The issuance amounts represented the fair market value of these interests at the date of issuance based on an independent appraisal obtained by the Company. Payment for the issuance of these shares was due within 90 days; and accordingly, the amounts receivable from these individuals were reflected as a contra-equity subscription receivable with no net increase to stockholders' equity at December 31, 1995. Subsequent to year-end and in connection with the execution of the 1996 employment agreement of the Company's president, the Company granted a special bonus to the president equal to the cost of the shares issued. This expense is included in the Statement of Operations for the year ended December 31, 1996 in the line "Special Compensation and Other."

  In February 1996, one of the Predecessor Entities, Harborside Healthcare Limited Partnership ("HHLP"), granted an option to purchase a 1.36% limited partnership interest in HHLP to each of two members of senior management. The exercise price per percentage limited partnership interest under each such option was $239,525 per percentage interest, which represented the fair market value of a 1% limited partnership interest in HHLP at the date of grant based on an independent appraisal obtained by the Company. The options vested in equal one-third portions on each anniversary of the date of grant over a three-year period and expired ten years from the date of grant. With the completion of the Offering, the option grants in HHLP were converted on a pro rata basis to options to acquire shares of the Company's common stock.

STOCK OPTION PLANS

  During 1996, the Company established two stock option plans, the 1996 Stock Option Plan for Non-employee Directors (the "Director Plan") and the 1996 Long-Term Stock Incentive Plan (the "Stock Plan"). Directors of the Company who are not employees, or affiliates of the Company, are eligible to participate in the Director Plan. On the date of the Offering, each of the four non-employee directors was granted options to acquire 15,000 shares of the Company's common stock at the Offering price. On January 1 of each year, each non-employee director will receive an additional grant for 3,500 shares at the fair market value on the date of grant. Options issued under the Director Plan become exercisable on the first anniversary of the date of grant and terminate upon the earlier of ten years from date of grant or one year from date of termination as a director. Through the Directors Retainer Fee Plan, non-employee directors of the Company may also elect to receive all or a portion of their director fees in shares of the Company's common stock. The Stock Plan is administered by the Stock Plan Committee of the Board of Directors which is composed of outside directors who are not eligible to participate in this plan. The Stock Plan authorizes the issuance of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards. Options granted during the years ended December 31, 1996 and 1997, were granted with exercise prices equal to or greater than the fair market value of the stock on the date of grant. Options granted under the stock plan during 1996 and 1997 vest over a three-year period and have a maximum term of ten years. A maximum of 800,000 shares of common stock have been reserved for issuance in connection with these plans. Information with respect to options granted under these stock option plans is as follows:

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

OPTIONS OUTSTANDING

                                                                    WEIGHTED-
                                         NUMBER OF EXERCISE PRICE    AVERAGE
                                          SHARES     PER SHARE    EXERCISE PRICE
                                         --------- -------------- --------------
Balance at December 31, 1995
  Granted...............................  523,000   $ 8.15-11.75      $11.16
  Cancelled.............................  (24,000)  $      11.75      $11.75
                                          -------   ------------
Balance at December 31, 1996............  499,000   $ 8.15-11.75      $11.14
  Granted...............................  227,500   $11.69-18.69      $12.66
  Exercised.............................   (8,665)  $      11.75      $11.75
  Cancelled.............................  (52,334)  $11.75-12.00      $11.80
                                          -------   ------------
Balance at December 31, 1997............  665,501   $ 8.15-18.69      $11.59
                                          =======   ============

  As of December 31, 1996 no options to purchase shares of the Company's common stock were exercisable. As of December 31, 1997 there were 187,000 exercisable options at a weighted-average exercise price of $11.20.

  In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company has adopted the disclosure provisions of SFAS No. 123, and has applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's unaudited pro forma net income and pro forma net income per share for the years ended December 31, 1996 and 1997, would have been reduced to the amounts indicated below:

                                 1996
                 1996          PRO FORMA                          1997
              PRO FORMA       NET INCOME          1997         NET INCOME
              NET INCOME   PER SHARE DILUTED   NET INCOME   PER SHARE DILUTED
              ----------   -----------------   ----------   -----------------
As reported   $2,712,000         $0.42         $6,803,000         $0.84
Pro forma     $2,372,000         $0.37         $5,733,000         $0.70

  The weighted average fair value of options granted was $4.72 and $5.63 during 1996 and 1997, respectively. The fair value for each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of five years, expected volatility of 40%, no dividend yield, and a risk-free interest rate of 6.5% and 6.2% for 1996 and 1997, respectively.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

  The following table sets forth the computation of basic and diluted net income per share for the year ended December 31, 1997:

Numerator:
 Numerator for basic and diluted net income per share................  $6,803,000
Denominator:
 Denominator for basic net income per share--weighted average shares.   8,037,026
Effect of dilutive securities--employee stock options................     101,767
Denominator for diluted net income per share--adjusted weighted-aver-
 age shares and assumed conversions..................................   8,138,793
Basic net income per common share....................................  $     0.85
Diluted net income per common share..................................  $     0.84

  The denominator for basic net income per share includes 25,000, 19,093 and 34,574 shares for the years ended December 31, 1995, 1996 and 1997, respectively, resulting from stock options issued within one year of the Company's initial public offering. In addition to the dilutive securities listed above, stock options for an additional 23,000 shares, that are anti-dilutive at December 31, 1997, could potentially dilute earnings per share in future periods.

N. CONTINGENCIES:

  The Company is involved in legal actions and claims in the ordinary course of its business. It is the opinion of management, based on the advice of legal counsel, that such litigation and claims will be resolved without material effect on the Company's consolidated financial position, results of operations or liquidity.

  Beginning in 1994, the Company self-insures for health benefits provided to a majority of its employees. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company recognizes an expense for estimated health benefit claims incurred but not reported at the end of each year.

  Beginning in 1995, the Company self-insures for most workers' compensation claims. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company accrues for estimated workers' compensation claims incurred but not reported at the end of each year.

O. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

CASH AND CASH EQUIVALENTS

  The carrying amount approximates fair value because of the short effective maturity of these instruments.

NOTE RECEIVABLE

  The carrying value of the note receivable approximates its fair value at December 31, 1997 based on the yield of the note and the present value of expected cash flows.

LONG-TERM DEBT

  The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for similar debt. The carrying value of the Company's long-term debt approximates its fair value as of December 31, 1996 and 1997.

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

P. GAIN ON SALE OF FACILITIES, NET:

  As discussed in Note B, in December 1995, KYP sold seven facilities to Meditrust (the "Sale") for $47,000,000. The Sale was effective December 31, 1995, and a net gain of $4,869,000 was recorded.

  A portion of the proceeds of the Sale was used by KYP to repay the outstanding balance of its Medium-Term Notes ($9,409,000), a related prepayment penalty ($1,154,000) and transaction costs ($884,000). The original principal amount of the Medium-Term Notes was $6,000,000 and interest on this obligation accrued at 10.55% per annum through June 30, 1993. Commencing December 31, 1993, KYP began making semiannual interest payments on the original principal and the accrued interest. The principal and all deferred interest were scheduled to be repaid in June 1998. As a result of the early retirement of this debt, the Company recorded a loss of $1,502,000, which was netted against the gain on the sale of the KYP facilities. The terms of the KYP partnership agreement specified that one of the Predecessor Entities which served as KYP's general partner would not share in the gain associated with the sale of the facilities; as such, the entire amount of the net gain was allocated to the Unitholders, and was included in the minority interest reflected in the Statement of Operations for the year ended December 31, 1995.

  The determination of the net gain included the recognition of an estimated liability of approximately $3,000,000 to Medicare and certain states' Medicaid programs. This amount is included with other estimated settlements due to/from third-party payors as a component of accounts receivable. Under existing regulations, KYP is required to repay these programs for certain depreciation expense recorded by the KYP facilities and for which they received reimbursement prior to the sale. Any payments assessed by these programs to settle these obligations in excess of the funds withheld from the proceeds of the sale of the facilities will be the responsibility of the Company without any recourse to the Unitholders. However, if the ultimate settlement of these obligations results in a net amount due to KYP, this amount would be distributed to the Unitholders.

  The Sale provided for the dissolution of KYP and the distribution of the net proceeds of the Sale to the Unitholders, which occurred in March 1996. The Company's balance sheet as of December 31, 1995 included the cash to be distributed to the Unitholders as well as the related distribution payable of $33,493,000.

Q. RELATED PARTY TRANSACTIONS:

  An affiliate of the Company provides office space, legal, tax, data processing and other administrative services to the Company in return for a monthly fee. Total service charges under this arrangement were $700,000, $700,000 and $708,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

R. RECENT ACQUISITIONS (UNAUDITED):

  The following unaudited pro forma financial information gives effect to the acquisition of the Ohio facilities, the Connecticut facilities, the Dayton facilities, the Massachusetts facilities and a therapy services company, as if they had occurred on January 1, 1996. The pro forma financial results are not necessarily indicative of the actual results of operations which might have occurred or of the results of operations which may occur in the future.

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                      -------------------------
                                                          1996         1997
                                                      ------------ ------------
Total net revenues................................... $262,043,000 $285,061,000
Income before income taxes and extraordinary loss....    5,132,000   11,971,000
Income before extraordinary loss.....................    4,215,000    7,304,000
Net income...........................................    2,897,000    7,304,000
Net income per common share using 6,396,142 and
 8,138,793 common and common equivalent shares, re-
 spectively.......................................... $       0.45 $       0.90

               HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

S. SUMMARY QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  The Company's unaudited quarterly financial information follows:

                                          YEAR ENDED DECEMBER 31, 1997
                                 -----------------------------------------------
                                    FIRST      SECOND       THIRD      FOURTH
                                   QUARTER     QUARTER     QUARTER     QUARTER
                                 ----------- ----------- ----------- -----------
Total net revenues.............. $47,384,000 $50,292,000 $57,964,000 $66,137,000
Income from operations..........   3,822,000   4,069,000   4,455,000   4,846,000
Income before income taxes......   2,461,000   2,613,000   2,773,000   3,303,000
Income taxes....................     959,000   1,020,000   1,081,000   1,287,000
Net income......................   1,502,000   1,593,000   1,692,000   2,016,000
Net income per share
 Basic.......................... $      0.19 $      0.20 $      0.21 $      0.25
 Diluted........................        0.19        0.20        0.21        0.24

                                     YEAR ENDED DECEMBER 31, 1996
                            ---------------------------------------------------
                               FIRST      SECOND           THIRD      FOURTH
                              QUARTER     QUARTER         QUARTER     QUARTER
                            ----------- -----------     ----------- -----------
Total net revenues........  $34,931,000 $36,872,000     $45,903,000 $47,706,000
Income from operations....    1,307,000     846,000(1)    3,655,000   3,918,000
Income (loss) before in-
 come taxes and extraordi-
 nary loss................      205,000    (229,000)      2,312,000   2,541,000
Income taxes (benefit)....          --     (400,000)        902,000     307,000
Income before extraordi-
 nary loss................      205,000     171,000       1,410,000   2,234,000
Extraordinary loss........          --   (1,318,000)(2)         --          --
Net income (loss).........      205,000  (1,147,000)      1,410,000   2,234,000
Net income per share--di-
 luted....................          --          --      $      0.18 $      0.28
Pro forma income taxes
 (benefit)................       80,000    (489,000)
Pro forma income before
 extraordinary loss.......      125,000     260,000
Pro forma net income
 (loss)...................      125,000  (1,058,000)
Pro forma income before
 extraordinary loss per
 share--basic and diluted.  $      0.03 $      0.05
Pro forma net income
 (loss) per share--basic
 and diluted..............  $      0.03 $     (0.21)

                                         YEAR ENDED DECEMBER 31, 1995
                                ------------------------------------------------
                                   FIRST       SECOND       THIRD      FOURTH
                                  QUARTER      QUARTER     QUARTER     QUARTER
                                -----------  ----------- ----------- -----------
Total net revenues............  $23,777,000  $26,737,000 $28,515,000 $30,396,000
Income from operations........    1,290,000    1,671,000   2,123,000   2,895,000
Net income (loss).............     (240,000)     253,000     297,000     924,000
Pro forma income taxes (bene-
 fit).........................      (94,000)      99,000     116,000     360,000
Pro forma net income (loss)...     (146,000)     154,000     181,000     564,000
Pro forma net income (loss)
 per share--basic and diluted.  $     (0.03) $      0.03 $      0.04 $      0.13

              HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

(1) Includes $1,716,000 of special compensation and other expenses incurred primarily as a result of the Offering (see Note M)

(2) A portion of the proceeds of the Offering was used to repay long-term debt in June 1996. The resulting loss on early retirement of debt is presented as an extraordinary loss net of related tax benefit (see Note I).

T. PENDING ACQUISITIONS:

  During 1997, the Company entered into separate agreements to acquire two long-term care facilities in Ohio and two long-term care facilities in Rhode Island. The aggregate purchase price of these two acquisitions is approximately $33,700,000, and the Company expects to finance them through an expansion of funds committed to its existing Leasing Facility (see Note H). The Company is currently awaiting regulatory approval for each of these acquisitions and expects each transaction to be completed during the second quarter of 1998.

                     [LETTERHEAD OF LANDA & ALTSHER, P.C.]

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cushman Management Associates, Inc. and Affiliates
Topsfield, Massachusetts

  We have audited the accompanying combined balance sheet of Cushman Management Associates, Inc. and Affiliates as of December 31, 1996, and the related combined statements of income and owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cushman Management Associates, Inc. and Affiliates as of December 31, 1996, and the combined results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Landa & Altsher

October 22, 1997

                                                                       EXHIBIT A

               CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                 COMBINED BALANCE SHEET AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
Current assets:
  Cash................................................................. $1,607
  Accounts receivable--net of allowance for doubtful accounts of $75...  2,004
  Prepaid expenses and other...........................................    159
                                                                        ------
    Total current assets...............................................  3,770
Property, plant and equipment, net.....................................  3,490
Intangible assets, net.................................................      6
                                                                        ------
Total assets........................................................... $7,266
                                                                        ======
                    LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Current maturities on long-term debt................................. $   61
  Accounts payable.....................................................    443
  Employee compensation and benefits...................................    755
  Other accrued liabilities............................................    136
  Accrued interest.....................................................     72
  Due to related parties...............................................     35
  Income taxes payable.................................................    244
                                                                        ------
    Total current liabilities..........................................  1,746
Long-term debt, net of current maturities..............................  1,320
                                                                        ------
Total liabilities......................................................  3,066
                                                                        ------
Owners' equity:
  Common stock, 17,500 shares authorized without par value, 2,000
   shares issued and 1,970 outstanding with 30 held in treasury........    310
  Additional paid-in capital...........................................    172
  Retained earnings and partners' capital..............................  3,738
                                                                        ------
                                                                         4,220
  Less--treasury stock, at cost........................................    (20)
                                                                        ------
    Total owners' equity...............................................  4,200
                                                                        ------
Total liabilities and owners' equity................................... $7,266
                                                                        ======

                See accompanying notes to financial statements.

                                                                       EXHIBIT B

               CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

              COMBINED STATEMENT OF OPERATIONS AND OWNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

Total net revenue...................................................... $19,368
                                                                        -------
Expenses:
  Facility operating...................................................  14,313
  General and administrative...........................................   2,250
  Depreciation and amortization........................................     322
                                                                        -------
    Total expenses.....................................................  16,885
                                                                        -------
Income from operations.................................................   2,483
Other:
  Interest expense, net................................................      92
                                                                        -------
Income before income taxes.............................................   2,391
Income taxes...........................................................     241
                                                                        -------
Net income.............................................................   2,150
Owners' equity--beginning of year......................................   4,200
Less--distributions to owners..........................................  (2,150)
                                                                        -------
Owners' equity--end of year............................................ $ 4,200
                                                                        =======

                See accompanying notes to financial statements.

                                                                       EXHIBIT C

               CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

Cash flows from operating activities:
  Net income........................................................... $2,150
  Adjustments to reconcile net income to net cash provided by operations:
    Depreciation and amortization......................................    322
    Provisions for losses on accounts receivable.......................    116
  Changes in assets and liabilities:
    Accounts receivable................................................     69
    Prepaid expenses and other.........................................    (52)
    Accounts payable and accrued liabilities...........................    185
    Income taxes payable...............................................    241
                                                                        ------
Net cash provided by operating activities..............................  3,031
                                                                        ------
Cash flows from investing activities:
  Purchases of property and equipment..................................    (68)
                                                                        ------
Net cash used by investing activities..................................    (68)
                                                                        ------
Cash flows from financing activities:
  Repayment of debt....................................................    (59)
  Distributions to owners.............................................. (2,150)
  Repayment of related party debt......................................   (173)
                                                                        ------
Net cash used by financing activities.................................. (2,382)
                                                                        ------
Net increase in cash...................................................    581
Cash at beginning of year..............................................  1,026
                                                                        ------
Cash at end of year.................................................... $1,607
                                                                        ======
Supplementary disclosure:
  Interest paid........................................................ $  118
                                                                        ======

                See accompanying notes to financial statements.

              CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

  The financial statements presented are the combined financial statements of Cushman Management Associates, Inc. (the management company), Cedar Glen Nursing Home, Danvers Twin Oaks Nursing Home, Inc., Saugus Nursing Home, Inc., d/b/a Louise Caroline Rehabilitation and Nursing Center, and Evtan Nursing Home, Inc., d/b/a Maplewood Manor Nursing Home, (collectively, the "Companies"). The majority stockholders of Cushman Management Associates, Inc. own a majority interest in the above nursing homes. Cushman Management Associates, Inc. is a Subchapter S Corporation and operates a management company in Topsfield, Massachusetts. Cushman Management Associates, Inc. provides various services to nursing homes including administration, bookkeeping, and other patient related services. Danvers Twin Oaks Nursing Home, Inc.; Saugus Nursing Home, Inc., and Evtan Nursing Home, Inc. are Subchapter S Corporations and operate nursing homes of 101, 80 and 120 beds, respectively. Cedar Glen Nursing Home is a limited partnership and operates a 100-bed nursing home.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the Companies' significant accounting policies follows:

    a) BASIS ON COMBINATION: The combined financial statements include all the accounts of the above-named entities. All significant intercompany balances and transactions have been eliminated.

    b) PATIENT SERVICE REVENUE: Private patient service revenue is reported at the estimated net realizable amounts. Third-party payor revenues are recorded as indicated in Note 2.

    c) PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation of building and improvements is calculated using the straight-line and accelerated methods over the estimated useful lives that range from five to forty years. Depreciation of equipment and motor vehicles is calculated using the straight-line and accelerated methods over the estimated useful lives that range from three to ten years. Depreciation charged to operations amounted to $310 for 1996.

    d) CASH AND CASH EQUIVALENTS: The Companies consider all short-term debt securities purchased with an original maturity of three months or less to be cash equivalents.

    e) INCOME TAXES: Cushman Management Associates, Inc.; Danvers Twin Oaks Nursing Home, Inc.; Saugus Nursing Home, Inc.; and Evtan Nursing Home, Inc.; have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not pay federal income taxes on their taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Companies' taxable income.

    The Companies are considered to be engaged in a unitary business and as a result have exceeded certain gross income limitations for state income tax purposes. Consequently, the Companies are liable for state corporate income taxes on its taxable income.

    No income taxes are payable by or provided for Cedar Glen Nursing Home, a Limited Partnership. Partners are liable for individual federal and state income taxes on their respective share of the Partnership's taxable income.

    f) INTANGIBLE ASSETS: Intangible assets are stated on the basis of cost and are amortized on a straight-line basis, over the estimated future periods to be benefited. Amortization charged to operations amounted to $12 for 1996.

    g) ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the reporting period. Actual costs could differ from those estimates.

              CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                               DECEMBER 31, 1996
                             DOLLARS IN THOUSANDS
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    h) PROMOTIONAL ADVERTISING: Promotional advertising costs are expensed as incurred. Promotional advertising costs charged to operations amounted to $72 for 1996.

NOTE 2--PATIENT SERVICE REVENUES FROM THIRD PARTY PAYORS

SUMMARY OF THE PAYMENT ARRANGEMENTS WITH THIRD PARTY PAYORS

  MEDICAID--PROSPECTIVE RATE SVSTEM--The Companies receive reimbursement from the Commonwealth of Massachusetts under the prospective rate of payment system for the care and services rendered to publicly-aided patients in long-term care facilities pursuant to regulations promulgated by the Division of Health Care Finance and Policy (the Division). Under the regulations, the current year rates are calculated utilizing base year costs adjusted for inflation. The base year costs are subject to audit which could result in a retroactive rate adjustment for the current year.

  As a result of the audit of prior years' cost reports by the Division, the Companies have received amended prospective rates for the years 1992 and 1991. The amended rates resulted in a retroactive adjustment due the Companies of $150 and $133 for 1992 and 1991, respectively. These settlements have been received in 1996 and such settlements have been reflected under the caption "Total Net Revenue" on Exhibit B to the extent not previously reflected.

  Management estimates that the Companies have underspent the OBRA component of the prospective rate during 1993, 1992 and 1991, resulting in a retroactive adjustment due the Commonwealth of $14, $11 and $15 for 1993, 1992 and 1991, respectively. These retroactive adjustments have been settled in 1996 and such settlements have been reflected under the caption "Total Net Revenue" on Exhibit B to the extent not previously recorded.

  MEDICARE--The Companies receive reimbursement for patient care under the federally sponsored Medicare program through an insurance intermediary. During the year, an interim rate is assigned based upon the cost experience of a prior year modified by its current regulations, and the facilities are paid at this rate during the year. A cost report is filed with, and audited by, the insurance intermediary. A final rate which may be subject to cost limitations is then established and final settlement of the difference is called for under the regulations.

  Final settlements have been received through 1994 and such settlements have been included in the caption "Total Net Revenue" on Exhibit B, to the extent that they had not been reflected in prior years.

  In as much as the final settlement rates for 1996 and 1995 cannot be determined with sufficient accuracy for proper recording in these financial statements, the income for these years has been recorded at the interim rate of payment. The actual amounts will be accrued in the year of settlement.

NOTE 3--ACCOUNTS RECEIVABLE

                                                                     BALANCE AT
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Private patients...................................................    $  103
Prepaid room and board.............................................       (11)
Medicare patients..................................................       334
Publicly aided patients............................................     1,648
Managed facilities.................................................         5
Allowance for uncollectibles.......................................       (75)
                                                                       ------
Accounts receivable, net...........................................    $2,004
                                                                       ======

  Bad debts expense charged to operations amounted to $116 for 1996.

              CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                               DECEMBER 31, 1996
                             DOLLARS IN THOUSANDS

NOTE 4--RELATED PARTY TRANSACTIONS

  The Companies have entered into the following transactions with related parties:

    (a) MANAGEMENT FEES--Danvers Twin Oaks Nursing Home, Inc. recorded management fees of $47 to an officer and stockholder of Cushman Management Associates, Inc. for 1996.

    (b) Related party loans which have no fixed repayment terms, are as follows:

                                                                     BALANCE AT
                                                          INTEREST  DECEMBER 31,
                                                            RATE        1996
                                                         ---------- ------------
   Due from related parties:
                                                          Federal
   Officers and stockholders............................ Funds Rate     $124
                                                                        ----
   Due to related parties:
     Officers and stockholders..........................     9%           88
     Partners...........................................     9%           27
     Other related parties..............................     9%           44
                                                                        ----
       Total due to related parties.....................                 159
                                                                        ----
   Net due to related parties...........................                $ 35
                                                                        ====

  Net interest expense incurred on the above related party loans amounted to $21 for 1996.

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are comprised of the following at December 31, 1996:

   Land................................................................. $  195
   Building and improvements............................................  5,528
   Equipment............................................................  2,688
   Motor vehicles.......................................................     39
   Construction in process..............................................      5
                                                                         ------
                                                                          8,455
   Less: Accumulated Depreciation....................................... (4,965)
                                                                         ------
   Property, plant and equipment, net................................... $3,490
                                                                         ======

  At December 31, 1996, the Companies have incurred and capitalized $5 of engineering costs related to the replacement of two HVAC systems. As of December 31, 1996, no date has been set for the start of the work on the HVAC systems.

              CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                               DECEMBER 31, 1996
                             DOLLARS IN THOUSANDS
NOTE 6--LONG-TERM DEBT

  The Companies are obligated under long-term debt at December 31, 1996 as follows:

9% first mortgage to Salem Five, secured by real estate and guaranteed by a majority of the shareholders, payable in monthly payments of $8, including interest with a balloon payment of all unpaid principal and interest due on October 8, 1999........................................  $  791
9% 3-year mortgage to Salem Five, due November 17, 1999, secured by real estate and guaranteed by a majority of the shareholders, payable in monthly installments of $6 including interest with a balloon payment
 due November 17, 1999..................................................     352
9% 25-year first mortgage to Ipswich Savings Bank, due October 1, 2017, secured by land and buildings of Cushman Management Associates, Inc.,
 payable in monthly installments of $2 including interest...............     238
                                                                          ------
Total...................................................................   1,381
Current maturities......................................................      61
                                                                          ------
Long-term debt, net.....................................................  $1,320
                                                                          ======

  Interest incurred on the above long-term debt amounted to $119 for 1996.

  Following are maturities of long-term debt for each of the next five years:

                                                                          AMOUNT
                                                                          ------
1997..................................................................... $  61
1998.....................................................................    69
1999..................................................................... 1,027
2000.....................................................................     5
2001.....................................................................     6

NOTE 7--CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Companies to concentrations of credit risk consist principally of the following:

    a.) CASH: The Companies maintain cash balances in several federally insured financial institutions in the same geographic area. The cash exceeding federally insured limits totaled $995 at December 31, 1996. There may be times during the year when uninsured cash is significantly higher.

    b.) ACCOUNTS RECEIVABLE: The Companies extend unsecured credit to their private patients and patients covered under third-party payor arrangements. Accounts receivable from private patients and third-party payors totaled $2,015 at December 31, 1996. See Note (2) and Note (3) for details of third-party payor arrangements and receivable balances, respectively.

    d.) DUE FROM RELATED PARTIES: The Companies extend unsecured credit to their affiliates and owners. The balance due from related parties totaled $124 at December 31, 1996. See Note (4) for further details.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  a) Pursuant to the Commonwealth of Massachusetts Medical Assistance Program regulations, the Companies are members of a group of related nursing homes (the Group) which are considered to be under common ownership. Consequently, all members of the Group are contingently liable for the recoupments of liabilities of other members of the Group.

              CUSHMAN MANAGEMENT ASSOCIATES, INC. AND AFFILIATES

                               DECEMBER 31, 1996
                             DOLLARS IN THOUSANDS

NOTE 8--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  b) A significant portion of the Companies' revenues are derived from services reimbursable under the Medicaid program, (See Note 2). The base year costs utilized in calculating the Medicaid prospective rates are subject to audit which could result in a retroactive rate adjustment for all years in which that base year's costs are utilized in calculating the prospective rate. It is not possible at this time to determine whether the Companies will be audited or if a retroactive rate adjustment would result.

  c.) A portion of the Companies' revenues are derived from services under the Medicare program, (see Note 2). Under this program all cost report years are subject to audit which could result in a retroactive rate adjustment. It is not possible at this time to determine whether the Companies will be audited or if a retroactive rate adjustment will result.

  If the Companies' Medicare Fiscal Intermediary were to issue prudent buyer adjustments for 1996 using the same methodology as applied to 1995, as detailed in Note 9 (b), this would result in a payable to the Medicare program of approximately $280. The Companies would vigorously contest any adjustments made by the fiscal intermediary. In addition, the Companies contract with outside suppliers of therapy services provides for indemnification to the Companies in the event that Medicare limits reimbursement to less then cost. Consequently, no provision has been made to the accompanying financial statements.

NOTE 9--SUBSEQUENT EVENTS

  a.) SALE OF THE NURSING HOMES: In August 1997, the Companies sold their property and equipment and operating licenses of the nursing homes. The Companies would retain all assets, other than property and equipment, and all liabilities.

  b.) MEDICARE SETTLEMENTS: In 1997, the Companies' Medicare Fiscal Intermediary issued settlements for 1995, which include a limitation of the ancillary therapy services to less than cost. These settlements result in a payable to the Medicare program of approximately $130. The Companies strongly disagree with these settlements and will vigorously contest these settlements through the appeal process.

  The Companies contract with outside suppliers of therapy services provides for indemnification to the Companies in the event that Medicare limits reimbursement to less than the providers cost, consequently, no provision has been made in the accompanying financial statement for this retroactive adjustment.

                  [LETTERHEAD OF CUMMINS, KRASIK & HOHL CO.]

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Canterbury Care Center, Inc.

  We have audited the accompanying balance sheets of Canterbury Care Center, Inc. (an Ohio corporation) as of December 31, 1995 and 1996, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canterbury Care Center, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Cummins, Krasik & Hohl Co.

Co1umbus, Ohio
February 13, 1997

                          CANTERBURY CARE CENTER, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
                         ASSETS
Current assets
  Assets whose use is limited (note C)................... $   98,455 $  100,981
  Accounts receivable, less allowance for doubtful ac-
   counts of $40,000 in 1995 and $60,000 in 1996 (notes
   B2 and B3)                                                468,049    525,627
  Cost settlements (note H)..............................     13,676    199,392
  Inventories (note B4)..................................      4,200      4,200
  Prepaid expenses.......................................     35,739     36,510
                                                          ---------- ----------
    Total current assets.................................    620,119    866,710
Property and equipment, net of accumulated depreciation
 (notes B5, D, and F)....................................  4,011,555  3,912,719
Other assets
  Related party receivable (note G)......................        --      78,661
  Deferred costs, less accumulated amortization of
   $51,863 in 1995 and $72,661 in 1996 (note B6).........     51,996     31,198
  Deposits...............................................      1,115      1,115
                                                          ---------- ----------
                                                              53,111    110,974
                                                          ---------- ----------
                                                          $4,684,785 $4,890,403
                                                          ========== ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current portion of long-term debt...................... $  235,000 $  235,000
  Cash overdraft (notes B1 and G)........................    753,528    811,911
  Accounts payable.......................................     92,319    103,783
  Accrued liabilities (note E)...........................    380,158    345,902
  Resident deposits (note C).............................     15,586     18,858
                                                          ---------- ----------
    Total current liabilities............................  1,476,591  1,515,454
Long-term debt--net of current portion (note F)..........  2,795,019  2,560,000
Contingencies (note H)...................................        --         --
Stockholder's equity
Common stock, authorized, 750 shares without par value;
 issued and outstanding, 100 shares......................        500        500
Additional paid in capital...............................    207,175    207,175
Retained earnings........................................    205,500    607,274
                                                          ---------- ----------
                                                             413,175    814,949
                                                          ---------- ----------
                                                          $4,684,785 $4,890,403
                                                          ========== ==========

            See accompanying notes and independent auditors' report.

                          CANTERBURY CARE CENTER, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          1995         1996
                                                       -----------  -----------
Revenues (notes B2 and H)
Resident services (including ancillaries)
  Private............................................. $   782,853  $   856,652
  Medicaid............................................   2,959,625    3,225,045
  Medicare............................................   1,420,025    2,009,465
  Assisted living.....................................      45,625      259,687
  Veterans............................................      26,447       60,856
                                                       -----------  -----------
                                                         5,234,575    6,411,705
  Provision for contractual adjustments...............  (1,195,957)  (1,227,726)
                                                       -----------  -----------
                                                         4,038,618    5,183,979
Costs and expenses
Routine services
  Nursing and habilitation............................   2,145,259    2,749,406
  Dietary.............................................     441,846      483,565
  Property and bed taxes..............................      94,763      101,236
  Utilities...........................................     147,622      152,318
General and administrative............................     851,127      907,621
Depreciation and amortization (notes B5 and B6).......     166,262      183,744
Interest..............................................     247,030      220,565
                                                       -----------  -----------
                                                         4,093,909    4,798,455
                                                       -----------  -----------
    Earnings (loss) from operations...................     (55,291)     385,524
Nonoperating revenues.................................      22,439       16,250
                                                       -----------  -----------
    Net earnings (loss)...............................     (32,852)     401,774
Retained earnings
  Beginning of year...................................     238,352      205,500
                                                       -----------  -----------
  End of year......................................... $   205,500  $   607,274
                                                       ===========  ===========

            See accompanying notes and independent auditors' report.

                          CANTERBURY CARE CENTER, INC.

                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          1995        1996
                                                       ----------  ----------
Cash flows from operating activities
Cash received from:
  Residents and third-party payors.................... $3,901,210  $4,940,685
  Other...............................................     22,439      16,250
                                                       ----------  ----------
                                                        3,923,649   4,956,935
Cash paid for:
  Salaries............................................  1,808,851   2,200,613
  Payroll taxes and fringe benefits...................    380,004     440,804
  Interest expense....................................    244,680     221,665
  Operating expenses..................................  1,667,635   1,849,937
                                                       ----------  ----------
                                                        4,101,170   4,713,019
                                                       ----------  ----------
                                                         (177,521)    243,916
Cash flows from investing activities
Property and equipment additions......................   (127,493)    (64,110)
Assets whose use is limited...........................        --       (3,170)
                                                       ----------  ----------
                                                         (127,493)    (67,280)
Cash flows from financing activities
Repayment of long-term debt...........................   (241,521)   (235,019)
                                                       ----------  ----------
    Decrease in cash..................................   (546,535)    (58,383)
Cash overdraft
  Beginning of year...................................   (206,993)   (753,528)
                                                       ----------  ----------
  End of year......................................... $ (753,528) $ (811,911)
                                                       ==========  ==========
Reconciliation of net earnings (loss) to net cash
 (used) provided by operations
Net earnings (loss)................................... $  (32,852) $  401,774
Adjustments to reconcile net earnings (loss) to net
 cash (used) provided by operating activities
  Depreciation and amortization.......................    166,262     183,744
  (Increase) decrease in operating assets
    Assets whose use is limited.......................     (4,273)        644
    Accounts receivable...............................   (123,732)    (57,578)
    Cost settlements..................................    (13,676)   (185,716)
    Prepaid expenses..................................      3,007        (771)
    Other assets......................................        --      (78,661)
  Increase (decrease) in operating liabilities
    Accounts payable..................................    (11,476)     11,464
    Accrued liabilities...............................   (167,054)    (34,256)
    Resident deposits.................................      6,273       3,272
                                                       ----------  ----------
                                                       $ (177,521) $  243,916
                                                       ==========  ==========

            See accompanying notes and independent auditors' report.

                         CANTERBURY CARE CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE A--ORGANIZATION

  Canterbury Care Center, Inc. (Canterbury), was incorporated in May 1993, for the purpose of acquiring a 100-bed licensed nursing facility (NF) and the operating rights for an additional 20 licensed NF beds. On April 1, 1995, Canterbury completed construction and began operating the additional 20-bed nursing and 6-bed assisted living unit. Canterbury provides services to private, as well as Medicare and Medicaid residents under provider agreements with the Health Care Financing Administration (HCFA) and the Ohio Department of Human Services (ODHS), respectively.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in preparation of the accompanying financial statements follows:

1. CASH

  For purposes of the statements of cash flows, cash includes all of Canterbury's checking and savings accounts. Bank accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances periodically exceed the insured limit.

2. RESIDENT ACCOUNTS RECEIVABLE AND REVENUES

  Resident accounts receivable and revenues are recorded when services are provided. Canterbury provides services to certain of its residents under contractual arrangements with the Medicare and Ohio Medicaid programs. Amounts paid under these contractual arrangements are subject to review and final determination by the appropriate government authority or its agent. In the opinion of management, adequate provision has been made in the financial statements for any adjustments resulting from the respective government authority's review (see note H).

  Contractual adjustments for the Medicare and Medicaid programs are recognized when the related revenues are reported in the financial statements. These contractual adjustments represent the difference between established rates and the amounts estimated to be reimbursable by Medicare and Medicaid.

  Differences between these estimates and amounts subsequently determined are recorded as additions to or deductions from contractual adjustments in the period such determination is made.

                         CANTERBURY CARE CENTER, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

  Bad debts are provided for on the reserve method based on management's evaluation of outstanding accounts receivable at year-end. The accounts receivable are unsecured.

4. INVENTORIES

  Inventories are stated at lower of cost (determined by the first-in, first-out method) or market. Inventories consist of nonperishable food and kitchen supplies, nursing supplies, a base stock of linens, and other miscellaneous supplies.

5. PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost, based on the acquisition price of the facility. Depreciation is provided for using the straight-line and the double-declining balance methods over the estimated useful lives of the assets as follows:

        Building                   40 years
        Furniture and equipment  7-10 years

6. DEFERRED COSTS AND EXPENSES

  Costs of obtaining long-term financing are deferred and amortized over 5 years using the straight-line method.

7. INCOME TAXES

  The federal and state taxable income of Canterbury, which is an S corporation, is includable in the shareholder's income tax returns. Accordingly, no provision for income taxes has been reflected in the financial statements.

8. RECLASSIFICATION

  Certain 1995 amounts have been reclassified to conform to the 1996 presentation.

9. USE OF MANAGEMENT'S ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

NOTE C--ASSETS WHOSE USE IS LIMITED

  Assets whose use is limited consists of cash held in a debt service fund established under terms of a financing agreement (see note F). Canterbury also maintains a checking account for the purpose of holding patient fund deposits. Canterbury is restricted from using this cash for operations. A corresponding liability is recorded in current liabilities.

                         CANTERBURY CARE CENTER, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
NOTE D--PROPERTY AND EQUIPMENT

  Following is a summary of property and equipment--at cost, less accumulated depreciation at December 31,:

                                                            1995        1996
                                                         ----------  ----------
Land and improvements................................... $  158,713  $  158,713
Building and improvements...............................  3,510,121   3,510,121
Furniture and equipment.................................    675,203     739,312
                                                         ----------  ----------
                                                          4,344,037   4,408,146
Less: accumulated depreciation..........................   (332,482)   (495,427)
                                                         ----------  ----------
                                                         $4,011,555  $3,912,719
                                                         ==========  ==========

NOTE E--ACCRUED LIABILITIES

  Following is a summary of accrued liabilities at December 31,:

                                                                1995     1996
                                                              -------- --------
Salaries and wages........................................... $151,470 $156,242
Management fees (note G).....................................   57,074   11,720
Payroll taxes and fringes....................................   80,697   89,136
Property taxes...............................................   57,631   63,980
Other........................................................   33,286   24,824
                                                              -------- --------
                                                              $380,158 $345,902
                                                              ======== ========

NOTE F--LONG-TERM DEBT

  Following is a summary of long-term debt at December 31,:

                                                            1995        1996
                                                         ----------  ----------
Variable rate taxable demand notes...................... $3,030,019  $2,795,000
Less: current portion...................................   (235,000)   (235,000)
                                                         ----------  ----------
                                                         $2,795,019  $2,560,000
                                                         ==========  ==========

  Following are principal maturities of long-term debt as of December 31, 1996:

      1997........................................................... $  235,000
      1998...........................................................    235,000
      1999...........................................................    235,000
      2000...........................................................    235,000
      2001...........................................................    235,000
      Thereafter.....................................................  1,620,000
                                                                      ----------
                                                                      $2,795,000
                                                                      ==========

  The Variable Rate Taxable Demand Notes, Series 1993 (the notes) are secured by an irrevocable letter-of-credit from a bank. In order to obtain the letter-of-credit, Canterbury granted the bank an Open-End Mortgage, Assignment of Leases and Rents, and a security interest in its personal property. In addition, Centurion Management Group, Inc. pledged its accounts receivable and equipment. The shareholder of Canterbury is a personal guarantor of the letter-of-credit and has pledged his stock in Canterbury as additional collateral.

                         CANTERBURY CARE CENTER, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE F--LONG TERM DEBT--CONTINUED

  The notes are subject to annual redemption pursuant to a mandatory sinking fund provision. In addition, the notes are subject to early redemption at the option of Canterbury. Certain of the early redemption options require payment of a redemption premium over and above the face value of the notes.

  The letter-of-credit expires on September 30, 1998. The notes are subject to mandatory redemption, at face value, if an extension or alternative letter-of-credit is not in place at that time.

  The notes bear interest initially at a variable rate based on the fair market value of similar issues as determined by the remarketing agent. The notes can be converted to a fixed rate at the option of Canterbury. The interest rate on the notes were 6.10% and 6.03%, at December 31, 1995 and 1996, respectively. In addition, Canterbury pays the bank a 1.5% annual fee for providing the letter-of-credit.

  The letter-of-credit agreement relating to the variable rate taxable demand notes contains various covenants pertaining to tangible net worth, cash flow coverage, and fixed charge coverage ratio. Canterbury was in compliance with the note covenants at December 31, 1996.

NOTE G--RELATED-PARTY TRANSACTIONS

  The following summarizes related-party transactions as of December 31, 1995 and 1996:

 . Canterbury's operating cash accounts are combined with the cash of other related companies in a cash concentration account. The purpose of the concentration account is to invest the combined excess cash in overnight repurchase agreements with a bank. Following is a summary of the reconciled balances of the participating companies and in total at December 31,:

                                                          1995        1996
                                                        ---------  -----------
         GNWT, Inc. dba Wood Glen Care Center.......... $ 314,667  $(1,527,164)
         GNWT, Inc. II dba The Laurelwood..............  (299,450)     168,097
         GNWT III, Inc. dba Forest View Care Center....  (761,984)     484,625
         Centurion Management Group, Inc...............  (297,583)     269,723
         Health Care Strategies, Inc. dba The
          Riverside....................................   818,896    2,044,228
         Nursing Professionals, Inc....................   316,588      369,222
         GAN Enterprises...............................  (209,387)    (264,349)
         Centurion Medical Supplies, Inc. .............   196,762      199,655
         Canterbury Care Center, Inc. .................  (755,119)    (822,911)
         Four Winds....................................       --       140,513
         GNWT Enterprises..............................       --           (91)
         Colonnades....................................       --    (1,104,306)
                                                        ---------  -----------
                                                        $(676,610) $   (42,758)
                                                        =========  ===========

  The participating companies receive or pay interest on their share of the concentration account balance. Canterbury has other cash accounts totaling $1,591 and $11,000, at December 31, 1995 and 1996, respectively. The balance sheets reflect the combined totals of the concentration account and other cash balances.

 . Canterbury is managed by Centurion Management Group (Centurion). The shareholder of Canterbury is the principal shareholder of Centurion. Management fees were $213,436 and $273,197, for 1995 and 1996, respectively.

                         CANTERBURY CARE CENTER, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE G--RELATED PARTY TRANSACTIONS--CONTINUED

 . Canterbury leases employees from Nursing Professionals, Inc. (NPI). The shareholder of Canterbury owns NPI. There is no intercompany or related-party profit as a result of the arrangement. Total leased employee expense for 1995 and 1996, was $743,130 and $879,600, respectively.

 .  Canterbury purchases enteral and urological supplies from Centurion Medical
   Supplies, Inc. (CMS), which is wholly-owned by the Canterbury shareholder. Enteral and urological supplies purchased from CMS for 1995 and 1996, were $4,256 and $0, respectively. At December 31, 1996, Canterbury had a long-term receivable from CMS of $78,661.

NOTE H--THIRD-PARTY REIMBURSEMENT

1. MEDICARE

  Under the Medicare program, Canterbury is entitled to reimbursement which approximates the lower of cost (as defined by the program) or charges for caring for its Medicare residents. Following is a summary by year of Canterbury's Medicare reimbursement settlement status:

  a. 1993

    A 1993 Notice of Provider Reimbursement (NPR) and corresponding audit report was issued by the fiscal intermediary (FI) during 1995. The NPR reflected a final settlement amount owed the Medicare program of $7,103 which the FI recovered in 1995. Management contested the final settlement amount and reflected $7,103 as a cost settlement receivable December 31, 1995. During 1996, Management was precluded from further pursuing their issue pursuant to Medicare rules. The $7,103 of cost settlement receivable was reversed and included in the 1996 provision for contractual adjustments.

  b. 1994

    Canterbury filed a 1994 Medicare Cost Report during 1995 which reflected a balance due from the program of $38,901. A tentative settlement of $33,000 was received from the FI during 1995. Management estimated an additional $1,000 due from the program which was reflected as a cost settlement receivable at December 31, 1995. The tentative settlement plus the estimated settlement totaling $34,000 was included in the 1995 provision for contractual adjustments. During 1996, the FI issued a 1995 NPR with a final settlement amount of $2,754 owed to the Medicare program. The cost settlement receivable of $1,000 was reduced to zero, and the total settlement impact of $3,754 is reflected in the 1996 provision for contractual adjustments.

  c. 1995

    Canterbury filed a 1995 Medicare Cost Report in 1996. Management estimated that $5,900 would be due from the program which was reflected as a cost settlement receivable at December 31, 1995. During 1996, the FI issued a 1995 NPR which reflected a final settlement amount of $15,894 owed to the program. Management filed a Routine Cost Limitation (RCL) Exception Request during 1996. Management anticipates approval of the RCL Exception Request in 1997, and estimates that $76,825 is receivable. A cost settlement receivable for $60,931, the net of the $15,894 owed to the program, and the $76,825 owed from the program is recorded at December 31, 1996. This net amount is included in the 1996 provision for contractual adjustments.

  d. 1996

    Canterbury will file a 1996 Medicare Cost Report in 1997. Management anticipates filing an RCL Exception Request in 1997, and estimates that the Medicare program owes Canterbury $138,461. This amount is reflected as a cost settlement receivable at December 31, 1996, and is included in the 1996 provision for contractual adjustments.

  The FI has the opportunity to audit the 1996 cost report and propose adjustments to the amount of reimbursable cost. Management believes that there will not be a significant impact on the financial statements as a result of the intermediary's audit of the 1996 Medicare Cost Reports.

                         CANTERBURY CARE CENTER, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

2. MEDICAID

  Beginning July 1, 1993, Medicaid payments are based on a new prospective reimbursement system. Payment rates are based on actual cost limited by certain ceilings, adjusted by an acuity factor, and updated for inflation. While interim rates are subject to reconsideration and appeal, once this process is completed, they are not subject to subsequent retroactive adjustment. The direct care portion of the rate can be adjusted prospectively for changes in acuity. Accordingly, there should be no cost settlements for rate adjustments under this system.

  a. FISCAL YEAR 1994

    During 1996, The Ohio Department of Human Services (ODHS) issued a fiscal year 1994 (FY94) Rate Recalculation final settlement which reflected no amount due to or from the Medicaid program. Management executed the waiver and received an adjudication order.

  b. FISCAL YEAR 1995

    During 1996, The Ohio Department of Human Services (ODHS) issued a fiscal year 1995 (FY95) Rate Recalculation final settlement which reflected no amount due to or from the Medicaid program. Management executed the waiver and received an adjudication order.

  Following is a summary of cost settlements as of December 31,:

                                                                1995      1996
                                                               -------  --------
Medicare
  1993........................................................ $ 7,103  $    --
  1994........................................................   1,000       --
  1995........................................................   5,900    60,931
  1996........................................................     --    138,461
                                                               -------  --------
Medicaid......................................................  14,003   199,392
  Prior 1995..................................................    (327)      --
                                                               -------  --------
    Total cost settlements.................................... $13,676  $199,392
                                                               =======  ========

NOTE I--RETIREMENT PLAN

  Canterbury sponsors a defined contribution pension plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet certain eligibility requirements. Matching contributions are established each year and are allocated based on employee contributions. During 1995 and 1996, contributions of $6,000 and $11,911 respectively, were charged to operations.

                  [LETTERHEAD OF CUMMINS, KRASIK & HOHL CO.]

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
GNWT III, Inc.
dba Forest View Nursing Center

  We have audited the accompanying balance sheets of GNWT III, Inc., d.b.a. Forest View Nursing Center, (an Ohio corporation) as of December 31, 1995 and 1996, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GNWT III, Inc., d.b.a. Forest View Nursing Center, at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Cummins, Krasik & Hohl Co.

Columbus, Ohio
February 13, 1997

                                 GNWT III, INC.
                         DBA FOREST VIEW NURSING CENTER

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                            1995        1996
                                                         ----------  ----------
                        ASSETS
Current assets
  Cash (notes B1 and G)................................  $      --   $  524,903
  Assets whose use is limited (note C).................      47,326      50,949
  Accounts receivable, less allowance for doubtful ac-
   counts of $12,000 in 1995 and $30,000 in 1996 (notes
   B2, B3, and G)......................................     657,265     639,954
  Cost settlements (note H)............................       7,482       8,979
  Inventories (note B4)................................       9,103       9,103
  Prepaid expenses.....................................      34,258      29,896
                                                         ----------  ----------
    Total current assets...............................     755,434   1,263,784
Property and equipment--net of accumulated depreciation
 (notes B5, D, and F)..................................   2,772,630   2,733,589
Other assets
  Deferred expenses, less accumulated amortization of
   $48,736 in 1995 and $90,510 in 1996 (note B6).......     160,133     118,359
  Deposits.............................................       1,000       1,000
                                                         ----------  ----------
                                                            161,133     119,359
                                                         ----------  ----------
                                                         $3,689,197  $4,116,732
                                                         ==========  ==========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term debt....................  $  180,000  $  180,000
  Cash overdraft (notes B1 and G)......................     722,591         --
  Accounts payable.....................................      94,636      96,640
  Accrued liabilities (note E).........................     329,933     296,277
  Resident deposits (note C)...........................      14,748      16,036
  Notes payable shareholder (note G)...................      42,923         --
                                                         ----------  ----------
    Total current liabilities..........................   1,384,831     588,953
Long-term liabilities--net of current portion
  Related-party advance (note G).......................     179,438     179,438
  Related-party loan (note G)..........................         --    1,200,000
  Long-term debt (note F)..............................   2,339,800   2,159,800
                                                         ----------  ----------
                                                          2,519,238   3,539,238
Contingencies (note H).................................         --          --
Stockholders' Deficit
Common stock, authorized 750 shares without par value;
 issued and outstanding 100 shares.....................         500         500
Additional paid-in capital.............................      63,315      63,315
Accumulated deficit....................................    (278,687)    (75,274)
                                                         ----------  ----------
                                                           (214,872)    (11,459)
                                                         ----------  ----------
                                                         $3,689,197  $4,116,732
                                                         ==========  ==========

            See accompanying notes and independent auditors' report.

                                 GNWT III, INC.
                         DBA FOREST VIEW NURSING CENTER

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          1995        1996
                                                       ----------  -----------
Revenues (notes B2 and H)
Resident services (including ancillaries)
  Private............................................. $  300,161  $   513,823
  Medicaid............................................  1,439,060    3,121,159
  Medicare............................................  2,114,926    2,137,802
  Hospice.............................................      2,190       99,864
                                                       ----------  -----------
                                                        3,856,337    5,872,648
Provision for contractual adjustments.................   (767,097)  (1,092,262)
                                                       ----------  -----------
                                                        3,089,240    4,780,386
Costs and expenses
  Nursing and habilitation............................  1,865,917    2,855,647
  Dietary.............................................    258,053      382,028
  General and administrative..........................    584,288      843,975
  Property and bed taxes..............................     63,819       71,267
  Utilities...........................................     74,337       97,036
  Depreciation and amortization (note B5).............    131,881      136,111
  Interest............................................    207,275      217,034
                                                       ----------  -----------
                                                        3,185,570    4,603,098
                                                       ----------  -----------
    Earnings/(loss) from operations...................    (96,330)     177,288
Nonoperating revenues.................................      9,693       26,125
                                                       ----------  -----------
    Net earnings/(loss)...............................    (86,637)     203,413
Accumulated deficit
  Beginning of period.................................   (192,050)    (278,687)
                                                       ----------  -----------
  End of period....................................... $ (278,687) $   (75,274)
                                                       ==========  ===========


            See accompanying notes and independent auditors' report.

                                 GNWT III, INC.
                         DBA FOREST VIEW NURSING CENTER

                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                           1995        1996
                                                        ----------  ----------
Cash flows from operating activities
  Cash received from:
    Residents and third-party payors................... $2,472,599  $4,796,200
    Other..............................................      9,693      26,125
                                                        ----------  ----------
                                                         2,482,292   4,822,325
  Cash paid for:
    Salaries...........................................    626,283   2,096,742
    Payroll taxes and fringe benefits..................    189,390     361,305
    Property taxes.....................................     35,700      79,859
    Interest expense...................................    201,056     208,739
    Operating expenses.................................  1,792,683   1,749,969
                                                        ----------  ----------
                                                         2,845,112   4,496,614
                                                        ----------  ----------
                                                          (362,820)    325,711
Cash flows from investing activities
  Property and equipment additions.....................    (87,098)    (55,294)
Cash flows from financing activities
  Repayment of long-term debt..........................   (150,000)   (180,000)
  Repayment of related-party loan......................        --      (42,923)
  Proceeds from related-party loan.....................        --    1,200,000
                                                        ----------  ----------
                                                          (150,000)    977,077
                                                        ----------  ----------
Increase/(decrease) in cash............................   (599,918)  1,247,494
Cash (overdraft)
  Beginning of period..................................   (122,673)   (722,591)
                                                        ----------  ----------
  End of period........................................ $ (722,591) $  524,903
                                                        ==========  ==========
Reconciliation of net loss to net cash provided by op-
 erations
  Net earnings/(loss).................................. $  (86,637) $  203,413
  Adjustments to reconcile net earnings (loss) to net
   cash provided (used) by operating activities
    Depreciation and amortization......................    131,881     136,111
    (Increase) decrease in operating assets
      Assets whose use is limited......................    (47,299)     (3,623)
      Accounts receivable..............................   (645,384)     17,311
      Cost settlements.................................     28,743      (1,497)
      Prepaid expenses.................................    (24,892)      4,362
      Other assets.....................................    (10,146)        --
    Increase (decrease) in operating liabilities
      Accounts payable.................................     42,502       2,002
      Accrued liabilities..............................    233,664     (33,656)
      Resident deposits................................     14,748       1,288
                                                        ----------  ----------
                                                        $ (362,820) $  325,711
                                                        ==========  ==========

            See accompanying notes and independent auditors' report.

                                GNWT III, INC.
                        DBA FOREST VIEW NURSING CENTER

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE A--ORGANIZATION

  GNWT III, Inc., d.b.a. Forest View Nursing Center (Forest View), was incorporated in May 1993 for the purpose of acquiring and renovating an existing building to be a 100-bed nursing facility (NF). Forest View completed the renovations and began operating the nursing facility on December 1, 1994. Forest View provides services to private, as well as Medicare and Medicaid residents under provider agreements with the Health Care Financing Administration (HCFA) and the Ohio Department of Human Services (ODHS), respectively.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in preparation of the accompanying financial statements follows:

1. CASH

  For purposes of the statements of cash flows, cash includes all of Forest View's checking and savings accounts. Forest View maintains cash balances in several accounts. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances sometimes exceed the insured limits.

2. RESIDENT ACCOUNTS RECEIVABLE AND REVENUES

  Resident accounts receivable and revenues are recorded when services are provided. Forest View provides services to certain of its residents under contractual arrangements with the Medicare and Ohio Medicaid programs. Amounts paid under these contractual arrangements are subject to review and final determination by the appropriate government authority or its agent. In the opinion of management, adequate provision has been made in the financial statements for any adjustments resulting from the respective government authority's review (see note H).

  Contractual adjustments for the Medicare and Medicaid programs are recognized when the related revenues are reported in the financial statements. These contractual adjustments represent the difference between established rates and the amounts estimated to be reimbursable by Medicare and Medicaid.

  Differences between these estimates and amounts subsequently determined are recorded as additions to or deductions from contractual adjustments in the period such determination is made.

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

  Bad debts are provided for on the reserve method based on management's evaluation of outstanding accounts receivable at year-end. The accounts receivable are unsecured.

4. INVENTORIES

  Inventories are stated at lower of cost (determined by the first-in, first-out method) or market. Inventories consist of nonperishable food and kitchen supplies, nursing supplies, a base stock of linens, and other miscellaneous supplies.

                                GNWT III, INC.
                        DBA FOREST VIEW NURSING CENTER

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

5. PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost, based on the acquisition price of the facility. Depreciation is provided for using the straight-line and the double-declining balance methods over the estimated useful lives of the assets as follows:

   Building..........................................................   40 years
   Furniture and equipment........................................... 7-10 years

6. DEFERRED COSTS AND EXPENSES

  Organization expenses and the costs of obtaining long-term financing are deferred and amortized over 5 years using the straight-line method.

7. INCOME TAXES

  The federal and state taxable income of Forest View, which is an S corporation, is includable in the shareholders' income tax returns. Accordingly, no provision for income taxes has been reflected in the financial statements.

8. USE OF MANAGEMENT'S ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

NOTE C--ASSETS WHOSE USE IS LIMITED

  Assets whose use is limited consist of cash held in the debt service fund established under the terms of the financing arrangement (see note F). Additionally, Forest View maintains a checking account for the purpose of holding patient fund deposits. Forest View is restricted from using this cash for operations. A corresponding liability is recorded in current liabilities.

NOTE D--PROPERTY AND EQUIPMENT

  Following is a summary of property and equipment--at cost, less accumulated depreciation at December 31,:

                                                            1995        1996
                                                         ----------  ----------
   Land................................................. $   80,000  $   80,000
   Building.............................................  2,409,814   2,421,338
   Furniture and equipment..............................    349,652     393,423
   Capitalized interest.................................     36,831      36,831
                                                         ----------  ----------
                                                          2,876,297   2,931,592
   Less: accumulated depreciation.......................   (103,667)   (198,003)
                                                         ----------  ----------
                                                         $2,772,630  $2,733,589
                                                         ==========  ==========

                                GNWT III, INC.
                        DBA FOREST VIEW NURSING CENTER

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE E--ACCRUED LIABILITIES

  Following is a summary of accrued liabilities at December 31,:

                                                                1995     1996
                                                              -------- --------
   Salaries and wages........................................ $ 91,295 $128,173
   Management fees (note G)..................................  130,497   22,930
   Payroll taxes and fringes.................................   41,411   63,632
   Property taxes............................................   45,206   36,614
   Other.....................................................   21,524   44,928
                                                              -------- --------
                                                              $329,933 $296,277
                                                              ======== ========

NOTE F--LONG-TERM DEBT

  Following is a summary of long-term debt at December 31,:

                                                            1995        1996
                                                         ----------  ----------
   Variable rate taxable demand notes................... $2,519,800  $2,339,800
   Less: current portion................................   (180,000)   (180,000)
                                                         ----------  ----------
                                                         $2,339.800  $2,159,800
                                                         ==========  ==========

  Following are principal maturities of long-term debt as of December 31, 1996:

   1997.............................................................. $  180,000
   1998..............................................................    180,000
   1999..............................................................    180,000
   2000..............................................................    180,000
   2001..............................................................    180,000
   Thereafter........................................................  1,439,800
                                                                      ----------
                                                                      $2,339,800
                                                                      ==========

  The Variable Rate Taxable Demand Notes, Series 1994 (the notes) in the original principal aggregate amount of $2,700,000 are secured by an irrevocable letter-of-credit from a bank. The notes are due to mature on November 1, 2009. In order to obtain the letter-of-credit, Forest View granted the bank an Open-End Mortgage, Assignment of Leases and Rents, and a security interest in its personal property. The shareholders of Forest View are personal guarantors of the letter-of-credit and have pledged their stock in Forest View as additional collateral.

  The notes are subject to annual redemption pursuant to a mandatory sinking fund provision. In addition, the notes are subject to early redemption at the option of Forest View. Certain of the early redemption options require payment of a redemption premium over and above the face value of the notes.

  The letter-of-credit expires on November 30, 1999. The notes are subject to mandatory redemption, at face value, if an extension or alternative letter-of-credit is not in place at that time.

  The notes bear interest initially at a variable rate based on the fair market value of similar issues as determined by the remarketing agent. The notes can be converted to a fixed rate at the option of Forest View. The interest rate on the notes was 6.10% and 6.00%, at December 31, 1995 and 1996, respectively. In addition, Forest View pays a bank a 1.25% annual fee for providing the letter-of-credit.

                                GNWT III, INC.
                        DBA FOREST VIEW NURSING CENTER

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996


NOTE F--LONG TERM DEBT--CONTINUED

  The letter-of-credit agreement relating to the variable rate taxable demand notes contains various covenants pertaining to maintaining certain levels of tangible net worth, a cash flow coverage ratio, and a fixed charge coverage ratio. Forest View was in compliance with these covenants at December 31, 1996.

NOTE G--RELATED-PARTY TRANSACTIONS

  The following summarizes related-party transactions as of December 31, 1996:

  . Forest View's operating cash accounts are combined with the cash of other related companies in a cash concentration account. The purpose of the concentration account is to invest the combined excess cash in overnight repurchase agreements with a bank. Following is a summary of the reconciled balances of the participating companies and in total at December 31,:

                                                           1995        1996
                                                         ---------  -----------
   GNWT, Inc. d.b.a. Wood Glen Nursing Center........... $ 314,667  $(1,527,164)
   GNWT, Inc. II d.b.a. The Laurelwood..................  (299,450)     168,097
   GNWT III, Inc. d.b.a. Forest View Nursing Center.....  (761,984)     484,625
   Centurion Management Group, Inc......................  (297,583)     269,723
   Health Care Strategies, Inc. d.b.a. The Riverside....   818,896    2,044,228
   Nursing Professionals, Inc...........................   316,588      369,222
   GAN Enterprises......................................  (209,387)    (264,349)
   Centurion Medical Supplies, Inc......................   196,762      199,655
   Canterbury Care Center, Inc..........................  (755,119)    (822,911)
   Four Winds, Ltd......................................       --       140,513
   GNWT Enterprises.....................................       --           (91)
   The Colonnades.......................................       --    (1,104,306)
                                                         ---------  -----------
                                                         $(676,610) $   (42,758)
                                                         =========  ===========

    The participating companies receive or pay interest on their share of the concentration account balance. Forest View has other cash accounts totaling $39,393 and $40,278, at December 31, 1995 and 1996, respectively. The balance sheet reflects the combined totals of the concentration account and other cash balances.

  . Forest View is managed by Centurion Management Group (Centurion). A shareholder of Forest View is the principal shareholder of Centurion. Management fees were $240,015 and $153,656, for 1996 and 1995, respectively.

  . Forest View leases employees from Nursing Professionals, Inc. (NPI). A shareholder of Forest View owns NPI. There is no intercompany or related-party profit as a result of the arrangement. Total leased-employee expense for 1995 and 1996, was $605,020 and $895,887, respectively.

  . Related-party advances represent $179,438 advanced by GNWT, Inc. The advances relate to costs associated with the financing and constructing of the facility. Management does not anticipate repayment to GNWT, Inc. within the next year.

  . Notes payable shareholder represents the cost incurred personally by one of the shareholders to obtain the operating rights to the 100 nursing home beds. Forest View repaid the note in its entirety during 1996. There was no stated interest rate on the note and no interest was charged to operations during 1996 or 1995.

  . GNWT, Inc., loaned Forest View $1,200,000 during 1996 to be used for operating activities. This is an interest-only loan at a fixed interest rate of 8.70%. Management made no principal payments during 1996, and anticipates that none will be made within the next year.

                                GNWT III, INC.
                        DBA FOREST VIEW NURSING CENTER

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE H--THIRD-PARTY REIMBURSEMENT

1. MEDICARE

  Forest View became Medicare certified in December 1994. Under the Medicare program, Forest View is entitled to reimbursement which approximates the lower of cost (as defined by the program) or charges for caring for its Medicare residents. Following is a summary by year of Forest View's Medicare reimbursement settlement status:

  a. 1994

    Forest View filed a 1994 Medicare Cost Report during 1995. Management estimates no material amount due to or from the program.

  b. 1995

    Management estimated that $7,482 was due from the program at December 31, 1995. This amount was reflected as a cost settlement receivable on the December 31, 1995 financial statements and included in the 1995 provision for contractual adjustments. Before cost report filing, Forest View received cash receipts for 1995 Medicare days that required a retroactive rate increase, thus reducing cost settlement to zero. Forest View filed a 1995 Medicare Cost Report which reflected an amount owed to the Medicare program of $39,426. This amount was repaid during 1996 and is included in the 1996 provision for contractual adjustments. Management estimates no material amount due to or from the Medicare program upon final settlement.

  c. 1996

    Forest View will file a 1996 Medicare Cost Report during 1997. Management estimates that $34,049 is due from the Medicare program. This amount is recorded as a cost settlement receivable at December 31, 1996, and is included in the 1996 provision for contractual adjustments.

2. MEDICAID

  Beginning July 1, 1993, Medicaid payments are based on a prospective reimbursement system. Payment rates are based on actual cost limited by certain ceilings, adjusted by an acuity factor and updated for inflation. While interim rates are subject to reconsideration and appeal, once this process is completed, they are not subject to subsequent retroactive adjustment. The direct care portion of the rate can be adjusted prospectively for changes in acuity. Accordingly, there should be no cost settlements for rate adjustments under this system.

  a. FISCAL YEAR 1995

    Forest View began participating in the Ohio Medicaid program on December 9, 1994. Accordingly, payments covering December 9, 1994, to June 30, 1995, were used in the final settlement rate calculation issued in December 1996. The final settlement reflected no amount due to or from the Medicaid program. Management executed the rate recalculation waiver.

  b. FISCAL YEAR 1996

    During 1996, the ODHS paid Forest View for an individual who was not a resident at the facility. At December 31, 1996, Forest View had recorded a cost settlement payable to the ODHS for $25,070.

NOTE I--RETIREMENT PLAN

  Forest View sponsors a defined contribution pension plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet certain eligibility requirements. Matching contributions are established each year and are allocated based on employee contributions. During 1995, no contributions were charged to operations. During 1996, contributions of $8,925 were charges to operations.

                  [LETTERHEAD OF CUMMINS, KRASIK & HOHL CO.]


                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
GNWT, Inc. II, d.b.a. The Laurelwood

  We have audited the accompanying balance sheets of GNWT, Inc. II, d.b.a. The Laurelwood, as of December 31, 1995 and 1996, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GNWT, Inc. II, d.b.a. The Laurelwood, at December 31, 1995 and 1996, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Cummins, Krasik & Hohl Co.

Columbus, Ohio
February 13, 1997

                                 GNWT, INC. II
                               DBA THE LAURELWOOD

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                          1995        1996
                                                       ----------  -----------
                        ASSETS
Current assets
  Cash (notes B1 and E)............................... $      --   $   168,597
  Assets whose use is limited (note B2)...............      1,718        2,059
  Accounts receivable (note B3).......................     12,081       15,044
  Prepaid expenses....................................      4,891        3,991
                                                       ----------  -----------
      Total current assets............................     18,690      189,691
Property and equipment (notes B5 and C)
  Land and improvements...............................    708,100      708,100
  Building............................................  5,029,597    5,029,597
  Furniture and equipment.............................    322,410      346,503
  Capitalized interest................................    217,550      217,550
  Motor vehicle.......................................     15,750       15,750
                                                       ----------  -----------
                                                        6,293,407    6,317,500
  Less: accumulated depreciation......................   (381,505)    (684,504)
                                                       ----------  -----------
                                                        5,911,902    5,632,996
Other assets
  Deferred costs, less accumulated amortization of
   $68,400 in 1995 and $123,119 in 1996 (note B4).....    205,198      150,479
  Workers' compensation deposit.......................      1,000        1,000
                                                       ----------  -----------
                                                          206,198      151,479
                                                       ----------  -----------
                                                       $6,136,790  $ 5,974,166
                                                       ==========  ===========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Note payable-bank (note C).......................... $4,678,426  $ 2,145,466
  Cash overdraft (notes B1 and E).....................    298,550          --
  Accounts payable
    Trade.............................................     45,032       38,570
    Other (note G)....................................    531,853      531,853
  Accrued liabilities (note D)........................    280,767      306,324
  Unearned rentals....................................      8,564       83,733
                                                       ----------  -----------
      Total current liabilities.......................  5,843,192    3,105,946
Long-term liabilities-net of current portion
  Related-party advances (note E).....................    784,143    3,584,143
  Resident security deposits..........................     92,868       97,891
                                                       ----------  -----------
                                                          877,011    3,682,034
Contingency (note G)..................................        --           --
Stockholders' deficit
  Common stock, authorized 750 shares without par val-
   ue; issued and outstanding 100 shares..............        500          500
  Additional contributed capital......................    257,800      257,800
  Accumulated deficit.................................   (841,713)  (1,072,114)
                                                       ----------  -----------
                                                         (583,413)    (813,814)
                                                       ----------  -----------
                                                       $6,136,790  $ 5,974,166
                                                       ==========  ===========

            See accompanying notes and independent auditors' report.

                                 GNWT, INC. II
                               DBA THE LAURELWOOD

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                        FOR THE YEARS ENDED DECEMBER 31,

                                                           1995        1996
                                                        ----------  -----------
Revenues
  Rentals
   Assisted living..................................... $1,618,419  $ 2,600,262
   Commercial..........................................    101,565       90,392
   Other services......................................     70,112       85,795
                                                        ----------  -----------
                                                         1,790,096    2,776,449
Expenses
   Resident services...................................    581,052      877,698
   Dietary and maintenance.............................    335,912      548,680
   General and administrative..........................    446,399      666,490
   Utilities...........................................    121,504      131,123
   Depreciation and amortization (notes B4 and B5).....    380,047      357,719
   Interest............................................    503,596      425,140
                                                        ----------  -----------
                                                         2,368,510    3,006,850
                                                        ----------  -----------
    Net loss...........................................   (578,414)    (230,401)
Accumulated deficit
  Beginning of year....................................   (263,299)    (841,713)
                                                        ----------  -----------
  End of year.......................................... $ (841,713) $(1,072,114)
                                                        ==========  ===========


            See accompanying notes and independent auditors' report.

                                 GNWT, INC. II
                               DBA THE LAURELWOOD

                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                           1995        1996
                                                        ----------  ----------
Cash flows from operating activities
Cash received from:
  Rentals.............................................. $1,702,540  $2,762,860
  Other resident services..............................     70,112      83,528
                                                        ----------  ----------
                                                         1,772,652   2,846,388
Cash paid for:
  Salaries.............................................    480,974   1,027,229
  Payroll taxes and fringe benefits....................     95,624     182,235
  Property and income taxes............................      8,373     117,371
  Interest expense.....................................    543,765     393,874
  Operating expenses...................................    615,680     901,478
                                                        ----------  ----------
                                                         1,744,416   2,622,187
                                                        ----------  ----------
                                                            28,236     224,201
Cash flows from investing activities
  Property and equipment additions.....................    (38,894)    (24,094)
Cash flows from financing activities
  Repayment of note payable--bank......................   (231,111) (2,532,960)
  Proceeds from related party..........................      8,093   2,800,000
                                                        ----------  ----------
                                                          (223,018)    267,040
                                                        ----------  ----------
Increase (decrease) in cash............................   (233,676)    467,147
Cash (overdraft)
  Beginning of year....................................    (64,874)   (298,550)
                                                        ----------  ----------
  End of year.......................................... $ (298,550) $  168,597
                                                        ==========  ==========
Reconciliation of net loss to net cash provided by op-
 erations:
  Net loss............................................. $ (578,414) $ (230,401)
  Adjustments to reconcile net loss to net cash pro-
   vided by operating activities
    Depreciation and amortization......................    380,047     357,719
  (Increase) decrease in operating assets
    Accounts receivable................................      3,543      (2,963)
    Prepaid and other assets...........................     (6,777)        559
  Increase (decrease) in operating liabilities
    Accounts payable--trade............................      8,474      (6,462)
    Accrued liabilities................................    172,234      25,557
    Unearned rentals...................................    (20,987)     75,169
    Resident security deposits.........................     70,116       5,023
                                                        ----------  ----------
                                                        $   28,236  $  224,201
                                                        ==========  ==========

            See accompanying notes and independent auditors' report.

                                 GNWT, INC. II
                              DBA THE LAURELWOOD

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE A--ORGANIZATION

  GNWT, Inc. II d.b.a. The Laurelwood (The Laurelwood) was organized in October 1992 to acquire an interest in real property located in Miamisburg, Ohio, and to construct and operate a 115-unit assisted-living facility. The building also contains 5,016 square feet of commercial rental space.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in preparation of the accompanying financial statements follows:

1. CASH

  For purposes of the statement of cash flows, cash includes all of The Laurelwood's checking and savings accounts. The Laurelwood maintains cash accounts at a bank. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances periodically exceed the insured limits.

2. ASSETS WHOSE USE IS LIMITED

  The Laurelwood maintains a checking account for the purpose of holding residents' personal funds. The Laurelwood is restricted from using this cash for operations. A corresponding liability is recorded in current liabilities.

3. ACCOUNTS RECEIVABLE

  The Laurelwood considers accounts receivable from residents to be fully collectible. Accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made. The accounts receivable are unsecured.

4. DEFERRED COSTS

  Expenses incurred during the pre-opening phase of The Laurelwood and costs of obtaining construction financing are deferred and amortized over five years using the straight-line method.

5. PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost, including interest capitalized during construction. Depreciation is provided for using an accelerated method over the estimated useful lives of the assets as follows:

   Building............................................................ 28 years
   Furniture and equipment.............................................  7 years
   Land improvements................................................... 15 years
   Capitalized interest................................................ 28 years
   Motor vehicle.......................................................  3 years

                                 GNWT, INC. II
                              DBA THE LAURELWOOD

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

6. INCOME TAXES

  The federal and state taxable income of The Laurelwood, which is an S corporation, is includable in the stockholders' income tax returns. Accordingly, no provision for income taxes has been reflected in the financial statements.

7. USE OF MANAGEMENT'S ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

8. RECLASSIFICATION

  Certain 1995 amounts have been reclassified to conform with the 1996 presentation.

NOTE C--NOTE PAYABLE--BANK

  Note payable--bank consists of a construction note payable in monthly installments of $15,000, plus interest at 8.70% through December 1997. The note is secured by an open-end mortgage, assignments of leases and rents, and a security interest in all assets of The Laurelwood and Forest View (see note
G).

NOTE D--ACCRUED LIABILITIES

  Following is a summary of accrued liabilities at December 31,:

                                                                1995     1996
                                                              -------- --------
   Salaries and wages........................................ $ 51,667 $ 71,299
   Payroll taxes and fringes.................................   27,416   36,269
   Property taxes............................................  117,430   98,529
   Management fees...........................................   63,049   11,700
   Other.....................................................   21,205   88,527
                                                              -------- --------
                                                              $280,767 $306,324
                                                              ======== ========

                                 GNWT, INC. II
                              DBA THE LAURELWOOD

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE E--RELATED-PARTY TRANSACTIONS

  The following summarizes related-party transactions as of December 31, 1995 and 1996:

  . The Laurelwood's operating cash account is combined with the cash of other related companies in a cash concentration account. The purpose of the concentration account is to invest the combined excess cash in overnight repurchase agreements with a bank. Following is a summary of the reconciled balances of the participating companies and in total at December 31,:

                                                          1995        1996
                                                        ---------  -----------
    GNWT, Inc., d.b.a. Wood Glen Care Center........... $ 314,667  $(1,527,164)
    GNWT, Inc. II d.b.a. The Laurelwood................  (299,450)     168,097
    GNWT III, Inc., d.b.a. Forest View Care Center.....  (761,984)     484,625
    Centurion Management Group, Inc.,..................  (297,583)     269,723
    Health Care Strategies, Inc., d.b.a. The Riverside.   818,896    2,044,228
    Nursing Professionals, Inc.........................   316,588      369,222
    GAN Enterprises....................................  (209,387)    (264,349)
    Centurion Medical Supplies, Inc....................   196,762      199,655
    Canterbury Care Center, Inc........................  (755,119)    (822,911)
    Four Winds.........................................       --       140,513
    GNWT Enterprises...................................       --           (91)
    The Colonnades.....................................       --    (1,104,306)
                                                        ---------  -----------
                                                        $(676,610) $   (42,758)
                                                        =========  ===========

  The participating companies receive or pay interest on their share of the concentration account balance. The Laurelwood has other cash totaling $900 and $500, at December 31, 1995 and 1996, respectively.

  . The Laurelwood is managed by Centurion Management Group (Centurion). A shareholder of The Laurelwood is the principal shareholder of Centurion. Management fees were $80,917 and $129,812, in 1995 and 1996, respectively.

  . Related-party advances represent amounts advanced by GNWT, Inc., d.b.a. Wood Glen Nursing Center (Wood Glen), relating to costs associated with the purchase and construction of the assisted-living retirement facility and ongoing working capital needs. During 1996, Wood Glen advanced $2,800,000 to The Laurelwood. The advance has no repayment terms but The Laurelwood is paying interest at 8.7%.

  . The Laurelwood leases employees from Nursing Professionals, Inc. (NPI). A shareholder of The Laurelwood owns NPI. There is no intercompany or related-party profit as a result of the arrangement. Total leased-employee expense incurred for 1995 and 1996, was $123,539 and $257,640, respectively.

NOTE F--RETIREMENT PLAN

  The Laurelwood sponsors a defined contribution pension plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet certain eligibility requirements. Matching contributions are established each year and are allocated based on employee contributions. During 1995, no contributions were charged to operations. During 1996, contributions of $3,005 were charged to operations.

NOTE G--CONTINGENCY

  The Laurelwood has filed a lawsuit against Wilcon Corporation and certain of its principals in connection with construction of the facility. The suit alleges breach of contract and various other torts and seeks damages in excess of $1,000,000.

                                 GNWT, INC. II
                              DBA THE LAURELWOOD

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

NOTE G--CONTINGENCY--CONTINUED

  Wilcon Corporation has countersued and is seeking $1,000,000 in compensatory damages and a claim for punitive damages. The Laurelwood has withheld payment of certain construction draws pending outcome of the litigation. In addition, the bank has postponed conversion of the construction financing to a permanent note until the litigation is resolved.

          [LETTERHEAD OF KIMBALL, KREINIK, PICKETT & GUGLIOTTI P.C.]


                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Arden House, Inc.
DBA: Arden House
Hamden, Connecticut

  We have audited the accompanying balance sheets of Arden House, Inc. (an S Corporation), DBA: Arden House as of September 30, 1997 and 1996, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arden House, Inc., DBA:
Arden House as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Kimball, Kreinik, Pickett & Gugliotti P.C.

November 25, 1997

                               ARDEN HOUSE, INC.
                                DBA: ARDEN HOUSE

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                           1997        1996
                                                        ----------  ----------
                        ASSETS
Current assets
  Cash................................................. $   24,065  $   60,579
  Accounts receivable, net.............................  1,848,587   1,700,414
  Prepaid expenses and other current assets............     12,972     414,710
  Inventories..........................................     25,131      12,707
  Due from affiliates..................................  3,081,665   2,824,115
                                                        ----------  ----------
    Total current assets...............................  4,992,420   5,012,525
                                                        ----------  ----------
Property and equipment
  Land.................................................    167,177      49,407
  Land improvements....................................     31,627         --
  Building.............................................        --       98,813
  Equipment............................................    483,056     468,643
  Furniture and fixtures...............................    742,224     742,224
  Automotive...........................................     32,425      20,959
  Leasehold improvements...............................    112,793     112,793
                                                        ----------  ----------
                                                         1,569,302   1,492,839
Less: accumulated depreciation.........................   (506,224)   (332,016)
                                                        ----------  ----------
    Net property and equipment.........................  1,063,078   1,160,823
                                                        ----------  ----------
Other assets
  Investment--carried at equity........................      4,147       3,756
  S Corporation tax deposit............................     14,216      22,167
  Security deposits....................................     21,818         --
  Due from related party...............................     18,561      17,522
                                                        ----------  ----------
    Total other assets.................................     58,742      43,445
                                                        ----------  ----------
    Total assets....................................... $6,114,240  $6,216,793
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities
  Accounts payable..................................... $  841,290  $1,113,691
  Accrued expenses and other current liabilities.......    970,769   1,002,684
  Current portion of long-term debt....................     30,666      28,250
  Current portion of capital lease obligations.........    218,874     276,082
  Due to affiliates....................................  3,391,464   2,859,089
                                                        ----------  ----------
    Total current liabilities..........................  5,453,063   5,279,796
                                                        ----------  ----------
Contingent liabilities
Long-term liabilities
  Long-term debt.......................................    583,747     453,788
  Capital lease obligations............................    322,877     552,614
                                                        ----------  ----------
    Total long-term liabilities........................    906,624   1,006,402
                                                        ----------  ----------
    Total liabilities..................................  6,359,687   6,286,198
                                                        ----------  ----------
Stockholder's deficit
  Common stock--$10 stated value, 20,000 shares autho-
   rized, 100 shares issued and outstanding............      1,000       1,000
  Accumulated deficit..................................   (246,447)    (70,405)
                                                        ----------  ----------
    Total stockholder's deficit........................   (245,447)    (69,405)
                                                        ----------  ----------
    Total liabilities and stockholder's deficit........ $6,114,240  $6,216,793
                                                        ==========  ==========

                       See notes to financial statements

                               ARDEN HOUSE, INC.
                                DBA: ARDEN HOUSE

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
Revenue
  Patient service revenue............................ $18,719,190  $17,779,984
  Retroactive settlements............................     (29,289)      59,354
  Other revenue......................................     206,293      430,279
  Recovery of bad debts..............................       7,178          --
  Room differential..................................         980       10,449
                                                      -----------  -----------
    Total revenue....................................  18,904,352   18,280,066
                                                      -----------  -----------
Operating expenses
  Administrative and general.........................   6,369,584    6,547,385
  Recreation and social service......................     405,689      393,349
  Maintenance and housekeeping.......................   1,505,430    1,482,473
  Laundry and linen..................................     426,712      409,377
  Nursing and medical service........................   8,198,487    7,523,601
  Dietary............................................   1,861,961    1,832,250
  Depreciation and amortization......................     182,833      181,299
                                                      -----------  -----------
    Total operating expenses.........................  18,950,696   18,369,734
                                                      -----------  -----------
    Loss from operations.............................     (46,344)     (89,668)
Other expenses
  830 Mix Avenue.....................................         --           835
  Interest-notes.....................................     129,698      177,441
                                                      -----------  -----------
    Total other expenses.............................     129,698      178,276
                                                      -----------  -----------
    Loss before income taxes.........................    (176,042)    (267,944)
Income taxes
  State corporation..................................         --           --
                                                      -----------  -----------
    Total income taxes...............................         --           --
                                                      -----------  -----------
    Net loss.........................................    (176,042)    (267,944)
Retained earnings (accumulated deficit) beginning of
 year................................................     (70,405)     197,539
                                                      -----------  -----------
Accumulated deficit end of year...................... $  (246,447) $   (70,405)
                                                      ===========  ===========

                       See notes to financial statements

                               ARDEN HOUSE, INC.
                                DBA: ARDEN HOUSE

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                          1997        1996
                                                        ---------  -----------
Cash flows from operating activities:
 Net loss.............................................. $(176,042) $  (267,944)
 Adjustments to reconcile net loss to net cash provided
  (used) by operating activities:
  Depreciation and amortization........................   182,833      181,299
  Changes in assets and liabilities:
   Accounts receivable.................................  (148,173)    (148,570)
   Prepaid expenses....................................   401,738      286,742
   Accounts payable....................................  (272,401)     322,212
   Accrued expenses....................................   (31,915)     276,863
   Inventories.........................................   (12,424)       9,662
   S Corporation tax deposit...........................     7,951      (22,167)
   Security deposits...................................   (21,818)         --
                                                        ---------  -----------
    Net cash provided (used) by operating activities...   (70,251)     638,097
                                                        ---------  -----------
Cash flows from investing activities:
 Additions to leasehold improvements...................       --        (2,400)
 Additions to land.....................................  (117,770)         --
 Additions to land improvements........................   (31,627)         --
 Building demolition-net...............................    90,785          --
 Equipment acquisitions................................   (15,010)     (17,580)
 Furniture and fixtures acquisitions...................       --        (2,613)
 Automotive acquisitions...............................   (11,466)         --
 Advance to related party..............................    (1,039)        (956)
 Advances to affiliates................................  (257,550)  (2,824,115)
 Investment in affiliate...............................      (391)        (892)
                                                        ---------  -----------
    Net cash used in investing activities..............  (344,068)  (2,848,556)
                                                        ---------  -----------
Cash flows from financing activities:
 Payments on notes payable.............................  (154,570)    (329,404)
 Advances from affiliates..............................   532,375    2,594,533
                                                        ---------  -----------
    Net cash provided by financing activities..........   377,805    2,265,129
                                                        ---------  -----------
Net increase (decrease) in cash........................   (36,514)      54,670
Cash balance, beginning of year........................    60,579        5,909
                                                        ---------  -----------
Cash balance, end of year.............................. $  24,065  $    60,579
                                                        =========  ===========
Cash paid during the year for:
 Interest.............................................. $ 129,698  $   177,441
                                                        =========  ===========
 Income taxes.......................................... $     --   $       --
                                                        =========  ===========

                       See notes to financial statements

                               ARDEN HOUSE, INC.
                               DBA: ARDEN HOUSE

                         NOTES TO FINANCIAL STATEMENTS

ORGANIZATION

  Arden House, Inc., a Connecticut S corporation, operates Arden House, a 360-bed nursing facility located in Hamden, CT. Arden House is subject to regulation by Medicare (Title XVIII) and Medicaid (Title XIX). The nursing facility's revenues are generated primarily by providing skilled nursing care reimbursable by these federal programs. For the years ended September 30, 1997 and 1996, Arden House experienced 129,536 and 130,418 patient days, representing occupancy factors of 98.58% and 98.98%. Substantially all of the facility's patients are elderly residents of the state of Connecticut.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

  Inventories consist primarily of nursing and dietary supplies, and are stated at the lower of cost (average cost method) or market.

PROPERTY AND EQUIPMENT

  Property and equipment, consisting of land, land improvements, building, leasehold improvements, operations equipment and computer equipment, are stated at cost. Depreciation is computed under the straight-line method for financial and income tax reporting purposes over the estimated useful lives of the individual assets. The estimated useful life of the building is 39 years. In general, the useful lives for operations equipment and computer equipment have been estimated at 7 and 5 years, respectively. Leasehold and land improvements are depreciated under the straight-line method for financial and income tax reporting purposes over 15, 31.5 and 39 years. Replacements and betterments are capitalized. Maintenance and repairs are expensed as incurred.

S CORPORATION TAX DEPOSIT

  The S Corporation tax deposit is the required payment under Section 7519 of the Internal Revenue Code when an S Corporation elects a fiscal year under IRC
Section 444. The payment is applicable only to years in which the Corporation realizes net income.

PATIENT SERVICE REVENUE

  Patient service revenue is reported at the estimated net realizable amounts from residents, third-party payors, and others for service rendered.

  Revenue under third-party payor agreements (Medicare and Medicaid) is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                               ARDEN HOUSE, INC.
                                DBA: ARDEN HOUSE

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--ACCOUNTS RECEIVABLE

                                                           1997        1996
                                                        ----------  ----------
   Accounts receivable consists of the following:
     Accounts receivable from patient service.........  $2,044,542  $1,794,589
     Less: allowance for doubtful accounts............    (195,955)    (94,175)
                                                        ----------  ----------
     Accounts receivable, net.........................  $1,848,587  $1,700,414
                                                        ==========  ==========

NOTE 3--DUE FROM AFFILIATES
                                                           1997        1996
                                                        ----------  ----------
   Loans to Connecticut Health Facilities, Inc. There
    is no stated repayment schedule...................  $3,081,665  $2,781,620
   Loans to Harold J. Moffie Limited Partnership. The
    loan was paid in full during the 1997 fiscal year.         --       42,495
                                                        ----------  ----------
                                                        $3,081,665  $2,824,115
                                                        ==========  ==========

NOTE 4--INVESTMENT AT EQUITY

  Investment carried at equity consists of the Company's interest in Harold J.
Moffie Limited Partnership. See Note 13, Related Party/Affiliates.

NOTE 5--DUE FROM RELATED PARTY
                                                           1997        1996
                                                        ----------  ----------
   Loans to Harold J. Moffie, President of Arden
    House, Inc., including interest at the short term
    AFR monthly rates (5.66% at September 30, 1997)...  $   18,561  $   17,522
                                                        ==========  ==========

NOTE 6--DUE TO AFFILIATES
                                                           1997        1996
                                                        ----------  ----------
   Due to Harold J. Moffie Limited Partnership, lessor
    of the Corporation's facility, consists of rent...  $3,391,464  $2,859,089
                                                        ==========  ==========

NOTE 7--LONG-TERM DEBT
                                                           1997        1996
                                                        ----------  ----------
   Long-term debt consists of the following:
   Note payable to a bank in monthly installments of
    $2,556 principal plus interest of 10.5% variable
    annually, through May 2005, collateralized by
    land..............................................  $   75,707  $   97,250
   Payable to the State of Connecticut, consisting of
    Title XIX overpayments received in prior years.
    There is no repayment schedule....................     538,706     384,788
                                                        ----------  ----------
                                                           614,413     482,038
   Less current portion...............................     (30,666)    (28,250)
                                                        ----------  ----------
                                                        $  583,747  $  453,788
                                                        ==========  ==========

                               ARDEN HOUSE, INC.
                                DBA: ARDEN HOUSE

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--LONG-TERM DEBT--CONTINUED

  Principal amounts are due as follows:

      1998............................................................. $ 30,666
      1999.............................................................   30,666
      2000.............................................................   14,375
      2001.............................................................      --
      2002.............................................................      --
      Thereafter.......................................................  538,706
                                                                        --------
                                                                        $614,413
                                                                        ========

NOTE 8--CAPITAL LEASE OBLIGATIONS

                                                              1997      1996
                                                            --------  --------
Capital lease obligations consist of the following:
Installment note payable in monthly installments of
 $1,771, including interest at 19.6%, through September
 1998, collateralized by equipment........................  $ 23,390  $ 38,409
Installment note payable in monthly installments of
 $9,712, including interest at 15.6%, through March 2000,
 collateralized by furniture..............................   233,422   312,846
Installment note payable in monthly installments of
 $1,887, including interest at 15.6%, through April 2000,
 collateralized by equipment..............................    46,626    61,857
Installment note payable in monthly installments of
 $4,483, including interest at 15.6%, through April 2000,
 collateralized by equipment..............................   110,789   146,981
Installment note payable in monthly installments of $677,
 including interest at 19.9%, through May 1999, collater-
 alized by equipment......................................    11,445    16,710
Installment note payable in monthly installments of
 $3,183, including interest at 15.2%, through September
 2000, collateralized by furniture........................    87,453   110,389
Installment note payable in monthly installments of
 $1,287, including interest at 20.6%, through July 1997,
 collateralized by equipment..............................       --     11,739
Installment note payable in monthly installments of $867,
 including interest at 21.5%, through December 1996, col-
 lateralized by equipment.................................       --      2,511
Installment note payable in monthly installments of
 $8,565, including interest at 20.0%, through November
 1997, collateralized by furniture........................    16,711   106,163
Installment note payable in monthly installments of $282,
 including interest at 13.7%, through July 1998, collater-
 alized by equipment......................................     2,399     5,240
Installment note payable in monthly installments of $784,
 including interest at 23.5%, through November 1998, col-
 lateralized by equipment.................................     9,516    15,851
                                                            --------  --------
                                                             541,751   828,696
  Less current portion....................................  (218,874) (276,082)
                                                            --------  --------
                                                            $322,877  $552,614
                                                            ========  ========

                               ARDEN HOUSE, INC.
                               DBA: ARDEN HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8--CAPITAL LEASE OBLIGATIONS--CONTINUED

  Principal amounts are due as follows:

      1998............................................................. $218,874
      1999.............................................................  208,176
      2000.............................................................  114,701
      2001.............................................................      --
      2002.............................................................      --
      Thereafter.......................................................      --
                                                                        --------
                                                                        $541,751
                                                                        ========

  See Note 17, Subsequent Event.

NOTE 9--LEASE COMMITMENTS--EQUIPMENT

  The Corporation leases equipment under operating leases. Equipment leasing expense was $19,530 and $78,297 for the years ended September 30, 1997 and 1996, respectively.

NOTE 10--LEASE COMMITMENTS--FACILITIES

  The Corporation leases its facilities from Harold J. Moffie Limited Partnership, the owner of the real estate. The Corporation is obligated to make monthly payments equal to the owner's debt service, property taxes and insurance plus additional payments based on the operation's cash flow. Rent expense for the years ended September 30, 1997 and 1996, was $3,133,572 and $3,004,836, respectively. See Note 17, Subsequent Event.

NOTE 11--CORPORATE INCOME TAXES

  At September 30, 1997 and 1996, there was no provision or liability for state corporate tax.

  On October 1, 1993, the Corporation, with the consent of its shareholder, elected to be an S Corporation under the Internal Revenue Code. The shareholder of an S Corporation is taxed on his proportionate share of taxable income. Therefore, no provision or liability for federal income taxes has been recorded.

  Differences between pretax accounting income and taxable income consist of temporary differences in revenue and expense recognition for financial and tax reporting purposes. A provision for deferred taxes has not been recorded because the amount is deemed immaterial.

NOTE 12--EMPLOYEE BENEFIT PLAN

  The Corporation participates in a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code (IRC) which permits salary deferral contributions as provided by Section 401(k) of the IRC. The Corporation is an affiliate employer under the plan, within the meaning of
Section 414(b) of the IRC.

  The plan covers substantially all employees. Each plan year, the employer determines whether or not to make a contribution to the pension trust based on the total compensation of all participants eligible to receive an allocation. Additionally, each participant may elect to defer up to 15% of compensation not to exceed the dollar limitation of Section 402(g) of the IRC.

  Pension expense for the years September 30, 1997 and 1996, was $1,440 and $- 0-, respectively.

                               ARDEN HOUSE, INC.
                               DBA: ARDEN HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
NOTE 13--RELATED PARTY/AFFILIATES

  The sole stockholder of the Corporation is Harold J. Moffie of West Hartford, Connecticut. The Corporation also employs a management agent, Connecticut Health Facilities, Inc. which is also owned by Mr. Moffie. In addition, the Corporation leases its facilities from Harold J. Moffie Limited Partnership. The Corporation is the Limited Partnership's general partner and Harold J. Moffie is its sole limited partner.

NOTE 14--CONTINGENT LIABILITIES

  Employees of the Corporation earn six sick days per year. At September 30, 1997, unused sick time totaled 2,625 days and the estimated maximum contingent liability for compensated absences due to illness was $365,065.

  The Corporation is a guarantor of a certain obligation of its affiliate, Harold J. Moffie Limited Partnership. At September 30, 1997, the contingent liability represented by the outstanding balance of this obligation totaled $22,311,344. The guarantee is secured by a blanket lien on the Corporation's assets.

  The Corporation is a co-maker, together with several of its affiliates, of a note payable to a trust in the amount of $2,000,000. Under the terms of the agreement, the principal may not be repaid, without the consent of the holder, prior to September 2006. Interest is payable monthly in arrears at 10% per annum, commencing September 1997 through September 2006.

  The Corporation is a co-maker, together with its affiliates, Simsbury Manor, Inc. and Reservoir, Inc., of a note payable to a bank in the amount of $800,000. Under the terms of the agreement, interest was payable monthly in arrears at prime plus 1.5% (9.75% at September 30, 1996) through November 15, 1996. After November 15, 1996, principal and interest will be payable monthly through November 15, 2001. At September 30, 1997, the contingent liability represented by the outstanding balance of this obligation totaled $691,821, with interest at 10%.

  The Corporation is a guarantor of a revolving line of credit and a note payable to a bank by Harold J. Moffie. Under the terms of the agreement, interest on both the note and the line of credit is payable monthly at prime plus 1% (9.5% at September 30, 1997). Borrowings against the line of credit are expected to be paid in full on or about December 1, 1997; principal on the note is expected to be paid in full on or about December 1, 1997. At September 30, 1997, the contingent liability represented by the outstanding balances of these obligations totaled $724,111.

NOTE 15--PRIOR PERIOD ADJUSTMENT

  The September 30, 1996 financial statements have been restated to reflect the following adjustments:

    Retroactive settlements were understated by $59,354.

  The effect of the restatement was to decrease the net loss for 1996 by $59,354.

                               ARDEN HOUSE, INC.
                               DBA: ARDEN HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16--CONCENTRATIONS OF CREDIT RISK

  The Corporation grants credit without collateral to its patients, most of whom are state residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at September 30, 1997 and 1996, consists of the following:

                                                                     1997  1996
                                                                     ----  ----
   Patients.........................................................   9%    3%
   Medicare.........................................................  26    16
   Medicaid.........................................................  56    69
   Other third-party payors.........................................   9    12
                                                                     ---   ---
                                                                     100%  100%
                                                                     ===   ===

NOTE 17--SUBSEQUENT EVENT

  On August 1, 1997, Harold J. Moffie Limited Partnership, owner of the real estate, and Arden House, Inc., owner of the operating company d/b/a Arden House entered into an "Agreement to Lease" with Harborside Healthcare Corporation (tenant) to lease the nursing home facility and all tangible and intangible assets used in connection therewith. It is anticipated that on or about December 1, 1997, the parties will enter into a lease agreement for a term of ten years (the initial term). Under the terms of the agreement, the tenant may extend the initial term for three additional one year terms.

  The lease agreement contains a purchase option exercisable by the tenant at any time after the expiration of the seventh lease year and before the end of the third additional one year term.

  Under the lease, the tenant's rental obligation includes the tenant's liability for the payment of all real and personal property taxes, utilities, insurance, licenses, and permits. In addition, it is anticipated by the parties that the tenant will exercise its right, as provided in the lease, to make all debt service payments directly to the mortgagees.

  Also, at or subsequent to lease signing, the tenant intends to assume certain capital lease obligations of the Corporation and acquire the related leased assets.

          (LETTERHEAD OF KIMBALL, KREINIK, PICKETT & GUGLIOTTI P.C.)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Care Communities, Inc.
DBA: Willows of Woodbridge
Woodbridge, Connecticut

  We have audited the accompanying balance sheets of Care Communities, Inc., (an S corporation) DBA: Willows of Woodbridge, as of September 30, 1997 and 1996, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Care Communities, Inc.,
DBA: Willows of Woodbridge, as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Kimball, Kreinik, Pickett & Gugliotti P.C.

November 25, 1997

                             CARE COMMUNITIES, INC.

                           DBA: WILLOWS OF WOODBRIDGE

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                         ASSETS
                                                            1997       1996
                                                         ----------  ---------
CURRENT ASSETS
  Cash.................................................. $   62,018  $  58,169
  Accounts receivable, net..............................    621,795    553,819
  Prepaid expenses and other current assets.............      2,365     45,663
  Inventory.............................................     10,081      9,838
                                                         ----------  ---------
    TOTAL CURRENT ASSETS................................    696,259    667,489
                                                         ----------  ---------
PROPERTY AND EQUIPMENT
  Equipment.............................................    312,953    305,647
  Furniture and fixtures................................     20,941     18,535
  Leasehold improvements................................     12,313     12,313
                                                         ----------  ---------
                                                            346,207    336,495
  Less: accumulated depreciation........................   (247,112)  (208,240)
                                                         ----------  ---------
    NET PROPERTY AND EQUIPMENT..........................     99,095    128,255
                                                         ----------  ---------
OTHER ASSETS
  Start-up costs........................................      2,435      7,304
  Bed rights............................................     77,949        --
  Due from affiliate....................................    354,163        --
Security deposit........................................      5,300      5,300
                                                         ----------  ---------
    TOTAL OTHER ASSETS..................................    439,847     12,604
                                                         ----------  ---------
      TOTAL ASSETS...................................... $1,235,201  $ 808,348
                                                         ==========  =========
         LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
  Accounts payable...................................... $  228,587  $ 249,610
  Accrued expenses and other current liabilities........    259,806    352,220
  Due to affiliate......................................    636,799    271,347
  Current portion of capital lease obligations..........        508      3,484
                                                         ----------  ---------
    TOTAL CURRENT LIABILITIES...........................  1,125,700    876,661
                                                         ----------  ---------
CONTINGENT LIABILITIES
LONG-TERM LIABILITIES
  Due to related party..................................    710,426    415,721
  Capital lease obligations.............................        --         508
  Long-term debt........................................     69,424     54,795
                                                         ----------  ---------
    TOTAL LONG-TERM LIABILITIES.........................    779,850    471,024
                                                         ----------  ---------
      TOTAL LIABILITIES.................................  1,905,550  1,347,685
                                                         ----------  ---------
STOCKHOLDER'S DEFICIT
  Common stock--$10 par, 100 shares authorized, issued
   and outstanding......................................      1,000      1,000
  Accumulated deficit...................................   (671,349)  (540,337)
                                                         ----------  ---------
    TOTAL STOCKHOLDER'S DEFICIT.........................   (670,349)  (539,337)
                                                         ----------  ---------
      TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT....... $1,235,201  $ 808,348
                                                         ==========  =========

                       See notes to financial statements

                             CARE COMMUNITIES, INC.

                           DBA: WILLOWS OF WOODBRIDGE

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                           1997        1996
                                                        ----------  ----------
REVENUE
  Patient service revenue.............................. $5,662,399  $5,659,284
  Other revenue........................................    136,724      74,066
                                                        ----------  ----------
    TOTAL REVENUE......................................  5,799,123   5,733,350
                                                        ----------  ----------
OPERATING EXPENSES
  Administrative expenses..............................  2,148,258   2,115,107
  Recreation and social service........................    139,170     165,459
  Maintenance and housekeeping.........................    519,923     517,441
  Laundry and linen....................................    105,866     105,478
  Nursing and medical service..........................  2,368,208   2,224,181
  Dietary..............................................    562,794     564,885
  Depreciation and amortization........................     45,792      51,647
                                                        ----------  ----------
    TOTAL OPERATING EXPENSES...........................  5,890,011   5,744,198
                                                        ----------  ----------
      LOSS FROM OPERATIONS.............................    (90,888)    (10,848)
OTHER EXPENSES
  Interest expense.....................................     40,124      37,359
                                                        ----------  ----------
    TOTAL OTHER EXPENSES...............................     40,124      37,359
                                                        ----------  ----------
      LOSS BEFORE INCOME TAXES.........................   (131,012)    (48,207)
INCOME TAXES
  State corporation....................................        --          --
                                                        ----------  ----------
      NET LOSS.........................................   (131,012)    (48,207)
ACCUMULATED DEFICIT BEGINNING OF YEAR..................   (540,337)   (492,130)
                                                        ----------  ----------
ACCUMULATED DEFICIT END OF YEAR........................ $ (671,349) $ (540,337)
                                                        ==========  ==========


                       See notes to financial statements

                             CARE COMMUNITIES, INC.

                           DBA: WILLOWS OF WOODBRIDGE

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                             1997       1996
                                                           ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................ $(131,012) $(48,207)
  Adjustments to reconcile net loss to net cash provided
   (used) by operating activities:
    Amortization..........................................     6,920     4,869
    Depreciation..........................................    38,872    46,778
    Changes in assets and liabilities:
      Accounts receivable.................................   (67,976)    6,137
      Inventory...........................................      (243)   (1,738)
      Prepaid expenses....................................    43,298     1,187
      Addition to/refund of S Corporation tax deposit.....       --     39,836
      Accounts payable....................................   (21,023)   77,036
      Accrued expenses....................................   (92,414)  (44,508)
                                                           ---------  --------
        Net cash provided (used) by operating activities..  (223,578)   81,390
                                                           ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Equipment acquisitions..................................    (7,306)  (31,275)
  Furniture and fixture acquisitions......................    (2,406)      --
  Intangible acquisitions.................................   (80,000)      --
                                                           ---------  --------
        Net cash used by investing activities.............   (89,712)  (31,275)
                                                           ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes payable...............................    (3,484)   (1,675)
  Payments to/proceeds from related party.................    39,778  (230,513)
  Proceeds from affiliate.................................   266,216   262,262
  Due to state............................................    14,629   (26,070)
                                                           ---------  --------
        Net cash provided by financing activities.........   317,139     4,004
                                                           ---------  --------
NET INCREASE IN CASH......................................     3,849    54,119
CASH BALANCE, BEGINNING OF YEAR...........................    58,169     4,050
                                                           ---------  --------
CASH BALANCE, END OF YEAR................................. $  62,018  $ 58,169
                                                           =========  ========
CASH PAID DURING THE YEAR FOR:
  Interest................................................ $     346  $  6,521
                                                           =========  ========
  Income taxes............................................ $     --   $    --
                                                           =========  ========

                       See notes to financial statements

                            CARE COMMUNITIES, INC.

                          DBA: WILLOWS OF WOODBRIDGE

                         NOTES TO FINANCIAL STATEMENTS


ORGANIZATION

  Care Communities, Inc., a Connecticut S corporation, operates Willows of Woodbridge, an 86-bed nursing facility located in Woodbridge, CT. Willows of Woodbridge is subject to regulation by Medicare (Title XVIII) and Medicaid (Title XIX). The nursing facility's revenues are generated primarily by providing skilled nursing care reimbursable by these federal programs. For the years ended September 30, 1997 and 1996, Willows of Woodbridge experienced 30,858 and 30,546 patient days, representing occupancy factors of 98.31% and 97.05%. Substantially all of the facility's patients are elderly residents of the state of Connecticut.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

  Inventories consist primarily of nursing and dietary supplies, and are stated at the lower of cost (average cost method) or market.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial and income tax reporting purposes over the estimated useful lives of the assets which are as follows:

           Operations equipment............     5 and 7 years
           Furniture and fixtures..........           7 years
           Leasehold improvements.......... 31.5 and 39 years

  Replacements and betterments are capitalized. Maintenance and repairs are expensed as incurred.

OTHER ASSETS

  Start-up costs are amortized using the straight-line method over 60 months. At September 30, 1997 and 1996, start-up costs were reported net of accumulated amortization of $103,687 and $98,818, respectively.

  Bed rights are amortized using the straight-line method over 39 years. At September 30, 1997, bed rights were reported net of accumulated amortization of $2,051.

PATIENT SERVICE REVENUE

  Patient service revenue is reported at the estimated net realizable amounts from residents, third-party payors, and others for service rendered.

  Revenue under third-party payor agreements (Medicare and Medicaid) is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

RECLASSIFICATIONS

  Certain reclassifications have been made to the 1996 financial statements in order to conform with classifications used in 1997.

                            CARE COMMUNITIES, INC.

                          DBA: WILLOWS OF WOODBRIDGE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2--ACCOUNTS RECEIVABLE

                                                              1997      1996
                                                            --------  --------
Accounts receivable consists of the following:
  Accounts receivable from patient service................  $650,730  $620,654
  Less: allowance for doubtful accounts...................   (28,935)  (66,835)
                                                            --------  --------
  Accounts receivable, net................................  $621,795  $553,819
                                                            --------  --------

NOTE 3--DUE FROM AFFILIATE

                                                              1997      1996
                                                            --------  --------
Represents funds advanced for the paydown of an obligation
 which belongs to Moffie Realty, Inc. There is no stated
 repayment schedule.......................................  $354,163  $     --
                                                            --------  --------

NOTE 4--DUE TO AFFILIATE

                                                              1997      1996
                                                            --------  --------
Payable to Connecticut Health Facilities, Inc., the
 Corporation's management agent, represents funds advanced
 to Care Communities, Inc. to help meet operating
 expenses. There is no stated repayment schedule..........  $636,799  $271,347
                                                            ========  ========

NOTE 5--DUE TO RELATED PARTY

                                                              1997      1996
                                                            --------  --------
Payable to Harold J. Moffie--President of Care
 Communities, Inc. represents funds advanced to Care
 Communities, Inc. to help meet start-up costs and other
 operating expenses. There is no stated repayment
 schedule. It is management's opinion that repayment will
 not begin prior to 1998. The balance due at September 30,
 1997, includes accrued interest of $39,777 which is based
 on the short term AFR monthly rates (5.66% at September
 30, 1997)................................................  $710,426  $415,721
                                                            ========  ========

NOTE 6--CAPITAL LEASE OBLIGATIONS

                                                              1997      1996
                                                            --------  --------
Capital lease obligations consist of the following:
Installment note payable in monthly installments of $65,
 including interest at 6.7%, through February 1998, col-
 lateralized by equipment.................................  $    129  $    870
Installment note payable in monthly installments of $193,
 including interest at 14.5%, through December 1997, col-
 lateralized by equipment.................................       379     2,473
Installment note payable in monthly installments of $67,
 including interest at 26.2% through September 1997, col-
 lateralized by equipment.................................       --        649
                                                            --------  --------
                                                                 508     3,992
  Less: current portion...................................      (508)   (3,484)
                                                            --------  --------
                                                            $     --  $    508
                                                            ========  ========

                            CARE COMMUNITIES, INC.

                          DBA: WILLOWS OF WOODBRIDGE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Principal amounts are due as follows:

            1998.................................... $508
            1999....................................  --
            2000....................................  --
            2001....................................  --
            2002....................................  --
            Thereafter..............................  --
                                                     ----
                                                     $508
                                                     ====

NOTE 7--LONG-TERM DEBT

                                                                1997    1996
                                                              -------- -------
Payable to the State of Connecticut, consisting of Title XIX overpayments received in prior years. There is no repayment schedule.................................................... $ 69,424 $54,795
                                                              -------- -------
                                                                69,424  54,795
Less: current portion                                              --      --
                                                              -------- -------
                                                              $ 69,424 $54,795
                                                              ======== =======

  Principal amounts are due as follows:

            1998................................. $   --
            1999.................................     --
            2000.................................     --
            2001.................................     --
            2002.................................     --
                                                  -------
            thereafter...........................  69,424
                                                  -------
                                                  $69,424
                                                  =======

NOTE 8--LEASE COMMITMENTS--EQUIPMENT

  The Corporation leases other equipment under operating leases. Equipment leasing expense was $10,959 and $13,829 for the years ended September 30, 1997 and 1996, respectively.

NOTE 9--LEASE COMMITMENTS--FACILITIES

  The Corporation leases its facilities from Willows Realty, Inc., the owner of the real estate. The facility is obligated to make monthly payments equal to the owner's debt service, plus additional payments based on the operation's cash flow. Rent expense for the years ended September 30, 1997 and 1996, was $976,475 and $820,123, respectively. See Note 16--Subsequent Event.

NOTE 10--CORPORATE INCOME TAXES

  No provision or liability for federal income taxes has been recorded as the Corporation, with the consent of its shareholder, has elected to be an S corporation under the Internal Revenue Code. The shareholder of an S corporation is taxed on his proportionate share of taxable income.

                            CARE COMMUNITIES, INC.

                          DBA: WILLOWS OF WOODBRIDGE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  For the 1997 and 1996 fiscal years, state corporate income tax expense of $ -0- and $ -0- has been provided. At September 30, 1997 and 1996, the Corporation had net operating loss carry forwards of $364,791 and $216,813, respectively, available to offset future state taxable income. Other differences between pre-tax accounting income and taxable income consist of temporary differences in revenue and expense recognition for financial and tax reporting purposes. A provision for deferred taxes has not been recorded because the amount is deemed immaterial.

  If unused, operating loss carry forwards at September 30, 1997 will expire as follows:

            1998................................ $    --
            1999................................      --
            2000................................   61,443
            2001................................  155,370
            2002 ...............................  147,978
                                                 --------
                                                 $364,791
                                                 ========

NOTE 11--RELATED PARTY/AFFILIATES

  The Corporation employs a management agent, Connecticut Health Facilities, Inc. The president of the management agent, Harold J. Moffie, is also the Corporation's sole stockholder. The Corporation leases its facility from Willows Realty, Inc., also owned by Harold J. Moffie.

  See Notes 3, 4, 5, 9, and 13 for detailed related party transactions.

NOTE 12--EMPLOYEE BENEFIT PLAN

  The Corporation participates in a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code (IRC) which permits salary deferral contributions as provided by Section 401(k) of the IRC.

  The Corporation is an affiliate employer under the plan, within the meaning of Section 414(b) of the IRC.

  The plan covers substantially all employees. Each plan year, the employer determines whether or not to make a contribution to the pension trust based on the total compensation of all participants eligible to receive an allocation. Additionally, each participant may elect to defer up to 15% of compensation not to exceed the dollar limitation of Section 402(g) of the IRC.

  Pension expense amounted to $458 for the 1997 fiscal year. There was no pension expense for the 1996 fiscal year.

NOTE 13--CONTINGENT LIABILITIES

  Employees of the Corporation earn six sick days per year. At September 30, 1997, unused sick time totaled 259 days and the estimated maximum contingent liability for compensated absences due to illness was $44,133.

  The Corporation's accounts receivable have been pledged to People's Bank as security for a note by its affiliate, Willows Realty, Inc.

  The Corporation is a co-maker, together with several of its affiliates, of a note payable to a trust in the amount of $2,000,000. Under the terms of the agreement, the principal may not be repaid, without the consent of the holder, prior to September 2006. Interest is payable monthly in arrears at 10% per annum, commencing September 1996 through September 2006.

                            CARE COMMUNITIES, INC.

                          DBA: WILLOWS OF WOODBRIDGE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The Corporation is a guarantor of a revolving line of credit and a note payable to a bank by Harold J. Moffie. Under the terms of the agreement, interest on both the note and the line of credit is payable monthly at prime plus 1% (9.5% at September 30, 1997). Borrowings against the line of credit are expected to be paid in full on or about December 1, 1997; principal on the note is expected to be paid in full on or about December 1, 1997. At September 30, 1997, the contingent liability represented by the outstanding balances of these obligations totaled $724,111.

          [LETTERHEAD OF KIMBALL, KREINIK, PICKETT & GUGLIOTTI P.C.]

                         INDEPENDENT AUDITORS' REPORT

To the Board of
Directors
Madison Health Care
Center, Inc. DBA: The
Madison House Madison,
Connecticut

  We have audited the accompanying balance sheets of Madison Health Care Center, Inc., (an S corporation) DBA: The Madison House as of September 30, 1997 and 1996, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Health Care Center, Inc., DBA: The Madison House as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Kimball, Kreinik, Pickett & Gugliotti P.C.

November 25, 1997

                        MADISON HEALTH CARE CENTER, INC.
                             DBA: THE MADISON HOUSE

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                            1997        1996
                                                         ----------  ----------
                         ASSETS
Current Assets
  Cash.................................................. $   74,733  $   86,074
  Accounts receivable...................................    467,693     585,784
  Prepaid expenses and other current assets.............      5,652      73,300
  Inventory.............................................     10,807      10,237
  Deferred taxes-state..................................        --       25,394
                                                         ----------  ----------
    Total Current Assets................................    558,885     780,789
                                                         ----------  ----------
Property and Equipment
  Equipment.............................................    416,240     390,281
  Furniture and fixtures................................    932,157     932,157
  Leasehold improvements................................    102,039      27,164
                                                         ----------  ----------
                                                          1,450,436   1,349,602
  Less: accumulated depreciation........................   (662,278)   (467,099)
                                                         ----------  ----------
    Net Property and Equipment..........................    788,158     882,503
                                                         ----------  ----------
Other Assets
  Start-up costs........................................    106,409     170,255
  Investment at equity..................................     17,665         --
  S Corporation tax deposit.............................     54,975      11,232
  Deferred taxes-state..................................        --       45,698
                                                         ----------  ----------
    Total Other Assets..................................    179,049     227,185
                                                         ----------  ----------
    Total Assets........................................ $1,526,092  $1,890,477
                                                         ==========  ==========

                       See notes to financial statements

                        MADISON HEALTH CARE CENTER, INC.
                             DBA: THE MADISON HOUSE

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                           1997        1996
                                                        ----------  ----------
                    LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
  Accounts payable..................................... $  219,148  $  232,231
  Accrued expenses and other current liabilities.......    756,116   1,013,385
  Current portion of long-term debt....................        --       58,701
  Current portion of note payable to affiliate.........      5,809         --
  Current portion of capital lease obligations.........     20,890      19,387
  Due to affiliate.....................................    294,030     548,178
                                                        ----------  ----------
    Total Current Liabilities..........................  1,295,993   1,871,882
                                                        ----------  ----------
Contingent Liabilities
Long-term Liabilities
  Payable to related party.............................    225,057     212,456
  Note payable to affiliate............................    546,652         --
  Long-term debt.......................................     21,416     516,978
  Capital lease obligations............................     21,827      30,129
                                                        ----------  ----------
    Total Long-term Liabilities........................    814,952     759,563
                                                        ----------  ----------
    Total Liabilities..................................  2,110,945   2,631,445
                                                        ----------  ----------
Stockholder's Deficit
  Common stock--$10 par value; 10,000 shares autho-
   rized, 100 shares issued and outstanding............      1,000       1,000
  Accumulated deficit..................................   (585,853)   (741,968)
                                                        ----------  ----------
    Total Stockholder's Deficit........................   (584,853)   (740,968)
                                                        ----------  ----------
    Total Liabilities And Stockholder's Deficit........ $1,526,092  $1,890,477
                                                        ==========  ==========

                       See notes to financial statements

                        MADISON HEALTH CARE CENTER, INC.
                             DBA: THE MADISON HOUSE

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                           1997        1996
                                                        ----------  ----------
Revenue
  Patient service revenue.............................. $6,392,728  $6,224,166
  Other revenue........................................    172,279    (301,819)
                                                        ----------  ----------
    Total Revenue......................................  6,565,007   5,922,347
                                                        ----------  ----------
Operating Expenses
  Administrative and general...........................  2,063,447   1,978,501
  Recreation and social service........................    149,153     151,320
  Maintenance and housekeeping.........................    531,097     549,052
  Laundry and linen....................................     85,978      89,526
  Nursing and medical service..........................  2,560,930   2,370,765
  Dietary..............................................    616,830     599,285
  Depreciation and amortization........................    259,025     254,184
                                                        ----------  ----------
    Total Operating Expenses...........................  6,266,460   5,992,633
                                                        ----------  ----------
    Operating Income (Loss)............................    298,547     (70,286)
Other Expenses
  Investment loss......................................        616         --
  Interest expense.....................................     70,724      83,410
                                                        ----------  ----------
    Total Other Expenses...............................     71,340      83,410
                                                        ----------  ----------
    Income (Loss) Before Income Taxes..................    227,207    (153,696)
Income Taxes
  State corporation....................................     71,092      (2,337)
                                                        ----------  ----------
    Net Income (loss)..................................    156,115    (151,359)
  Accumulated Deficit Beginning of Year................   (741,968)   (590,609)
                                                        ----------  ----------
  Accumulated Deficit End of Year...................... $ (585,853) $ (741,968)
                                                        ==========  ==========

                       See notes to financial statements

                        MADISON HEALTH CARE CENTER, INC.
                             DBA: THE MADISON HOUSE

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                             1997      1996
                                                           --------  ---------
Cash Flows From Operating Activities:
  Net income (loss)....................................... $156,115  $(151,359)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Amortization..........................................   63,846     63,845
    Depreciation..........................................  195,179    190,339
    Loss from investment..................................      522        --
    Changes in assets and liabilities:
      Accounts receivable.................................  118,091     71,947
      Inventory...........................................     (570)     3,093
      Deferred taxes--state...............................   71,092     (2,337)
      Prepaid expenses....................................   67,648     98,294
      Deposit-gas company.................................      --      13,000
      S Corporation tax deposit...........................  (43,743)   (11,232)
      Accounts payable....................................  (13,083)   (35,173)
      Accrued expenses.................................... (257,269)   733,068
                                                           --------  ---------
        Net cash provided by operating activities.........  357,828    973,485
                                                           --------  ---------
Cash Flows From Investing Activities:
  Additions to leasehold improvements.....................  (74,875)   (12,949)
  Equipment acquisitions..................................  (25,959)    (7,983)
  Investment in affiliate.................................  (18,187)       --
                                                           --------  ---------
        Net cash used by investing activities............. (119,021)   (20,932)
                                                           --------  ---------
Cash Flows From Financing Activities:
  Advances from/repayments to affiliates..................  298,313   (535,027)
  Payments on notes payable............................... (554,263)  (253,134)
  Proceeds from capital leases............................   16,956        --
  Payments on capital leases..............................  (23,755)       --
  Advances from/repayments to related party...............   12,601   (105,137)
                                                           --------  ---------
        Net cash used by financing activities............. (250,148)  (893,298)
                                                           --------  ---------
Net (decrease) Increase In Cash...........................  (11,341)    59,255
Cash Balance, Beginning Of Year...........................   86,074     26,819
                                                           --------  ---------
Cash Balance, End Of Year................................. $ 74,733  $  86,074
                                                           ========  =========
Cash Paid During The Year For:
  Interest................................................ $ 58,123  $  68,547
                                                           ========  =========
  Income taxes............................................ $    --   $     --
                                                           ========  =========

                       See notes to financial statements

                       MADISON HEALTH CARE CENTER, INC.
                            DBA: THE MADISON HOUSE

                         NOTES TO FINANCIAL STATEMENTS

 Organization

  Madison Health Care Center, Inc., a Connecticut S corporation, operates The Madison House, a 90-bed nursing facility located in Madison, CT. The Madison House is subject to regulation by Medicare (Title XVIII) and Medicaid (Title
XIX). The nursing facility's revenues are generated primarily by providing skilled nursing care reimbursable by these federal programs. For the years ended September 30, 1997 and 1996, The Madison House experienced 31,365 and 31,548 patient days, representing occupancy factors of 95.48% and 95.77%. Substantially all of the facility's patients are elderly residents of the state of Connecticut.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounts Receivable

  The Corporation follows prescribed collection procedures. For the fiscal years ended September 30, 1997 and 1996, no provision for doubtful accounts was considered necessary.

 Inventories

  Inventories consist primarily of nursing and dietary supplies, and are stated at the lower of cost (average cost method) or market.

 Deferred Taxes--State

  The Corporation provides for deferred taxes on temporary differences arising from assets and liabilities whose basis differs for financial reporting and income tax purposes and from timing differences in revenue and expense recognition for financial and tax reporting purposes.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed under the straight-line method for financial and income tax reporting purposes over the estimated useful lives of the assets which are as follows:

            Operations Equipment    5 and 7 years
            Leasehold Improvements       39 years

  Replacements and betterments are capitalized. Maintenance and repairs are expensed as incurred.

 Start-up Costs

  Start-up costs are amortized under the straight-line method over 60 months. At September 30, 1997 and 1996, start-up costs were reported net of accumulated amortization of $212,819 and $148,973, respectively.

 S Corporation Tax Deposit

  The S Corporation tax deposit is the required payment under Section 7519 of the Internal Revenue Code when an S Corporation elects a fiscal year under IRC
Section 444. The payment is applicable only to years in which the Corporation realizes taxable income.

 Investment at Equity

  Investment carried at equity consists of the Corporation's interest in HJM-Madison Health Care Center, L.L.C. See Note 10--Related Party/Affiliates.

                       MADISON HEALTH CARE CENTER, INC.
                            DBA: THE MADISON HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

 Patient Service Revenue

  Patient service revenue is reported at the estimated net realizable amounts from residents, third-party payors, and others for service rendered.

  Revenue under third-party payor agreements (Medicare and Medicaid) is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Reclassifications

  Certain reclassifications have been made to the 1996 financial statements in order to conform with classifications used in 1997.

NOTE 2--DUE TO AFFILIATE

                                                                1997      1996
                                                              --------  --------
Payable to Connecticut Health Facilities, Inc., the
 Corporation's management agent, represents funds advanced
 to Madison Health Care Center, Inc. to help meet start-up
 and other operating expenses. Repayment is expected to
 occur within one year......................................  $294,030  $548,178

NOTE 3--PAYABLE TO RELATED PARTY
                                                                1997      1996
                                                              --------  --------
Payable to Harold J. Moffle--Stockholder of Madison Health
 Care Center, Inc., represents funds advanced to help meet
 start-up costs and other operating expenses. There is no
 stated repayment schedule. The balance due at September 30,
 1997, includes accrued interest of $12,601, which is based
 on the short term AFR monthly rates (5.66% at September 30,
 1997)......................................................  $225,057  $212,456

NOTE 4--NOTE PAYABLE TO AFFILIATE
                                                                1997      1996
                                                              --------  --------
Loan payable to HJM-Madison Health Care Center, L.L.C. (the
 lessor), represents funds advanced to repay its obligations to a bank in the amounts of $383,906 and $173,243 at
 October 1, 1996. Under the terms of the agreement, the
 Corporation is required to make monthly principal and
 interest payments equal to 8.254% of the lessor's monthly
 mortgage principle and interest payments...................
                                                              $552,461  $    --
                                                              --------  --------
                                                               552,461       --
Less: current portion.......................................    (5,809)      --
                                                              --------  --------
                                                              $546,652  $    --
                                                              ========  ========

                        MADISON HEALTH CARE CENTER, INC.
                             DBA: THE MADISON HOUSE

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
NOTE 4--NOTE PAYABLE TO AFFILIATE--CONTINUED

  Principal amounts are due as follows:

1998................................................................... $  5,809
1999...................................................................    6,414
2000...................................................................    7,082
2001...................................................................    7,819
2002...................................................................    8,634
thereafter.............................................................  516,703
                                                                        --------
                                                                        $552,461
                                                                        ========

NOTE 5--LONG-TERM DEBT

                                                                1997     1996
                                                               ------- --------
Long-term debt consists of the following:
Note payable to a bank originally requiring monthly principal payments of $10,500, plus interest at the bank's basic rate plus 1%, secured by a blanket lien on the Corporation's
 assets. The note was repaid in full October 1, 1996.........  $   --  $383,906
Note payable to a bank originally requiring monthly interest payments at the bank's basic rate plus 1%, secured by a
 blanket lien on the Corporation's assets. The note was
 repaid in full October 1, 1996..............................      --   173,243
Payable to State of Connecticut, consisting of Title XIX
 overpayments received. There is no repayment schedule.......   21,416   18,530
                                                               ------- --------
                                                                21,416  575,679
Less: current portion........................................      --   (58,701)
                                                               ------- --------
                                                               $21,416 $516,978
                                                               ======= ========

  Principal amounts are due as follows:

1998.................................................................... $   --
1999....................................................................     --
2000....................................................................     --
2001....................................................................     --
2002....................................................................     --
Thereafter..............................................................  21,416
                                                                         -------
                                                                         $21,416
                                                                         =======

                       MADISON HEALTH CARE CENTER, INC.
                            DBA: THE MADISON HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6--CAPITAL LEASE OBLIGATIONS

                                                              1997     1996
                                                             -------  -------
Capital lease obligations consist of the following:
Installment note payable in monthly installments of $586,
 including interest at 11.6% through October 1999,
 collateralized by equipment................................ $ 7,132  $12,968
Installment note payable in monthly installments of $1,146,
 including interest at 17.8%, through February 1999,
 collateralized by equipment................................  18,851   28,306
Installment note payable in monthly installments of $42,
 including interest at 17%, through November 1998,
 collateralized by equipment................................     391      794
Installment note payable in monthly installments of $360,
 including interest at 10.8%, through August 1998,
 collateralized by equipment................................     --     7,448
Installment note payable in monthly installments of $385,
 including interest at 13%, through June 2002,
 collateralized by equipment................................  16,343      --
                                                             -------  -------
                                                              42,717   49,516
Less: current portion....................................... (20,890) (19,387)
                                                             -------  -------
                                                             $21,827  $30,129
                                                             =======  =======

  Principal amounts are due as follows:

1998.................................................................... $20,890
1999....................................................................  11,175
2000....................................................................   3,445
2001....................................................................   3,918
2002....................................................................   3,289
Thereafter..............................................................     --
                                                                         -------
                                                                         $42,717
                                                                         =======

NOTE 7--LEASE COMMITMENTS--EQUIPMENT

  The Corporation leases other equipment under operating leases. Equipment leasing expense for the years ending September 30, 1997 and 1996, was $11,458 and $13,858, respectively.

NOTE 8--LEASE COMMITMENTS--FACILITIES

  The Corporation leases its facilities from HJM-Madison Health Care Center, L.L.C., the owner of the real estate. The facility is obligated to make monthly payments equal to the owner's debt service, plus additional payments based on the operation's cash flow. Rent expense for the years ended September 30, 1997 and 1996, was $881,125 and $673,160, respectively. See Note 15--
Subsequent Event.

NOTE 9--CORPORATE INCOME TAXES

  No provision or liability for federal income taxes has been recorded because the Corporation, with the consent of its shareholder, has elected to be an S corporation under the Internal Revenue Code. The shareholder of an S corporation is taxed on his proportionate share of taxable income.

                       MADISON HEALTH CARE CENTER, INC.
                            DBA: THE MADISON HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--CORPORATE INCOME TAXES--CONTINUED

  The provision for (benefit from) corporate income taxes for the 1997 and 1996 fiscal years consists of the following:

                                                                1997    1996
                                                               ------- -------
      State tax--current...................................... $   --  $   --
      State tax--deferred.....................................  71,092  (2,337)
                                                               ------- -------
                                                               $71,092 $(2,337)
                                                               ======= =======

  The Corporation's net deferred tax asset at September 30, 1997 and 1996, consists of the following:

                                                                1997    1996
                                                               ------- -------
      Current state deferred tax asset........................ $   --  $25,394
      Non-current state deferred tax asset....................     --   45,698
                                                               ------- -------
                                                               $   --  $71,092
                                                               ======= =======

  At September 30, 1997, the Corporation recognized a valuation allowance which reduced the non-current state deferred tax asset from $45,698 to $-0-. There was no valuation allowance for deferred taxes at September 30, 1996.

  At September 30, 1997, the Corporation has unused net operating losses available for carryforward to offset future state taxable income which expire as follows:

            SEPTEMBER 30,              NET OPERATING LOSS
            -------------              ------------------
             1998.....................      $    --
             1999.....................        55,017
             2000.....................           --
             2001.....................           --
             2002.....................       448,690
                                            --------
                                            $503,707
                                            ========

NOTE 10--RELATED PARTY/AFFILIATES

  The Corporation employs a management agent, Connecticut Health Facilities, Inc. The owner of the management agent, Harold J. Moffie, is also the Corporation's sole stockholder. Also, the Corporation leases its facility from HJM-Madison Health Care Center, L.L.C., the owner of the real estate. The L.L.C.'s members consist of the Corporation and Harold J. Moffie.

NOTE 11--EMPLOYEE BENEFIT PLAN

  The Corporation participates in a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code (IRC) which permits salary deferral contributions as provided by Section 401(k) of the IRC.

  The Corporation is an affiliate employer under the plan, within the meaning of Section 414(b) of the IRC.

  The plan covers substantially all employees. Each plan year, the employer determines whether or not to make a contribution to the pension trust based on the total compensation of all participants eligible to receive an

                       MADISON HEALTH CARE CENTER, INC.
                            DBA: THE MADISON HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11--EMPLOYEE BENEFIT PLAN--CONTINUED

allocation. Additionally, each participant may elect to defer up to 15% of compensation not to exceed the dollar limitation of Section 402(g) of the IRC.

  Pension expense for the 1997 fiscal year was $1,742. There was no pension expense for the 1996 fiscal year.

NOTE 12--CONTINGENT LIABILITIES

  Employees of the Corporation earn six sick days per year. At September 30, 1997, unused sick time totaled 355 days, and the estimated maximum contingent liability for compensated absences due to illness was $56,804.

  The Corporation is a guarantor of a revolving line of credit and a note payable to a bank by Harold J. Moffie. Under the terms of the agreement, interest on both the note and the line of credit is payable monthly at prime plus 1% (9.5% at September 30, 1997). Borrowings against the line of credit are expected to be paid in full on or about December 1, 1997; principal on the note is expected to be paid in full on or about December 1, 1997. At September 30, 1997, the contingent liability represented by the outstanding balances of these obligations totaled $724,111.

  The Corporation was a co-maker, together with Harold J. Moffie, with respect to a certain term note in the amount of $5,829,626 at September 30, 1996, payable to a bank in monthly installments of $57,000, including interest at 9.25% at September 30, 1996. On October 1, 1996, Harold J. Moffie formed HJM-Madison Health Care Center, L.L.C. (the L.L.C.) for the purpose of assuming ownership of the land and building leased by the Corporation for its operations. On that date, the L.L.C. entered into an agreement with Nomura Asset Capital Corporation to refinance the existing mortgage loan of $5,829,626 and related debt of $557,149 owed to the bank, as well as a second mortgage of $336,000 owed to the original owner of the land. The total amount of the new mortgage loan was $6,750,000. The Corporation is the guarantor of the mortgage which is secured by a blanket lien on the Corporation's assets. At September 30, 1997, the contingent liability represented by the outstanding balance of this obligation was $6,687,587.

NOTE 13--PRIOR PERIOD ADJUSTMENT

  The September 30, 1996 financial statements have been restated to reflect the following adjustments:

    Medicare cost settlement was overstated by $77,438.
    Medicaid retroactive rate adjustment was overstated by $606,086. Deferred tax expense was overstated by $71,092.

  The effect of the restatements was to decrease net income for 1996 by $612,432.

NOTE 14--CONCENTRATIONS OF CREDIT RISK

  The Corporation grants credit without collateral to its patients, most of whom are state residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at September 30, 1997 and 1996, consists of the following:

                                                                     1997  1996
                                                                     ----  ----
      Patients......................................................  20%   21%
      Medicare......................................................  33    21
      Medicaid......................................................  40    41
      Other third-party payors......................................   7    17
                                                                     ---   ---
                                                                     100%  100%
                                                                     ===   ===

                       MADISON HEALTH CARE CENTER, INC.
                            DBA: THE MADISON HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15--SUBSEQUENT EVENT

  On August 1, 1997, HJM-Madison Health Care Center, LLC, owner of the real estate, and Madison Health Care Center, Inc., owner of the operating company d/b/a The Madison House, entered into an "Agreement to Lease" with Harborside Healthcare Corporation (tenant) to lease the nursing home facility and all tangible and intangible assets used in connection therewith. It is anticipated that on or about December 1, 1997, the parties will enter into a lease agreement for a term of ten years (the initial term). Under the terms of the agreement, the tenant may extend the initial term for three additional one year terms.

  The lease agreement contains a purchase option exercisable by the tenant at any time after the expiration of the seventh lease year and before the end of the third additional one year term.

  Under the lease, the tenant's rental obligation includes the tenant's liability for the payment of all real and personal property taxes, utilities, insurance, licenses and permits. In addition, it is anticipated by the parties that the tenant will exercise its right, as provided in the lease, to make all debt service payments directly to the mortgagee.

          [LETTERHEAD OF KIMBALL, KREINIK, PICKETT & GUGLIOTTI P.C.]


                         INDEPENDENT AUDITORS' REPORT

To the Partners
The Reservoir Limited Partnership
DBA: The Reservoir
West Hartford, Connecticut

  We have audited the accompanying balance sheet of The Reservoir Limited Partnership, DBA: The Reservoir as of September 30, 1997, and the related statements of income and partners' capital, and cash flows for the period beginning January 7, 1997 (date of inception) through September 30, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Reservoir Limited Partnership, DBA: The Reservoir as of September 30, 1997, and the results of its operations and its cash flows for the period beginning January 7, 1997 (date of inception) through September 30, 1997, in conformity with generally accepted accounting principles.

/s/ Kimball, Kreinik, Pickett & Gugliotti P.C.

November 25, 1997

                       THE RESERVOIR LIMITED PARTNERSHIP
                               DBA: THE RESERVOIR

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

Current Assets
  Cash............................................................. $   250,472
  Accounts receivable..............................................   1,110,259
  Inventory........................................................      17,401
  Prepaid assets...................................................       3,038
                                                                    -----------
    Total Current Assets...........................................   1,381,170
                                                                    -----------
Property And Equipment
  Land.............................................................     348,158
  Building and improvements........................................  11,376,760
  Equipment........................................................     938,550
                                                                    -----------
                                                                     12,663,468
  Less: accumulated depreciation...................................    (246,540)
                                                                    -----------
    Net Property And Equipment.....................................  12,416,928
                                                                    -----------
Other Assets
  Start-up costs...................................................     122,660
  Deferred loan costs..............................................     120,066
  Bed rights.......................................................   1,108,236
  Due from limited partner.........................................         100
  Due from related party...........................................     315,768
                                                                    -----------
    Total Other Assets.............................................   1,666,830
                                                                    -----------
    Total Assets................................................... $15,464,928
                                                                    ===========
                 LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable................................................. $   639,621
  Accrued expenses and other current liabilities...................     317,894
  Current portion of long-term debt................................     347,376
  Due to affiliate.................................................     639,163
                                                                    -----------
    Total Current Liabilities......................................   1,944,054
                                                                    -----------
Contingent Liabilities
Long-term Liabilities
  Long-term debt, net of current portion...........................  11,378,095
                                                                    -----------
    Total Liabilities..............................................  13,322,149
                                                                    -----------
Partners' Capital..................................................   2,142,779
                                                                    -----------
    Total Liabilities And Partners' Capital........................ $15,464,928
                                                                    ===========

                       See notes to financial statements

                       THE RESERVOIR LIMITED PARTNERSHIP
                               DBA: THE RESERVOIR

                   STATEMENT OF INCOME AND PARTNERS' CAPITAL
            FOR THE PERIOD FROM JANUARY 7, 1997 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1997

Revenue
  Patient service revenue........................................... $5,676,225
  Other revenue.....................................................    202,459
                                                                     ----------
    Total Revenue...................................................  5,878,684
                                                                     ----------
Operating Expenses
  Administrative and general........................................  1,031,517
  Recreation and social service.....................................    102,637
  Maintenance and housekeeping......................................    411,929
  Laundry and linen.................................................     40,823
  Nursing and medical service.......................................  2,676,116
  Dietary...........................................................    310,946
  Depreciation and amortization.....................................    287,513
                                                                     ----------
    Total Operating Expenses........................................  4,861,481
                                                                     ----------
    Income from Operations..........................................  1,017,203
Other Expenses
  Interest expense..................................................    837,488
                                                                     ----------
    Total Other Expenses............................................    837,488
                                                                     ----------
    Net Income......................................................    179,715
Partners' Capital Contribution......................................  1,963,064
                                                                     ----------
Partners' Capital, End of Period.................................... $2,142,779
                                                                     ==========


                       See notes to financial statements

                       THE RESERVOIR LIMITED PARTNERSHIP
                               DBA: THE RESERVOIR

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 7, 1997 (DATE OF INCEPTION)
                           THROUGH SEPTEMBER 30, 1997

Cash Flows from Operating Activities:
  Net income...................................................... $   179,715
  Adjustments to reconcile net income to net cash provided by op-
   erating activities:
  Amortization....................................................      40,973
  Depreciation....................................................     246,540
  Changes in assets and liabilities:
   Accounts receivable............................................      40,347
   Inventory......................................................      (2,832)
   Prepaid expenses...............................................       8,027
   Due from partner...............................................        (100)
   Accounts payable...............................................      66,783
   Accrued expenses...............................................     107,155
                                                                   -----------
    Net cash provided by operating activities.....................     686,608
                                                                   -----------
Cash Flows from Investing Activities:
  Bed rights......................................................  (1,122,629)
  Property and equipment acquisitions.............................  (2,027,016)
  Advances to related party.......................................     (12,523)
  Capital contribution-cash.......................................      71,016
                                                                   -----------
    Net cash used by investing activities.........................  (3,091,152)
                                                                   -----------
Cash Flows from Financing Activities:
  Payments on capital lease obligations...........................    (582,879)
  Proceeds from long-term debt....................................   3,776,050
  Payments on long-term debt......................................    (210,993)
  Repayments to affiliate.........................................    (327,162)
                                                                   -----------
    Net cash provided by financing activities.....................   2,655,016
                                                                   -----------
Net Increase in Cash..............................................     250,472
Cash Balance, Beginning of Period.................................         --
Cash Balance, End of Period....................................... $   250,472
                                                                   ===========
Cash Paid During the Period for:
  Interest........................................................ $   848,893
                                                                   ===========

                       See notes to financial statements

                       THE RESERVOIR LIMITED PARTNERSHIP
                              DBA: THE RESERVOIR

                         NOTES TO FINANCIAL STATEMENTS

 Organization

  The Reservoir Limited Partnership operates the Reservoir, a 75-bed nursing facility located in West Hartford, CT. The Reservoir is subject to regulation by Medicare (Title XVIII) and Medicaid (Title XIX). The nursing facility's revenues are generated primarily by providing skilled nursing care reimbursable by these federal programs. For the period from January 7, 1997 (date of inception) through September 30, 1997, the Reservoir experienced 11,011 patient days, representing an occupancy factor of 68.8%. Substantially all of the facility's patients are residents of the state of Connecticut.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounts Receivable

  The Partnership follows prescribed collection procedures. For the period from January 7, 1997 (date of inception) through September 30, 1997, no provision for doubtful accounts was considered necessary.

 Inventories

  Inventories consist primarily of nursing and dietary supplies, and are stated at the lower of cost (average cost method) or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed under the straight-line method for financial and income tax reporting purposes over the estimated useful lives of the assets which are as follows:

            Operations Equipment........... 5 and 7 years
            Building and Improvements......      39 years

  Replacements and betterments are capitalized. Maintenance and repairs are expensed as incurred.

 Other Assets

  Start-up costs are amortized using the straight-line method over 60 months. At September 30, 1997, startup costs were reported net of accumulated amortization of $21,646.

  Deferred loan costs are amortized using the straight-line method over the life of the related loan. At September 30, 1997, loan costs were reported net of accumulated amortization of $4,934.

  Bed rights are amortized using the straight-line method over 39 years. At September 30, 1996, bed rights were reported net of accumulated amortization of $14,393.

 Patient Service Revenue

  Patient service revenue is reported at the estimated net realizable amounts from residents, third-party payors, and others for service rendered.

  Revenue under certain third-party payor agreements (Medicare and Medicaid) is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

                       THE RESERVOIR LIMITED PARTNERSHIP
                              DBA: THE RESERVOIR

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2--DUE TO AFFILIATE

Loans from Connecticut Health Facilities, Inc. There is no stated re-
 payment schedule..................................................... $639,163
                                                                       ========

NOTE 3--DUE FROM RELATED PARTY

Receivable from Harold J. Moffie--A stockholder of The Reservoir GP,
 Inc., the Partnership's general partner, represents funds advanced to him. There is no stated repayment schedule. It is management's opinion that repayment will not begin prior to 1998. The balance due at September 30, 1997, includes accrued interest of $12,523, which is based on the short-term AFR monthly rates (5.66% at September 30,
 1997)................................................................  $315,768
                                                                        ========

NOTE 4--CAPITAL LEASE OBLIGATIONS

  In September 1997, the partnership paid off all capital leases and retained title to the equipment which collateralized the leases.

NOTE 5--LONG-TERM DEBT

Note payable to a bank requiring monthly principal and interest payments at prime plus 1.5% (10.0% at September 30, 1997)
 through November 15, 2001. The note is guaranteed by the Part-
 nership's affiliates, Simsbury Manor, Inc. and Arden House,
 Inc. ........................................................... $   691,821
Note payable to a bank requiring principal and interest payments at prime plus 1% (8.88% at September 30, 1997) through December
 21, 2015, collateralized by the building .......................   7,257,600
Note payable to the parent corporation of the limited partner requiring monthly interest payments at the LIBOR rate (8.40625%
 at September 30, 1997) until the Partnership obtains permanent financing, no later than July 1, 1998. The Partnership is
 expected to refinance the note in December 1997. After December
 1997, principal and interest at 9.4% will be payable monthly through November 2012. A balloon payment will then be due in
 December 2012 ..................................................   3,776,050
                                                                  -----------
                                                                   11,725,471
Less: current portion............................................    (347,376)
                                                                  -----------
                                                                   11,378,095
                                                                  ===========

  Principal amounts are due as follows:

      1998.......................................................... $   347,376
      1999..........................................................     391,577
      2000..........................................................     429,689
      2001..........................................................     471,526
      2002..........................................................     331,834
      Thereafter....................................................   9,753,469
                                                                     -----------
                                                                     $11,725,471
                                                                     ===========

                       THE RESERVOIR LIMITED PARTNERSHIP
                              DBA: THE RESERVOIR

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
NOTE 6--LEASE COMMITMENTS--EQUIPMENT

  The Partnership leases equipment under operating leases. Equipment leasing expense was $18,939 for the period from January 7, 1997 (date of inception) through September 30, 1997.

NOTE 7--CORPORATE INCOME TAXES

  No provision or liability for federal or state income taxes has been recorded because the partners are taxed on their proportionate share of taxable income.

NOTE 8--RELATED PARTY/AFFILIATES

  The Partnership employs a management agent, Connecticut Health Facilities, Inc. The president of the management agent, Harold J. Moffie, is also a shareholder of the Partnership's general partner, The Reservoir GP, Inc.

NOTE 9--EMPLOYEE BENEFIT PLAN

  The Partnership participates in a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code (IRC) which permits salary deferral contributions as provided by Section 401(k) of the IRC.

  The Partnership is an affiliate employer under the plan, within the meaning of Section 414(b) of the IRC. The plan covers substantially all employees. Each plan year, the employer determines whether or not to make a contribution to the pension trust based on the total compensation of all participants eligible to receive an allocation. Additionally, each participant may elect to defer up to 15% of compensation not to exceed the dollar limitation of Section 402(g) of the IRC.

  There was no pension expense for the 1997 fiscal year.

NOTE 10--CONTINGENT LIABILITIES

  Employees of the Partnership earn six sick days per year. At September 30, 1997, unused sick time totaled 396 days and the estimated maximum contingent liability for compensated absences due to illness was $52,698.

  The Partnership is a guarantor of a revolving line of credit and a note payable to a bank by Harold J. Moffie. Under the terms of the agreement, interest on both the note and the line of credit is payable monthly at prime plus 1% (9.5% at September 30, 1997). Borrowings against the line of credit are expected to be paid in full on or about December 1, 1997; principal on the note is expected to be paid in full on or about December 1, 1997. At September 30, 1997, the contingent liability represented by the outstanding balances of these obligations totaled $724,111.

NOTE 11--NONCASH INVESTING AND FINANCING ACTIVITIES

  The Partnership acquired all the assets of 1401 Farmington Ave. Corp. in addition to assuming the liabilities of the property as follows:

      Fixed assets acquired........................................ $ 9,975,655
      Other assets.................................................     125,000
      Liabilities assumed..........................................  (7,371,327)
                                                                    -----------
      Net capital contribution..................................... $ 2,729,328
                                                                    ===========

                       THE RESERVOIR LIMITED PARTNERSHIP
                              DBA: THE RESERVOIR

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 11--NONCASH INVESTING AND FINANCING ACTIVITIES--CONTINUED

  The Partnership acquired all the assets and assumed all the liabilities of The Reservoir, GP, Inc., the General Partner of the Partnership, as follows:

      Receivables and other current assets........................ $ 1,176,240
      Payables and other current liabilities......................    (783,577)
      Other assets and advances...................................     447,550
      Fixed assets................................................     660,797
      Liabilities assumed.........................................  (2,338,290)
                                                                   -----------
      Net capital reduction....................................... $  (837,280)
                                                                   ===========

NOTE 12--CONCENTRATIONS OF CREDIT RISK

  The Partnership grants credit without collateral to its patients, most of whom are Medicare recipients and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at September 30, 1997, consists of the following:

      Patients...........................................................  12.4%
      Medicare...........................................................  72.2
      Medicaid...........................................................    .5
      Other third-party payors...........................................  14.9
                                                                          -----
                                                                          100.0%
                                                                          =====

  The Partnership maintains cash balances at two financial institutions. The balances are insured by the FDIC up to $100,000. At September 30, 1997, the Partnership's uninsured cash balance totaled $166,621.

NOTE 13--SUBSEQUENT EVENT

  On August 1, 1997, the Reservoir Limited Partnership d/b/a The Reservoir entered into an "Agreement to Lease" with Harborside Healthcare Corporation (tenant) to lease the nursing home facility and all tangible and intangible assets used in connection therewith. It is anticipated that on or about December 1, 1997, the parties will enter into a lease agreement for a term of ten years (the initial term). Under the terms of the agreement, the tenant may extend the initial term for three additional one-year terms.

  The lease agreement contains a purchase option exercisable by the tenant at any time after the expiration of the seventh lease year and before the end of the third additional one-year term.

  Under the lease, the tenant's rental obligation includes the tenant's liability for the payment of all real and personal property taxes, utilities, insurance, licenses and permits. In addition, it is anticipated by the parties that the tenant will exercise its right, as provided in the lease, to make all debt service payments directly to the mortgagees.

  Also, at or subsequent to lease signing, the tenant intends to loan the Limited Partnership $691,821 to pay off its obligation to LaFayette Bank and $1,000,000 to acquire the Limited Partnership interest of Property Acquisition Trust I.

          (LETTERHEAD OF KIMBALL, KREINIK, PICKETT & GUGLIOTTI P.C.)

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Simsbury Manor, Inc.
DBA: The Governor's House
Simsbury, Connecticut

  We have audited the accompanying balance sheets of Simsbury Manor, Inc., (an S corporation) DBA: The Governor's House, as of September 30, 1997 and 1996, and the related statements of income and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Simsbury Manor, Inc., DBA:
The Governor's House, as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Kimball, Kreinik, Pickett & Gugliotti P.C.

November 25, 1997

                              SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                           1997        1996
                                                        ----------  ----------
                        ASSETS
Current Assets
  Cash................................................. $   92,660  $   76,755
  Accounts receivable..................................    380,831     271,110
  Prepaid expenses and other current assets............      4,118      60,210
  Inventory............................................     23,544      18,626
  Deferred taxes--state................................     11,206         --
  Due from affiliate...................................    657,484     444,922
                                                        ----------  ----------
    Total Current Assets...............................  1,169,843     871,623
                                                        ----------  ----------
Property and Equipment
  Equipment............................................    993,247     990,251
  Leasehold improvements...............................     61,265      58,971
                                                        ----------  ----------
                                                         1,054,512   1,049,222
  Less: accumulated depreciation.......................   (944,578)   (834,673)
                                                        ----------  ----------
    Net Property and Equipment.........................    109,934     214,549
                                                        ----------  ----------
Other Assets
  S Corporation tax deposit............................      9,611      27,287
  Bed rights...........................................     58,462         --
                                                        ----------  ----------
    Total Other Assets.................................     68,073      27,287
                                                        ----------  ----------
    Total Assets....................................... $1,347,850  $1,113,459
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
  Accounts payable..................................... $  126,857  $  159,167
  Accrued expenses and other current liabilities.......    247,714     248,891
  Current portion of capital lease obligations.........      1,018       2,696
  Deferred taxes--state................................        --       14,256
                                                        ----------  ----------
    Total Current Liabilities..........................    375,589     425,010
                                                        ----------  ----------
Contingent Liabilities
Long-Term Liabilities
  Due to related party.................................  1,698,273   1,519,560
  Long-term debt.......................................     74,023      74,023
  Capital lease obligations............................        --        1,019
  Deferred taxes--state................................        259         --
                                                        ----------  ----------
    Total Long-Term Liabilities........................  1,772,555   1,594,602
                                                        ----------  ----------
    Total Liabilities..................................  2,148,144   2,019,612
                                                        ----------  ----------
  Stockholder's Deficit
  Common stock--$10 stated value, 5,000 shares autho-
   rized, 100 shares issued and outstanding............      1,000       1,000
  Accumulated deficit..................................   (801,294)   (907,153)
                                                        ----------  ----------
    Total Stockholder's Deficit........................   (800,294)   (906,153)
                                                        ----------  ----------
    Total Liabilities and Stockholder's Deficit........ $1,347,850  $1,113,459
                                                        ==========  ==========

                       See notes to financial statements

                              SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                          1997        1996
                                                       ----------  -----------
Revenue
  Patient service revenue............................. $4,906,272  $ 4,900,013
  Other revenue.......................................    153,955      141,129
                                                       ----------  -----------
    Total Revenue.....................................  5,060,227    5,041,142
                                                       ----------  -----------
Operating Expenses
  Administrative and general..........................  1,956,428    1,766,861
  Recreation and social service.......................    110,325      112,792
  Maintenance and housekeeping........................    413,102      473,276
  Dietary.............................................    439,661      440,133
  Nursing and medical service.........................  1,776,108    1,685,006
  Laundry and linen...................................     83,309       89,437
  Depreciation and amortization.......................    111,443      146,385
                                                       ----------  -----------
    Total Operating Expenses..........................  4,890,376    4,713,890
                                                       ----------  -----------
    Income From Operations............................    169,851      327,252
Other Expenses
  Interest............................................     89,195       89,020
                                                       ----------  -----------
    Total Other Expenses..............................     89,195       89,020
                                                       ----------  -----------
    Income Before Income Taxes........................     80,656      238,232
Income Taxes
  State corporation...................................    (25,203)      77,386
                                                       ----------  -----------
    Total Income Taxes................................    (25,203)      77,386
                                                       ----------  -----------
    Net Income........................................    105,859      160,846
Accumulated Deficit Beginning of Year.................   (907,153)  (1,067,999)
                                                       ----------  -----------
Accumulated Deficit End of Year....................... $ (801,294) $  (907,153)
                                                       ==========  ===========


                       See notes to financial statements

                              SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                            1997       1996
                                                          ---------  ---------
Cash Flows From Operating Activities:
 Net income.............................................. $ 105,859  $ 160,846
 Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Amortization...........................................     1,538        --
  Depreciation...........................................   109,905    146,385
  Changes in assets and liabilities:
   Accounts receivable...................................  (109,721)    66,661
   Inventory.............................................    (4,918)     1,388
   Deferred taxes--state.................................   (25,203)    77,386
   Due from affiliate....................................  (212,562)  (444,922)
   Prepaid expenses......................................    56,091        796
   Accounts payable......................................   (32,310)    83,952
   Accrued expenses......................................    (1,177)   (75,504)
                                                          ---------  ---------
    Net cash provided (used) by operating activities.....  (112,498)    16,988
                                                          ---------  ---------
Cash Flows From Investing Activities:
 Equipment acquisitions..................................    (2,996)    (9,379)
 Bed rights..............................................   (60,000)
 S Corporation tax deposit...............................    17,676     (1,713)
 Additions to leasehold improvements.....................    (2,294)    (2,426)
                                                          ---------  ---------
    Net cash used by investing activities................   (47,614)   (13,518)
                                                          ---------  ---------
Cash Flows From Financing Activities:
 Payments on notes payable...............................    (2,697)    (5,002)
 Advances from/repayments to related party...............   178,714     24,532
 Due to state............................................       --      36,436
                                                          ---------  ---------
    Net cash provided by financing activities............   176,017     55,966
                                                          ---------  ---------
Net Increase In Cash.....................................    15,905     59,436
Cash Balance, Beginning of Year..........................    76,755     17,319
                                                          ---------  ---------
Cash Balance, End of Year................................ $  92,660  $  76,755
                                                          =========  =========
Cash Paid During the Year For:
  Interest............................................... $     481  $   4,487
                                                          =========  =========
  Income taxes........................................... $     --   $     --
                                                          =========  =========

                       See notes to financial statements

                             SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                         NOTES TO FINANCIAL STATEMENTS

 Organization

  Simsbury Manor, Inc., a Connecticut S corporation, operates the Governor's House, a 73-bed nursing facility located in Simsbury, CT. The Governor's House is subject to regulation by Medicare (Title XVIII) and Medicaid (Title XIX). The nursing facility's revenues are generated primarily by providing skilled nursing care reimbursable by these federal programs. For the years ended September 30, 1997 and 1996, The Governor's House experienced 26,206 and 25,681 patient days, representing occupancy factors of 98.59% and 98.96%. Substantially all of the facility's patients are elderly residents of the state of Connecticut.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounts Receivable

  The Corporation follows prescribed collection procedures. For the fiscal years 1997 and 1996 no provision for doubtful accounts was considered necessary.

 Inventories

  Inventories consist primarily of food, nursing supplies and fuel oil. Food and nursing supplies are stated at the lower of cost (average cost method) or market, while fuel oil is based on number of gallons on hand at current market rates.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial and income tax reporting purposes over the estimated useful lives of the assets which are as follows:

            Operations Equipment.......         5-7 years
            Leasehold Improvements..... 31.5 and 39 years

  Replacements and betterments are capitalized. Maintenance and repairs are expensed as incurred.

 Other Assets

  The S Corporation tax deposit is the required payment under Section 7519 of the Internal Revenue Code when an S Corporation elects a fiscal year under IRC
Section 444. The payment is applicable only to years in which the Corporation realizes net income.

  Bed rights are amortized using the straight-line method over 39 years. At September 30, 1997, bed rights were reported net of accumulated amortization of $1,538.

 Deferred Taxes--State

  The Corporation provides for deferred taxes on temporary differences arising from assets and liabilities whose basis differs for financial reporting and income tax reporting purposes and from timing differences in revenue and expense recognition for financial and tax reporting purposes.

 Patient Service Revenue

  Patient service revenue is reported at the estimated net realizable amounts from residents, third-party payors, and others for service rendered.

                             SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

  Revenue under third-party payor agreements (Medicare and Medicaid) is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

 Reclassifications

  Certain reclassifications have been made to the 1996 financial statements in order to conform with classifications used in 1997.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2--DUE FROM AFFILIATE

                                                            1997        1996
                                                         ----------  ----------
Loans to Connecticut Health Facilities, Inc. There is
 no stated repayment schedule..........................  $  657,484  $  444,922
                                                         ==========  ==========

NOTE 3--DUE TO RELATED PARTY

                                                            1997        1996
                                                         ----------  ----------
Due to Harold J. Moffie--shareholder of Simsbury Manor,
 Inc., represents funds advanced to help meet start-up
 costs and other operating expenses. There is no stated
 repayment schedule. It is management's opinion that
 repayment will not begin prior to 1998. The balance
 due at September 30, 1997, includes accrued interest
 of $88,713 which is based on the short term AFR
 monthly rates (5.66% at September 30, 1997)...........  $1,698,273  $1,519,560
                                                         ==========  ==========

NOTE 4--LONG-TERM DEBT

  Long-term debt consists of the following:

                                                            1997        1996
                                                         ----------  ----------
Payable to State of Connecticut, consisting of Title
 XIX overpayments received in prior years. There is no
 repayment schedule....................................  $   74,023  $   74,023
                                                         ==========  ==========

NOTE 5--CAPITAL LEASE OBLIGATIONS

  Capital lease obligations consist of the following:

                                                            1997        1996
                                                         ----------  ----------
Installment loan payable in monthly installments of
 $265 including interest at 19.1% through January 1998,
 collateralized by equipment...........................       1,018       3,715
  Less: current portion................................      (1,018)     (2,696)
                                                         ----------  ----------
                                                         $      --   $    1,019
                                                         ==========  ==========

                             SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5--CAPITAL LEASE OBLIGATIONS--CONTINUED

  Principal amounts are due as follows:

            1998...................................$1,018.........
            1999..................................    --
            2000..................................    --
            2001..................................    --
            2002..................................    --
                                                   ------
                                                   $1,018
                                                   ======

NOTE 6--LEASE COMMITMENTS--EQUIPMENT

  The Corporation leases equipment under operating leases. Equipment leasing expense for the years ending September 30, 1997 and 1996, was $2,131 and $1,962, respectively.

NOTE 7--LEASE COMMITMENTS--FACILITIES

  The Corporation leases its facilities from Harold J. Moffie, the owner of Simsbury Manor, Inc. The facility is obligated to make monthly payments equal to the owner's debt service, plus additional payments based on the operation's cash flow. Rent expense for the years ended September 30, 1997 and 1996, was $825,513 and $674,880, respectively. See Note 13--Subsequent Event.

NOTE 8--INCOME TAXES

  No provision or liability for federal income taxes has been recorded as the Corporation, with the consent of its shareholder, has elected to be an S corporation under the Internal Revenue Code. The shareholder of an S corporation is taxed on his proportionate share of taxable income.

  The provision (benefit from) for corporate income taxes for the 1997 and 1996 fiscal years consists of the following:

                                                                 1997     1996
                                                               --------  -------
   State tax--deferred........................................ $(25,203) $77,386

  The Corporation's net deferred tax (liability) asset at September 30, 1997 and 1996, consists of the following:

                                                              1997      1996
                                                             -------  --------
   Current state deferred tax asset......................... $11,206  $    --
   Current state deferred tax liability.....................     --    (14,256)
   Non-current state deferred tax liability.................    (259)      --
                                                             -------  --------
                                                             $10,947  $(14,256)
                                                             =======  ========

  At September 30, 1997, the Corporation recognized a valuation allowance which reduced the current state deferred tax asset from $11,573 to $11,206. There was no valuation allowance for deferred taxes at September 30, 1996.

                             SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--RELATED PARTY/AFFILIATE

  The Corporation employs a management agent, Connecticut Health Facilities, Inc. The owner of the management agent, Harold J. Moffie, is also the Corporation's sole stockholder. Also, the Corporation leases its facility from Harold J. Moffie, the owner of the real estate.

NOTE 10--EMPLOYEE BENEFIT PLAN

  The Corporation participates in a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code (IRC) which permits salary deferral contributions as provided by Section 401(k) of the IRC. The Corporation is an affiliate employer under the plan, within the meaning of
Section 414(b) of the IRC.

  The plan covers substantially all employees. Each plan year the employer determines whether or not to make a contribution to the pension trust based on the total compensation of all participants eligible to receive an allocation. Additionally, each participant may elect to defer up to 15% of compensation not to exceed the dollar limitation of Section 402(g) of the IRC.

  Pension expense for the fiscal years ending September 30, 1997 and 1996 was $704 and -0-, respectively.

NOTE 11--CONTINGENT LIABILITIES

  Employees of the Corporation earn six sick days per year. At September 30, 1997, unused sick time totaled 523 days and the estimated maximum contingent liability for compensated absences due to illness was $77,204.

  The Corporation's accounts receivable have been pledged as security on a note by its stockholder, Harold J. Moffie, to People's Bank.

  The Corporation is a co-maker, together with its affiliates, Arden House, Inc. and Reservoir, Inc., of a note payable to a bank in the amount of $800,000. Under the terms of the agreement, interest was payable monthly in arrears at prime plus 1.5% (9.75% at September 30, 1996) through November 15, 1996. After November 15, 1996, principal and interest is payable monthly at prime plus 1.5% (10.0% at September 30, 1997) through November 15, 2001. At September 30, 1997, the contingent liability represented by the outstanding balance of this obligation totaled $691,821.

  The Corporation is a co-maker, together with several of its affiliates, of a note payable to a trust in the amount of $2,000,000. Under the terms of the agreement, the principal may not be repaid, without the consent of the holder, prior to September 2006. Interest is payable monthly in arrears at 10% per annum, commencing September 1996 through September 2006.

NOTE 12--CONCENTRATIONS OF CREDIT RISK

  The Corporation grants credit without collateral to its patients, most of whom are state residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at September 30, 1997 and 1996, consists of the following:

                                                                     1997  1996
                                                                     ----  ----
   Patients.........................................................  20%   21%
   Medicare.........................................................  22    17
   Medicaid.........................................................  42    32
   Other third-party payors.........................................  16    30
                                                                     ---   ---
                                                                     100%  100%
                                                                     ===   ===

                             SIMSBURY MANOR, INC.
                           DBA: THE GOVERNOR'S HOUSE

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13--SUBSEQUENT EVENT

  On August 1, 1997, Harold J. Moffie, owner of the real estate, and Simsbury Manor, Inc., owner of the operating company d/b/a The Governor's House entered into an "Agreement to Lease" with Harborside Healthcare Corporation (tenant) to lease the nursing home facility and all tangible and intangible assets used in connection therewith. It is anticipated that on or about December 1, 1997, the parties will enter into a lease agreement for a term of ten years (the initial term). Under the terms of the agreement, the tenant may extend the initial term for three additional one year terms.

  The lease agreement contains a purchase option exercisable by the tenant at any time after the expiration of the seventh lease year and before the end of the third additional one year term.

  Under the lease, the tenant's rental obligation includes the tenant's liability for the payment of all real and personal property taxes, utilities, insurance, licenses and permits. In addition, it is anticipated by the parties that the tenant will exercise its right, as provided in the lease, to make all debt service payments directly to the mortgagee.

                                   SCHEDULE I

                                CERTAIN OFFICERS

NAME OF OFFICER                                       TITLE
---------------                                       -----
Bruce Beardsley.................. Senior Vice President, Acquisitions
Mary Anne Cherundolo............. Senior Vice President, Professional Services
Michael Gomez.................... Senior Vice President, Rehabilitation Services
Robert Ogle...................... Senior Vice President, Managed Care/Marketing
Steven Raso...................... Senior Vice President, Reimbursement
Lisa Vachet-Miller............... Vice President, Marketing
Janice Zdanis.................... Senior Vice President, Human Resources

                                    ANNEX I

                                                                  EXECUTION COPY



================================================================================



                          AGREEMENT AND PLAN OF MERGER



                                 by and between



                              HH ACQUISITION CORP.



                                      and



                       HARBORSIDE HEALTHCARE CORPORATION



                               __________________


                                 April 15, 1998


                               __________________



================================================================================

                                    TABLE OF CONTENTS

                                                                          Page

ARTICLE 1

        THE MERGER..........................................................2
        Section 1.1   The Merger............................................2
        Section 1.2   Closing; Effective Time...............................2
        Section 1.3   Certificate of Incorporation..........................2
        Section 1.4   By-laws...............................................2
        Section 1.5   Directors and Officers................................3

ARTICLE 2

        CONVERSION OF SHARES; STOCKHOLDER APPROVAL..........................3
        Section 2.1   Effect on Capital Stock.  ............................3
        Section 2.2   Common Stock Elections................................5
        Section 2.3   Proration.............................................6
        Section 2.4   Treatment of Options; Directors Retainer
                        Fee Plan............................................8
        Section 2.5   Payment for Common Stock..............................9
        Section 2.6   Stockholders' Meeting; Proxy Statement...............12

ARTICLE 3

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................13
        Section 3.1   Organization.........................................13
        Section 3.2   Capitalization.......................................13
        Section 3.3   Subsidiaries.........................................14
        Section 3.4   Authorization; Binding Agreement.....................14
        Section 3.5   Noncontravention.....................................15
        Section 3.6   Governmental Approvals...............................15
        Section 3.7   SEC Filings; Financial Statements....................16
        Section 3.8   Information Supplied.................................17
        Section 3.9   Absence of Certain Changes or Events.................17
        Section 3.10  Finders and Investment Bankers.......................18
        Section 3.11  Voting Requirement...................................18
        Section 3.12  Litigation...........................................18
        Section 3.13  Taxes................................................19
        Section 3.14  Compliance with Laws.................................19
        Section 3.15  Title to Properties..................................21
        Section 3.16  Other Agreements.....................................22
        Section 3.17  Employee Benefit Plans...............................22

                                                                         Page
                                                                         ----

        Section 3.18  Insurance............................................24
        Section 3.19  Environmental Matters................................24
        Section 3.20  Board Recommendation.................................25

ARTICLE 4

        REPRESENTATIONS AND WARRANTIESOF MERGERCO..........................25
        Section 4.1   Organization.........................................25
        Section 4.2   Authorization; Binding Agreement.....................25
        Section 4.3   Noncontravention.....................................26
        Section 4.4   Governmental Approvals...............................26
        Section 4.5   Information Supplied.................................27
        Section 4.6   Financing............................................27
        Section 4.7   Regulatory Approval..................................27
        Section 4.8   Delaware Law.........................................27

ARTICLE 5

        COVENANTS..........................................................27
        Section 5.1   Conduct of Business of the Company...................27
        Section 5.2   Access and Information...............................29
        Section 5.3   No Solicitation......................................30
        Section 5.4   Reasonable Efforts; Additional Actions...............31
        Section 5.5   Notification of Certain Matters......................32
        Section 5.6   Public Announcements.................................32
        Section 5.7   Indemnification and Insurance........................33
        Section 5.8   New York Stock Exchange Delisting....................34
        Section 5.9   Affiliates...........................................34
        Section 5.10  Resignation of Directors.............................34
        Section 5.11  Cooperation With Proposed Financings.................34
        Section 5.12  Stockholder Rights...................................35
        Section 5.13  Minimum Equity of the Surviving Corporation..........35

ARTICLE 6

        CONDITIONS.........................................................35
        Section 6.1   Conditions to Each Party's Obligations...............35
        Section 6.2   Conditions to Obligation of MergerCo to Effect
                        the Merger.........................................36
        Section 6.3   Conditions to Obligation of the Company to
                        Effect the Merger..................................37

                                                                         Page
                                                                         ----
ARTICLE 7

        TERMINATION........................................................38
        Section 7.1   Termination..........................................38
        Section 7.2   Fees and Expenses....................................39
        Section 7.3   Procedure for and Effect of Termination..............39

ARTICLE 8

        MISCELLANEOUS......................................................39
        Section 8.1   Certain Definitions..................................39
        Section 8.2   Amendment and Modification...........................40
        Section 8.3   Waiver of Compliance; Consents.......................41
        Section 8.4   Survival.............................................41
        Section 8.5   Notices..............................................41
        Section 8.6   Assignment...........................................42
        Section 8.7   Expenses.............................................42
        Section 8.8   GOVERNING LAW........................................42
        Section 8.9   Counterparts.........................................42
        Section 8.10  Interpretation.......................................42
        Section 8.11  Entire Agreement.....................................43
        Section 8.12  No Third Party Beneficiaries.........................43
        Section 8.13  Confidentiality Agreement............................43


        SCHEDULE 8.1(b) - List of Facilities

        EXHIBIT A -  Form of Charter
        EXHIBIT B -  Form of Affiliate Letter
        EXHIBIT C -  Master Rights Agreement
        EXHIBIT D -  Third Party Consents
        EXHIBIT E -  List of Executive Officers

                          AGREEMENT AND PLAN OF MERGER



       AGREEMENT AND PLAN OF MERGER, dated as of April 15, 1998, by and between HH ACQUISITION CORP., a Delaware corporation ("MergerCo"), and HARBORSIDE
                                               --------
HEALTHCARE CORPORATION, a Delaware corporation (the "Company").  MergerCo and
                                                     -------
the Company are sometimes collectively referred to herein as the "Constituent
                                                                  -----------
Corporations."
------------

       WHEREAS, the respective Boards of Directors of MergerCo and the Company have approved the merger of MergerCo with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger"), pursuant
                                                            ------
to which each share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective
      ------------
Time (as defined in Section 1.2) will be converted into either (A) the right to receive cash or (B) subject to the terms hereof and other than as set forth herein, the right to retain at the election of the holder thereof one share of Common Stock;

       WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each share of Common Stock in the Merger is fair to the stockholders of the Company, and the Merger is otherwise in the best interests of the Company and its stockholders and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the stockholders of the Company of this Agreement;

       WHEREAS, MergerCo is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain stockholders of the Company enter into agreements (the "Stockholders
                                                        ------------
Agreements") providing for certain actions relating to the shares of Common Stock owned by them, and such stockholders have agreed to enter into the Stockholders Agreements;

       WHEREAS, concurrently with the execution of this Agreement, the Company intends to enter into a Non-Compete Agreement with each of Douglas Krupp and George Krupp, which Agreement shall become effective as of the Effective Time;

       WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes; and

       WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

       NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE 1

                                   THE MERGER

        Section 1.1   The Merger.  Upon the terms and subject to the conditions
                      ----------
of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), MergerCo shall be merged with and into the Company, which shall be the
 ----
surviving corporation in the Merger (the "Surviving Corporation").  At the
                                          ---------------------
Effective Time, the separate existence of MergerCo shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL.

        Section 1.2   Closing; Effective Time.  Subject to the provisions of
                      -----------------------
Article 6, the closing of the Merger (the "Closing") shall take place in New
                                           -------
York City at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 6 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as MergerCo and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, MergerCo and the Company
                    ------------
shall cause a certificate of merger (the "Certificate of Merger") to be executed
                                          ---------------------
and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time of such filing, or such other time within 24 hours after such filing as MergerCo and the Company shall agree to be set forth in the Certificate of Merger (the

"Effective Time").
---------------

        Section 1.3   Certificate of Incorporation.  At the Effective Time, and
                      ----------------------------
without any further action on the part of the Company or MergerCo, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety substantially in the form set forth as Exhibit A hereto, and, as so amended, until thereafter further amended as provided therein and under applicable law, it shall be the certificate of incorporation of the Surviving Corporation.

        Section 1.4   By-laws.  The by-laws of MergerCo, as in effect
                      -------
immediately prior to the Effective Time, shall become, from and after the Effective

Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

        Section 1.5   Directors and Officers.  The directors of MergerCo and
                      ----------------------
officers of the Company, respectively, immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and shall qualify or their earlier resignation or removal.


                                   ARTICLE 2

                   CONVERSION OF SHARES; STOCKHOLDER APPROVAL

        Section 2.1   Effect on Capital Stock.  As of the Effective Time, by
                      -----------------------
virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of MergerCo:

          (a) Capital Stock of MergerCo.  Each share of capital stock of
              -------------------------
MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of the same class of capital stock of the Surviving Corporation (as described in Exhibit A).

          (b) Treasury Stock and MergerCo-Owned Stock.  Each share of Common
              ---------------------------------------
Stock that is owned by the Company or any subsidiary of the Company and each share of Common Stock that is owned by MergerCo or any affiliate of MergerCo shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion (Or Retention) of Common Stock.  Except as otherwise
              -----------------------------------------
provided herein and subject to Sections 2.2 and 2.3, each issued and outstanding share of Common Stock (each, a "Share") shall be converted into the following
                                -----
(the consideration set forth in clauses (i), (ii) and (iii) below being collectively referred to as the "Merger Consideration"):
                                 --------------------

               (i) for each such Share with respect to which an election to retain such Share has been effectively made pursuant to Section 2.2 and not revoked or lost ("Electing Shares"), the right to retain one fully paid and
                       ---------------
     nonassessable Share (a "Non-Cash Election Share");
                             -----------------------

               (ii) for an aggregate of 177,688 Shares held by Stephen L. Guillard, the Chief Executive Officer of the Company, 47,563 Shares held by Damian Dell'Anno, the Chief Operating Officer of the Company, and 400 Shares held by William H. Stephan, the Chief Financial

     Officer of the Company, the right to retain the same number of fully paid and nonassessable Shares (the "Management Rollover Shares"), and for each
                                    --------------------------
     other Share held by such persons and each of the other executive officers of the Company listed on Exhibit E hereto (the "Other Management Shares"),
                                                     -----------------------
     the right to receive from the Company following the Merger the Cash Election Price (defined below); and

               (iii) for each such Share, other than Dissenting Shares (as defined in Section 2.1(d)), Electing Shares, Management Rollover Shares and Other Management Shares, the right to receive in cash, without interest, from the Company following the Merger an amount equal to $25.00 (the "Cash
                                                                           ----
     Election Price").
     --------------

          (d) Dissenting Shares.  Notwithstanding anything in this Agreement to
              -----------------
the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or exchangeable for
           -----------------
the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall
--------  -------
have effectively withdrawn or lost the right to appraisal and payment under the DGCL, each share of Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration consisting of the Cash Election Price, without any interest thereon, in accordance with Section 2.1(c)(iii), and such shares shall no longer be Dissenting Shares. The Company shall give reasonably prompt notice to MergerCo of any demands received by the Company for appraisal of shares of Common Stock, and MergerCo shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerCo, make any payment with respect to, or settle or offer to settle, any such demands.

          (e) Cancellation and Retirement of Common Stock.  Each Share converted
              -------------------------------------------
into the right to receive the Cash Election Price pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the cash applicable thereto, upon surrender of such certificate in accordance with
Section 2.5.

          (f) Denomination of Shares.  Each Share to be retained as part of the
              ----------------------
Merger Consideration shall be denominated as a share of Class A Common Stock as of the Effective Time. As of the Effective Time, each share of Class B

Stock, Class C Stock and Class D Stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into Class B Common Stock, Class C Common Stock and Class D Common Stock, as the case may be, of the Surviving Corporation.

        Section 2.2   Common Stock Elections.
                      ----------------------

          (a) Each person who, on or prior to the Election Date referred to in clause (b) below, is a record holder of Shares will be entitled, with respect to all or any portion of such holder's Shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain such Shares, on
 -----------------
the basis hereinafter set forth below, subject to Section 2.3.

          (b) MergerCo shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of
                                                                 -------
Election"), to be mailed by the Company with the Proxy Statement (as defined in
--------
Section 2.6) to the record holders of Shares as of the record date for the Stockholders Meeting (as defined in Section 2.6), which Form of Election shall be used by each record holder of Shares who wishes to elect to retain, subject to the provisions of Section 2.3, any or all Shares held by such holder. The Company will use its reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder's election to retain Shares shall have been properly made only if the Exchange Agent (as defined in Section 2.5) shall have received at its designated office, by 5:00 p.m., New York City time on the trading day next preceding the date of the Stockholders Meeting (the "Election Date"), a Form of Election properly
                               -------------
completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certification as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

          (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (unless MergerCo and the Company determine not less than two business days prior to the Election Date that the Effective Time is not likely to occur within five business days following the date of the Stockholders Meeting, in which case the Form of Election will remain revocable until a subsequent date which shall be a date prior to the Effective Time determined by MergerCo and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

          (d) The determination of the Exchange Agent shall be binding as to whether or not elections to retain Shares have been properly made or revoked pursuant to this Section 2.2 and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Shares was not properly made, such Shares shall be treated by the Exchange Agent as Shares for which no election was received, and such Shares shall be converted in accordance with Sections 2.1(c)(iii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of MergerCo and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

        Section 2.3   Proration.
                      ---------

          (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares (other than Management Rollover Shares) to be converted into the right to retain Shares at the Effective Time (the "Non-Cash
                                                                      --------
Election Number") shall be equal to the product (rounded to the nearest whole
---------------
number) of (i) the sum of (A) the total number of shares of Common Stock (if any), Class A Stock (if any), Class B Stock, Class C Stock and Class D Stock of MergerCo outstanding immediately prior to the Effective Time (the "Non-Preferred
                                                                   -------------
MergerCo Shares") plus (B) the Management Rollover Shares, multiplied by (ii)
---------------
0.06383; provided that the Non-Cash Election Number shall not be less than
         --------
361,500, nor more than 500,600.

          (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 2.1(c) in the following manner:

               (i) a proration factor (the "Non-Cash Proration Factor") shall be
                                            -------------------------
     determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

               (ii) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election, rounded down to the nearest whole number; and

               (iii) all Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with
     Section 2.3(b)(ii) shall be converted into cash (on a consistent basis among stockholders who made the election referred to in Section 2.1(c)(i), pro rata to the number of Shares as to which they made such election) as if such Shares were not Electing Shares in accordance with the terms of
     Section 2.1(c)(iii).

            (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

               (i) all Electing Shares shall be converted into the right to retain Shares in accordance with the terms of Section 2.1(c)(i);

               (ii) additional Shares (other than Electing Shares, Dissenting Shares and Management Rollover Shares) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 2.1(c) in the following manner:

                  (1)  a proration factor (the "Cash Proration Factor") shall be
                                             ---------------------
         determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Shares (other than Electing Shares, Dissenting Shares and Management Rollover Shares); and

                  (2) the number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of Shares (other than Electing Shares, Dissenting Shares and Management Rollover Shares), rounded down to the nearest whole number; and

               (iii) subject to Section 2.1(d), Shares subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.1(c)(i) (on a consistent basis among stockholders who held Shares as to which they did not make the election referred to in Section 2.1(c)(i), pro rata to the number of Shares as to which they did not make such election).

        Section 2.4  Treatment of Options; Directors Retainer Fee Plan.
                     -------------------------------------------------

          (a) Immediately prior to the Effective Time, each outstanding option (a "Company Stock Option") to purchase shares of Common Stock, shall become
    --------------------
immediately vested and exercisable in full, subject to all expiration, lapse and other terms and conditions thereof.

          (b) Subject to Section 2.4(c), the Company shall take all action necessary so that each Company Stock Option (and any rights thereunder) outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time (after giving effect to Section 2.4(a)) and (B) the excess, if any, of the Cash Election Price over the per share exercise price of such Company Stock Option, to be delivered by the Surviving Corporation immediately following the Effective Time. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 2.4 and all such taxes attributable to the exercise of Company Stock Options shall be withheld from the proceeds received in respect of the shares of Common Stock issuable upon such exercise.

          (c) Notwithstanding the provisions of Section 2.4(b), each person who, on or prior to the Election Date, is the holder of a Company Stock Option will be entitled, with respect to all or any portion of such holder's Company Stock Option, to make an unconditional election to the Company in writing (a "Retention Election") on or prior to the Election Date, to retain such portion
-------------------
of their Company Stock Options in lieu of receiving a cash payment in consideration for the cancellation of such portion of their Company Stock Options in the manner described in Section 2.4(b). Any portion of a Company Stock Option with respect to which a timely Retention Election has been delivered to the Company (the "Elected Portion") shall, whether or not then
                               ---------------
vested or exercisable, effective as of the Effective Time, become and represent an option (a "Continuing Option") for the number of Shares subject to the
              -----------------
Elected Portion of such Company Stock Option immediately prior to the Effective Time at an exercise price per share equal to the exercise price of such Company Stock Option immediately prior to the Effective Time. After the Effective Time, each Continuing Option shall (unless otherwise agreed by the Company and the holder of such Continuing Option) be subject to the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, provided that all such Continuing Options shall as of the Effective Time be immediately fully vested and exercisable.

          (d) The Company has adopted a Directors Retainer Fee Plan (the "Fee
                                                                          ---
Plan") pursuant to which eligible directors may elect to receive certain fees
----
in cash or in shares of Common Stock or to defer payment of such fees and credit such fees to an account (the "Share Unit Account") consisting of units that are
                              ------------------
equivalent in value to shares of Common Stock ("Share Units").  The Company
                                                -----------
shall take all actions necessary so that all Share Units outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right of each holder of Share Units to receive an amount in cash equal to the product of (A) the number of Share Units in such holder's Share Unit Account outstanding immediately prior to the Effective Time and (B) the Cash Election Price to be delivered by the Surviving Corporation immediately following the Effective Time. All applicable withholding taxes attributable to the payments contemplated by this Section 2.4(d) shall be deducted from the amounts payable under this Section 2.4(d). Except as provided in this Section 2.4(d), the Fee Plan shall terminate at the Effective Time.

        Section 2.5   Payment for Common Stock.
                      ------------------------

          (a) Exchange Agent.  On or before the Effective Time, MergerCo shall
              --------------
cause to be deposited in trust with a bank or trust company designated by MergerCo and reasonably satisfactory to the Company (the "Exchange Agent") the
                                                          --------------
aggregate Merger Consideration to which holders of Common Stock shall be entitled at the Effective Time pursuant to Section 2.1 (the "Payment Fund").
                                                             ------------
MergerCo shall cause the Exchange Agent to make the payments provided for in Sec tion 2.1 out of the Payment Fund (other than Section 2.4 which shall be paid by the Surviving Corporation immediately following the Effective Time and other than Section 2.1(d)). The Exchange Agent shall invest undistributed portions of the Payment Fund as MergerCo directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investor Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities
                ---------------------    --------  -------
of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former holders of shares of Common Stock entitled thereto as contemplated by this Section. MergerCo shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All net earnings of Permitted Investments shall be paid to MergerCo as and when requested by MergerCo. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Common Stock shall be entitled under Section 2.1 or this Section 2.5, MergerCo shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement. If any cash or cash equivalents deposited with the Exchange Agent for purposes of paying the Merger Consideration for the Common Stock pursuant to this Article 2 remain unclaimed following the expiration of one year after the Effective Time, such cash or cash equivalents (together with accrued interest) shall be delivered to the Surviving Corporation by the Exchange Agent and, thereafter, holders of certificates that immediately prior to the Effective Time represented shares of Common Stock shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof.

          (b) Exchange.  Promptly after the Effective Time, MergerCo shall cause
              --------
the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates") a form letter of
                                         ------------
transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. In effecting the payment of the Cash Election Price in respect of Shares represented by Certificates entitled to payment of the Cash Election Price pursuant to Section 2.1 (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange
--------------
Agent shall pay the holder of such Certificate the Cash Election Price multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment (and the exchange, if any, of Certificates formerly representing Shares for certificates representing Non-Cash Election Shares) such Certificate shall forthwith be canceled. In effecting the exchange of Non-Cash Election Shares in respect of Shares represented by Certificates which, at the Effective Time, shall become Non-Cash Election Shares, upon surrender of each such Certificate, the Exchange Agent shall deliver to the holder of such Certificate a certificate representing that number of whole Non-Cash Election Shares which such holder has the right to receive pursuant to the provisions of Section 2.1, and cash in lieu of fractional Non-Cash Election Shares. Upon such exchange (and any payment of the Cash Election Price for Cashed Shares), such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate shall represent for all purposes whatsoever only the right to receive the Merger Consideration applicable thereto, without any interest thereon.

          (c) Distribution with Respect to Unexchanged Shares.  No dividends or
              -----------------------------------------------
other distributions with respect to retained Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Shares with respect to the retained Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.5(e) until the surrender of such Certificate in accordance with
Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of retained Shares issued in connection therewith, without interest, at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional Share to which such holder is entitled pursuant to Section 2.5(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole retained Shares, and at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole retained Shares.

          (d) No Further Ownership Rights in Shares Exchanged for Cash.  All
              --------------------------------------------------------
cash paid upon the surrender for exchange of Certificates in accordance with the terms of Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such Certificates.

          (e) No Fractional Shares.  No certificates or scrip representing
              --------------------
fractional retained Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation after the Merger. Notwithstand ing any other provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a retained Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Election Price.

          (f) No Transfers.  After the Effective Time there shall be no
              ------------
transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or for any other reason, they shall be canceled and exchanged for cash as provided in this Article 2, except as otherwise provided by law.

          (g) No Liability.  None of MergerCo, the Company or the Exchange Agent
              ------------
shall be liable to any person in respect of any Non-Cash Election Shares (or dividends or distributions with respect thereto) or cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.6)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        Section 2.6   Stockholders' Meeting; Proxy Statement.
                      --------------------------------------

          (a) Stockholders Meeting.  The Company will, as promptly as
              --------------------
practicable following the date of this Agreement, (i) take all action necessary in accordance with applicable law to convene a meeting of its stockholders for the purpose of considering, approving and adopting this Agreement and the transactions contemplated hereby (the "Stockholders Meeting"), (ii) include in
                                       --------------------
the Proxy Statement (as defined in Section 2.6(b)) the recommendation of the Board of Directors of the Company (the "Board") that the stockholders of the
                                        -----
Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, and the written opinion of Schroder & Co. Inc. ("Schroders"), the Board's financial advisor, that the consideration to be
  ---------
received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders; provided, however, that
                                                      --------  -------
the Board may fail to make or may withdraw or modify such recommendation or fail to seek such approval and adoption if one or more persons or group shall have made an Acquisition Proposal (as defined in Section 5.3) and the Board shall have determined in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to do so.

          (b) Proxy Statement.  Promptly following the date of this Agreement,
              ---------------
the Company shall prepare a proxy statement relating to the Stockholder's Meeting (as amended or supplemented, the "Proxy Statement") and the Company
                                          ---------------
shall prepare and file with the Securities and Exchange Commission (the "SEC") a
                                                                         ---
registration statement on Form S-4 (as amended or supplemented, the "Form S-4"),
                                                                     --------
in which the Proxy Statement will be included. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as
                                         --------------
practicable after such filing. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Non-Cash Election Shares in connection with the Merger. MergerCo and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will as promptly as practicable notify MergerCo of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the

Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo (which approval by MergerCo shall not be unreasonably withheld or delayed). MergerCo will furnish to the Company the information relating to it required by the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

       The Company represents and warrants to MergerCo as follows:

        Section 3.1   Organization.  The Company and each of its subsidiaries is
                      ------------
duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified to do business and in good standing in its jurisdiction of organization and in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such failures to be so duly qualified and in good standing that, individually or in the aggregate, will not have a Material Adverse Effect (as defined in Section 8.1(e)) with respect to the Company. The Company has previously delivered (or, in the case of subsidiaries, delivered or made available) to MergerCo correct and complete copies of the certificates of incorporation and by-laws (or equivalent governing instruments), as currently in effect, of the Company and each of its subsidiaries.

        Section 3.2   Capitalization.  The authorized capital stock of the
                      --------------
Company consists of 30,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. As of April 9, 1998, there were (i) no shares of Preferred Stock issued or outstanding, (ii) 8,011,330 shares of Common Stock issued and outstanding, (iii) 760,085 shares of Common Stock issuable upon the exercise of outstanding stock options and (iv) no shares of capital stock of the Company held in the treasury of the Company.
Section 3.2 of the letter delivered to MergerCo concurrently herewith (the "Disclosure Letter") sets forth a complete and accurate schedule as of the date
------------------
hereof of all outstanding options to purchase Common Stock, identifying the holder of each such option and applicable exercise price. Since February 28, 1998, no additional shares of capital stock have been issued by the Company (except such shares of Common Stock if any, that have been issued pursuant to the exercise of stock options so identified in Section
3.2 of the Disclosure Letter) and, except as set forth in Section 3.2 of the Disclosure Letter, no additional stock options or other stock rights have been granted. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in this Section 3.2 or in Section 3.2 of the Disclosure Letter, as of the date hereof, (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, sell, redeem or otherwise acquire or vote any shares of capital stock or other equity securities of the Company or of any of its subsidiaries and (B) the Company is not a party to or bound by (x) any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company may vote.

        Section 3.3   Subsidiaries.  Except as disclosed in the SEC Filings (as
                      ------------
defined in Section 8.1(g)) or in Section 3.3 of the Disclosure Letter, the Company does not own, directly or indirectly, (a) any shares of capital stock of any subsidiary of the Company or (b) any other equity interest in any person, domestic or foreign, having a cost or fair value in excess of $500,000. All of the outstanding shares of capital stock and all equity interests of each of the Company's subsidiaries that are owned by the Company or any other subsidiary of the Company (collectively, the "Subsidiary Shares") have been duly authorized
                                -----------------
and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations with respect to any of the Subsidiary Shares and, except as set forth in Section 3.3 of the Disclosure Letter, all of the Subsidiary Shares are owned by the Company free and clear of all liens, claims, charges, encumbrances or security interests (collectively, "Liens") with respect thereto. Except as disclosed in Section
                -----
3.3 of the Disclosure Letter, the Company owns and has full voting and disposition power over all of the equity interests of each of its subsidiaries.

        Section 3.4   Authorization; Binding Agreement.  The Company has the
                      --------------------------------
full corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL, the certificate of incorporation and by-laws of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company. This Agreement has been duly and validly executed and delivered by the Company and, subject, in the case of the Merger, to the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as may be limited by (a) bankruptcy, insolvency, reorganization or other laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 3.5   Noncontravention.  Neither the execution and delivery of
                      ----------------
this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of the Company or any of its subsidiaries, (b) except as set forth in Section 3.5 of the Disclosure Letter, require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation (collectively, "Contracts and Other Agreements") to
                                         ------------------------------
which the Company or any of its subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) subject to the approvals, filings and consents referred to in Section 3.6, violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any
                           ------------------
of its subsidiaries or any portion of their properties or assets, except in the case of clauses (b) and (c), with respect to matters that will not, individually or in the aggregate, (w) cause the Company or any of its subsidiaries to be in default (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any Facilities Lease (as defined in Section 8.1(c)) or any indebtedness which is secured by any of the Facilities or result in any violation of any Legal Requirements regulating ownership or control of any of the Facilities (as defined in Section 8.1(b)) the consequence of which in each case would be to jeopardize the ability of the Company or any of its subsidiaries to lawfully continue to operate, own or control such Facility, (x) have a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

        Section 3.6   Governmental Approvals.  Except as set forth in Section
                      ----------------------
3.6 of the Disclosure Letter, no consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") on the part of the Company or any of its
          -------------------
subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the

Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b)(1) filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (2) the filing with the SEC of (A) the
                          -------
Proxy Statement and the Form S-4, and (B) such reports and other filings under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of appropriate documents with the relevant authorities of states other than Delaware in which the Company or any of its subsidiaries is authorized to do business, (d) such filings as may be required in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries', real property, if any, (e) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (f) such filings and consents as may be required under any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required by the Merger or the transactions contemplated by this Agreement and (g) consents, approvals, authorizations, declarations or filings that, if not obtained or made, will not, individually or in the aggregate, (w) cause the Company or any of its subsidiaries to be in default (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any Facilities Lease (as defined in Section 8.1(c)) or any indebtedness which is secured by any of the Facilities or result in any violation of any Legal Requirements regulating ownership or control of any of the Facilities (as defined in Section 8.1(b)) the consequence of which in each case would be to jeopardize the ability of the Company or any of its subsidiaries to lawfully continue to operate, own or control such Facility, (x) result in a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

        Section 3.7   SEC Filings; Financial Statements.  Except as described in
                      ---------------------------------
Section 3.7 of the Disclosure Letter, the Company has made all required SEC Filings. As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements set forth in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as the case may be, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act and to normal year-end adjustments).

        Section 3.8   Information Supplied.  Neither the Form S-4 nor the Proxy
                      --------------------
Statement will at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by MergerCo in writing specifically for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by MergerCo in writing specifically for inclusion therein.

        Section 3.9   Absence of Certain Changes or Events.  Except as disclosed
                      ------------------------------------
in the SEC Filings or set forth in Section 3.9 of the Disclosure Letter, since December 31, 1997 the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been (i) any condition, event or occurrence (including, without limitation, any regulatory development, publication or announcement regarding the "Prospective Payment System for Skilled Nursing Facilities" as contemplated by Section 4432 of Chapter 3 of Subtitle E of the Balanced Budget Act of 1997 or any other change in Medicare reimbursement methodologies, rates or conditions having revenue or cost structure implications for skilled nursing facilities) that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of December 31, 1997, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 1997 or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss to property, whether or not covered by insurance, that has had or will have a Material Adverse Effect with respect to the Company or (vi) except insofar as may have been disclosed in the SEC Filings or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices except as required by generally accepted accounting principles. Except (i) for liabilities or obligations incurred in the ordinary course of business, (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement,
(iii) as disclosed in the SEC Filings or in Section 3.9 of the Disclosure Letter, since December 31, 1997, the Company and its subsidiaries have not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that would constitute a Material Adverse Effect with respect to the Company and that would be required to be reflected in or reserved against a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

        Section 3.10  Finders and Investment Bankers.  Neither the Company nor
                      ------------------------------
any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Schroders, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Schroders. The amount of such fees payable to Schroders and the terms related thereto have been previously and accurately disclosed in writing to MergerCo.

        Section 3.11  Voting Requirement.  The affirmative vote of the holders
                      ------------------
of a majority of the outstanding shares of Common Stock in favor of adoption of this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby under any applicable law, rule or regulation or pursuant to the requirements of the Company's certificate of incorporation or by-laws.

        Section 3.12  Litigation.  Except as disclosed in the SEC Filings or in
                      ----------
Section 3.12 of the Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any such effect.

        Section 3.13  Taxes.  The Company and any consolidated, combined,
                      -----
unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed all Tax Returns (defined below) required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all Taxes (defined below) required to be paid for the taxable periods covered by such returns, other than Taxes that it is contesting in good faith in appropriate proceedings and except such an amount of Taxes the nonpayment of which would not have a Material Adverse Effect with respect to the Company, and the most recent financial statements contained in the SEC Filings reflect an adequate reserve for all material Taxes payable by the Company and each of its subsidiaries accrued through the date of such financial statements whether or not shown as being due on any returns. All material Taxes that the Company and its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued. The unpaid Taxes, including any contingent tax liabilities and net deferred tax liabilities, of the Company and each of its subsidiaries which have accrued as of the date of the most recent financial statements contained in the SEC Filings do not materially exceed the reserve for accrued tax liability set forth or included in such financial statements. Except as set forth in Section 3.13 of the Disclosure Letter: neither the Company nor any of its subsidiaries has been notified that any Tax Returns of the Company or its subsidiaries are currently under audit by the Internal Revenue Service (the "IRS") or any state or local
                                                  ---
tax agency and no action, suit, investigation, claim or assessment is pending or proposed with respect to any material amount of Taxes of the Company or any of its subsidiaries; no agreements have been made by the Company or its subsidiaries for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local Taxes; no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, and neither the Company nor any subsidiary has made, is obligated to make, or is party to any agreement that could obligate it to make, any payment that will not be deductible by the Company either by reason of Section 280G or Section 162(m) of the Internal Revenue Code of 1986, as amended. As used herein, "Taxes" shall mean any taxes
                                                    -----
of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sale, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return"
                                                                   ----------
shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

        Section 3.14  Compliance with Laws.
                      --------------------

          (a) The Company and each of its subsidiaries have (i) all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company or any of its subsidiaries to own or lease and to operate its properties or otherwise to carry on its business as it is now being conducted and (ii) agreements and certifications from all federal, state, foreign and local governmental agencies and accrediting and certifying organizations having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated and, to the extent such facility participates in the Federal Medicare program ("Medicare") and the applicable state Medicaid
                                  --------
program ("Medicaid"), receive reimbursement for care provided to patients
          --------
covered under Medicare and any applicable Medicaid (all the matters referred to in clauses (i) and (ii) hereinafter referred to collectively as the "Company
                                                                     -------
Permits"), except where the failure to have, or the suspension or cancellation
-------
of, any of the Company Permits will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and, subject to receipt of all approvals from governmental agencies (including the regulatory approvals listed or referred to in Section 3.14(a) of the Disclosure Letter) with regard to the transactions contemplated under this Agreement, no suspension or cancellation of any of the Company Permits is pending, or to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.14(a) of the Disclosure Letter, all the Company's facilities are certified for participation or enrollment in the Medicare program and the Medicaid programs for states in which the Company has facilities, have current and valid provider contracts with the Medicare program and the Medicaid programs for states in which the Company has facilities and are in substantial compliance with the conditions of participation of such programs in all material respects. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (A) any law applicable to the Company or any such subsidiary or by which any property or assets of the Company or any such subsidiary is bound or affected or (B) any Company Permits, except in the case of clauses (A) and (B) for any such conflicts, defaults or violations that will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.14(a) of the Disclosure Letter, neither the Company nor any of its subsidiaries has received notice from the regulatory authorities that enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations, and no such investigations are pending or, to the knowledge of the Company, threatened or imminent. Section 3.14(a) of the Disclosure Letter sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in (i) the loss or revocation of a Company Permit necessary to operate one or more facilities or for a facility to receive reimbursement under the Medicare or Medicaid programs or (ii) the suspension or cancellation of any other Company Permit, except, in the case of clauses (i) and
(ii), any such Company Permit where such suspension or cancellation will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

          (b) The Company and each of its subsidiaries, as appropriate, is an approved participating provider in and under all third party payment programs from which it receives revenues. No action or investigation is pending, or to the knowledge of the Company, threatened to suspend, limit, terminate, condition, or revoke the status of the Company or any of its subsidiaries as a provider in any such program, and neither the Company nor any such subsidiary has been provided written notice by any third party payor of its intention to suspend, limit, terminate, revoke, condition or fail to renew in whole or in part or decrease the amounts payable under any arrangement with the Company or such subsidiary as a provider, which action, investigation, proceeding, suspension, limitation, termination, revocation, conditioning or failure to renew will have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

          (c) Neither the Company nor any of its subsidiaries is delinquent with respect to the filing of any claims, cost reports or annual filings required to be filed to secure payments for services rendered by them under any third party payment program from which they receive or expect to receive revenues, including, without limitation, Medicare and Medicaid, except where such delinquency will not individually or in the aggregate have a Material Adverse Effect with respect to the Company. Except as indicated in its financial statements included in the SEC Filings, the Company or each of its subsidiaries, as applicable, has paid, or caused to be paid, all refunds, discounts, adjustments, or amounts owing that have become due to such third party payors pursuant to such claims, reports or filings and, to the knowledge of the Company, there are no material changes required to be made to any cost reports, claims or filings made by it for any period or of any deficiency in any such claim, report, or filing, except for changes and deficiencies that in the aggregate will not have a Material Adverse Effect with respect to the Company.

        Section 3.15  Title to Properties.  The Company and its subsidiaries
                      -------------------
have good, valid and marketable title to the properties and assets reflected on the most recent consolidated balance sheet included in the SEC Filings (the

"Balance Sheet") (other than properties and assets disposed of in the ordinary
--------------
course of business since the date of the Balance Sheet), and has good leasehold title to all leased property, and all such properties, assets and leasehold interests are free and clear of any Liens and imperfections of title, except as described in the SEC Filings and the financial statements included therein, liens for current taxes not yet due, Liens identified in the title insurance policies covering such properties made available to

MergerCo and other than Liens or title imperfections that in the aggregate will not have a Material Adverse Effect with respect to the Company.

        Section 3.16  Other Agreements.  Neither the Company nor any of its
                      ----------------
subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party where such default will have a Material Adverse Effect with respect to the Company.

        Section 3.17  Employee Benefit Plans.
                      ----------------------

          (a) The Company and each of its subsidiaries have complied, and currently are in compliance, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws with respect to each
-------
compensation or benefit plan, agreement, policy, practice, program or arrangement (whether or not subject to ERISA) maintained by the Company or any of its subsidiaries for the benefit of any employee, former employee, independent contractor or director of the Company and its subsidiaries (including, without limitation, any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, equity-based or deferred compensation plans) (collectively, the "Plans").
                                                                 -----

          (b) The Company has provided or made available a current, accurate and complete copy of each Plan to MergerCo and, to the extent applicable to the Plans, (i) copies of any funding instruments, (ii) summary plan descriptions and
(iii) Forms 5500 for the last three years.

          (c) Each of the Plans that is intended to qualify under Section 401(a) of the Code has received, or has filed for, a favorable determination letter from the IRS ruling that the Plan, does so qualify and that the trust is exempt from taxation pursuant to Section 501(a) of the Code.

          (d) Except as set forth in Section 3.17(d) of the Disclosure Letter, neither the Company nor any of its subsidiaries has within the past 5 years maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)) or any plan otherwise subject to the minimum funding standards of ERISA Section 302 or Code Section 412.

          (e) No Plan provides any health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by Code Section 4980B or applicable law, (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iii) benefits pursuant to employment agreements or other arrangements disclosed pursuant to this Agreement).

          (f) Except as set forth in Section 3.17(f) of the Disclosure Letter, neither the Company nor its subsidiaries has incurred any withdrawal liability with respect to any Plan that is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (g) No reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) or prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Plan that will have a Material Adverse Effect with respect to the Company.

          (h) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits by any individuals or entities with respect to any Plan (other than for routine benefit claims) that will have a Material Adverse Effect with respect to the Company.

          (i) Except as set forth in Section 3.17(i) of the Disclosure Letter, no payments or benefits under any Plan are triggered (in whole or in part) solely as a result of the transactions contemplated by this Agreement.

          (j) No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 is pending or threatened against any fiduciary of any Plan, and none of the Plans or any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency which, in either case, will have a Material Adverse Effect with respect to the Company.

          (k) No agreement, commitment or obligation exists to materially increase any benefit under any Plan or to adopt any new Plan.

          (l) Each Plan that is a group health plan has been operated in compliance in all material respects with Code Section 4980B and Sections 601-609 of ERISA.

          (m) No Plan has any material unfunded accrued benefits that are not fully reflected in the Company's audited financial statements.

        Section 3.18  Insurance.  Except as set forth in Section 3.18 of the
                      ---------
Disclosure Letter, the Company maintains, and has maintained, without interruption, during the past three years, policies or binders of insurance covering such risks, and events, including personal injury, property damage and general liability, in amounts the Company reasonably believes adequate for its business and operations. The Company has previously furnished MergerCo with an accurate summary of its existing insurance coverages.

        Section 3.19  Environmental Matters.
                      ---------------------

          (a) Except as set forth in the SEC Filings, (i) the assets, properties, businesses and operations of the Company and its subsidiaries are and have been in compliance with applicable Environmental Laws (as defined below), except for such non-compliance which has not had and will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company); (ii) the Company and its subsidiaries have obtained and, as currently operating, are and have been in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its subsidiaries in the manner now conducted except for failure to hold such Company Permits or such non-compliance which has not had and will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) all Hazardous Substances generated at the real properties or in connection with any operations of the Company have been transported and otherwise handled, treated and disposed of in compliance with all applicable Environmental Laws and in a manner that does not result in liability under Environmental Laws, except for noncompliance or liability which has not had and will not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by the Company on the real properties on which the Company's business is conducted or elsewhere in violation of applicable Environmental Laws except for such violations which have not had and will not have, individually or in the aggregate, a Material Adverse Effect or in a manner that would result in liability under applicable Environmental Laws which will have a Material Adverse Effect with respect to the Company and (v) neither the Company nor any of its subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or to the knowledge of the Company, any investigation, inquiry or proceeding indicating that the Company or any of its subsidiaries is or may be (a) liable for a violation of any Environmental Law or (b) liable for any Environmental Liabilities and Costs (including, without limitation, any such Environmental Liabilities or Costs incurred in connection with being designated as a "potentially responsible party" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law), where in each case such liability would have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

            (b) For purposes of Section 3.19(a), the terms below shall have the following meanings:

       "Environmental Law" means any law (including, without limitation, common
        -----------------
law), regulation, ordinance, guideline, code, decree, judgment, order, permit or authorization or other legally enforceable requirement of any Governmental Authority relating to toxic torts, worker or public safety or health and the indoor and outdoor environment, including, without limitation, pollution, contamination, Hazardous Substances, cleanup, regulation and protection of the air, water or soils in the indoor or outdoor environment; and

       "Environmental Liabilities and Costs" means all damages, penalties,
        -----------------------------------
obligations or clean-up costs assessed or levied pursuant to any Environmental Law;

       "Hazardous Substances" means petroleum products, asbestos, radioactive
        --------------------
material, or hazardous or toxic substances or wastes as defined or regulated under any Environmental Law or the presence of which poses a hazard to the health or safety of persons.

        Section 3.20  Board Recommendation.  The Board, at a meeting duly called
                      --------------------
and held, has (i) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                  OF MERGERCO

        MergerCo represents and warrants to the Company as follows:

        Section 4.1   Organization.  MergerCo is a corporation duly
                      ------------
incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. MergerCo is a newly formed corporation and, except for activities incident to the acquisition of the Company, MergerCo has not engaged in any business activities of any type or kind whatsoever. MergerCo has provided to the Company a true and correct copy of its by-laws as in effect on the date hereof and as of the Effective Time.

        Section 4.2   Authorization; Binding Agreement.  MergerCo has the full
                      --------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of MergerCo. This Agreement has been duly and validly executed and delivered by MergerCo and constitutes a legal, valid and binding agreement of MergerCo, enforceable against it in accordance with its terms except as may be limited by
(a) bankruptcy, insolvency, reorganization or other laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 4.3   Noncontravention.  Neither the execution and delivery of
                      ----------------
this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of MergerCo, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termina tion, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which MergerCo is a party or by which it or any portion of its properties or assets may be bound or (c) subject to the matters referred to in clauses (a),
(b) and (c) of Section 4.4 below, violate any Legal Requirements applicable to MergerCo or any material portion of their properties or assets; provided that no
                                                                --------
representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, will not have a Material Adverse Effect with respect to MergerCo.

        Section 4.4   Governmental Approvals.  No consent, approval or
                      ----------------------
authorization of, or declaration or filing with, any Governmental Entity on the part of MergerCo that has not been obtained or made is required in connection with the execution or delivery by MergerCo of this Agreement or the consummation by MergerCo of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) (1) fil ings under the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (c) the filing of appropriate documents with the relevant authorities of states other than Delaware in which MergerCo is authorized to do business, (d) such filings as may be required in connection with any state or local tax which is attributable to the beneficial ownership of MergerCo's real property, if any,
(e) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (f) such filings and consents as may be required under any environmental, health or safety law or regulation, or any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required by the Merger or the transactions contemplated by this Agreement and (g) consents, approvals, authorizations, declarations or filings that, if not obtained or made, will not, individually or in the aggregate, result in a Material Adverse Effect on MergerCo or prevent or significantly delay MergerCo from consummating the transactions contemplated hereby.

        Section 4.5   Information Supplied.  None of the information supplied or
                      --------------------
to be supplied in writing by MergerCo (other than projections of future financial performance) specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 will, at the date the Form S-4 or the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 4.6   Financing.  MergerCo has, or prior to the Closing will
                      ---------
have, sufficient funds available to consummate the Merger and the transactions contemplated hereby and to pay all fees and expenses related to the transactions contemplated hereunder. MergerCo has provided the Company with true and correct copies of any financing commitments with respect thereto.

        Section 4.7   Regulatory Approval.  Neither MergerCo nor any of its
                      -------------------
affiliates is aware of any existing impediment to the approval of the transactions contemplated hereby by any Governmental Authority whose approval is required to consummate the transactions contemplated hereby. Neither MergerCo nor any of its affiliates owns or operates regulated healthcare facilities in the United States.

        Section 4.8   Delaware Law.  MergerCo was not, immediately prior to the
                      ------------
execution of this Agreement, an "interested stockholder" within the meaning of
Section 203 of the DGCL.


                                   ARTICLE 5

                                   COVENANTS

        Section 5.1   Conduct of Business of the Company.  Except as
                      ----------------------------------
contemplated by this Agreement or the transactions related hereto, during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and shall cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its subsidiaries to, use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers, governmental agencies having authority over any material aspect of the

Company's business and others having material business relationships with it. In addition, and except as contemplated by this Agreement or the transactions relating hereto, prior to the Effective Time, the Company will not and will not permit any or its subsidiaries to, without the prior consent of MergerCo (which consent shall not be unreasonably withheld):

          (a) amend or propose to amend its certificate of incorporation or by-laws (or equivalent governing instruments);

          (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, other than the issuance of shares of Common Stock issuable upon exercise of Company Stock Options in accordance with the terms thereof;

          (c) split, combine or reclassify any of its capital stock or declare, pay or set aside for payment any dividend or other distribution in respect of or substitution for its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock;

          (d) increase, modify or establish any compensation or benefit plan, agreement, policy, practice, program or arrangement that would be a Plan (had such plan, agreement, policy, practice, program or arrangement been adopted prior to the date of this Agreement) or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its subsidiaries to any of their respective directors, officers, former employees, or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or plan or as contemplated by this Agreement;

          (e) acquire (by purchase, lease or otherwise) any asset, property or business from any person or dispose of (by sale, lease or otherwise) any of its assets or properties other than acquisitions and dispositions in the ordinary course of business the value of which does not exceed $250,000 individually or $1,000,000 in the aggregate, and other than those acquisitions identified on
Section 5.1(e) of the Disclosure Letter;

          (f) other than in connection with transactions otherwise permitted under this Agreement, (i) incur or assume any funded debt obligations or issue any debt securities except for borrowings under existing credit facilities in the ordinary course of business; (ii) guarantee to otherwise become liable for (whether directly, contingently or otherwise) any debts or obligations of any person (other than the Company and its subsidiaries) except in the ordinary course of business not to exceed $1,000,000 in the aggregate; (iii) make any loans, advances or capital contributions to, or investments in, any person (other than the Company and its subsidiaries) except in the ordinary course of business not to exceed $250,000 individually and $1,000,000 in the aggregate; (iv) mortgage, pledge or otherwise encumber any of its assets except in the ordinary course of business with respect to assets having a value not exceeding $250,000 individually and $1,000,000 in the aggregate;

          (g) settle or compromise any claim or litigation which (after insurance reimbursement) results in liability on the part of the Company or any of its subsidiaries in excess of $1,000,000;

          (h) make or commit to make capital expenditures in excess of $500,000 of the 1998 budget disclosed to MergerCo;

          (i) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change that is adverse to the Company in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries;

          (j) cancel or fail to maintain any insurance policies in effect immediately following the execution of this Agreement; or

          (k) agree, commit or arrange to do any of the foregoing.

        Section 5.2   Access and Information.  Between the date of this
                      ----------------------
Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, afford MergerCo and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts and Other Agreements, books and records of the Company and its subsidiaries and shall promptly deliver or make available to MergerCo (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws, (b) monthly financial statements and (c) all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as MergerCo may from time to time reasonably request. MergerCo agrees that any information furnished pursuant to this
Section 5.2 will be subject to the provisions of the Confidentiality Agreement, dated December 1, 1997 (the "Confidentiality Agreement") between Schroders and
                             -------------------------
Investcorp International, Inc., the terms of which are incorporated herein by reference.

        Section 5.3  No Solicitation.  The Company shall immediately cease, and
                     ---------------
shall direct its advisors and other agents to cease, any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (defined below); provided that following the cessation of
                                      --------
any such discussions or negotiations, future discussions or negotiations with any such parties shall be governed solely by the following provisions of this
Section 5.3. Except as provided pursuant to this Agreement, the Company shall not, directly or indirectly (through representatives or otherwise), solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than MergerCo or any affiliate, associate or designee of MergerCo) concerning any proposal (an "Acquisition Proposal") for an acquisition of all or any substantial part of the
---------------------
business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Transaction"). Notwithstanding the foregoing, (a)
               -----------------------
the Board may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company; provided, that the Board shall not recommend that the stockholders of the
--------
Company tender their shares in connection with any such tender offer unless the Board shall have determined in good faith, after consultation with outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; and (b) the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to customary confidentiality agreements, and may participate in discussions and negotiate with any such person or group concerning any Acquisition Proposal not received in violation of this Section 5.3, if the Board determines in its good faith judgment, after consultation with outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; and (c) the Company may take the actions described in Section 7.1(c). The Board shall promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided both orally and in writing) MergerCo if any such Acquisition Proposal is made and shall, in such notice, indicate in reasonable detail the terms and conditions of such proposal and shall keep MergerCo promptly advised of any material changes to such terms and conditions. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company may be a party, unless the Board shall have determined in good faith that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board under applicable law.

        Section 5.4  Reasonable Efforts; Additional Actions.
                     --------------------------------------

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement (other than Agreements relating to its long term debt, consents, amendments or waivers the failure of which to obtain will not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement), (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Securities Act, the Exchange Act, the DGCL and state and federal licensing authorities, and shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Section 203 of the DGCL) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, neither party shall not be prohibited from taking any action permitted by the terms of this Agreement.

          (b) In furtherance and without limiting the above provisions, each of the Company and MergerCo shall as promptly as practicable following the execution and delivery of this Agreement, but not later than ten days following the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice ("DOJ") the notification and
 ---                                                 ---
report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and MergerCo shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and MergerCo shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of MergerCo and the Company shall use all reasonable efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement.

          (c) MergerCo agrees to cause to be filed as promptly as practicable all other applications and notices ("Applications") required to be filed by it
                                     ------------
with Governmental Authorities in order to consummate the Merger, and to pursue diligently the approval of such Applications.

          (d) The Company and MergerCo shall each use its commercially reasonable efforts to cause the Merger to be recorded as a recapitalization for financial reporting purposes.

        Section 5.5   Notification of Certain Matters.  The Company shall give
                      -------------------------------
notice to MergerCo, and MergerCo shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or will cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the
                                                               --------
delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.6   Public Announcements.  The initial press release or
                      --------------------
releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by MergerCo and the Company. Thereafter, for as long as this Agreement is in effect, MergerCo, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other (which shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement. MergerCo acknowledges and accepts that, promptly after the execution and delivery of this Agreement, the Company will file with the SEC a Current Report on Form 8-K, reporting such event and including a copy of this Agreement as an exhibit thereto.

        Section 5.7  Indemnification and Insurance.
                     -----------------------------

          (a) MergerCo agrees that (i) the certificate of incorporation and the by-laws of the Surviving Corporation and its subsidiaries shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation and by-laws of the Company and its subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who at or prior to the Effective Time were directors, officers, employees or agents of the Company or any of its subsidiaries, unless such modification is required by law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and thereafter terminate as provided in such agreements.

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons described in paragraph (a) of this Section 5.7 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided,
                                                                       --------
that the Surviving Corporation shall not be obligated to pay annual premiums for such insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement.

          (c) The Surviving Corporation shall indemnify and hold harmless (and shall advance expenses to), to the fullest extent permitted under applicable law, each director, officer, employee, fiduciary and agent of the Company or any subsidiary of the Company including, without limitation, officers and directors, serving as such on the date hereof against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation relating to any of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties, promptly as statements therefor are received and (ii) the parties hereto will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be
             --------  -------
liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld.

          (d) The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys' fees, that may be incurred by and indemnified parties in enforcing the indemnity and other obligations provided for in this
Section 5.7 to the fullest extent permitted by applicable law.

          (e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this
Section 5.7.

          (f) This Section 5.7, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any person or entity referenced in this Section 5.7 or indemnified hereunder each of whom may enforce the provisions of this Section 5.7 (whether or not parties to this Agreement).

        Section 5.8   New York Stock Exchange Delisting.  Each of the parties
                      ---------------------------------
agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the New York Stock Exchange; provided that such delisting shall not be effective until after the Effective
--------
Time. The parties also acknowledge that it is MergerCo's intent that the Common Stock following the Merger will not be quoted in the New York Stock Exchange or listed on any other national securities exchange.

        Section 5.9   Affiliates.  Prior to the Effective Time, the Company
                      ----------
shall deliver to MergerCo a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to MergerCo at or prior to the Effective Time a written agreement substantially in the form attached as Exhibit B hereto.

        Section 5.10  Resignation of Directors.  Prior to the Effective Time,
                      ------------------------
the Company shall deliver to MergerCo evidence reasonably satisfactory to MergerCo of the resignation of each of the directors of the Company that MergerCo has previously requested to resign, effective at the Effective Time.

        Section 5.11  Cooperation With Proposed Financings.  The Company agrees
                      ------------------------------------
to provide, and will use all reasonable efforts to cause its subsidiaries and its and their respective officers, employees and advisers to provide, commercially reasonable cooperation in connection with (i) the arrangement of any financing to be consummated contemporaneously with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial offer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by MergerCo; provided that any agreements or other documents to be entered into, provided or
--------
otherwise used in connection with any such financing shall be in form and substance customary for companies such as the Company. The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Effective Time and shall not be obligations of the Company's directors or officers. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of MergerCo, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves
         --------
actually be made until contemporaneously with or after the Effective Time; provided further that, unless indemnified by MergerCo to the Company's
-------- -------
reasonable satisfaction, the Company shall not be required to call for such prepayment or redemption to so renegotiate if the same may result in liability of the Company in the event the Merger and other transactions contemplated by this Agreement does not occur.

        Section 5.12  Stockholder Rights.  The Company and MergerCo shall enter
                      ------------------
into appropriate documentation prior to the Effective Time reflecting the stockholder rights set forth on Exhibit C to this Agreement.

        Section 5.13  Minimum Equity of the Surviving Corporation. MergerCo
                      -------------------------------------------
covenants that, upon consummation of the Merger, the related financings and the disposition of the cash portion of the Merger Consideration to the stockholders of the Company pursuant to the Merger, not less than $135 million shall have been contributed to MergerCo, in cash or cash equivalents.


                                   ARTICLE 6

                                   CONDITIONS

        Section 6.1   Conditions to Each Party's Obligations.  The respective
                      --------------------------------------
obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

          (b) no Legal Requirements (including, without limitation, any temporary restraining order or preliminary injunction) shall have been enacted, entered, promulgated, issued or enforced by any court or Governmental Entity, and no other legal restraint or prohibition shall be in effect, that prohibits or prevents the consummation of the Merger; provided, that the party or parties
                                            --------
invoking this condition shall use reasonable efforts to have any such Legal Requirement vacated or removed;

          (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and

          (d) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all material state securities laws applicable to the registration and qualification of the Non-Cash Election Shares following the Merger shall have been complied with.

        Section 6.2   Conditions to Obligation of MergerCo to Effect the Merger.
                      ---------------------------------------------------------
The obligation of MergerCo to effect the Merger is further subject to the satisfaction (or waiver by it) at or prior to the Effective Time of the following:

          (a) the representations and warranties of the Company shall be true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of certain date(s), which shall be true and correct as of such certain date(s)); provided, however, that, other than with respect to
                          --------  -------
the representations in Section 3.2 (Capitalization) as to the number of issued and outstanding shares of Common Stock and options to purchase Common Stock, the condition set forth in this Section 6.2(a) shall be considered satisfied unless there exist inaccuracies in representations and warranties which in the aggregate have a Material Adverse Effect with respect to the Company;

          (b) the Company shall have performed all of its obligations required to be performed by it hereunder on or prior to the Effective Time (except for such failures to perform as have not had or are not reasonably likely to have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder);

          (c) the consents and agreements identified in Exhibit D to this Agreement shall have been obtained and remain in effect;

          (d) all regulatory approvals required in connection with the change of ultimate ownership and control of the Facilities resulting from the transactions contemplated by this Agreement, the consequence of the failure to obtain such approvals would be to jeopardize the ability of the Company or any of its subsidiaries to lawfully continue to operate, own or control the Facilities, shall have been obtained and remain in effect; and

          (e) the 1998 Amended and Restated Administrative Services Agreement, as in effect on the date hereof, shall not have been amended or modified without the consent of MergerCo, which consent shall not be unreasonably withheld.

        Section 6.3   Conditions to Obligation of the Company to Effect the
                      -----------------------------------------------------
Merger.  The obligation of the Company to effect the Merger is further subject
------
to the satisfaction (or waiver by it) at or prior to the Effective Time of the following:

          (a) the representations and warranties of MergerCo shall be true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date(s), which shall be true and correct as of such certain date(s)); provided, however, that the condition set forth in this
                  --------  -------
Section 6.3(a) shall be considered satisfied unless there exist inaccuracies in representations and warranties which in the aggregate have a Material Adverse Effect with respect to MergerCo;

          (b) MergerCo shall have performed all of its obligations required to be performed by it hereunder on or prior to the Effective Time (except for such failures to perform as have not had or would not have a Material Adverse Effect with respect to MergerCo or materially adversely affect the ability of MergerCo to consummate the transactions contemplated hereby or to perform MergerCo's obligations hereunder); and

          (c) the Company shall have received an opinion or certificate of a reputable expert firm selected by MergerCo and reasonably satisfactory to the Company confirming the solvency of the Surviving Corporation and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby, involving the related financings, which opinion or certificate shall be addressed to the Board and upon which the Board shall be entitled to rely.

                                   ARTICLE 7

                                  TERMINATION

        Section 7.1   Termination.  This Agreement may be terminated and the
                      -----------
Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the stockholders of the Company:

            (a) By the mutual written consent of MergerCo and the Company;

            (b)  By MergerCo or the Company:

               (i) if a court of competent jurisdiction or other Governmental Entity of the United States shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

               (ii) if the Effective Time shall not have occurred on or prior to 270 days from the date hereof; provided that the right to terminate this
                                       --------
     Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of such condition;

          (c) By the Company, if the Company receives an Acquisition Proposal in writing from any person or group as a result of which the Board determines in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to terminate this Agreement;

          (d) By MergerCo in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which has not been cured within 30 days after the giving of written notice to the Company and which has a Material Adverse Effect with respect to the Company or the ability of the Company to consummate the transactions contemplated hereby;

          (e) By the Company, if MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform has not been cured within 30 days after the giving of written notice to MergerCo and which has a Material Adverse Effect with respect to MergerCo or the ability of MergerCo to consummate the transactions contemplated hereby; and

          (f) By MergerCo, if the Company shall have (1) withdrawn, modified or amended in any respect adverse to MergerCo its approval or recommendation of this Agreement or the Merger, (2) failed to include in the Proxy Statement such recommendation, (3) recommended any Acquisition Proposal or Acquisition Transaction from or with a person other than MergerCo or any of its subsidiaries or affiliates or (4) resolved to do any of the foregoing.

        Section 7.2   Fees and Expenses.  In the event that this Agreement is
                      -----------------
terminated (i) by the Company pursuant to Section 7.1(c) or (ii) by MergerCo pursuant to Section 7.1(f), then, notwithstanding anything to the contrary contained in this Agreement, the Company shall reimburse MergerCo for all actual documented out-of-pocket expenses (other than any expenses payable as a financing commitment or similar fee) incurred by or on behalf of MergerCo in connection with the transactions contemplated by this Agreement and any related financings; provided that such reimbursable expenses shall not exceed $4,000,000
            --------
in the aggregate. In addition, in the event that, within nine months following any such termination pursuant to Section 7.1(c) or Section 7.1(f), the Company shall have consummated an Acquisition Transaction with a person unaffiliated with MergerCo, then, in addition to reimbursement of MergerCo's expenses as provided above, the Company shall pay to MergerCo a fee equal to $6,000,000.

        Section 7.3   Procedure for and Effect of Termination.  In the event
                      ---------------------------------------
that this Agreement is terminated and the Merger is abandoned by MergerCo, on the one hand, or by the Company, on the other hand, pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this
Section 7.3, Section 7.2, Article 8 and the final sentence of Section 5.2 shall survive the termination of this Agreement.


                                   ARTICLE 8

                                 MISCELLANEOUS

        Section 8.1   Certain Definitions.  For purposes of this Agreement, the
                      -------------------
following terms shall have the meanings ascribed to them in this Section 8.1:

          (a) "affiliate," with respect to any person, shall mean any person
               ---------
controlling, controlled by or under common control with such person;

          (b) "Facilities" means any of the facilities identified on Schedule
               ----------
8.1(b) annexed hereto;

          (c) "Facilities Lease" means any operating, capital or "synthetic"
               ----------------
lease relating to any of the Facilities;

          (d) "knowledge," with respect to the Company, shall mean the actual
               ---------
knowledge of any executive officer or director of the Company;

          (e) "Material Adverse Effect," with respect to any person, shall mean
               -----------------------
a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of such person and its subsidiaries taken as a whole;

          (f) "person" shall mean and include an individual, a partnership, a
               ------
joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and

          (g) "SEC Filings" means filings by the Company required to be made
               -----------
under the Exchange Act with the SEC since June 30, 1996; provided that, with
                                                         --------
respect to all representations and warranties of the Company contained in
Article 3 (except those in Section 3.7), references to SEC Filings shall refer only to those filings made prior to the date hereof.

          (h) "subsidiary," with respect to any person, shall mean any
               ----------
corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary.

        Section 8.2   Amendment and Modification.  Subject to applicable law,
                      --------------------------
this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided,
                                                                  --------
however, that after this Agreement is adopted by the Company's stockholders, no
-------
such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the stockholders of the Company, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

        Section 8.3  Waiver of Compliance; Consents.  Any failure of MergerCo,
                     ------------------------------
on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may, subject to Section 8.2, be waived by MergerCo or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 8.3.

        Section 8.4   Survival.  The respective representations and warranties
                      --------
of MergerCo and the Company contained herein shall terminate at, and not survive, the Closing hereunder.

        Section 8.5   Notices.  All notices and other communications hereunder
                      -------
shall be in writing and shall be deemed to have been duly given when delivered in person or by telecopier (with a confirmed receipt thereof), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to MergerCo, to:

                 c/o Investcorp International Inc.
                 280 Park Avenue
                 37th Floor West
                 New York, New York  10017
                 Attention:  Christopher J. O'Brien
                 Telecopier:  212-983-7073

                 with a copy to:

                 Gibson, Dunn & Crutcher LLP
                 200 Park Avenue
                 48th Floor
                 New York, New York  10166
                 Attention:  E. Michael Greaney
                             Sean P. Griffiths
                 Telecopier:  212-351-4035

            (b)  if to the Company, to:

                 Harborside Healthcare Corporation
                 470 Atlantic Avenue
                 Boston, Massachusetts   02210
                 Attention: Stephen L. Guillard
                 Telecopier: 617-292-1913
                                      and
                 Attention:  General Counsel
                 Telecopier: 617-556-1408

                 with a copy to:

                 Paul, Weiss, Rifkind,
                   Wharton & Garrison
                 1285 Avenue of the Americas
                 New York, New York  10019-6064
                 Attention:  James M. Dubin, Esq.
                             Michele R. Jenkinson, Esq.
                 Telecopier:  212-757-3990

        Section 8.6   Assignment.  This Agreement and all of the provisions
                      ----------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        Section 8.7   Expenses.  Except as otherwise provided herein, whether or
                      --------
not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

        Section 8.8   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                      -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

        Section 8.9   Counterparts.  This Agreement may be executed in one or
                      ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 8.10  Interpretation.  The article and section headings
                      --------------
contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 8.11  Entire Agreement.  This Agreement (including the
                      ----------------
schedules, exhibits, documents or instruments referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

        Section 8.12  No Third Party Beneficiaries.  Except as expressly
                      ----------------------------
provided in Sections 5.7, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

        Section 8.13  Confidentiality Agreement.  The Company agrees that the
                      -------------------------
"standstill" paragraph contained in the Confidentiality Agreement shall not apply to any actions taken by MergerCo or its representatives pursuant to the Stockholders Agreement.

                           [SIGNATURES ON NEXT PAGE]

       IN WITNESS WHEREOF, MergerCo and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                 HH ACQUISITION CORP.



                 By: /s/ Christopher J. O'Brien
                     --------------------------
                    Name:  Christopher J. O'Brien
                    Title: President


                 HARBORSIDE HEALTHCARE CORPORATION



                 By: /s/ Stephen L. Guillard
                     -----------------------
                     Name:  Stephen L. Guillard
                     Title: President and Chief Executive Officer

       The undersigned, INVESTCORP BANK E.C., hereby undertakes and agrees to cause HH Acquisition Corp. ("MergerCo") to perform all of MergerCo's obligations
                             --------
and agreements under this Agreement and the undersigned expressly agrees to be liable in the event MergerCo fails to perform any of its obligations or agreements under this Agreement; provided however, that this undertaking and
                                 ----------------
agreement shall terminate immediately following the Effective Time of the Merger. The undersigned hereby represents and warrants to Harborside Healthcare Corporation that (i) it has full corporate power and authority to execute and deliver this agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this agreement by it, (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its Certificate of Incorporation, By-laws or other organizational documents and (iv) this agreement is the legal, valid and binding obligation of Investcorp, enforceable in accordance with its terms.

                           INVESTCORP BANK E.C.


                           By: /s/ Zahid Zakiuddin
                              --------------------
                              Name:  Zahid Zakiuddin
                              Title: Authorized Representative

                                   ANNEX II

                             STOCKHOLDER AGREEMENT
                             ---------------------



     STOCKHOLDER AGREEMENT (this "Agreement"), dated as of April 15, 1998, by
                                  ---------
and between HH Acquisition Corp., a Delaware corporation ("MergerCo") and the
                                                           --------
individuals and entities listed on Exhibit A hereto (collectively, the

"Stockholders" and each a "Stockholder").
-------------              -----------

                              W I T N E S S E T H:

     WHEREAS, concurrently herewith, MergerCo and Harborside Healthcare Corporation, a Delaware corporation (the "Company"), will enter into an
                                          -------
Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Recapitalization Agreement") pursuant to which
                                --------------------------
MergerCo will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger");
                                   ------

     WHEREAS, as of the date hereof, each Stockholder owns (either beneficially or of record) the number of shares of common stock of the Company, par value $0.01 per share (the "Company Common Stock"), set forth opposite such
                      --------------------
Stockholder's name on Exhibit A hereto (the "Existing Shares" and, together with
                                             ---------------
all other shares of Company Common Stock owned by the Stockholders and any shares of Company Common Stock hereafter acquired by the Stockholders in any capacity prior to the termination of this Agreement, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, being collectively referred to herein as the "Shares");
                                              ------

     WHEREAS, as an inducement and a condition to the willingness of MergerCo to enter into the Recapitalization Agreement, MergerCo requires that each Stockholder enter into, and each Stockholder has agreed, severally and not jointly, to enter into, this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, agreements and covenants set forth herein and in the Recapitalization Agreement, MergerCo and each of the Stockholders, each intending to be legally bound, hereby agrees as follows:

     1.  Representations and Warranties of the Stockholders.  Each Stockholder
         --------------------------------------------------
hereby represents and warrants (as to itself) to MergerCo as follows:

     1.1  Organization; Authorization; Validity of Agreement.  Such Stockholder
          --------------------------------------------------
(if it is a corporation, partnership, trust or other legal entity) is duly organized and validly existing under the laws of its jurisdiction of organization and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize its execution or performance of this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     1.2  Consents and Approvals; No Violations.  The execution and delivery of
          -------------------------------------
this Agreement does not and the performance of this Agreement by such Stockholder will not (a) conflict with, violate or result in any breach of the certificate of incorporation, by-laws or other similar organizational documents of such Stockholder, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) or result in the creation of any Lien (as defined below) on any property or assets of such Stockholder or (if such Stockholder is a corporation) any of its subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, lease, permit, franchise, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets is bound or affected or (c) conflict with or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange
                                                                    --------
Act"), (ii) the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") and (iii) such
                                                    -------
filings as may required by or under any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required due to the purchase of the Stockholders' Shares as contemplated by Section 4.1 hereof.

     1.3  Ownership of Shares.  (a) Such Stockholder is the record and/or
          -------------------
beneficial owner of that number of Shares set forth opposite such Stockholder's name on Exhibit A attached hereto.

        (b) On the date hereof, the Existing Shares constitute all of the outstanding shares of Company Common Stock owned of record and/or beneficially by such Stockholder.

        (c) Such Stockholder has sole power of disposition with respect to all of the Existing Shares owned by it and sole voting power with respect to the matters set forth in Section 3.1 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares owned by it with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

        (d) Such Stockholder will have sole power of disposition with respect to shares of Company Common Stock other than Existing Shares, if any, which become beneficially owned by such Stockholder and will have sole voting power with respect to the matters set forth in Section 3.1 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all such shares, if any, which become beneficially owned by such Stockholder prior to termination of this Agreement with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

     1.4  No Encumbrances.  The Existing Shares owned by the Stockholder listed
          ---------------
in Section 1 of Exhibit B (the "Pledgor Stockholder") are, and any shares of
                                -------------------
Company Common Stock hereafter acquired by the Pledgor Stockholder, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, in any capacity prior to the termination of this Agreement, will be, pledged to BankBoston, N.A., as Agent (the "Bank") pursuant to the Revolving and
                                            ----
Term Loan and Security Agreement (the "Loan and Security Agreement") dated as of
                                       ---------------------------
August 30, 1996, as amended, by and among the Pledgor Stockholder, certain of its subsidiaries and Bank, a true and correct copy of the terms of such agreement which describe such stock pledge has been provided to MergerCo (the

"Stock Pledge").  Except for the Stock Pledge, the Existing Shares and the
-------------
certificates representing such shares are now, and the Shares and the certificates representing such Shares at all times during the term hereof will be, held by such Stockholder, free and clear of all claims, liens, charges, security interests, proxies, pledges, charges, equities, options, voting restrictions, rights of first refusal, voting trusts or agreements, understandings or arrangements and any other encumbrances of any kind or nature whatsoever (collectively, "Liens"), except as otherwise provided in this
                           -----
Agreement. At the Closing (as defined in Section 4.1(c), such Stockholder will deliver good, marketable and valid title to its Shares free and clear of any Liens, including without limitation, the Stock Pledge. Upon delivery of such Shares and payment of the Share Purchase Price (as defined herein) as contemplated herein and the Letter Agreement dated as of the date hereof by and among the Pledgor Stockholder, Bank and MergerCo (the "Letter Agreement"),
                                                       ----------------
MergerCo will receive good and valid title to such Shares, free and clear of any Liens, including without limitation, the Stock Pledge.

     1.5  Brokers and Intermediaries.  No broker, investment banker, financial
          --------------------------
adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

     1.6  Reliance.  Each Stockholder understands and acknowledges that MergerCo
          --------
is entering into the Recapitalization Agreement in reliance upon such Stockholder's execution and delivery of this Agreement with MergerCo.

  2.  Representations and Warranties of MergerCo.  MergerCo hereby represents
      ------------------------------------------
and warrants to the Stockholders as follows:

     2.1  Organization; Authorization; Validity of Agreement.  MergerCo is a
          --------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by MergerCo and the consummation by MergerCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MergerCo and no other corporate proceedings on the part of MergerCo are necessary to authorize this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MergerCo and constitutes a valid and binding obligation of MergerCo enforceable against MergerCo in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     2.2  Consents and Approvals; No Violations.  The execution and delivery of
          -------------------------------------
this Agreement do not and the performance of this Agreement by MergerCo will not
(a) conflict with, violate or result in any breach of the certificate of incorporation, by-laws or other corporate organizational documents of MergerCo,
(b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) or result in the creation of any Lien on any property or assets of MergerCo under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, lease, permit, franchise, agreement or other instrument or obligation of any kind to which MergerCo is a party or by which MergerCo or any of its properties or assets is bound or affected or (c) conflict with or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to MergerCo or any of its properties or assets. The execution and delivery of this Agreement by MergerCo do not, and the performance of this Agreement by MergerCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, (ii) the HSR Act and
(iii) such filings as may required by or under any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required due to the purchase of the Stockholders' Shares as contemplated by Section 4.1 hereof.

  3.  Agreement to Vote; Proxy.
      ------------------------

     3.1  Voting.  Each Stockholder hereby agrees that, during the period
          ------
commencing on the date hereof and continuing until the first to occur of the Effective Time (as defined in the Recapitalization Agreement) or termination of the Recapitalization Agreement in accordance with its terms (the "Termination
                                                                  -----------
Date"), at any meeting of the stockholders of the Company, however called, or in
----
connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such party (a) in favor of the Merger, the execution and delivery by the Company of the Recapitalization Agreement and the approval of the terms thereof and each of the other actions contemplated by the Recapitalization Agreement and this Agreement and any actions required in furtherance hereof and thereof; (b) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Merger or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Recapitalization Agreement or this Agreement; and (c) except as specifically requested in writing by MergerCo in advance, against the following actions (other than the Merger and the transactions contemplated by the Recapitalization Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or affiliates or reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates; (iii)(A) any change in the management or board of directors of the Company or any of its subsidiaries or affiliates; (B) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (C) any other material change in the Company's or any of its subsidiaries' or affiliates' corporate structure or business; or (D) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the transactions contemplated by the Recapitalization Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. No Stockholder, in its capacity as such, shall enter into any agreement or understanding with any person or entity prior to the Termination Date to vote, commit, agree to take any action or give instructions after the Termination Date in any manner inconsistent with clauses
(i), (ii) or (iii) of the preceding sentence. Each Stockholder hereby acknowledges receipt and review of a copy of the Recapitalization Agreement.

     3.2  Proxy.  Each Stockholder hereby grants to, and appoints, MergerCo and
          -----
Christopher J. O'Brien and Robert G. Sharp, in their respective capacities as officers of MergerCo, and any individual who shall hereafter succeed to any such office of MergerCo, and any other designee of MergerCo, each of them individually, such Stockholder's irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in Section 3.1 above. Each Stockholder intends this proxy to be irrevocable (until the Termination Date) and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Shares. This proxy shall terminate automatically on the Termination Date.

  4.  Certain Covenants of the Stockholders.  Each Stockholder hereby agrees
      -------------------------------------
as follows:

     4.1  Grant of Options. (a) Subject to the terms of this Section 4.1, such
          ----------------
Stockholder hereby grants to MergerCo (or its designee) an irrevocable option (each, an "Option") to purchase such Stockholder's Shares at a purchase price
           ------
per share equal to $25 (the "Share Purchase Price").
                             --------------------

     (b) Exercise of Options.  MergerCo may exercise the Options, in whole or in
         -------------------
part, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that any Options not theretofore exercised
                          --------
shall expire and be of no further force and effect upon the earliest to occur (the "Expiration Date") of (i) the Effective
      ---------------

Time of the Merger, (ii) 120 days after the first occurrence of a Purchase Event or (iii) termination of the Recapitalization Agreement in accordance with its terms, other than a termination pursuant to Sections 7.1(c) or 7.1(f).

     As used herein, a "Purchase Event" shall mean any of the following events that occurs after the date hereof: (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of more than 15% of the outstanding shares of Company Common Stock (or rights to acquire such stock) shall have been acquired by any person or "group" (within the meaning of such Rule) other than MergerCo or any affiliate of MergerCo, (B) the Company shall have entered into a definitive agreement or approved or recommended any proposal which provides for the acquisition of 15% or more of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company by any person or group (so defined) other than MergerCo or an affiliate of MergerCo; (C) any person or group other than MergerCo or an affiliate of MergerCo shall have proposed to acquire more than 15% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company for a consideration per share greater than the Share Purchase Price and thereafter the Merger shall not have been approved by the Company's stockholders when submitted for stockholder approval, or the meeting of stockholders to approve the Merger shall not have been held or shall have been canceled prior to the termination of the Recapitalization Agreement, or (D) the Board of Directors of the Company shall have withdrawn or adversely modified its recommendation of the Merger.

     (c) Notice of Exercise.  To exercise an Option, MergerCo shall, prior to
         ------------------
the Expiration Date, give written notice (a "Notice of Exercise") to the
                                             ------------------
Stockholder who granted such Option specifying the location in New York, New York, and time for the closing (the "Closing") of such purchase. The Closing
                                     -------
shall be held on the date that is no later than three business days after the date on which each of the conditions set forth in Section 4.1(d) below has been satisfied or waived by MergerCo.

     (d)  Conditions to Closing Following Exercise of Options.  The occurrence
          ---------------------------------------------------
of the Closing shall be subject to the satisfaction of each of the following conditions:

         (i) to the extent necessary, any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the purchase of the Shares following the exercise of an Option shall have expired or been terminated;

        (ii) to the extent necessary, such filings as may required by or under any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required due to the purchase of the Stockholders' Shares as contemplated hereby shall have been made and such approvals shall have been received.

       (iii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect.

         (e)  Payment for and Delivery of Certificates.  At the Closing, (i)
              ----------------------------------------
MergerCo (or its designee) shall pay, by wire transfer of immediately available funds to the account of such Stockholder at the Bank (in the case of the Pledgor Stockholder) or other financial institution (such account and the wire instructions therefor will be provided to MergerCo by such Stockholder at least two (2) business days prior to the Closing), an amount equal to the product of
(x) $25 and (y) the number of Shares owned by such Stockholder and (ii) each Stockholder whose Shares are being purchased shall deliver or shall cause to be delivered to MergerCo a certificate or certificates evidencing such Stockholder's Shares, and such Stockholder agrees that such Shares shall be transferred free and clear of all Liens, including without limitation, the Stock Pledge. All such certificates representing Shares shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

     4.2  No Solicitation.  Prior to the Termination Date, no Stockholder shall
          ---------------
(directly or indirectly through advisors, agents or other intermediaries), nor shall such Stockholder authorize or permit any of its officers, directors, agents, representatives or advisors to, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than MergerCo or any affiliate, associate or designee of MergerCo) concerning an Acquisition Proposal (as defined in the Recapitalization Agreement) for an Acquisition Transaction (as defined in the Recapitalization Agreement); provided, however, that the
                                            --------  -------
foregoing shall not restrict any Stockholder who is a director of the Company from taking actions in such person's capacity as a director of the Company to the extent and in the circumstances permitted by Section 5.3 of the Recapitalization Agreement. A Stockholder shall promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided both orally and in writing) MergerCo if any Acquisition Proposal is made to such Stockholder (in its capacity as such) and shall, in such notice, indicate in reasonable detail the terms and conditions of such proposal and shall keep MergerCo promptly advised as to any material changes to such terms and conditions; provided that such Stockholder need not give such
                           --------
notice or keep MergerCo so advised if the Company knows of such Acquisition Proposal and has promptly done so or is promptly doing so. Each Stockholder shall immediately cease, and shall direct its advisors and other agents to cease any and all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal; provided that
                                                               --------
following the cessation of any such discussions or negotiations, future discussions or negotiations with any such parties shall be governed solely by the foregoing.

     4.3  Restriction on Transfer, Proxies and Non-Interference; Restriction on
          ----------------------------------------------------- ---------------
Withdrawal.  Prior to the Termination Date, no Stockholder shall directly or
----------
indirectly: (a) except pursuant to or as contemplated by the terms of the Recapitalization Agreement, to MergerCo pursuant to this Agreement or to the Bank pursuant to and in accordance with the Loan and Security Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, or other disposition of, or exercise any discretionary powers to distribute, any or all of the Shares owned by it or any interest therein; (b) except as contemplated hereby or as provided in the Loan and Security Agreement, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (c) take any action that would make any representation or warranty of any Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement.

     4.4  Waiver of Appraisal and Dissenter's Rights.  Each Stockholder hereby
          ------------------------------------------
irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

     4.5  Disclosure.  Each Stockholder hereby permits MergerCo to publish and
          ----------
disclose in any press release issued in connection with the Merger and any documents and schedules filed with the SEC in connection therewith, the identity of the Stockholders and the nature of their commitments, arrangements and understandings under this Agreement.

  5.  Election to Retain Company Stock.  The Stockholders listed on Exhibit C
      --------------------------------
acknowledge that recapitalization accounting treatment for the Merger is an essential requirement for MergerCo to proceed with the Merger. In furtherance thereof, each Stockholder listed on Exhibit C hereto hereby agrees that it will take all actions and execute all documents reasonably necessary to cause that number of such Stockholder's Shares determined to be "Pre-Closing Election Shares" in accordance with the formula set forth on Exhibit C to be "Electing Shares" for such Stockholder under the Recapitalization Agreement.

  6.  Further Assurances.  From time to time, at any other party's request
      ------------------
and without further consideration, each party hereto (but, in the case of the Stockholders, solely in their capacity as such) shall execute and deliver such additional documents and take all such further action as may be necessary or desirable (without unreasonable cost or expense) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  7.  Certain Events.  Each Stockholder agrees that this Agreement and the
      --------------
obligations hereunder shall attach to all Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

  8.  Stop Transfer.  Each Stockholder agrees with, and covenants to MergerCo
      -------------
that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares. Within 2 Business Days of the date hereof, the Company will direct the Company's transfer agent to place stop transfer order instructions with respect to the Shares and will notify such transfer agent that this Agreement places restrictions on the Shares.

  9.  Termination.  The obligations of each Stockholder under Sections 3, 4.2,
      -----------
and 4.3 shall terminate upon the first to occur of (a) the Effective Time of the Merger and (b) the date the Recapitalization Agreement is terminated in
accordance with its terms.   Except as set forth in
this Section 9, all other agreements and obligations of the parties hereto shall survive the Effective Time of the Merger and/or the Termination Date, as applicable.

  10.  Miscellaneous.
       -------------

     10.1  Entire Agreement; Assignment.  This Agreement and the Letter
           ----------------------------
Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that MergerCo may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of MergerCo, but no such assignment shall relieve MergerCo of its obligations hereunder if such assignee does not perform such obligations.

     10.2  Amendments.  This Agreement may not be modified, amended, altered or
           ----------
supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     10.3  Notices.  All notices, requests, claims, demands and other
           -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     (a)  if to MergerCo, to:

          c/o Investcorp International Inc.
          280 Park Avenue, 37th Floor West
          New York, New York 10017
          Telephone:  212 599-4700
          Telecopy:    212 983-7073
          Attention:  Christopher J. O'Brien

          with a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York  10166-0193
          Telephone:  (212) 351-4000
          Telecopy:   (212) 351-4035
          Attention:  E. Michael Greaney, Esq.
                      Sean P. Griffiths, Esq.

     (b)  if to the Stockholders, to them at:

          c/o Harborside Healthcare Corporation
          470 Atlantic Avenue
          Boston, MA  02210

         Telephone:  (617) 423-2233
         Telecopy:    (617) 556-1408


         with a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1211 Avenue of the Americas
         New York, New York  10019
         Telephone:  (212) 373-3000
         Telecopy:   (212) 373-42392
         Attention:  James M. Dubin, Esq.

              and

         Kaye, Scholer, Fierman, Hayes & Handler, LLP
         425 Park Avenue
         New York, New York  10022
         Telephone:  (212) 836-8000
         Telecopy:   (212) 836-8689
         Attention:  Mel Cherney

              and

         The Berkshire Group
         470 Atlantic Avenue
         Boston, MA  02210
         Telephone:  (617) 423-2233
         Telecopy:   (617) 556-1408
         Attention:  Scott Spelfogel


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     10.4  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.5  Enforcement.  Each of the parties hereto agrees, recognizes and
           -----------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     10.6  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     10.7  Descriptive Headings.  The descriptive headings used herein are
           --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.8  Severability.  Whenever possible, each provision or portion of any
           ------------
provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     10.9  Definitions.  For purposes of this Agreement:
           -----------

        (a) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

        (b) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

        (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

       (d) "Business Day" shall mean a day on which banks are not required or authorized to be closed in the City of New York.

     10.10  Stockholder Capacity, etc.  Notwithstanding anything herein to the
            --------------------------
contrary, no person who is a director, officer or employee of a Stockholder who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company in accordance with the requirement of Section 5.3 of the Recapitalization Agreement. Each Stockholder has executed this Agreement solely in its capacity as the record and/or beneficial holder of Shares. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.





                        [Signatures appear on next page]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HH ACQUISITION CORP.

By: /s/ Christopher J. O'Brien
    --------------------------
Name:  Christopher J. O'Brien
Title: President

KRUPP ENTERPRISES, L.P.


By:  KGP-1 Incorporated,
     its General Partner


     By: /s/ Douglas Krupp
         -----------------
     Name:  Douglas Krupp
     Title: Chariman

THE BERKSHIRE COMPANIES LIMITED PARTNERSHIP



By:  KGP-1 Incorporated,
     its General Partner


     By: /s/ Douglas Krupp
         -----------------
     Name:  Douglas Krupp
     Title: Chariman

THE GEORGE KRUPP 1994 FAMILY TRUST


By:  /s/ Lawrence I. Silverstein
     ---------------------------
Name:  Lawrence I. Silverstein
Title: Trustee


By:  /s/ Paul Krupp
     --------------
Name:  Paul Krupp
Title: Trustee


By:  /s/ M. Gordon Ehrlich
     ---------------------
Name:  M. Gordon Ehrlich
Title: Trustee

THE DOUGLAS KRUPP 1994 FAMILY TRUST


By:  /s/ Lawrence I. Silverstein
     ---------------------------
Name:  Lawrence I. Silverstein
Title: Trustee


By:  /s/ Paul Krupp
     --------------
Name:  Paul Krupp
Title: Trustee


By:  /s/ M. Gordon Ehrlich
     ---------------------
Name:  M. Gordon Ehrlich
Title: Trustee

STEPHEN L. GUILLARD


/s/ Stephen L. Guillard
-----------------------
Name:  Stephen L. Guillard

DAMIAN DELL'ANNO


/s/ Damian N. Dell'Anno
-----------------------
Name:  Damian Dell'Anno

                                  ANNEX III

                     [LETTERHEAD OF SCHRODER & CO. INC.]


                                 April 15, 1998

The Board of Directors
Harborside Healthcare Corporation
470 Atlantic Avenue
Boston, Massachusetts  02210

Members of the Board of Directors:

     We understand that Harborside Healthcare Corporation (the "Company") and an affiliate ("MergerCo") of Investcorp International Inc. ("Investcorp") have entered into a Merger Agreement dated as of April 15, 1998 (the "Merger Agreement"), pursuant to which MergerCo will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Common Stock") (other than dissenting shares, shares of Common Stock held in treasury, shares owned by any subsidiary of the Company, by MergerCo or by any affiliate of MergerCo and approximately 225,651 shares held by Stephen L. Guillard, Damian Dell'Anno and William H. Stephan (the "Rollover Stockholders")), will be converted into either $25.00 in cash ("Consideration") or the right to retain, at the election of the holder thereof, one share of Common Stock (a "Non-Cash Election Share"), up to a minimum of 361,500 Non-Cash Election Shares and a maximum of 500,600 Non-Cash Election Shares, representing approximately 6.0% of the outstanding shares of Common Stock of the Company after giving effect to the Merger. Because the right of a stockholder to elect to retain Common Stock is optional, we have not been asked to value the stock of the surviving entity, and have not done so.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the holders of Common Stock in the Merger (the "Opinion"). We have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the Non-Cash Election Shares to be received by the holders of Common Stock who elect not to receive the Consideration in the Merger or the consideration to be received by the Rollover Stockholders. It is understood that the Opinion shall be used by you solely in connection with your consideration of the fairness of the Consideration to be received by holders of Common Stock and for no other purpose, and that the Company will not furnish the Opinion or any other material prepared by Schroder & Co. Inc. ("Schroders") to any other person or persons or use or refer to the Opinion for any other purpose without Schroders' prior written approval. Schroders understands and agrees that the Opinion may be referred to and reproduced in any proxy statement of the Company filed with the Securities and Exchange Commission in connection with the Merger.

     Schroders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, ne-

Board of Directors
Harborside Healthcare Corporation
April 15, 1998
Page 2

gotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As you are aware, Schroders has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services. In addition, as you are aware, Schroders may propose to participate in any financing to fund the cash payments to be made in the Merger.

     In connection with our opinion set forth herein, we have, among other things:

        (i)  reviewed the Merger Agreement;

        (ii) visited the executive offices and certain operations of the Company and participated in due diligence meetings with the Company and Investcorp;

        (iii) reviewed the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended December 31, 1996 and 1997;

        (iv) reviewed projected financial statements of the Company prepared by management of the Company;

        (v) held discussions with management of the Company and Investcorp regarding the business, operations and prospects of the Company and the long-term care industry;

        (vi) performed various financial analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including:
     (i) an analysis of premiums paid in recent public merger and acquisition transactions; (ii) the application of the public trading multiples of companies which we deemed comparable to the Company to the financial results of the Company ; (iii) the application of the multiples reflected in recent public mergers and acquisitions for businesses which we deemed comparable to the Company to the financial results of the Company; (iv) a discounted projected cash flow analysis;

        (vii) reviewed the historical trading prices and volumes of the Common Stock on the New York Stock Exchange; and

        (viii) performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not at-

Board of Directors
Harborside Healthcare Corporation
April 15, 1998
Page 3

tempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. With respect to the projected financial statements referred to in clause (iv) above, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the Company's best estimates and judgments of the Company's future results of operations and financial condition at and for the periods specified therein, and we express no opinion with respect to such projected financial statements.

     Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after that date of the opinion unless specifically requested to do so.

     Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger Agreement, the Merger or any aspect thereof or alternatives thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any stockholder with respect to whether to elect to receive the Consideration or vote in favor of transactions contemplated by the Merger Agreement, and should not be relied upon by any stockholder as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's stockholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be received by the holders of Common Stock in the Merger. We express no opinion herein as to the structure, terms or effect of any other aspect of the transaction's contemplated by, or provisions of, the Merger Agreement.

     Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Consideration to be received by the holders of Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders.

                                    Very truly yours,

                                    /s/ Ilan Kaufthal

                                    Schroder & Co. Inc.

                                    ANNEX IV

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER I. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                             8 DEL. C. SECTION 262

                         SECTION 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipt in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX V

                                    FORM OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       HARBORSIDE HEALTHCARE CORPORATION

                 (Originally incorporated on ________________)


                               ARTICLE I -- NAME
                               -----------------

     The name of the corporation (hereinafter called the "Corporation") is Harborside Healthcare Corporation.

                        ARTICLE II -- REGISTERED OFFICE
                        -------------------------------

     The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

                             ARTICLE III -- PURPOSE
                             ----------------------

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                          ARTICLE IV -- CAPITALIZATION
                          ----------------------------

     1.  Definitions.  As used in this Article IV, the following terms shall
         -----------
have the following meanings:

          "Affiliate", with respect to a Class D Stockholder that is not a
           ---------
natural person, means (i) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Class D Stockholder or (ii) any Person who is a director or officer (a) of such Class D Stockholder, (b) of any subsidiary of such Class D Stockholder or (c) of any Person described in clause (i) above. For purposes of this definition, "control" of a Person shall mean the power, directly or indirectly, (y) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person whether by ownership of securities, contract, proxy or otherwise, or (z) to direct or cause the direction of the management and policies of such Person whether by ownership of securities, contract, proxy or otherwise.

          "Board" means the Board of Directors of the Corporation.
           -----

          "Business Day" means any day other than a Saturday, Sunday, federal
           ------------
holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

          "Certificate of Incorporation" means this Restated Certificate of
           ----------------------------
Incorporation of the Corporation.

          "Class A Stock" means the Class A Common Stock described in Section
           -------------
2(c).

          "Class B Stock" means the Class B Common Stock described in Section
           -------------
2(c).

          "Class C Stock" means the Class C Common Stock described in Section
           -------------
2(c).

          "Class D Stock" means the Class D Common Stock described in Section
           -------------
2(c).

          "Class A Stockholder" means a record holder of one or more shares of
           -------------------
Class A Stock.

          "Class B Stockholder" means a record holder of one or more shares of
           -------------------
Class B Stock.

          "Class C Stockholder" means a record holder of one or more shares of
           -------------------
Class C Stock.

          "Class D Stockholder" means a record holder of one or more shares of
           -------------------
Class D Stock.

          "Common Stock" has the meaning set forth in Section 2(c).
           ------------

          "Common Stockholder" means a record holder of one or more shares of
           ------------------
Common Stock.

          "Conversion Date" has the meaning set forth in Section 6.
           ---------------

          "Corporation" means Harborside Healthcare Corporation.
           -----------

          "Difference Shares" has the meaning set forth in Section 5.
           -----------------

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
and the rules and regulations promulgated thereunder.

          "Initial Public Offering" means the effectiveness after [_____________
           -----------------------
(Closing Date of Merger)] of a registration statement under the Securities Act on any of Forms S-1, S-2, S-3 or any similar successor form covering any of the Stock, and the completion of a sale of such Stock thereunder, (i) following which the Corporation is, or becomes, a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) as a result of which the Stock is traded on the New York Stock Exchange or the American Stock Exchange, or quoted on the NASDAQ Stock Market or is traded or quoted on any other national stock exchange.

          "IPO Date" means the closing date of the Initial Public Offering.
           --------

          "Non-Redeemable Shares" means all shares of Class A Stock, Class B
           ---------------------
Stock or Class C Stock that have been previously sold (whether under Section 4 or Section 5(c)) pursuant to a Tag-Along Transfer other than pursuant to a Single Transaction Sale.

          "Notice Date" has the meaning set forth in Section 4(b).
           -----------

          "Other Stockholders" has the meaning set forth in Section 4(a).
           ------------------

          "Permitted Transferee" with respect to a Transfer by a Class D
           --------------------
Stockholder, means (i) with respect to any Class D Stockholder who is a natural person, a Transfer to (a) such Stockholder's spouse or issue, or (b) a trust the beneficiaries of which, and a partnership the limited and general partners of which, include only the Class D Stockholder, his spouse or issue; (ii) with respect to any Class D Stockholder that is not a natural person, (A) a Transfer to an Affiliate of such Class D Stockholder; or (B) a Transfer to another Class D Stockholder or its Affiliates; provided such other Class D Stockholder
                                 --------
referenced in clauses (i) and (ii) did not acquire its shares of Class D Stock pursuant to a Tag-Along Transfer.

          "Person" means any natural person, partnership, limited liability
           ------
company, corporation (including the Corporation), trust or unincorporated organization or a government or a political subdivision thereof.

          "Preferred Stock" has the meaning set forth in Section 2(a).
           ---------------

          "Preferred Stock Designation" has the meaning set forth in Section
           ---------------------------
2(b).

          "Proposed Purchase Amount" has the meaning set forth in Section 4(a).
           ------------------------

          "Proposed Transferee" has the meaning set forth in Section 4(a).
           -------------------

          "Proposed Transferor" has the meaning set forth in Section 4(a).
           -------------------

          "Redemption Date" has the meaning set forth in Section 5(d).
           ---------------

          "Sale of the Corporation" means, (i) the sale of one hundred percent
           -----------------------
(100%) of the outstanding shares of Stock; (ii) a sale of all or substantially all of the assets of the Corporation; or (iii) a merger, consolidation or recapitalization of the Corporation as a result of which the ownership of the Stock of the Corporation (or the voting stock of the surviving corporation, if the Corporation is not the survivor) is changed to the extent of one hundred percent (100%).

          "SEC" means the Securities and Exchange Commission.
           ---

          "Securities Act" means the Securities Act of 1933, as amended, and the
           --------------
rules and regulations promulgated thereunder.

          "Single Transaction Sale" means a Sale of the Corporation in a single
           -----------------------
transaction.

          "Staggered Sale" means a Sale of the Corporation in more than one
           --------------
transaction, each such transaction also being referred to individually as a "Staggered Sale."

          "Stock" has the meaning set forth in Section 2(c).
           -----

          "Stockholder" means a record holder of one or more shares of Class A
           -----------
Stock, Class B Stock, Class C Stock, Class D Stock, or Common Stock.

          "Stockholder Agreements" means those certain Stockholder Agreements
           ----------------------
entered into in connection with the recapitalization of the Corporation prior to or contemporaneously with the effectiveness of this Certificate of Incorporation among the Corporation and certain Persons who then are or are thereby becoming Stockholders, as the same may be supplemented, modified, amended and restated from time to time in the manner provided therein. A copy of the Stockholder Agreements will be supplied by the Corporation to any Stockholder party thereto upon written request made to the Corporation at its registered office.

          "Tag-Along Acceptance Date" has the meaning set forth in Section 4(c).
           -------------------------

          "Tag-Along Notice" has the meaning set forth in Section 4(c).
           ----------------

          "Tag-Along Pro Rata Amount" has the meaning set forth in Section 4(a).
           -------------------------

          "Tag-Along Redemption Price" has the meaning set forth in Section
           --------------------------
5(a).

          "Tag-Along Transfer" has the meaning set forth in Section 4(a).
           ------------------

          "Transfer", with respect to any share of Stock, means the sale,
           --------
assignment, pledge, hypothecation, gift or any other disposition whatsoever of such share (other than pursuant to the Initial Public Offering or pursuant to the redemption or conversion of any such share of Stock, in either case in accordance with the terms of this Certificate of Incorporation), or the encumbrance or granting of any rights or interests whatsoever in or with respect to such share, except with respect to any such encumbrance or granting of rights or interests with respect to the Stockholder Agreements.

          "Transfer Notice" has the meaning set forth in Section 4(b).
           ---------------

          "Warrant" means the Class B Stock Purchase Warrant to be issued on or
           -------
about the effective date of this Certificate of Incorporation by the Corporation which entitles the Warrant Holder(s), upon the occurrence of a Warrant Triggering Event, to purchase a number of shares of Common Stock of the Corporation as specified therein.

          "Warrant Date" means, (i) if the Warrant Triggering Event is the
           ------------
Initial Public Offering, the IPO Date, or (ii) if the Warrant Triggering Event is a Sale of the Corporation, the closing date of (A) the Single Transaction Sale, if the Sale of the Corporation is pursuant to a Single Transaction Sale, or (B) the Staggered Sale that causes a Sale of the Corporation to occur, if the Sale of the Corporation is pursuant to a series of Staggered Sales.

          "Warrant Holder(s)" means the holder(s) of the Warrants.
           -----------------

          "Warrant Redemption Price" has the meaning set forth in Section 5(b).
           ------------------------

          "Warrant Shares" means the shares of Common Stock purchasable by the
           --------------
Warrant Holder(s) pursuant to the exercise of the Warrants, which shall equal in all cases the number of shares of Class B Stock redeemed in connection with the exercise of such Warrant.

          "Warrant Triggering Event" means the first to occur of (i) an Initial
           ------------------------
Public Offering or (ii) a Sale of the Corporation, whether such sale occurs pursuant to a Single Transaction Sale or a series of Staggered Sales.

     2.  Designation and Number.
         ----------------------

          (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is [_________], of which [_________] shares shall be preferred stock and shall have a par value of $0.01 per share ("Preferred Stock") and [__________] shares shall be common stock, as set forth in paragraph (c) below.

          (b) Preferred Stock.  The Board is expressly authorized to provide for
              ---------------
the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Delaware General Corporation Law ("DGCL"). The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Preferred Stock then outstanding), the number of authorized shares of Preferred Stock. Unless otherwise provided in a Preferred Stock Designation, shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Preferred Stock.

          (c) Common Stock.  There shall be five classes of common stock of the
              ------------
Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class A Common Stock" and the number of shares constituting such class shall be [_________]. The second class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class B Common Stock" and the number of shares constituting such class shall be [___________]. The third class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class C Common Stock" and the number of shares constituting such class shall be [_________]. The fourth class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class D Common Stock" and the number of shares constituting such class shall be [______]. The fifth class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Common Stock" and the number of shares constituting such class shall be [_________]. The Class A

Stock, Class B Stock, Class C Stock, Class D Stock and Common Stock are sometimes referred to collectively herein as the "Stock". The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock or Common Stock then outstanding), the number of authorized shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock or Common Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Class A Stock, Class B Stock, Class C Stock, Class D Stock or Common Stock, as the case may be.

     3.  Restrictions on Transfer.
         ------------------------

          (a) Except for Transfers to a Permitted Transferee, no Class D Stockholder shall Transfer any share of Class D Stock owned by such Class D Stockholder except in accordance with the terms of this Certificate of Incorporation. Any Transfer or attempt to Transfer any share of Class D Stock in violation of the terms and conditions of this Certificate of Incorporation shall be null and void and of no force and effect, the transferee thereof shall not be deemed to be the registered holder thereof nor entitled to any rights with respect thereto, and the Corporation shall refuse to Transfer any of such Class D Stock on its books to such alleged transferee.

          (b) No Stockholder shall Transfer any shares of Stock unless such Transfer complies with the conditions specified in this Section 3(b), which are intended to ensure compliance with the provisions of the Securities Act. Prior to any Transfer, the holder of the shares of Stock proposed to be Transferred (other than a holder of Class A Stock who is not an officer or director of the Corporation) shall give written notice to the Corporation of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by the Corporation, shall be accompanied by either (i) a written opinion of legal counsel who is reasonably satisfactory to the Corporation, addressed to the Corporation and reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, or (ii) a "no action" letter from the SEC to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereof, or a combination of (i) and (ii) above, whereupon the holder of such shares of Stock shall be entitled to Transfer such shares in accordance with the terms of this Certificate and the written notice delivered by the holder to the Corporation. Each certificate evidencing the shares of Stock Transferred as above provided shall bear the appropriate restrictive legend set forth in Section 9, provided that, following the Initial
                                           -------- ----
Public Offering, such certificates shall bear the legend set forth in Section 9 or another legend only if, in the opinion of counsel to the Corporation, the imposition of such legend is required under the Securities Act or other applicable law. Any purported Transfer in violation of this Section 3(b) shall be null and void and of no force or effect, and the Corporation shall not record any such Transfer on its stock transfer books. The restrictions on Transfer contained in this Section 3(b) shall not apply to Transfers of shares of Stock
(i) in the Initial Public Offering; or (ii) following the Initial Public Offering, provided that such Transfer is made in compliance with
          -------- ----
the Securities Act and applicable state securities laws and in accordance with any restrictions on transfer contained in any restrictive legend set forth on the certificates representing such shares.

     4.  Tag-Along Rights.
         ----------------

          (a) Transfer by Class D Stockholders.  If, other than in connection
              --------------------------------
with the Initial Public Offering, any Class D Stockholder or Stockholders (for purposes of this Section 4, singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desires to enter into an agreement (whether oral or written) to Transfer its shares of Class D Stock or any part thereof in a transaction which is a sale to any Person other than a Permitted Transferee (the "Proposed Transferee"), such proposed Transfer shall be deemed a "Tag-Along Transfer" and, each of the Class A Stockholders, Class B Stockholders and Class C Stockholders (collectively, the "Other Stockholders") shall have the right, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Stockholder up to the number of shares (the "Tag-Along Pro Rata Amount") of Class A Stock, Class B Stock or Class C Stock derived by multiplying the total number of shares of Class A Stock, Class B Stock or Class C Stock exclusive of Non-Redeemable Shares, as the case may be, owned by such Other Stockholder by a fraction, the numerator of which is equal to the number of shares of Class D Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the "Proposed Purchase Amount") and the denominator of which is the total number of shares of Class D Stock (other than shares of Class D Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined in Section 4(b)). All Tag-Along Transfers by Other Stockholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Stockholders) as the proposed Tag-Along Transfer by the Proposed Transferor, provided that no Other Stockholder may be
                                     -------- ----
required to make any representation or warranty in connection with the Tag-Along Transfer other than as to its ownership and authority to Transfer the shares of Stock to be Transferred by it, free and clear of any and all liens and encumbrances (other than under this Certificate of Incorporation) and in compliance with all applicable laws.

          (b) Transfer Notice.  The Proposed Transferor participating in a Tag-
              ---------------
Along Transfer shall at least thirty (30) Business Days prior to the closing date thereof provide the Corporation and the Other Stockholders with written notice (the "Transfer Notice") of the proposed Tag-Along Transfer containing the following:

               (i) the name and address of the Proposed Transferor and the Proposed Transferee;

               (ii)  the Proposed Purchase Amount;

               (iii) the proposed amount to be paid for such shares of Class D Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable pursuant to Section 4(d);

               (iv) the aggregate number of shares of Class A Stock, Class B Stock or Class C Stock, as the case may be, held of record as of the date the Transfer Notice is sent (the "Notice Date") by the Other Stockholder to whom the notice is sent;

               (v) the aggregate number of shares of Class A Stock, Class B Stock or Class C Stock, as the case may be, held of record as of the Notice Date by all Other Stockholders as a group;

               (vi) the Tag-Along Pro Rata Amount for the Other Stockholder to whom the notice is sent; and

               (vii) a statement confirming that the Proposed Transferee has agreed (i) to the tag-along rights, and (ii) pursuant to Section 5(c), to purchase the number of shares of Stock redeemed pursuant to Section 5(a).

          Upon written request by the Proposed Transferor, the Corporation shall provide to the Proposed Transferor the information referred to in (iv) and (v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of this
Section 4(b).

          (c) Tag-Along Notice.  Each Other Stockholder desiring to participate
              ----------------
in the proposed Tag-Along Transfer shall provide a written notice (the "Tag-Along Notice") to the Proposed Transferor on or before the expiration of ten
(10) Business Days after the Notice Date (the "Tag-Along Acceptance Date") stating the number of shares held by such Other Stockholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice. The Tag-Along Notice given by each Other Stockholder shall include and constitute such Other Stockholder's binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in this Certificate of Incorporation. If the Proposed Transferee does not purchase all of the shares of Stock of the Proposed Transferor and the Other Stockholders included in such proposed Tag-Along Transfer, as well as shares to be issued under Section 5(c) in connection with the Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect.

          (d) Each Proposed Transferor and each Other Stockholder whose shares are sold in a Tag-Along Transfer shall be entitled to receive the proceeds of such Tag-Along Transfer less its pro rata share, based on the number of shares included in such Tag-Along Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board.

          (e) The provisions of this Section 4 shall not apply to a subsequent Transfer of any share of Class D Stock that has previously been the subject of a completed Tag-Along Transfer which complied with the provisions of this Section 4.

     5.  Redemption.
         ----------

          (a) The number of shares of Class A Stock, Class B Stock or Class C Stock equal to the difference ("Difference Shares") between (i) the number of shares included in any Tag-Along Transfer by the Class A Stockholder, Class B Stockholder or Class C Stockholder pursuant to Section 4 and (ii) the Tag-Along Pro Rata Amount for each such Class A Stockholder, Class B Stockholder or Class C Stockholder shall be redeemed by the Corporation, to the extent it is lawfully permitted to do so, out of funds legally available therefor pro rata, based on
                                                            --- ----
the number of Difference Shares held by such Stockholders, from each of the Class A Stockholders, Class B Stockholders and Class C Stockholders who elected to include in the Tag-Along Transfer a number of shares of Stock less than the number of shares that constitute their Tag-Along Pro Rata Amount or any such Stockholders that did not elect to participate in a Tag-Along Transfer at a redemption price (the "Tag-Along Redemption Price") for each share of Class A Stock, Class B Stock or Class C Stock so redeemed equal to the per share price paid for the Class D Stock by the Proposed Transferee (provided that, if the consideration to be paid by the Proposed Transferee includes any non-cash consideration, the per share amount to be paid in such redemption shall be the fair value of the per share consideration to be paid by such Proposed Transferee as determined in good faith by the Board) less such Other Stockholder's pro rata
                                                                        --- ----
share, based on the number of shares of Stock so redeemed from such Other Stockholder, of the expenses of the Tag-Along Transfer including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of the Corporation. The provisions of this Section 5(a) shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the contemporaneous purchase by the Proposed Transferee of the shares issuable under Section 5(c) in connection with the applicable Tag-Along Transfer.

          (b) If the Warrant Holder(s) exercise(s) the Class B Warrant, the Corporation shall redeem, to the extent it is lawfully permitted to do so, from the Class B Stockholders, pro rata based on the number of shares of such Class B
                          --- ----
Stock then owned by each such Stockholder, out of funds legally available therefor, a number of shares of Class B Stock equal to the number of Warrant Shares at a redemption price (the "Warrant Redemption Price") equal to the par value of each share of Class B Stock so redeemed. The provisions of this
Section 5(b) shall not apply to the Non-Redeemable Shares. If a redemption pursuant to this Section 5(b) occurs as a result of a Sale of the Corporation, such redemption shall occur immediately prior to any redemption pursuant to
Section 5(a) hereof. Redemption under this subsection is conditioned upon the contemporaneous purchase of the Warrant Shares by the Warrant Holder(s) pursuant to the Class B Warrant.

          (c) The shares of Class B Stock redeemed by the Corporation pursuant to a Section 5(b) mandatory redemption shall, on the Redemption Date (as defined in Section 5(d)), be retired and upon such retirement shall automatically revert to authorized but unissued shares of Class B Stock, and the Corporation shall, on the Redemption Date, but immediately after such redemption and retirement, issue, to the extent it is lawfully permitted to do so, to the Warrant Holder(s) a number of shares of Common Stock equal to the number of Warrant Shares. The shares of Class A Stock, Class B Stock or Class C Stock redeemed by the Corporation pursuant to a Section 5(a) mandatory redemption pursuant to a Tag-Along Transfer shall, on the

Redemption Date, be retired and upon such retirement shall automatically revert to authorized but unissued shares of Class A Stock, Class B Stock or Class C Stock, as relevant, and the Corporation shall, on the Redemption Date, but immediately after such redemption and retirement, issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Class A Stock, Class B Stock or Class C Stock equal to the number of shares of such classes of Stock so redeemed. Upon any issuance of shares of Class A Stock, Class B Stock or Class C Stock equal to the number of shares of such class of Stock redeemed pursuant to a Section 5(a) mandatory redemption (and as a condition to such issuance), the Corporation shall receive from the Proposed Transferee as the purchase price for such shares an amount equal to the Tag-Along Redemption Price.

          (d) The Corporation shall give to each holder of record of the shares of Class A Stock, Class B Stock or Class C Stock to be redeemed pursuant to the terms of this Section 5 prior written notice of such redemption not less than two Business Days prior to the date such shares will be redeemed (the "Redemption Date") which (i) in the case of a redemption pursuant to Section 5(a) shall be the closing date of the Tag-Along Transfer and (ii) in the case of a redemption pursuant to Section 5(b) shall be the Warrant Date. Each such notice shall state: (A) the Redemption Date; (B) the total number of shares of the Class A Stock, Class B Stock or Class C Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (C) the Tag-Along Redemption Price or the Warrant Redemption Price, as relevant; and (D) the fact that the certificates for the shares subject to redemption are to be surrendered in exchange for payment of the Tag-Along Redemption Price or Warrant Redemption Price, as relevant, at the principal office of the Corporation or at such other place as the Corporation shall designate.

          (e) On the Redemption Date, the shares of Class A Stock, Class B Stock or Class C Stock required to be redeemed pursuant to the terms of this Section 5 shall be deemed to have been so redeemed, notwithstanding that the certificates representing such Class A Stock, Class B Stock or Class C Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated or that notice from the Corporation shall not have been given by the Corporation or, if given, shall not have been received by any holder of Class A Stock, Class B Stock or Class C Stock whose shares of Stock are to be so redeemed. All certificates representing the redeemed shares of Class A Stock, Class B Stock or Class C Stock, including all certificates not so delivered by such Class A Stockholders, Class B Stockholders or Class C Stockholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Redemption Date and shall thereafter no longer be of any force or effect.

     6.  Conversion.
         ----------

          If the Initial Public Offering or a Sale of the Corporation (whether pursuant to a Single Transaction Sale or a series of Staggered Sales) occurs, each issued and outstanding share of Class A Stock, Class B Stock, Class C Stock, and Class D Stock, not otherwise redeemed by the Corporation pursuant to the mandatory redemption provisions of Section 5(a) or 5(b) hereof shall automatically convert into one share of Common Stock effective on the Redemption Date (or, in the case of an Initial Public Offering in which no Redemption Date occurs, the IPO Date, or, in the case of a Sale of the Corporation in which no Redemption Date occurs, then effective immediately prior to the consummation of such Sale of the Corporation), but immediately after the redemptions and issuances described in
Section 5 (the "Conversion Date"). Prior to or on the Conversion Date, each holder of shares of Class A Stock, Class B Stock, Class C Stock, or Class D Stock shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate to such holder in writing at least ten (10) Business Days prior to the Conversion Date, and shall, within ten (10) Business Days after the Conversion Date, be entitled to receive from the Corporation certificates evidencing the number of shares of Common Stock into which such shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock are converted. On the Conversion Date, each holder of shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Class A Stock, Class B Stock, Class C Stock or Class D Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated, that notice from the Corporation shall not have been given or, if given, shall not have been received by any holder of shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock, or that certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. All certificates representing the converted shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock, including all certificates not so delivered by such Class A Stock, Class B Stock, Class C Stock or Class D Stockholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Conversion Date and shall thereafter no longer be of any force or effect and the Corporation shall not thereafter issue any such shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock.

     7.  Voting Rights.
         -------------

          (a) Holders of shares of Class A Stock and Common Stock shall be entitled to one vote, and holders of Class D Stock shall be entitled to [____] votes, for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

          (b) Holders of Class B or Class C Stock shall not have any voting rights, except that the holders of the Class B and Class C Stock shall have the right to vote to the extent required under the laws of the State of Delaware. Unless otherwise required by the terms of this Certificate of Incorporation, paragraph (2) of subsection (b) of (S) 242 of the DGCL shall not entitle the holders of any shares of Stock to vote as a class on the increase of the number of authorized shares of such class of Stock or the decrease of the number of authorized but not outstanding shares of such class of Stock. Except as otherwise required by the DGCL and except as set forth in Section 7(c) below, the holders of any class of Stock entitled to vote on any matter submitted to such holders for a vote shall vote together as a single group and not as separate classes.

          (c) Any amendment, alteration or repeal of any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences, or special rights of any class of capital stock so as to affect the holders of the Class A Stock materially and adversely, will require, in addition to any other approvals required by the DGCL and this Certificate of Incorporation, the approval by the holders of a majority of the then outstanding shares of Class A Stock.

     8.  Liquidation; Dividends; Certain Adjustments; Merger.
         ---------------------------------------------------

          (a) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, any distribution made upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be allocated pro rata based upon the number of shares of
                                   --- ----
Stock held by each Stockholder. None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8(a).

          (b) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, holders of Class A Stock, Class B Stock, Class C Stock and Class D Stock shall be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

          (c) Whenever, during the period that shares of Class A Stock shall be outstanding, the Corporation shall (i) declare a dividend on shares of any class of Stock in shares of such class of Stock or in securities convertible into or exchangeable for shares of such class of Stock, (ii) subdivide the outstanding shares of any class of Stock, (iii) combine the outstanding shares of any class of Stock into a smaller number of shares, or (iv) issue any shares of any class of Stock upon reclassification of such shares, a corresponding dividend, subdivision, combination or other adjustment shall be made with respect to the shares of the other class or classes of Stock if and to the extent necessary to prevent the interests of the holders of Class A Stock from being materially and adversely affected.

          (d) In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Stock shall be entitled to receive not less than the same per share consideration as the per share consideration, if any, received by the holders of Class B, Class C and Class D Stock in such merger or consolidation (unless, in addition to such other approvals, if any as may be required by the DGCL and this Certificate of Incorporation, a different treatment is approved by holders of a majority of the then outstanding shares of Class A Stock).

     9.  Legend.
         ------

          (a) All certificates representing shares of Class A, Class B and Class C Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

          "THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. AND SUCH REDEMPTION CAN BE ACCOMPLISHED WITHOUT THE

CERTIFICATES REPRESENTING SUCH SECURITIES BEING SURRENDERED AND WHETHER OR NOT THE CORPORATION GIVES NOTICE OF SUCH REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

and the certificates representing shares of Class A Stock of the Corporation held by officers and directors of the Corporation and shares of Class B and Class C Stock of the Corporation shall bear the following additional legend:

          "AS SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

          (b) All certificates representing shares of Class D Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

          "AS SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

          (c) All certificates representing shares of Common Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

          "THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF

STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

provided that, as specified in Section 3(b) hereof, following the Initial Public
-------- ----
Offering, such certificates shall bear the first legend set forth in this
Section 9 (c) above or another legend similar to it only if, in the opinion of counsel to the Corporation, the imposition of such legend is required under the Securities Act or other applicable law and, to the extent applicable, the second and third legends.

          (d) All certificates representing shares of Stock shall bear such additional legends as may be required pursuant to the Stockholder Agreements.

     10.  Record Holders.  The Corporation shall be entitled to recognize the
          --------------
exclusive right of a person registered in its records as the holder of shares of Class A, Class B, Class C, Class D or Common Stock and such record holders shall be deemed the holders of such shares for all purposes.

                ARTICLE V -- MANAGEMENT OF BUSINESS AND AFFAIRS
                -----------------------------------------------

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

     2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

                        ARTICLE VI -- DIRECTOR LIABILITY
                        --------------------------------

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that (except as set forth below) this Article VI does not eliminate or limit any such liability imposed by law: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the

Corporation shall be further eliminated or limited pursuant to this Article VI to the fullest extent permitted by the DGCL as so amended. Unless applicable law requires otherwise, any repeal of this Article VI by the stockholders of the Corporation, and any modification to this Article VI (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                         ARTICLE VII -- INDEMNIFICATION
                         ------------------------------

     1.  Indemnification.  To the fullest extent from time to time permitted by
         ---------------
Section 145 of the DGCL, the Corporation shall indemnify each Authorized Representative who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, from and against any and all expenses (including, without limitation, attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Authorized Representative or on such Authorized Representative's behalf in connection with such Proceeding. The Corporation shall make such indemnification to the Authorized Representative within 30 days after receipt by the Corporation of the written request of the Authorized Representative for such indemnification unless, within that time, the Corporation (by resolution of its directors or stockholders or the written opinion of its independent legal counsel) has determined that the Authorized Representative is not entitled to such indemnification.

     2.  Advancement of Expenses.  Expenses (including attorneys' fees and
         -----------------------
expenses) incurred by an Authorized Representative or on such Authorized Representative's behalf in defending any such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, within 10 days after receipt by the Corporation of the written request of the Authorized Representative for such advance. To the extent required by law, the Corporation may condition such advance upon the receipt of the written undertaking of such Authorized Representative or on such Authorized Representative's behalf to repay such amount if it shall ultimately be determined that the Authorized Representative is not entitled to be indemnified by the Corporation. Such undertaking shall not be required to be guarantied by any other person or collateralized, and shall be accepted by the Corporation without regard to the financial ability of the person providing such undertaking to make such repayment.

     3.  Presumptions, Enforcement.  For all purposes of this Article VII and to
         -------------------------
the fullest extent permitted by applicable law, there shall be a rebuttable presumption in favor of the Authorized Representative that all requested indemnifications and advancements of expenses are reasonable and that all conditions to indemnification or expense advancements, whether required under this Article VII or the DGCL, have been satisfied. The rights to indemnification and advancements of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including the directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its directors, independent legal counsel and its stockholders) that such person in not entitled to indemnification or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such proceeding.

     4.  Definitions, Etc.  As used in this Article VII, "Authorized
         -----------------
Representative" means, collectively: (i) any person who is or was an officer or director of the Corporation or is or was serving as a director, officer, employee or agent or in any capacity at the request of the Corporation, for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and (ii) any other person who may be designated by the Board from time to time as an "authorized representative" for purposes of this Article
VII. The provisions of Section 145(h), (i) and (j) of the DGCL shall apply to this Article VII.

     5.  Insurance.  The Corporation may maintain insurance, at its expense, to
         ---------
protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or this Article VII.

     6.  Article Not Exclusive.  The rights to indemnification and to the
         ---------------------
advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any Authorized Representative may have or hereafter acquire under any statute, this Certificate of Incorporation, any by-law, agreement (including any insurance policy), vote of stockholders or disinterested directors or otherwise, both as to action in such Authorized Representative's official capacity and as to action in another capacity while holding such office. Nothing in this Article VII shall affect the right of the Corporation to grant rights of indemnification, and the advancement of expenses, to any other person or in any other circumstance.

     7.  Reliance.  Each Authorized Representative shall be deemed to have acted
         --------
in reliance upon the rights to indemnification and advancement of expenses established in this Article VII. Unless applicable law requires otherwise, any repeal or modification of this Article VII (other than a modification expanding the right to indemnification and expense advancement in favor of Authorized Representatives) shall be prospective only and shall not adversely affect any right or benefit of an Authorized Representative to indemnification or expense advancement at the time of such repeal or modification.

     8.  Severability.  If any portion of this Article VII shall be held to be
         ------------
illegal, invalid or otherwise unenforceable by any court having appropriate jurisdiction, then the Corporation nevertheless shall indemnify and advance expenses to each Authorized Representative to the fullest extent permitted by the applicable portions of this Article VII not so held to be illegal, invalid, unenforceable, and otherwise to the fullest extent permitted by law.

     9.  Related Service.  Any director or officer of the Corporation serving in
         ---------------
any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

     10.  Applicable Law.  To the extent permitted by law, any person entitled
          --------------
to indemnification or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, or on the basis of the applicable law in effect at the time such indemnification or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or advancement of expenses shall be determined by the law in effect at the time such indemnification or advancement or expenses is sought.

                           ARTICLE VIII -- AMENDMENTS
                           --------------------------

     From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this
Article VIII.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions the provisions of the Amended and Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the DGCL has been executed by its duly authorized officer this ______ day of __________, 1998.

                              HARBORSIDE HEALTHCARE CORPORATION

                              By:_____________________________
                              Name:
                              Title:

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

  Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

  With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

  Section 8 of the Certificate of Incorporation of the registrant provides for the indemnification of officers and directors and certain other parties (the "Indemnitees") of the registrant to the fullest extent permitted under the DGCL.

  The registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties. Pursuant to the Merger Agreement, the Company has agreed that for six years after the Effective Time it will indemnify all current and former directors, officers, employees and agents of the registrant and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions that are not less advantageous than the policy in effect on the date of the Merger Agreement.

  Each of the employment agreements described in the Proxy Statement/Prospectus under the caption "EXECUTIVE COMPENSATION--Employment Contracts and Termination of Employment and Change-In-Control Arrangements" contains provisions entitling the executive to indemnification for losses incurred in the course of service to the Company or its subsidiaries, under certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form. The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding sentence or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON MAY 1, 1998.

                                          Harborside Healthcare Corporation

                                                  /s/ Stephen L. Guillard
                                          By __________________________________
                                              STEPHEN L. GUILLARD CHAIRMAN OF
                                              THE BOARD, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN L. GUILLARD AND WILLIAM H. STEPHAN, AND EACH OF THEM, WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON THEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS OR HER SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ Robert T. Barnum           Director                  May 1, 1998
-------------------------------------
          ROBERT T. BARNUM

         /s/ David F. Benson           Director                  May 1, 1998
-------------------------------------
           DAVID F. BENSON

       /s/ Robert M. Bretholtz         Director                  May 1, 1998
-------------------------------------
         ROBERT M. BRETHOLTZ

        /s/ Sally W. Crawford          Director                  May 1, 1998
-------------------------------------
          SALLY W. CRAWFORD

              SIGNATURE                         TITLE                DATE

       /s/ Stephen L. Guillard          President, Chief         May 1, 1998
-------------------------------------    Executive Officer
         STEPHEN L. GUILLARD             and Director
                                         (Principal
                                         Executive Officer)

          /s/ Douglas Krupp             Director                 May 1, 1998
-------------------------------------
            DOUGLAS KRUPP

       /s/ William H. Stephan           Senior Vice              May 1, 1998
-------------------------------------    President and Chief
         WILLIAM H. STEPHAN              Financial Officer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DESCRIPTION OF DOCUMENT
 -------                          -----------------------
  2.1       Agreement and Plan of Merger dated as of April 15, 1998 (contained in Annex I)
  2.2       Stockholder Agreement dated as of April 15, 1998 (contained in
            Annex II)
  3.1.1**   Amended and Restated Certificate of Incorporation of the Company
  3.1.2     Form of Certificate of Incorporation of the Company to become effective upon consummation of the Merger (contained in Annex V)
  3.2.1**   Amended and Restated By-laws of the Company
  3.2.2     Bylaws of HH Acquisition Corp. (to become the Bylaws of the registrant upon the consummation of the Merger)
  4.1*      Form of Specimen Common Stock certificate
  4.2***    Letter from the Company to the Commission agreeing to file certain debt instruments
  5.1       Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to legality of shares
  8.1       Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters
 10.1(a)*   Facility lease Agreement, dated as of December 31, 1995 between
            Meditrust Tri-States, Inc. and HHCI Limited Partnership (New Haven
            Facility)
 10.1(b)*   Facility Lease Agreement, dated as of December 31, 1995, between
            Meditrust Tri-States, Inc. and HHCI Limited Partnership
            (Indianapolis Facility)
 10.1(c)*   Facility Lease Agreement, dated as of December 31, 1995 between
            Meditrust of Ohio, Inc. and HHCI Limited Partnership (Troy Facility)
 10.1(d)*   Facility Lease Agreement, dated as of December 31, 1995, between
            Meditrust of Florida, Inc. and HHCI Limited Partnership (Sarasota
            Facility)
 10.1(e)*   Facility Lease Agreement, dated as of December 31, 1995, between
            Meditrust of Florida, Inc. and HHCI Limited Partnership (Pinebrook
            Facility)
 10.1(f)*   Facility Lease Agreement, dated as of December 31, 1995 between
            Meditrust of Florida, Inc. and HHCI Limited Partnership (Naples
            Facility)
 10.1(g)*   Facility Lease Agreement, dated as of December 31, 1995 between
            Meditrust of New Jersey, Inc. and HHCI Limited Partnership (Woods
            Edge Facility)
 10.1(h)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust Tri-States, Inc. and HHCI Limited
            Partnership (New Haven Facility)
 10.1(i)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust Tri-States, Inc. and HHCI Limited
            Partnership (Indianapolis Facility)
 10.1(j)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust of Ohio, Inc. and HHCI Limited
            Partnership (Troy Facility)
 10.1(k)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust of Florida, Inc. and HHCI Limited
            Partnership (Sarasota Facility)
 10.1(l)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust of Florida, Inc. and HHCI Limited
            Partnership (Pinbrook Facility)
 10.1(m)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust of Florida, Inc. and HHCI Limited
            Partnership (Naples Facility)
 10.1(n)*   First Amendment to Facility Lease Agreement, dated as of May 17,
            1996, by and between Meditrust of New Jersey, Inc. and HHCI Limited
            Partnership (Woods Edge Facility)

 EXHIBIT
 NUMBER                           DESCRIPTION OF DOCUMENT
 -------                          -----------------------
 10.2(a)*   Loan Agreement among Meditrust Mortgage Investments, Inc. and Bay
            Tree Nursing Center Corporation, Belmont Nursing Center
            Corporation, Countryside Care Center Corporation, Oakhurst Manor
            Nursing Center Corporation, Orchard Ridge Nursing Center
            Corporation, Sunset Point Nursing Center Corporation, Weset Bay
            Nursing Center Corporation and Harborside Healthcare Limited
            Partnership, dated October 13, 1994
 10.2(b)*   Guaranty, dated October 14, 1994 to Meditrust Mortgage Investments,
            Inc. from Harborside Healthcare Limited Partnership
 10.2(c)*   Environmental Indemnity Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont Nursing Center
            Corporation, Countryside Care Center Corporation, Oakhurst Manor
            Nursing Center Corporation, orchard Ridge Nursing Center
            Corporation, Sunset Point Nursing Center Corporation, West Bay
            Nursing Center Corporation and Harborside Healthcare Limited
            Partnership and Meditrust Mortgage Investments, Inc.
 10.2(d)*   Consolidated and Renewal Promissory Noted, dated October 13, 1994, from Bay Tree Nursing Center Corporation, Belmont Nursing Center
            Corporation, Countryside Care Center Corporation, Oakhurst Manor
            Nursing Center Corporation, orchard Ridge Nursing Center
            Corporation, Sunset Point Nursing Center Corporation, West Bay
            Nursing Center Corporation and Harborside Healthcare Limited
            Partnership and Meditrust Mortgage Investments, Inc.
 10.2(e)*   Negative Pledge Agreement, dated October 13, 1994, by and among
            Douglas Krupp, George Krupp, Bay Tree Nursing Center Corporation,
            Belmont Nursing Center Corporation, Countryside Care Center
            Corporation, Oakhurst Manor Nursing Center Corporation, orchard
            Ridge Nursing Center Corporation, Sunset Point Nursing Center
            Corporation, West Bay Nursing Center Corporation and Harborside
            Healthcare Limited Partnership and Meditrust Mortgage Investments,
            Inc.
 10.2(f)*   Affiliated Party Subordination Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont Nursing
            Center Corporation, Countryside Care Center Corporation, Oakhurst
            Manor Nursing Center Corporation, orchard Ridge Nursing Center
            Corporation, Sunset Point Nursing Center Corporation, West Bay
            Nursing Center Corporation and Harborside Healthcare Limited
            Partnership and Meditrust Mortgage Investments, Inc.
 10.2(g)*   First Amendment to Loan Agreement, dated May 17, 1996 by and among
            Meditrust Mortgage Investments, Inc. and Bay Tree Nursing Center
            Corporation, Belmont Nursing Center Corporation, Countryside Care
            Center Corporation, Oakhurst Manor Nursing Center Corporation,
            orchard Ridge Nursing Center Corporation, Sunset Point Nursing
            Center Corporation, West Bay Nursing Center Corporation and
            Harborside Healthcare Limited Partnership
 10.2(h)*   Credit Agreement, dated as of April 14, 1997, among Harborside
            Healthcare Corporation and the other Borrowers specified therein, the Lenders party thereto and the Chase Manhattan Bank, as
            Administrative Agent
 10.2(i)*** First Amendment to Revolving Credit Agreement among Harborside
            Healthcare and other borrowers specified therein, the Lenders party thereto and Chase Manhattan Bank, Administrative Agent, dated as of
            August 1, 1997
 10.2(j)*** Second Amendment to Revolving Credit Agreement among Harborside
            Healthcare and other borrowers specified therein, the Lenders party thereto and Chase Manhattan Bank, Administrative Agent, dated as of
            August 28, 1997
 10.3(a)*   Facility Lease Agreement, dated as of January 1, 1996 between
            Meditrust of New Hampshire Inc. and Harborside New Hampshire
            Limited Partnership (Westwood Facility)

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
 10.3(b)* Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited
          Partnership (Pheasant Wood Facility)
 10.3(c)* Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited
          Partnership (Crestwood Facility)
 10.3(d)* Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited
          Partnership (Milford Facility)
 10.3(e)* Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited
          Partnership (Applewood Facility)
 10.3(f)* Facility Lease Agreement, dated as of December 31, 1996 between
          Meditrust of New Hampshire Inc. and Harborside New Hampshire Limited
          Partnership (Northwood Facility)
 10.3(g)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Westwood Facility)
 10.3(h)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Pheasant Wood Facility)
 10.3(i)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Crestwood Facility)
 10.3(j)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Milford Facility)
 10.3(k)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Applewood Facility)
 10.3(l)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Northwood Facility)
 10.4(a)* Facility Lease Agreement, dated as of March 31, 1995 between
          Meditrust of Ohio, Inc. and Harborside of Toledo Limited Partnership
          (Swanton Facility)
 10.4(b)* First Amendment of Facility Lease Agreement, dated as of December 31,
          1995, by and between Harborside Toledo Limited Partnership and
          Meditrust of Ohio, Inc. (Swanton Facility)
 10.4(c)* Second Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of Ohio, Inc. and Harborside Toledo
          Limited Partnership (Swanton Facility)
 10.5*    Amended and Restated Agreement of Limited Partnership of Bowie Center
          Limited Partnership, dated April 7, 1993
 10.6*    Agreement of Lease, dated March 16, 1993, between Bryan Nursing Home,
          Inc. and Harborside of Ohio Limited Partnership (Defiance and
          Northwestern Ohio Facilities)
 10.7*    First Amendment to Agreement of Lease, dated June 1, 1993, by and between Bryan Nursing Home, Inc. and Harborside Ohio Limited
          Partnership
 10.8*    Option to purchase Agreement, dated March 16, 1993, by and between
          Bryan Nursing Home, Inc. and Harborside Ohio Limited Partnership
 10.9(a)* Lease, dated September 30, 1994, between Rockledge T. Limited
          Partnership and Harborside of Florida Limited Partnership (Brevard
          Facility)
 10.9(b)* Lease Guaranty, dated September 30, 1994, between Rockledge T.
          Limited Partnership from Harborside Healthcare Limited Partnership
 10.9(c)* Indemnity Agreement, dated September 30, 1994, between Rockledge T.
          Limited Partnership, Harborside of Florida Limited Partnership,
          Harborside Healthcare Limited Partnership and Southtrust Bank of
          Alabama

 EXHIBIT
 NUMBER                           DESCRIPTION OF DOCUMENT
 -------                          -----------------------
 10.9(d)*  Assignment and Security Agreement, dated September 30, 1994, between
           Rockledge T. Limited Partnership, Harborside of Florida Limited
           Partnership and Southtrust Bank of Alabama
 10.9(e)*  Subordination Agreement (Lease), dated September 30, 1994, between
           Rockledge T. Limited Partnership, Harborside of Florida Limited
           Partnership and Southtrust Bank of Alabama
 10.9(f)*  Subordination Agreement (Management), dated September 30, 1994, by and among Rockledge T. Limited Partnership, Harborside of Florida
           Limited Partnership, Harborside Healthcare Limited Partnership and
           Southtrust Bank of Alabama
 10.10(a)* Form of Employment Agreement between the Company and Stephen L.
           Guillard
 10.10(b)* Form of Employment Agreement between the Company and Damian
           Dell'Anno
 10.10(c)* Form of Employment Agreement between the Company and Bruce Beardsley
 10.10(d)* Form of Employment Agreement between the Company and William Stephan
 10.11*    Form of 1996 Stock Option Plan for Non-Employee Directors
 10.12(a)* Form of 1996 Long-Term Stock Incentive Plan
 10.12(b)* Form of Nonqualified Stock Option Agreement
 10.13*    Retirement Savings Plan of the Company
 10.14*    Supplemental Executive Retirement Plan of the Company
 10.15*    Form of Administrative Services Agreement between the Company and
           Berkshire
 10.16*    Agreement to Lease, dated as of May 3, 1996 among Westbay Manor
           Company, Westbay Manor II Development Company, royal View Manor
           Development Company, Beachwood Care Center Limited Partnership,
           Royalview Manor Company, Harborside Health I Corporation and
           Harborside Healthcare Limited Partnership
 10.17*    Form of Directors Retainer Fee Plan
 10.18*    Form of Guaranty by Harborside Healthcare Corporation in favor of
           Westbay Manor Company, Westbay Manory II Development Company,
           Royalview Manor Development Company and Beachwood Care Center
           Limited Partnership
 21.1****  Subsidiaries of the Company
 23.1      Consent of Coopers & Lybrand L.L.P.
 23.2      Consent of Cummins, Krasik & Hohl Co.
 23.3      Consent of Kimbal, Kreinik, Pickett & Gugliotti P.C.
 23.4      Consent of Landa & Altsher, P.C.
 23.5      Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in
           Exhibits 5.1 and 8.1)
 24.1      Power of Attorney (See Signature page)
 27.1****  Financial Data Schedule
 99.1      Form of Proxy Card for Special Meeting of Stockholders
 99.2+     Form of Non-Cash Election to be used in connection with the Merger
 99.3+     Form of Letter of Transmittal to be used in connection with the
           Merger
 99.5      Consent of Savio W. Tung
 99.6      Consent of Christopher J. O'Brien
 99.7      Consent of Charles J. Philippin

 EXHIBIT
 NUMBER       DESCRIPTION OF DOCUMENT
 -------      -----------------------
 99.8    Consent of Christopher J. Stadler
 99.9    Consent of Schroder & Co. Inc.

--------
   * Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3096)
  ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 01-14358)
 *** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File No. 01-14538)
**** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 01-14358)
   + To be filed by amendment